     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             RSL COMMUNICATIONS PLC

             (Exact Name of Registrant as Specified in its Charter)

                            RSL COMMUNICATIONS, LTD.

            (Exact Name of Registrant with respect to the Guarantee)

            UNITED KINGDOM                               4813                                    N/A
               BERMUDA                                   4813                                    N/A
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S.Employer
            Incorporation)                   Classification Code Number)                Identification Number)

                                CLARENDON HOUSE
                                 CHURCH STREET
                             HAMILTON HM CX BERMUDA
                                 (441) 295-2832

(Address, including zip code, and telephone number, including area code, of each
                   Registrant's principal executive offices)

                                 ITZHAK FISHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      RSL COMMUNICATIONS, N. AMERICA, INC.
                          767 FIFTH AVENUE, SUITE 4300
                               NEW YORK, NY 10153
                                 (212) 317-1800

    (Name, address, including zip code, and telephone number, including area code, of agent for service for each Registrant)
                         ------------------------------

                                    COPY TO:

                              ROBERT L. KOHL, ESQ.
                              ROSENMAN & COLIN LLP
                               575 MADISON AVENUE
                               NEW YORK, NY 10022
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED            PROPOSED           AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE      MAXIMUM OFFERING   MAXIMUM AGGREGATE      REGISTRATION
        SECURITIES TO BE REGISTERED               REGISTERED      PRICE PER NOTE (1)  OFFERING PRICE (1)         FEE
                                                 $300,000,000
12 1/4% Senior Notes due 2006...............   Principal Amount          100%            $100,000,000         $30,304(2)
Guarantee of 12 1/4% Senior Notes due 2006
  by RSL Communications, Ltd................          --                  --                  --                 (3)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2) Based on one-third of the principal amount of the notes offered pursuant to Rule 457(f)(2) under the Securities Act of 1933.

(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is payable with respect to the Guarantee.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       CROSS REFERENCE SHEET TO FORM S-4
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

           ITEM NUMBER AND CAPTION                                        CAPTION OR LOCATION IN PROSPECTUS
           ----------------------------------------------------  ----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus............................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
           Prospectus..........................................  Inside Front and Outside Back Cover Pages;
                                                                   Prospectus Summary; Business
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
           Other Information...................................  Prospectus Summary; Risk Factors; Selected
                                                                   Consolidated Financial Data;
       4.  Terms of the Transaction............................  Prospectus Summary; The Exchange Offer; Description
                                                                   of the Exchange Notes; Certain United Kingdom Tax
                                                                   Considerations for U.S. Holders of Notes; Certain
                                                                   U.S. Federal Income Tax Consequences
       5.  PRO FORMA Financial Information.....................  (1)
       6.  Material Contracts with the Company Being
           Acquired............................................  (1)
       7.  Additional Information Required for Reoffering by
           Persons and Parties Deemed to be Underwriters.......  (1)
       8.  Interests of Named Experts and Counsel..............  Legal Matters; Experts
       9.  Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities......................  (1)
      10.  Information With Respect to S-3 Registrants.........  (1)
      11.  Incorporation of Certain Information by Reference...  (1)
      12.  Information With Respect to S-2 or S-3
           Registrants.........................................  (1)
      13.  Incorporation of Certain Information by Reference...  (1)
      14.  Information With Respect to Registrants Other Than
           S-2 or S-3 Registrants..............................
           (a) Description of Business.........................  Prospectus Summary; Business
           (b) Description of Property.........................  Prospectus Summary; Business--Properties
           (c) Legal Proceedings...............................  Business--Certain Legal Proceedings
           (d) Dividends and Related Stockholders Matters......  (1)
           (e) Financial Statements............................  Selected Consolidated Financial Data
           (f) Selected Financial Data.........................  Prospectus Summary; Selected Consolidated Financial
                                                                   Data
           (g) Supplementary Financial Information.............  (1)
           (h) Management's Discussion and Analysis of
               Financial Condition and Results of Operations...  Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations
           (i) Disagreements with Accountants..................  (1)
      15.  Information With Respect to S-3 Companies...........  (1)
      16.  Information With Respect to S-2 or S-3 Companies....  (1)
      17.  Information With Respect to Companies Other than S-2
           or S-3 Companies....................................  (1)
      18.  Information if Proxies, Consents or Authorizations
           Are to be Solicited.................................  (1)

           ITEM NUMBER AND CAPTION                                        CAPTION OR LOCATION IN PROSPECTUS
           ----------------------------------------------------  ----------------------------------------------------
      19.  Information if Proxies, Consents or Authorizations
           Are Not to be Solicited, or in an Exchange Offer....  (1)
           (a) Statement that Proxies are not to be
               Solicited.......................................  (1)
           (b) Date, Time and Place of the Meeting of Security
               Holders.........................................  (1)
           (c) Dissenters' Rights of Appraisal.................  (1)
           (d) Material Interests or Affiliates in the Company
               Being Acquired..................................  (1)
           (e) Voting Securities and Principal Holders
               Thereof.........................................  Prospectus Summary; Management; Certain
                                                                   Relationships and Related Transactions; Principal
                                                                   Shareholders
           (f) Vote Required for Approval......................  (1)
           (g) Directors and Executive Officers................  Management
           (h) Executive Compensation..........................  Management
           (i) Certain Relationships and Related
               Transactions....................................  Management; Certain Relationships and Related
                                                                   Transactions; Principal Shareholders

------------------------
(1) Omitted from Prospectus because the item is inapplicable or the answer is in the negative.

                                                        [LOGO]

PROSPECTUS

EXCHANGE OFFER FOR

$300,000,000
12 1/4% SENIOR NOTES DUE 2006

GUARANTEED BY
RSL COMMUNICATIONS, LTD.

                            TERMS OF EXCHANGE OFFER

    - Expires 5:00 p.m., New York City time, May 22, 1997, unless extended

    - Not subject to any condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

    - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged

    - Tenders of outstanding notes may be withdrawn any time prior to the expiration of the Exchange Offer

    - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes

    - We will not receive any proceeds from the Exchange Offer

    - The terms of the notes to be issued are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 APRIL 24, 1997

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY....................................................................          3

RISK FACTORS..........................................................................         20

THE EXCHANGE OFFER....................................................................         31

USE OF PROCEEDS.......................................................................         39

CAPITALIZATION........................................................................         40

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS.......................................         41

SELECTED CONSOLIDATED FINANCIAL DATA..................................................         43

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................         45

BUSINESS..............................................................................         58

MANAGEMENT............................................................................         93

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................        100

PRINCIPAL SHAREHOLDERS................................................................        101

DESCRIPTION OF THE EXCHANGE NOTES.....................................................        103

DESCRIPTION OF CAPITAL STOCK..........................................................        138

DESCRIPTION OF CERTAIN INDEBTEDNESS...................................................        144

CERTAIN UNITED KINGDOM TAX CONSIDERATIONS FOR U.S. HOLDERS OF NOTES...................        145

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS........................................        145

PLAN OF DISTRIBUTION..................................................................        145

LEGAL MATTERS.........................................................................        146

EXPERTS...............................................................................        146

INDEX TO FINANCIAL STATEMENTS.........................................................        F-1

                               PROSPECTUS SUMMARY

    The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus in its entirety.

                               THE EXCHANGE OFFER

    RSL Communications, Ltd. and RSL Communications PLC completed on October 3, 1996, the private offering of 300,000 units, each unit consisting of one 12 1/4% Senior Note due 2006 of RSL Communications PLC and one warrant to purchase 1.815 Class A common shares of RSL Communications, Ltd. The units were sold for an aggregate purchase price of $300 million. The notes are guaranteed by RSL Communications, Ltd.

    These two companies entered into a Notes Registration Rights Agreement with the placement agents in the private offering in which we agreed, among other things, to deliver to you this Prospectus and to complete the Exchange Offer on or prior to June 1, 1997. You are entitled to exchange in the Exchange Offer your notes for registered notes with substantially identical terms. If the Exchange Offer is not completed on or prior to June 1, 1997, the interest rate on the notes will be increased to 12 3/4% per year. You should read the discussion under the heading "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the registered notes.

    We believe that the notes issued in the Exchange Offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resale of notes.

                                  THE COMPANY

OVERVIEW

  WHO WE ARE

    Our company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services, including long distance calling to over 200 countries, calling card, private line and value-added services. The business is operated through subsidiaries of RSL Communications, Ltd.

    The following chart shows the organization of RSL Communications, Ltd. and its major subsidiaries, their respective jurisdictions of incorporation, the percentage ownership of each subsidiary by its direct parent and the indebtedness of each of these companies (excluding inter-company indebtedness) as of December 31, 1996. Your notes and the notes to be issued in the Exchange Offer are effectively subordinated to the existing and future indebtedness of our subsidiaries. You should read the discussion under the heading "Risk Factors--Risks Relating to Holding Company Structure; Effective Subordination of Exchange Notes to Liabilities of Subsidiaries" for further information regarding such effective subordination.

    [Chart showing organization of RSL Communications, Ltd. and its major subsidiaries, their respective jurisdictions of incorporation, the percentage ownership of each subsidiary by its direct parent and the indebtedness of each of these companies (excluding inter-company indebtedness) as of December 31, 1996.]

  CONTROLLING SHAREHOLDERS

    Ronald S. Lauder, Chairman of the Board of our company, may be deemed to own beneficially approximately 72.3% of our outstanding capital stock (63.6% on a fully diluted basis). However, our Company's shareholders have entered into an agreement providing that an Executive Committee, consisting of Itzhak Fisher, Andrew Gaspar and Ronald S. Lauder, must approve unanimously substantially all major corporate actions.

  WHAT WE DO

    We focus on providing international long distance voice services to small and medium-sized businesses in strategic markets. We currently have operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, the Netherlands, Denmark and Australia. In 1995, approximately 53% of all international long distance telecommunications minutes originated in these markets. We are also expanding our operations and network into additional strategic markets which account for a significant portion of the remaining international traffic.

  HOW WE HAVE DONE

    Our consolidated pro forma revenues for 1996 were $124.2 million. Our consolidated pro forma revenues give retroactive effect to the October 1996 private offering of $300 million of notes and the acquisitions of our US, French, German and Dutch operations in 1996, as if all these transactions occurred on January 1, 1996. Our actual revenues for 1996 were $113.2 million and we incurred an actual loss in that year of $38.2 million.

    PRO FORMA INFORMATION. Pro forma information is not indicative of actual results and may not be indicative of future results. We have presented pro forma information throughout this Prospectus, however, because we believe that the rapid changes to our business during 1996 make the pro forma information more meaningful to you.

  OUR PURPOSE

    We were founded by Ronald S. Lauder in 1994 to capitalize on the opportunities created by the worldwide growth and profitability of the international long distance market. We have grown through acquisitions, as well as through the start-up of our own operations in strategic markets. We began our operations in the United States in order to establish a presence in the largest and one of the most deregulated telecommunications markets in the world. We have since expanded our presence into Europe in anticipation of continued telecommunications deregulation in the European Union. We intend to continue to expand by establishing or acquiring operations in additional strategic countries as they deregulate.

THE INDUSTRY

  OUR PRIMARY MARKET

    The international long distance public switched voice telecommunications market, consisting of telephone calls between countries, generated an estimated $55 billion in revenue and 60 billion minutes of use in 1995 and is one of the fastest growing and most profitable segments of the long distance industry. We currently have significantly less than a 1% share of this market.

    International long distance minutes are projected to grow between approximately 11% and approximately 17% each year through the year 2000. Growth in the international long distance market is spurred by the following:

- the deregulation of telecommunications markets throughout the world;

- the privatization of government-owned post, telegraph and telephone monopolies ("PTTs");

- increased capacity, improved quality and lower operating costs attributable to technological improvements;

- the expansion of telecommunications infrastructure; and

- the globalization of the world's economies and free trade.

  CURRENT MARKET CONDITIONS

    Increased competition has caused international settlement rates (i.e., the rates paid to other carriers to terminate an international call) and costs for leased capacity to decline over the past five years. Settlement rates and costs for leased capacity are expected to continue to decline based on the efforts of the U.S. Federal Communications Commission and the World Trade Organization to set cost-based pricing on a global basis and to open markets to competition.

    Despite declining costs, PTTs and other dominant carriers have maintained high end-user rates for international long distance services. For example, in the United States, from 1989 to 1995, average settlement rates declined approximately 33%, from $0.70 to $0.47 per minute, while average international long distance revenues per U.S.-originated minute decreased approximately 14%, from $1.02 to $0.88. PTTs and other dominant carriers have historically maintained these high international rates to end-users as a result of their dominant market share which allows them to subsidize their domestic services.

    We believe that the continuation of this trend (costs decreasing more rapidly than prices charged to the end-user) will allow us to achieve and maintain attractive levels of gross profit per minute.

  INDUSTRY DATA

    Industry data used throughout this Prospectus was obtained from industry publications and we have not independently verified such information.

COMPANY OPERATIONS

  HISTORY OF OUR OPERATIONS

    Our operations in each country are in different stages of development. The following shows our principal operations and the date of our acquisition or start-up of such operations in each country in which we operate, as well as the date each such operation began servicing customers (which may, in certain circumstances, have been prior to our acquisition):

- UNITED STATES (International Telecommunications Group, Ltd.)
  Date of Acquisition:                                                March 1995
  Commencement of Operations:                                           May 1990

- UNITED KINGDOM (RSL COM UK, Ltd.)
  Date of Start-Up:                                                   March 1995
  Commencement of Operations:                                           May 1996

- FRANCE (RSL COM France S.A.)
  Date of Acquisition:                                                  May 1996
  Commencement of Operations: January 1994

- GERMANY (RSL COM Deutschland GmbH)
  Date of Acquisition:                                                  May 1996
  Commencement of Operations:                                      November 1993

- SWEDEN (RSL COM Sweden AB)
  Date of Acquisition:                                             November 1995
  Commencement of Operations:                                           May 1996

- FINLAND (RSL COM Finland OY)
  Date of Acquisition:                                             November 1995
  Commencement of Operations:                                           May 1996

- THE NETHERLANDS (Belnet Nederland B.V.)
  Date of Acquisition:                                              October 1996
  Commencement of Operations: October 1995

- DENMARK (Belnet Nederland B.V.)
  Date of Start-Up:                                                December 1996
  Commencement of Operations:                                         April 1997

- AUSTRALIA (RSL COM Australia Pty. Ltd)
  Date of Start-Up:                                                 October 1996
  Commencement of Operations:  April 1997

  OUR EXPANSION PLANS

    We plan to expand our operations into other countries in Europe, Asia and the Pacific Rim and are negotiating with a strategic partner to initiate operations in Latin America. We expect to add operations and begin offering services in 11 additional countries over the next few years which, together with the markets in which we currently operate, accounted for the origination of approximately 70% of the 1995 worldwide international long distance telecommunications minutes of use.

  OUR MANAGEMENT

    To develop and implement our global strategy, we have assembled a team of industry executives experienced in managing international communications businesses. Most of our senior executives have substantial levels of experience in the telecommunications industry and many of them have been involved with other telecommunications businesses which were early competitors in deregulating markets.

THE NETWORK

  WHAT IT IS

    The core of our operations is "RSL-NET." RSL-NET is our integrated digital telecommunications network that we are continuing to develop to connect our switches in the various countries in which we operate and to employ least cost routing techniques. Least cost routing involves our programming of our switches to transport international calls over the route which is most likely to produce the lowest cost without compromising on quality.

    By linking our switches on portions of both the originating and terminating segments of a call, RSL-NET allows us to avoid the high costs incurred by our competitors that transport the international portion of their calls through a third party carrier. RSL-NET will enable us to offer high quality, competitively priced services on a cost efficient basis.

    The three components of RSL-NET include:

- OWNED FACILITIES.Our "owned facilities" include switches and interests in international fiber optic cable systems.

- OPERATING AGREEMENTS.We have operating agreements with foreign carriers. Our operating agreements give us the ability to exchange traffic directly with carriers in other countries over jointly-owned facilities. We avoid the generally higher cost of leasing capacity from other carriers or satellite providers by entering into operating agreements with foreign carriers in countries where we do not have our own facilities and where we transport high levels of calling traffic.

- LEASED CAPACITY.For all routes where we do not own facilities or use operating agreements, we use transmission capacity leased from other carriers and satellite providers and we enter into agreements with other carriers for the resale of their capacity. We arrange with local carriers in each country in which we provide services to transmit domestic calls from our customer to our switch. We do not own or intend to own intra-national transmission facilities due to the general availability of such facilities for lease and the high cost associated with the development and operation of a transmission line infrastructure.

COMPANY STRATEGY

    Our strategic objective is to become a significant provider of high quality international voice services to small and medium-sized businesses in strategic markets while developing a competitive cost structure. The key elements of our strategy are as follows:

  FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES

    The international long distance public switched voice telecommunications market is one of the fastest growing and most profitable segments of the long distance industry. We provide a broad array of international and domestic services, but we focus on providing services to customers which generate significant calling traffic between countries. Our strategy allows us to capitalize on the continued growth of international traffic and the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers.

  ESTABLISH OPERATIONS IN STRATEGIC MARKETS

    We establish operations in markets that originate or terminate significant levels of international traffic and are, or are in the process of being, deregulated. We have structured our operations in each country to be managed independently and expect our local operations to be separately profitable, while benefiting from our centralized strategic and network support.

  ENTER MARKETS EARLY

    We try to enter new markets ahead of full deregulation. We believe this provides us with advantages over carriers which attempt to enter a market after deregulation is complete. These advantages include:

- the establishment of a customer base prior to widespread competition;

- the early acquisition of scarce technical and marketing personnel and distribution channels; and

- the achievement of name recognition as one of the early competitors to the incumbent higher-priced PTTs.

  DEVELOP A COST COMPETITIVE GLOBAL NETWORK

    All of our local operations, with the exception of those in Australia and Denmark, have network switching facilities, known as points of presence ("POPs"), to provide international long distance voice services in their markets. As we integrate our POPs into RSL-NET, we will be able to originate, transport and terminate traffic between countries in which we have POPs solely by utilizing our own network. This will allow us to avoid the high costs associated with transporting the international portion of a call through a third party carrier. We expect this to enable us to significantly reduce our cost structure for calls that originate and terminate in markets in which we have local operations and our overall cost structure.

  GROW THROUGH ACQUISITIONS AND STRATEGIC ALLIANCES

    We intend to enter additional markets and expand our operations through acquisitions, strategic alliances and the establishment of new operations. We are continuously reviewing acquisition and strategic alliance opportunities, and seek to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier and/or experienced management. We believe that our senior management team's extensive operational, technical, financial and regulatory expertise enables us to identify and rapidly complete acquisitions and strategic alliances.

  MANAGE NETWORK GROWTH

    We transmit traffic on capacity leased on a variable cost per minute basis until we believe that an investment in owned facilities or fixed cost lease arrangements between countries or on a particular route is warranted.

  TARGET SMALL AND MEDIUM-SIZED BUSINESSES

    We intend to focus on offering high quality services to small and medium-sized businesses that originate in excess of $500 in international telephone calls per month. We believe that this segment offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs, which offer their lowest rates and best services primarily to higher volume multinational business customers. We believe that in most markets, small and medium-sized businesses account for a significant percentage of international calling traffic and will continue to provide ample opportunity for us to compete profitably in the future.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary consolidated financial data of our company. Our financial statements are prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

    The information as of and for the year ended December 31, 1994 was prepared using the consolidated financial statements of our predecessor entity, International Telecommunications Group, Ltd. The information for subsequent dates and years was prepared using the consolidated financial statements of RSL Communications, Ltd. The consolidated financial statements of RSL Communications, Ltd. for the years ended December 31, 1995 and 1996 have been audited by Deloitte & Touche LLP, independent auditors.

    It is important that you read the summary consolidated financial data presented below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Consolidated Statements of Operations and the Consolidated Financial Statements of our company and the related notes included elsewhere in this Prospectus.

    The pro forma data as of and for the year ended December 31, 1996 is intended to give you a better picture of what our business might have looked like if the following transactions had each occurred on January 1, 1996:

- our $300 million private offering of the notes in October 1996;

- our acquisition of Sprint Corporation's voice businesses in France and Germany in May 1996;

- our acquisition of an interest in Belnet Nederland B.V. in November 1996; and

- our acquisition of interests in International Telecommunications Group, Ltd. in 1996.

    The pro forma data are unaudited.

                                                                       HISTORICAL
                                                          ------------------------------------
                                                                      YEARS ENDED
                                                                      DECEMBER 31,                  PRO FORMA
                                                          ------------------------------------  -----------------
                                                          PREDECESSOR                              YEAR ENDED
                                                             1994       1995(1)       1996      DECEMBER 31, 1996
                                                          -----------  ----------  -----------  -----------------
                                                                   (IN THOUSANDS, EXCEPT LOSS PER SHARE)
  CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues..............................................   $   4,702   $   18,617  $   113,257     $   124,236
  Cost of services......................................      (4,923)     (17,510)     (98,461)       (106,157)
                                                          -----------  ----------  -----------  -----------------
  Gross profit (loss)...................................        (221)       1,107       14,796          18,079
  Selling, general and administrative expense...........      (2,395)      (9,639)     (38,893)        (41,700)
  Depreciation and amortization.........................        (240)        (849)      (6,655)        (10,066)(2)
                                                          -----------  ----------  -----------  -----------------
  Loss from operations..................................      (2,856)      (9,381)     (30,752)        (33,687)
  Interest income.......................................      --              173        3,976           3,976
  Interest expense......................................        (225)        (194)     (11,359)        (38,305)(3)
  Other Expense.........................................      --           --             (288)           (288)
  Foreign currency transaction gain.....................      --           --              758             758
  Minority interest.....................................      --           --             (180)           (389)
  Income taxes..........................................      --           --             (395)           (395)
                                                          -----------  ----------  -----------  -----------------
  Net loss..............................................   $  (3,081)  $   (9,402) $   (38,240)    $   (68,330)
                                                          -----------  ----------  -----------  -----------------
                                                          -----------  ----------  -----------  -----------------
  Loss per share (4)....................................   $  (15.41)  $    (3.65) $    (11.24)    $    (20.09)
  Weighted average number of shares of Common Stock
    outstanding.........................................         200        2,576        3,401           3,401

OTHER FINANCIAL DATA:
  EBITDA (5)............................................   $  (2,616)  $   (8,532) $   (23,807)    $   (23,540)
  Capital expenditures (6)..............................       1,126        6,074       24,097          26,162
  Ratio of earnings to fixed charges (7)................      --           --          --              --
  Cash (used in) provided by operating activities.......      (1,987)       3,554      (10,475)        --
  Cash used in investing activities.....................        (478)     (16,537)    (225,000)        --
  Cash provided by financing activities.................       2,888       18,143      335,031         --

                                                                                            DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1994       1995        1996
                                                                                  ---------  ---------  ----------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.....................................................  $     452  $   5,163  $  104,068
  Restricted marketable securities..............................................     --         --         104,370
  Total assets..................................................................      3,682     53,072     427,969
  Short-term debt and current portion of capital lease debt.....................      2,645      5,506       6,974
  Long-term debt and capital lease obligations..................................      1,404      6,648     314,425
  Shareholders' equity (deficiency).............................................     (3,651)     5,705      20,843

------------------------

(1) Effective with the acquisition of a majority equity interest in International Telecommunications Group, Ltd. in September 1995, our company began to consolidate International Telecommunications Group, Ltd.'s operations. From March 1995 (the date of our initial investment) to September 1995, we accounted for our investment in International Telecommunications Group, Ltd. using the equity method of accounting.

(2) Pro forma depreciation and amortization expense reflect approximately $2.1 million of additional amortization of goodwill recognized in connection with the Companys' acquired subsidiaries and the amortization of the $11.0 million of costs and other fees relating to the 1996 private offering of the notes using an amortization period of 10 years.

(3) Pro forma interest expense reflects (i) approximately $36.8 million of interest on the outstanding notes for the year ended December 31, 1996 and
    (ii) the elimination of $1.4 million of interest expense for the year ended December 31, 1996 with respect to indebtedness that was retired. Interest income has not been adjusted to reflect interest earned on additional available cash.

(4) Loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding stock options and warrants are not included in the loss per share calculation as their effect is anti-dilutive. Shares of Class B common stock of RSL Communications, Ltd. are the only outstanding shares of its common stock.

(5) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. Our use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

(6) Capital expenditures include assets acquired through capital lease financing and other debt.

(7) The ratio of earnings to fixed charges is computed by dividing the loss from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized and that portion of rental expense we believe to be representative of interest. For the years 1994, 1995 and 1996, earnings were insufficient to cover fixed charges by approximately $3.1 million, $9.4 million and $37.7 million, respectively. Our earnings would have been insufficient to cover fixed charges by $67.5 million for 1996 on a pro forma basis.

                         SUMMARY OF THE EXCHANGE OFFER

Registration Rights Agreement.....  You are entitled to exchange your notes for registered notes with substantially identical terms. The Exchange
                                    Offer is intended to satisfy these rights. After the
                                    Exchange Offer is complete, you will no longer be
                                    entitled to any exchange or registration rights with
                                    respect to your notes.

The Exchange Offer................  We are offering to exchange $1,000 principal amount of
                                    12 1/4% Senior Notes due 2006 of RSL Communications PLC
                                    which have been registered under the Securities Act of
                                    1933 for each $1,000 principal amount of its outstanding
                                    12 1/4% Senior Notes due 2006 which were issued in
                                    October 1996 in a private offering. In order to be
                                    exchanged, an outstanding note must be properly tendered
                                    and accepted. All outstanding notes that are validly
                                    tendered and not validly withdrawn will be exchanged.

                                    As of this date there are $300 million principal amount
                                    of notes outstanding.

                                    We will issue registered notes on or promptly after the
                                    expiration of the Exchange Offer. Each of your notes was
                                    originally issued as part of a unit consisting of one
                                    note and a warrant to purchase 1.815 shares of Class A
                                    common stock of RSL Communications, Ltd. These warrants
                                    have been separately tradeable since April 1, 1997 and
                                    we are not offering to exchange them.

Resales...........................  We believe that the notes issued in the Exchange Offer may be offered for resale, resold and otherwise
                                    transferred by you without compliance with the
                                    registration and prospectus delivery provisions of the
                                    Securities Act of 1933 provided that:

                                    -the notes issued in the Exchange Offer are being
                                     acquired in the ordinary course of your business;

                                    -you are not participating, do not intend to
                                     participate, and have no arrangement or understanding
                                     with any person to participate, in the distribution of
                                     the notes issued to you in the Exchange Offer; and

                                    - you are not an "affiliate" of ours.

                                    If our belief is inaccurate and you transfer any note
                                    issued to you in the Exchange Offer without delivering a
                                    prospectus meeting the requirements of the Securities
                                    Act of 1933 or without an exemption from registration of
                                    your notes from such requirements, you may incur
                                    liability under the Securities Act of 1933. We do not
                                    assume or indemnify you against such liability.

                                    Each broker-dealer that is issued notes in the Exchange
                                    Offer for its own account in exchange for notes which
                                    were acquired by such broker-dealer as a result of
                                    market-making or other trading activities, must
                                    acknowledge that it will deliver a prospectus meeting
                                    the requirements of the Securities Act of 1933, as
                                    amended, in connection with any resale of the notes
                                    issued in the Exchange Offer. A broker-dealer may use
                                    this Prospectus for an offer to resell, resale or other
                                    retransfer of the notes issued to it in the Exchange
                                    Offer.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, May 22, 1997, unless we decide to extend the
                                    expiration date.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is not subject to any condition other than that the Exchange Offer not violate applicable law
                                    or any applicable interpretation of the Staff of the
                                    Securities and Exchange Commission.

Procedures for Tendering
  Outstanding Notes held in the
  Form of Book-Entry Interests....  The outstanding notes were issued as global securities in bearer form without interest coupons. The outstanding
                                    notes were deposited with The Chase Manhattan Bank, as
                                    book-entry depositary, when they were issued. The Chase
                                    Manhattan Bank issued a certificateless depositary
                                    interest in each note, which represents a 100% interest
                                    in the note, to The Depositary Trust Company ("DTC").
                                    Beneficial interests in the notes, which are held by
                                    direct or indirect participants in DTC through the
                                    certificateless depositary interests (the "Book-Entry
                                    Interests"), are shown on, and transfers of the notes
                                    can be made only through, records maintained in
                                    book-entry form by DTC (with respect to its
                                    participants) and its participants.

                                    If you are a holder of a note held in the form of a
                                    Book-Entry Interest and you wish to tender your
                                    Book-Entry Interest for exchange pursuant to the
                                    Exchange Offer, you must transmit to The Chase Manhattan
                                    Bank, as exchange agent, on or prior to the Expiration
                                    Date:

                                        either

                                    - a properly completed and duly executed Letter of
                                      Transmittal, which accompanies this Prospectus, or a
                                      facsimile of the Letter of Transmittal, including all
                                      other documents required by the Letter of Transmittal,
                                      to the Exchange Agent at the address set forth on the
                                      cover page of the Letter of Transmittal; or

                                    - a computer-generated message transmitted by means of
                                      DTC's Automated Tender Offer Program system and
                                      received by the Exchange Agent and forming a part of a
                                      confirmation of book entry transfer in which you
                                      acknowledge and agree to be bound by the terms of the
                                      Letter of Transmittal;

                                        and, either

                                    - a timely confirmation of book-entry transfer of your
                                      outstanding notes into the Exchange Agent's account at
                                      DTC, pursuant to the procedure for book-entry
                                      transfers described in this Prospectus under the
                                      heading "The Exchange Offer -- Book-Entry Transfer,"
                                      must be received by the Exchange Agent on or prior to
                                      the Expiration Date; or

                                    - the documents necessary for compliance with the
                                      guaranteed delivery procedures described below.

Procedures for Tendering
  Definitive Registered Notes.....  Subject to certain conditions, if you are a holder of
                                    Book-Entry Interests in the outstanding notes, you are
                                    entitled to receive, in exchange for your Book-Entry
                                    Interests, registered notes which are in equal principal
                                    amounts to your Book-Entry Interests. However, as of
                                    this date, no registered notes were issued and
                                    outstanding. If you acquire registered notes prior to
                                    the Expiration Date, you must tender your registered
                                    notes in accordance with the procedures described in
                                    this Prospectus under the heading "The Exchange Offer --
                                    Procedures for Tendering Definitive Registered Notes."

Special Procedures for Beneficial
  Owners..........................  If you are the beneficial owner of Book-Entry Interests and your name does not appear on a security position
                                    listing of DTC as the holder of such Book-Entry
                                    Interests or if you are a beneficial owner of registered
                                    notes that are registered in the name of a broker,
                                    dealer, commercial bank, trust company or other nominee
                                    and you wish to tender such Book-Entry Interests or
                                    registered notes in the Exchange Offer, you should
                                    contact such person in whose name your Book-Entry
                                    Interests or registered notes are registered promptly
                                    and instruct such person to tender on your behalf.

Guaranteed Delivery Procedures....  If you wish to tender your notes and time will not permit your required documents to reach the Exchange
                                    Agent by the Expiration Date, or the procedure for
                                    book-entry transfer cannot be completed on time or
                                    certificates for registered notes cannot be delivered on
                                    time, you may tender your notes pursuant to the
                                    procedures described in this Prospectus under the
                                    heading "The Exchange Offer --Guaranteed Delivery
                                    Procedures."

Withdrawal Rights.................  You may withdraw the tender of your notes at any time prior to 5:00 p.m. New York City time on May 22, 1997.

Certain U.S. Federal Income Tax
  Consequences....................  The exchange of notes will not be a taxable exchange for
                                    United States federal income tax purposes. You will not
                                    recognize any taxable gain or loss or any interest
                                    income as a result of such exchange.

Certain U.K. Related Regulatory
  Issues..........................  If you are a U.K. person, you are eligible to receive the notes to be issued in the Exchange Offer only if
                                    your ordinary activities involve you in acquiring,
                                    holding, managing or disposing of investments (as
                                    principal or agent) for the purposes of your businesses
                                    or if the Exchange Offer does not constitute an offer to
                                    the public in the U.K. for purposes of the Public Offers
                                    of Securities Regulations 1995.

                                    If you are a U.K. person, this Prospectus is being
                                    distributed to you on the basis that we reasonably
                                    believe that you are a person falling within an
                                    exemption to section 57 of the Financial Services Act
                                    1986, as amended, as set out in the Financial Services
                                    Act 1986 (Investment Advertisements) (Exemptions) Orders
                                    1996 or the Financial Services Act 1986 (Investment
                                    Advertisements) (Exemptions) (No. 2) Order 1995. By
                                    accepting delivery of this Prospectus or accepting the
                                    Exchange Offer, you warrant and acknowledge that you are
                                    a person falling within any such exemption.

                                    We also reasonably believe that you are a person falling
                                    within an exemption to section 56 of the Financial
                                    Services Act 1986 (as amended) as set out in the Common
                                    Unsolicited Calls Regulations (SIB--Release 101). By
                                    accepting delivery of the Prospectus or accepting the
                                    Exchange Offer, you warrant and acknowledge that you are
                                    a person falling within any such exemption.

                                    If you are a U.K. person, this Prospectus must not be
                                    passed on or shown to any person in the United Kingdom
                                    unless that person falls within the class of persons
                                    described in Article 11(3) of the Financial Services Act
                                    1986 (Investment Advertisements) (Exemptions) Order 1996
                                    or is a person to whom such document may otherwise
                                    lawfully be shown or passed on. In addition, by
                                    accepting this Prospectus you warrant that this
                                    Prospectus will not be used in a manner contrary to the
                                    provisions of the Financial Services Act 1986 or the
                                    Public Offers of Securities Regulations 1995.

Use of Proceeds...................  We will not receive any proceeds from the issuance of notes pursuant to the Exchange Offer. We will pay all
                                    expenses incident to the Exchange Offer.

Exchange Agent....................  The Chase Manhattan Bank is serving as exchange agent in connection with the Exchange Offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

    The form and terms of the notes to be issued in the Exchange Offer are the same as the form and terms of outstanding notes except that the notes to be issued in the Exchange Offer will be registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act of 1933. The notes issued in the Exchange Offer will evidence the same debt as the outstanding notes and both the outstanding notes and the notes to be issued are governed by the same indenture.

Aggregate Amount....  $300 million principal amount of 12 1/4% Senior Notes due
                      2006 of RSL Communications PLC.

Maturity............  November 15, 2006.

Yield and
  Interest..........  Interest on the notes will be payable in cash at a rate of
                      12.25% per year, semi-annually in arrears on each May 15 and
                      November 15, beginning on the last date on which interest
                      was paid on the outstanding notes.

Security............  We have invested approximately $102.8 million of the net proceeds from the issuance of the outstanding notes in a
                      portfolio of securities consisting of U.S. government
                      securities. This portfolio of securities has been pledged as security for the payment of the first six scheduled interest payments due on the notes and as security for the repayment of the aggregate principal amount of the notes. This
                      portfolio of securities is being held by The Chase Manhattan
                      Bank under a pledge agreement with RSL Communications PLC
                      pending disbursement.

Guarantee...........  The notes are guaranteed on an unsubordinated basis by RSL
                      Communications, Ltd. You should refer to the organization
                      chart on page 4 of this Prospectus and the disclosure in
                      this Prospectus under the heading "Risk Factors--Risks
                      Related to Holding Company Structure; Effective
                      Subordination of Notes to Liabilities of Subsidiaries" for
                      information concerning the effective subordination of the
                      guarantee to the debt incurred by the operating subsidiaries of RSL Communications, Ltd.

Optional
  Redemption........  On or after November 15, 2001, the notes will be redeemable, at our option, in whole or in part, at any time or from time to time, at the redemption prices described in this
                      Prospectus under the heading "Description of the Exchange
                      Notes," plus accrued and unpaid interest, if any, to the
                      date of redemption. In addition, prior to November 15, 1999, notes having a principal amount of up to $90.0 million may be redeemed with the proceeds of certain public offerings of equity in our company.

Ranking.............  The notes and the guarantee:

                      - are unsubordinated indebtedness of RSL Communications PLC and RSL Communications, Ltd., respectively;

                      - rank equal in right of payment with all existing and
                        future unsubordinated indebtedness of each of them;

                      - are senior in right of payment to all of their existing
                        and future subordinated indebtedness;

                      - are effectively subordinated to certain secured
                        indebtedness of RSL Communications PLC to the extent of such security interests; and

                      - are junior to all existing and future liabilities
                        (including trade payables) of our subsidiaries (other than RSL Communications PLC).

Additional Amounts;
  Tax
  Redemption........  Any payments made by RSL Communications PLC or RSL
                      Communications, Ltd. under the notes or the guarantee
                      generally will be made without withholding or deduction for taxes unless required by changes to current law or its
                      interpretation or administration. If changes to current law require us to withhold or deduct taxes from payments due
                      under the notes or the guarantee, then, subject to certain exceptions, at our option, either:

                      - RSL Communications PLC or RSL Communications, Ltd. will
                        pay all additional amounts (if any) as are necessary so that the net amount received by you after such withholding or deduction will not be less than the amount that you would have received in the absence of such withholding or deduction; or

                      - the notes will be redeemable, in whole but not in part, at their aggregate principal amount plus accrued interest, if any.

Certain Covenants...  The indenture under which the outstanding notes have been and the new notes are being issued contains certain covenants for your benefit which, among other things and subject to certain exceptions, restrict our ability to:

                      - incur indebtedness;

                      - make certain payments;

                      - issue capital stock of certain of our subsidiaries;

                      - issue guarantees;

                      - enter into transactions with stockholders and affiliates;

                      - create liens;

                      - engage in sale-leaseback transactions;

                      - sell assets;

                      - amend a loan facility available from one of our
                        shareholders; and

                      - with respect to each of RSL Communications PLC and RSL
                        Communications, Ltd., consolidate, merge or sell all or substantially all of their assets.

Change of Control...  Upon a change of control of RSL Communications, Ltd., we are required to make an offer to purchase the notes from you at a purchase price equal to 101% of their aggregate principal amount on the date of purchase, plus accrued interest, if any.

Form of Exchange
  Notes.............  The notes issued in the Exchange Offer will be represented by one or more permanent global securities in bearer form
                      deposited with The Chase Manhattan Bank, as book entry
                      depositary, for the benefit of DTC. You will not receive
                      notes in registered form unless one of the events set forth under the heading "Description of the Exchange
                      Notes-Book-Entry; Delivery and Form-Definitive Registered
                      Exchange Notes" occurs. Instead, beneficial interests in the notes issued in the Exchange Offer will be shown on, and
                      transfers of these will be effected only through, records
                      maintained in book-entry form by DTC with respect to its
                      participants.

FORWARD-LOOKING STATEMENTS

    Certain of the information contained in this Prospectus, including information with respect to our plans and strategy for our business and its financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

RISK FACTORS

    See "Risk Factors" immediately following this summary, for a discussion of certain factors that you should consider in connection with your investment in the notes to be issued in the Exchange Offer.

OUR HISTORY

    RSL Communications PLC was incorporated under the laws of the United Kingdom in July 1996. RSL Communications, Ltd. was incorporated under the laws of Bermuda in March 1996. RSL Communications, Ltd. is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation ("RSL BVI"), which was amalgamated into RSL Communications, Ltd. in July 1996. RSL BVI is the successor in interest to RSL Communications, Inc., a Delaware corporation ("RSL Delaware"), which was merged into RSL BVI in April 1995. RSL Delaware and RSL BVI were incorporated in July 1994 and April 1995, respectively.

PRINCIPAL EXECUTIVE OFFICE

    Our headquarters are located at Clarendon House, Church Street, Hamilton HM CX Bermuda (telephone number 441-295-2832). We also maintain executive offices with respect to some of our operations at 767 Fifth Avenue, Suite 4300, New York, New York 10153 (telephone number 212-317-1800).

WHERE YOU CAN FIND MORE INFORMATION

    RSL Communications PLC and RSL Communications, Ltd. have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, covering the notes to be issued in the Exchange Offer. This Prospectus does not contain all of the information included in the Registration Statement. Any statement made in this Prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any such contract, agreement or other document as an exhibit to the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

    Following the Exchange Offer, we will be required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our obligation to file periodic reports with the SEC will be suspended if the notes issued in the Exchange Offer are held of record by fewer than 300 holders as of the beginning of any year. However, the indenture governing the notes nevertheless requires us to file with the SEC financial and other information for public availability. In addition, the indenture governing the notes requires us to deliver to you, or to The Chase Manhattan Bank for forwarding to you, copies of all reports that we file with the SEC without any cost to you. We will also furnish such other reports as we may determine or as the law requires.

    You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site (http://www.sec.gov).

    You should rely only on the information provided in this Prospectus. No person has been authorized to provide you with different information.

    We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

    The information in this Prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this Prospectus is accurate as of any other date.

                                  RISK FACTORS

    An investment in the registered notes to be issued pursuant to this Prospectus (the "Exchange Notes") is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions cross-referenced to the body of the Prospectus and the other matters described in this Prospectus, in evaluating RSL Communications, Ltd. (the "Guarantor"), RSL Communications PLC (the "Issuer" and, together with the Guarantor and their direct and indirect subsidiaries, the "Company"), the Company's business and the telecommunications industry. The term "Note" or "Notes" includes the outstanding notes (the "Original Notes") and the Exchange Notes.

SHORT OPERATING HISTORY; ENTRANCE INTO NEWLY OPENING MARKETS

    The Company acquired its principal operations in the United States in 1995 and in France, Germany and the Netherlands in 1996, commenced operations in the United Kingdom, Sweden, Finland, Denmark and Australia in 1996 and has limited experience in operating its business. The businesses which now constitute the Company's principal operations in the U.S., France, Germany and the Netherlands commenced operations in 1990, 1994, 1993 and 1995, respectively, and, therefore, have limited operating histories. In addition, the Company plans to acquire or start-up operations in markets where it currently does not have operations. Furthermore, in many of its existing and future markets, the Company plans to offer services that have been provided in the past only by PTTs. Accordingly, the Company may face difficulties hiring personnel that have experience in providing such telecommunications services in such markets. The Company's prospects must, therefore, be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in an evolving industry.

HISTORICAL AND FUTURE NET AND OPERATING LOSSES AND NEGATIVE EBITDA; NEED FOR
  ADDITIONAL CAPITAL; SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS

    The Company will need to continue to enhance and expand its operations and meet the increasing demands for service quality, availability of value added services and competitive pricing in order to establish and maintain a competitive position in its existing markets and the additional markets it enters. The Company has incurred, and during the next several years expects to continue to incur, significant and increasing operating and net losses, negative EBITDA and negative cash flow from operating activities due to the start-up nature of the Company's business and the Company's need to expand its operations, develop RSL-NET and build its customer base and marketing operations. The Company will need to raise substantial additional capital in the future to fund its acquisitions, strategic alliances, start-up operations, capital expenditures and anticipated substantial operating losses. The net proceeds from the 1996 private offering of the Original Notes (the "Private Offering"), together with borrowings under the Company's $15 million revolving credit facility with The Chase Manhattan Bank (the "Revolving Credit Facility"), its $35 million Standby Shareholder Facility (as hereinafter defined) from the Company's principal shareholder and vendor financing, are expected to fund the Company's planned expansion of its existing operations and operating losses for 18 to 24 months; however, this is a forward-looking statement and there can be no assurance in this regard. If the Company's plans or assumptions change or prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the Private Offering together with the proceeds of the Revolving Credit Facility and such vendor financing otherwise prove to be insufficient, the Company may be required to seek additional capital sooner than currently anticipated. The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company decides to raise additional funds through the incurrence of debt, the Company may become subject to additional or more restrictive financial covenants. If the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete.

    The Company has a significant level of indebtedness. As of December 31, 1996, the Company had consolidated indebtedness of $325.4 million and shareholders' equity of $20.8 million. The indenture governing the notes (the "Indenture") limits, but does not prohibit, the incurrence of additional indebtedness by the Company. The Company expects to incur substantial amounts of additional indebtedness in the future. On a pro forma basis giving effect to the Company's acquisition of Sprint Corporation's international voice operations in France and Germany in May 1996 (the "Sprint Acquisitions"), the Company's acquisition of interests in International Telecommunications Group, Ltd. ("ITG") in 1996 (the "ITG 1996 Acquisition"), the Company's acquisition of 75% of Belnet Nederland B.V. ("Belnet") in October 1996 (the "Belnet Acquisition") and the issuance of the Notes in the Private Offering for a full year, the Company would have had interest expense, negative EBITDA, operating losses and net losses of approximately $38.3 million, $23.5 million, $33.6 million and $68.3 million, respectively, for the year ended December 31, 1996. The Company expects to incur substantial and increasing interest expense, negative EBITDA, negative cash flow from operations, deficiencies of earnings to fixed charges, operating losses and net losses for future periods.

    After giving effect to the Sprint Acquisitions, the ITG 1996 Acquisition and the Belnet Acquisition, the Company made capital expenditures of approximately $26.2 million during 1996. The Company has also experienced a consistently increasing working capital deficit. The Company's interest expense may exceed its EBITDA and cash flow from operations and the Company will experience a deficiency of earnings to fixed charges for at least the next few years. If the Company does not achieve and sustain profitability and positive EBITDA, the Company will not be able to pay interest or principal on the Notes when required. If the Company's EBITDA is insufficient to meet its future debt service obligations and fund its operating losses, the Company will face substantial liquidity problems. If the Company is unable to generate sufficient EBITDA or cash flow from operations, or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the material terms of its indebtedness, it would be in default thereunder, which would permit the holders of such indebtedness to accelerate the maturity thereof and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payment of principal of, or interest on, the Notes. The ability of the Guarantor and the Issuer to meet their obligations is dependent upon future performance of the Company, which is subject to prevailing economic conditions (in each market, country and region in which the Company operates, as well as globally) and to financial, business and other factors, including factors beyond the Company's control.

    The Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Issuer to make payments on the Notes; (ii) the Company's level of indebtedness could limit the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (iii) a substantial portion of the Company's future cash flow from operations, if any, will be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for the Company's business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (v) the Company is more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH ANTICIPATED GROWTH AND ACQUISITIONS

    The Company has experienced rapid growth and intends to continue to grow through further expansion of its existing operations, through acquisitions and joint ventures and through the establishment of new operations. The Company constantly evaluates acquisition opportunities. The Company's ability to manage its anticipated future growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, obtain satisfactory and cost-effective lease rights from, and interconnection agreements with, competitors that own transmission lines (in many cases intra-national transmission lines may be available from only one dominant competitor) and significantly expand the Company's internal management, technical and accounting systems. The Company's rapid growth has placed, and its planned future growth will continue to place, a significant and increasing strain on the Company's financial, management and operational resources, including the identification of acquisition targets and joint venture partners, the negotiation of acquisition and joint venture agreements and the maintenance of satisfactory relations, including, when necessary, the resolution of disputes with its joint venture partners and minority investors in acquired entities. In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results.

    The Company's planned new businesses will need to be integrated with its existing operations. For acquired businesses, this will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. Furthermore, employees and customers of acquired businesses generally experience turnover at higher rates during and after the acquisition. In countries where the Company expands by establishing a new business, it must, among other things, recruit, hire and train personnel, establish offices, obtain regulatory authorization, lease transmission lines from, and obtain interconnection agreements with, competitors that own intra-national transmission lines, and install hardware and software. In addition, since the Company operates businesses in several countries and intends to expand into additional countries and regions, including Europe, Asia, the Pacific Rim and Latin America, the Company must manage the problems associated with integrating a culturally and linguistically diverse workforce. The Company has limited experience dealing with these problems.

RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY

    The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company. There can also be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market. Furthermore, there can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions.

    Much of the Company's planned growth is predicated upon the deregulation of telecommunications markets. There can be no assurance that such deregulation will occur when or as anticipated, if at all, or that the Company will be able to grow in the manner or at the rates currently contemplated.

    The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increased satellite and fiber optic cable transmission capacity for services similar to those provided by the Company, including utilization of the Internet for international voice and data communications. The Company cannot predict which of the many possible future product and service offerings will be important to establish and maintain a competitive position or what expenditures will be required to develop and provide such products and services. The Company's profitability will depend, in part, on its ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on its ability to offer, on a timely basis, services that meet evolving industry standards and customer preferences. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position.

    The Company's ownership interest in international fiber optic cable systems consists of minimum investment units ("MIUs") and indefeasible rights of use ("IRUs"). As a result of existing excess international transmission capacity, the marginal cost of carrying an additional international call is often very low for carriers that own MIUs or IRUs. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of this century, there may be no charges based on the distance a call is carried. Certain of the Company's competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. If this type of pricing were to become prevalent, it would have a material adverse effect on the Company's prospects and its ability to make payments on the Notes.

LOW GROSS MARGINS

    As a new entrant in its markets, the Company may need to grant substantial discounts in order to attract a significant customer base. The Company has and will continue to provide services to carrier customers at discounted prices, resulting in lower gross margins than margins related to sales to other customers. In addition, the Company's operations in each country (the "Local Operators") may incur significant costs developing their network infrastructures (including MIUs, IRUs, switches and leased capacity) as their business grows. The fixed costs and expenses incurred under these circumstances may result in low or negative operating margins. Furthermore, the Company may enter into long-term agreements for leased capacity in anticipation of traffic volumes which do not reach expected levels and, therefore, be obligated to pay for transmission capacity without adequate corresponding revenues. Conversely, the Company may underestimate its need for leased capacity and, therefore, be required to obtain transmission capacity through more expensive means. Cyberlink, Inc. ("Cyberlink") and ITG, each of which is a majority owned subsidiary of the Company, have, in the past, both overestimated and underestimated their need for leased capacity and, therefore, have been forced to obtain capacity for overflow traffic at a higher cost and have also leased capacity which was underutilized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." If the Company is unable to accurately project its needs for leased capacity in the future, such inability will have a material adverse effect on the Company's business and profitability and ability to make payments on the Notes.

DEPENDENCE ON FACILITIES-BASED CARRIERS

    Currently, the Company does not own any intra-national telecommunications lines for any country in which it provides services and does not intend to construct or acquire any of its own intra-national transmission facilities. All of the telephone calls made by the Company's customers are and will continue to be connected, at least in part, through transmission lines that the Company leases. In many jurisdictions in which the Company conducts business (including France, Germany, Sweden, Finland and the Netherlands) or plans to conduct business, the only current provider of significant intra-national transmission facilities is the PTT. Accordingly, prior to full deregulation, there may be only one source of intra-national transmission lines in these countries and the Company may be required to lease transmission capacity at artificially high rates from a provider that occupies a monopoly or near monopoly position. Such rates may be too high to allow the Company to generate gross profit on intra-national calls or international calls routed to a Company switch by means of such intra-national lines. In addition, PTTs will not necessarily be required by law to allow the Company to lease transmission lines. To the extent that applicable law requires PTTs to lease transmission lines to the Company, delays may nevertheless be encountered with respect to the commencement of operations and extensive delays can be expected with respect to the negotiation of leases and interconnection agreements. See "--Government Regulatory Restrictions." In addition, ongoing disputes can be expected with respect to pricing terms and billing.

    Many of the international telephone calls made by the Company's customers are and will continue to be transported through transmission lines that the Company leases. The lessors of such facilities are competitors of the Company, including American Telephone & Telegraph, Inc. ("AT&T"), MCI Communications Corporation ("MCI"), Teleglobe Canada, Inc. ("Teleglobe"), British Telecommunications PLC ("British Telecom"), France Telecom S.A. ("France Telecom"), Deutsche Telekom AG ("Deutsche Telekom") and Mercury Communications PLC ("Mercury"). The Company's lines are leased on a per-minute basis (some with minimum volume commitments) and, where the Company anticipates higher volumes of traffic, it leases capacity for point-to-point circuits on a monthly or longer-term fixed cost basis. The negotiation of lease agreements involves estimates regarding future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of the Company's existing and future customers. When there has been excess transmission capacity, as was the case for many years in the United States, lease rates have declined and short term leases have been advantageous. Recently, capacity has been somewhat constrained in the United States and the decline in lease rates has slowed. As a result, longer term leases may become more attractive. Should the Company fail to meet its minimum volume commitments pursuant to long-term leases, it will be obligated to pay "under-utilization" charges. See "-- Low Gross Margins." For these reasons, the Company would suffer competitive disadvantages if it entered into leases with inappropriate durations or leases based on per-minute charges for high volume routes (or leases with fixed monthly rates for low volume routes), or if it failed to meet its minimum volume requirements. The Company is also vulnerable to service interruptions and poor transmission quality from leased lines. The deterioration or termination of the Company's relationships with one or more of its carrier vendors could have a material adverse effect upon the Company's business, financial condition and results of operations.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

    Sophisticated information systems are vital to the Company's growth and its ability to monitor costs, bill and receive payments from customers, reduce credit exposure, effect least cost routing and achieve operating efficiencies. The Company currently operates separate management information systems for Cyberlink and certain of its European operations and relies on third parties for billing and other information services for ITG and its French and German operations. The Company is in the process of integrating its U.S. operations under a single information system and is integrating its European operations under a separate information system. The Company intends to integrate and operate the information services for all of its Local Operators from a central location. A failure of any of the Company's current systems (including third-party systems), the failure of the Company to implement or integrate new systems without difficulty or at all, the failure of any new systems or the failure to upgrade systems as necessary could have a material adverse effect on the Company, its financial condition and the results of operations.

RISKS RELATED TO HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF EXCHANGE
  NOTES TO LIABILITIES OF SUBSIDIARIES

    The Issuer and the Guarantor are holding companies and their only material assets, other than the remaining portion of the net proceeds received by the Issuer from the Private Offering, consist of the stock of their subsidiaries. The Issuer has loaned a portion of, and intends to loan or contribute a substantial majority of, the net proceeds of the Private Offering to its subsidiaries and other affiliates (i.e., the Guarantor and those direct and indirect subsidiaries of the Guarantor which are not also direct or indirect subsidiaries of the Issuer). The cash flow and the consequent ability of the Issuer and the Guarantor to service their debt obligations, including the Notes, are dependent upon the ability of the Issuer and the Guarantor to receive cash from their affiliates. These affiliates, however, are legally distinct from the Issuer and the Guarantor and may have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make funds available for such payment. These affiliates do not guarantee the Exchange Notes. Accordingly, the Notes and the guarantee of the Notes by the Guarantor (the "Note Guarantee") are effectively subordinated to the liabilities, including trade payables, of these affiliates. The ability of these affiliates to make such payments to the Issuer and the Guarantor are subject to, among other things, the availability of funds and the terms of such affiliates' indebtedness. In addition, the repayment of loans and advances by such affiliates may be subject to statutory restrictions and to taxation, are contingent upon the earnings of those affiliates and are subject to various business considerations. Dividends and other payments to the Issuer and the Guarantor from their subsidiaries, in certain jurisdictions, may have adverse tax consequences to them, and the subsidiaries' ability to declare and pay dividends and/or their ability to make any payment or transfer of property or assets to the Issuer and the Guarantor are, in certain circumstances, subject to local statutory restrictions and restrictions contained in their respective Articles of Association, other organizational documents or loan agreements.

    As shareholders of each of their subsidiaries, claims of the Issuer and the Guarantor as such rank junior to all other creditors of such subsidiaries. In the event of such a subsidiary's liquidation, there may not be assets sufficient for the Issuer and/or the Guarantor to recoup their investments therein. In addition, as a result of the ITG 1996 Acquisition, Charles M. Piluso and Richard Rebetti have security interests in shares of ITG owned by the Issuer (currently representing an approximately 28% interest therein) to secure payment by the Issuer of the purchase price therefor. Accordingly, Mr. Piluso's and Mr. Rebetti's security interests in such ITG shares have priority over the interest of the holders of the Notes in such ITG shares. Although the Guarantor guarantees the Notes, it has received only a portion of the net proceeds therefrom. At December 31, 1996, the Guarantor's subsidiaries (excluding the Issuer) had approximately $111.1 million of liabilities (excluding intercompany payables to the Guarantor, the Issuer and the Guarantor's other subsidiaries), including $9.3 million of indebtedness. See "Description of Certain Indebtedness."

REFINANCING RISK

    The Company may not be able to repay the Notes with cash from operations. Accordingly, the Company may need to seek capital from outside sources in order to repay principal on the Notes. The Company's ability to do so will depend on, among other things, its financial condition at the time, market conditions and other factors, including factors beyond the Company's control. If the Company is unable to effect such refinancings or obtain additional funds, the value of the Notes would be adversely affected.

COMPETITION

    The provision of telecommunications services is and will continue to be extremely competitive. Prices for long distance calls have decreased substantially over the last few years in most of the markets in which the Company does business and prices are expected to decline substantially over the next several years in all of the markets where the Company does business or expects to do business. In addition, all of the Company's markets and expected future markets are in the process of deregulating telephone services. As a result, customers in most of these markets are not familiar with obtaining services from competitors to the PTTs and may be reluctant to use new providers, such as the Company. In particular, the Company's target customers, small and medium-sized businesses, may be reluctant to entrust their telecommunications needs to new and unproven operators. The Company has experienced high levels of customer attrition in the United States and expects to continue to experience high levels of customer attrition as a result of the highly competitive nature of most of its markets.

    The Company's success will depend upon the Company's ability to compete with a variety of other telecommunications providers in each of its markets, including (i) the PTTs, (ii) alliances such as AT&T's alliance with Unisource (itself an alliance currently among Telecom Netherlands, Telia AB, Swiss Telecom PTT and Telefonica de Espana, S.A.) known as "Uniworld" and the corresponding alliance with WorldPartners, MCI's alliance (and proposed consolidation) with British Telecom, known as "Concert," and Sprint Corporation's ("Sprint") alliance with Deutsche Telekom and France Telecom, known as "Global One," (iii) companies offering resold international telecommunications services, (iv) companies such as WorldCom, Inc. ("WorldCom") offering local exchange service in conjunction with domestic long distance and international long distance services and (v) other companies with business plans similar to the Company's. The Company expects that competition will increase in the future as the deregulation of telecommunications markets worldwide accelerates. Many of the Company's competitors have significantly greater financial, management and operational resources and more experience than the Company. If any of the Company's competitors were to devote additional resources to the provision of international long distance voice telecommunication services to the Company's target customer base of small and medium-sized businesses, there could be an adverse effect on the Company's business. In addition, certain of the Company's competitors may target discounts in one market to gain an advantage in another market or with a particular customer. The Company may be unable to compete with such discounts on an economically feasible basis.

    Each of the Company's Local Operators are expected to separately compete within their respective countries. There can be no assurance that any of the Local Operators will be able to do so effectively and the success of the Company's strategy in any one market is not necessarily indicative of its ability to succeed in any other market.

    Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered and customer service. The Company attempts to price its services at a discount to the prices charged by the PTT or major carriers in each of its markets. The Company has no control over the prices set by its competitors and some of the Company's larger competitors may be able to use their substantial financial resources to cause severe price competition in the countries in which the Company operates. Although the Company does not believe that there is a sufficiently strong economic incentive for the major carriers to pursue such a pricing strategy or that such competitors are likely to engage in such a course of action, there can be no assurance that severe price competition will not occur. Any price competition could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's competitors will provide potential customers with a broader range of services than the Company currently offers or can offer due to regulatory restrictions. See "Business--Industry Overview" and "--European Operations."

    In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of both legislation recently enacted in the United States and regulatory initiatives taken by the U.S. Federal Communications Commission (the "FCC"), regional Bell operating companies ("RBOCs") may provide international telecommunications services, are allowed to offer domestic long distance service through an affiliate outside their service areas as "non-dominant" carriers and are allowed to provide long distance service within their service areas. AT&T, MCI and other long distance carriers are allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, may enter the United States domestic long distance telecommunications market. In addition, the FCC had, on several occasions since 1984, approved or required price reductions by AT&T because it was a "dominant" carrier. However, the FCC reclassified AT&T as a "non- dominant" carrier for domestic purposes in October 1995 and for international purposes in May 1996. These FCC actions substantially reduced the regulatory constraints on AT&T. As the Company expands its geographic coverage, it will encounter additional regional competitors and increased competition. Moreover, the Company believes that competition in non-U.S. markets will increase and begin to resemble the competitive landscape in the U.S.

    The PTTs generally have certain competitive advantages that the Company and its other competitors do not have due to their control over the intra-national transmission lines and connection to it, their ability to delay access to lines and the reluctance of some regulators to adopt policies and grant regulatory approvals that will result in increased competition for the local PTT. If the PTT in any jurisdiction uses its competitive advantages to their fullest extent, the Local Operator in such jurisdiction would be adversely affected.

GOVERNMENT REGULATORY RESTRICTIONS

    National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit the Company's ability to provide certain telecommunications services. Furthermore, there can be no assurance that changes in current or future laws or regulations or future judicial intervention would not have a material adverse effect on the Company. In addition, the Company's strategy is based in large part upon the expected deregulation of the European Union (the "EU") markets based on European Commission directives. Such deregulation of the EU markets has already experienced delays. Accordingly, there can be no assurance that the EU will proceed with the expected deregulation in accordance with its current schedule, if at all, or that the trend towards deregulation will not be stopped or reversed. In addition, even if the EU does act to deregulate its telecommunications markets on the current schedule, the national governments of EU member states must pass legislation to deregulate the markets within their countries. The national governments may not necessarily pass such legislation in the form required, if at all, or may pass such legislation only after a significant delay. Even if a national legislature enacts appropriate regulations within the time frame established by the EU, there may be significant resistance to the implementation of such legislation from PTTs, regulators, trade unions and other sources. For example, in the United Kingdom, Mercury took legal action against the Post Office Engineering Union because the union refused to connect Mercury's customers. In France, the telecommunications union has stated its objection to the current move towards deregulation. These and other potential obstacles to deregulation would have a material adverse effect on the Company's operations by preventing the Company from expanding its operations as currently anticipated.

    In addition, the telecommunications services provided by the Company in the United Kingdom are subject to and affected by regulations introduced by the Office of Telecommunications ("Oftel"). Oftel has imposed mandatory rate reductions on British Telecom in the past and is expected to continue to do so for the foreseeable future. This will have the effect of reducing the prices the Company can charge its U.K. customers.

    The Company is currently authorized or otherwise allowed to originate traffic in only 16 states in the United States and relies on third party carriers to originate traffic in all other states, although the Company is applying for authority to originate traffic in most other states. The Company believes its use of a third party carrier in such other states is permissible, but any adverse action taken against the Company by a state authority due to such activity could have a material adverse effect on the Company, its financial condition and its results of operations.

RISK OF LOSS, OR DIMINUTION OF VALUE, OF OPERATING AGREEMENTS

    Although the Company's U.S. operation has operating agreements with 14 foreign carriers, the Company presently only utilizes five operating agreements with carriers in the Dominican Republic, the United Kingdom, Bolivia, Denmark and Norway. In order to utilize the remaining operating agreements, the Company would have to make an investment in transmission facilities to each of these countries, which the Company is unlikely to do unless and until it originates sufficient calling volume to a country to justify an investment. The Company's failure to utilize these operating agreements may result in these foreign carriers terminating such agreements in order to secure more profitable agreements with carriers other than the Company and may limit the Company's ability to secure operating agreements with additional foreign carriers. The loss of the Company's operating agreements could have a material adverse effect on its business, and the failure to enter into additional operating agreements or other favorable arrangements in the future could limit the Company's ability to increase its revenues on a positive gross margin basis. There can be no assurance that the Company will be able to enter into additional operating agreements or other favorable arrangements in the future.

    In addition, the Company's operating agreements may become less valuable to the Company. As increasing numbers of international carriers emerge, operating agreements may become more available. Moreover, as telecommunications markets deregulate, particularly in Europe, an increasing proportion of international traffic is being carried outside of the traditional operating agreement/settlement rate system.

DEPENDENCE ON CARRIER CUSTOMERS

    The Company provides telecommunication services to carrier customers principally in the United States. Revenues derived from the provision of such services accounted for 57% of the Company's actual U.S. revenues for the year ended December 31, 1996, respectively. Accordingly, the loss of revenue from carrier customers could have a material adverse effect upon the Company's business. Carrier customers are extremely price sensitive, generate very low margin business and frequently choose to move their business based solely on small price changes. In addition, certain of the Company's carrier customers are unprofitable or are only marginally profitable, resulting in a higher risk of delinquency or non-payment than in the case of more creditworthy customers. In February 1996, the Company terminated service to a carrier customer that accounted for 11% of ITG's total 1995 U.S. revenues for failure to pay for past services. As a result, although the Company is attempting to recover the amounts owed by such customer, the Company booked a $4.9 million write-off for bad debt on its 1995 financial statements. While the Company has recently instituted credit criteria to enable the Company to reduce its exposure to the higher risks associated with carrier customers, no assurance can be given that such criteria and methods will afford adequate protection against such risks.

DEPENDENCE UPON KEY PERSONNEL

    The success of the Company is dependent, in part, upon its key management. In particular, the Company is highly dependent upon certain of its officers, including Ronald S. Lauder, Chairman of the Board of each of the Issuer and the Guarantor, and Itzhak Fisher, the President and Chief Executive Officer of each of the Issuer and the Guarantor. The loss of services of Mr. Lauder, Mr. Fisher or any of the other members of the Company's senior management team could have a materially adverse effect on the Company. The degree of Mr. Lauder's involvement in the activities of the Company varies from time to time based on the then current needs of the Company. Mr. Lauder's involvement with the Company, in addition to his activities as a member of the Guarantor's and the Issuer's Boards of Directors and the Guarantor's Executive Committee, includes identifying potential local strategic partners, marketing the Company and recruiting management. However, he is not an employee of the Company and he spends a majority of his business time on other matters. While Mr. Fisher has an employment agreement with the Company, the Company does not have employment agreements with most of the other members of its senior management team. The Company also maintains a $5.0 million key man life insurance policy on the life of Mr. Fisher, as well as a key man policy on one other member of the Company's senior management team. See "Management--Key Man Life Insurance."

    The Company believes its future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. Such employees are in great demand and are often subject to offers for competitive employment. There can be no assurance that the Company can retain its key managerial employees or that it can attract, assimilate or retain such employees in the future.

DEPENDENCE ON EQUIPMENT SUPPLIER

    The Company purchases most of its switches from a vendor that has granted the Company volume discounts and also provides lease financing for, and maintenance of, this equipment. Although switches of comparable quality may be obtained from several alternative suppliers, the failure of the Company to acquire switches that are compatible from an alternative source, or the failure to acquire additional switches (regardless of the vendor) on a timely basis or on a similar price basis, could result in delays, operational problems or increased expenses, which could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROLLING SHAREHOLDERS; ANTI-TAKEOVER PROVISIONS

    Approximately 72.3% of the capital stock of the Guarantor (63.6% on a fully diluted basis) may be deemed to be beneficially owned by Ronald S. Lauder, Chairman of the Guarantor and the Issuer. However, pursuant to a shareholders' agreement and resolutions of the Guarantor's Board of Directors, Mr. Lauder, Andrew Gaspar and Itzhak Fisher, as the members of the Executive Committee of the Guarantor's Board, control the decision regarding the undertaking of major corporate actions. The exercise of these powers may present conflicts of interest between these individuals and the other owners of the Guarantor's capital stock and the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the Company's equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes. See "The Company--Controlling Shareholders" and "Principal Shareholders."

    The concentration of ownership in the Guarantor and Mr. Lauder's intention to maintain a controlling interest in the Guarantor, as well as the ability of the Guarantor's Executive Committee to control major corporate actions, may have the effect of delaying, deferring or preventing a change of control of the Guarantor, a transaction which might otherwise be beneficial to shareholders. In addition, the Guarantor's Memorandum of Association and bye-laws contain provisions that could delay, defer or prevent a change in control without the approval of the incumbent Board of Directors. Such a provision could impede the ability of the shareholders to replace management even if factors warrant such a change. See "Principal Shareholders" and "Description of Capital Stock."

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

    If the Issuer is liquidated under the laws of the United Kingdom after the issuance of the Notes, the claim of a holder of the Notes with respect to amounts owing in respect thereof may be limited to an amount equal to the sum of
(i) the issue price of the Notes and (ii) interest accrued in respect of the period before the Issuer goes into liquidation. Any original issue discount that was not accreted as of the date on which the Issuer goes into liquidation, and any cash interest accruing under the Notes in respect of any period after the Issuer goes into liquidation, would not be claimable by holders of the Notes in the liquidation of the Issuer (although U.K. insolvency law provides that any surplus amounts remaining after payment of all other debts in connection with the liquidation of the Issuer shall be available to pay interest accrued on debts in respect of any period after the commencement of the liquidation).

BERMUDA CORPORATE LAW

    The Guarantor is a Bermuda company and, accordingly, is governed by The Companies Act 1981 of Bermuda. The Companies Act 1981 of Bermuda differs in certain aspects from laws generally applicable to United States corporations and shareholders, including with respect to the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders suits, indemnification of directors and inspection of corporate records.

UNITED KINGDOM CORPORATE LAW

    The Issuer is a United Kingdom corporation and, accordingly, is governed by the Companies Act 1985 of the United Kingdom. This act differs materially from laws generally applicable to United States corporations and their shareholders, including regulations relating to interested directors, mergers, indemnification of directors and inspection of corporate records. United Kingdom company law does include requirements for the protection of investors who suffer abuse and legal requirements relating to the disclosure of information.

DEVALUATION AND CURRENCY RISKS

    An increasing portion of the Company's revenues and expenses will be denominated in non-U.S. currencies, although a disproportionate portion of the Company's expenses, including interest and principal on the Notes, will be denominated in U.S. dollars. In addition, the Company, in the future, may acquire interests in entities that operate in countries where the expatriation or conversion of currency is restricted. The Company currently does not hedge against foreign currency exchange translation risks but may in the future commence such hedging against specific foreign currency transaction risks. Because of the number of currencies involved, the Company's constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the United States dollar, the Company cannot quantify the effect of exchange rate fluctuations on its future financial condition or results of operations.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The issuance of the Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. Original Notes that are not tendered following the consummation of the Exchange Offer will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to provide for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of such Original Notes. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Original Notes are tendered in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer." Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Exchange Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

LACK OF PUBLIC MARKET

    The Exchange Notes are a new issue of securities for which there is currently no active trading market. If any Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance of, and prospects for the Company.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Original Notes were initially issued and sold by the Issuer on October 3, 1996 (the "Closing Date"), to Morgan Stanley & Co. Incorporated, Bear, Stearns Co. Inc. and Dillon Read & Co. Inc., as placement agents (the "Placement Agents"), pursuant to a Placement Agreement, dated September 30, 1996 (the "Placement Agreement"). The Placement Agents subsequently sold the Original Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to institutional accredited investors in reliance on other exemptions from the registration requirements under the Securities Act. Pursuant to the Placement Agreement, the Issuer and the Placement Agents entered into a Notes Registration Rights Agreement on October 3, 1996 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Issuer agreed to use its best efforts to consummate the Exchange Offer on or prior to June 1, 1997. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the description of the terms of the Registration Rights Agreement is qualified in their entirety by reference thereto. The Registration Statement of which this Prospectus is a part is intended to satisfy the Issuer's and the Guarantor's obligations with respect to the registration of Original Notes in accordance with the terms of the Registration Rights Agreement and the Indenture.

    Following the consummation of the Exchange Offer, holders of Original Notes not tendered in the Exchange Offer and holders of Exchange Notes will not have any further registration rights. In addition, holders of Original Notes will continue to be subject to certain restrictions on transfer. See "--Termination of Certain Rights." Accordingly, the liquidity of the market for Original Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

    The Original Notes were issued in units together with warrants (the "Warrants") to purchase Class A common shares of the Guarantor (the "Class A Common Stock"). Since April 1, 1997, the Warrants have been separately tradeable from the Original Notes and are not part of the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    The Issuer intends the following terms to provide for the conduct of the Exchange Offer in accordance with the provisions of the Registration Rights Agreement, the Indenture, the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), the Issuer will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on May 22, 1997, or such later time and date to which the Exchange Offer is extended by the Issuer in its sole discretion (the "Expiration Date"). The Issuer will issue $1,000 principal amount (or fraction thereof) of Exchange Notes in exchange for each $1,000 principal amount (or fraction thereof) of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

    The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and (ii) the Exchange Notes will not be subject to any covenant regarding registration under the Securities Act, including any such rights under the Registration Rights Agreement or the Indenture, which rights, in any event, will terminate with respect to the Original Notes upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that both the Exchange Notes and the Original Notes will be treated as a single class of debt securities under the Indenture.

    As of the date of this Prospectus, $300 million principal amount of Original Notes was outstanding. There will be no fixed record date for determining holders of the Original Notes entitled to participate in the Exchange Offer.

    The Issuer shall be deemed to have accepted validly tendered Original Notes when, as and if the Issuer has given oral or written notice thereof (oral notice being promptly confirmed in writing) to The Chase Manhattan Bank, as Exchange Agent (the "Exchange Agent"). The Exchange Agent will act as agent for the tendering holders of the Original Notes for the purposes of receiving the Exchange Notes from the Issuer.

    Holders of Notes (each, a "Holder") who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expense."

EXTENSION; AMENDMENTS

    In order to extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice (oral notice being promptly confirmed in writing) and will make public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Expiration Date, (iii) if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer or (iv) to amend the terms of the Exchange Offer in any manner, by giving oral or written notice (oral notice being promptly confirmed in writing) of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendments by means of a prospectus supplement that will be distributed to The Depositary Trust Company ("DTC") and the Issuer will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

    Without limiting the manner in which the Issuer may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Issuer shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING BOOK-ENTRY INTERESTS

    The Original Notes (which for purposes of the Exchange Offer include Book-Entry Interests (as defined) therein and Original Notes in registered form ("Definitive Registered Notes")) were issued as global securities in bearer form without interest coupons (each, a "Global Note"). Concurrently with the issuance thereof, the Global Notes were deposited with The Chase Manhattan Bank, as Book-Entry Depositary (the "Book-Entry Depositary"), which issued a certificateless depositary interest (each, a "Depositary Interest") in each Global Note representing a 100% interest therein to DTC. Beneficial interests in the Global Notes, held by direct or indirect participants in DTC through the Depositary Interests (the "Book-Entry Interests"), are shown on, and transfers thereof are effected only through, records maintained in book-entry form by DTC (with respect to its participants) and its participants.

    Each Holder (which for purposes of the Exchange Offer, includes any participant in DTC whose name appears on a security position listing as a holder of Book-Entry Interests) of Original Notes held in the form of Book-Entry Interests who wishes to tender such Book-Entry Interests for exchange pursuant to the Exchange Offer must transmit to the Exchange Agent on or prior to the Expiration Date either (i) a properly completed and duly executed Letter of Transmittal or a facsimile thereof, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the cover page of the Letter of Transmittal or (ii) a computer-generated message (an "Agent's Message"), transmitted by means of DTC's Automated Tender Offer Program ("ATOP") system and received by the Exchange Agent and forming a part of a book-entry transfer (a "Book-Entry Confirmation"), in which such Holder acknowledges and agrees to be bound by the terms of the Letter of Transmittal. In addition, in order to deliver Original Notes held in the form of Book Entry Interests (i) a timely Book-Entry Confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-Entry Transfer" must be received by the Exchange Agent prior to the Expiration Date or (ii) the Holder must comply with the guaranteed delivery procedures described below.

    The tender of an Original Note by a Holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth hereunder and in the Letter of Transmittal.

    DELIVERY OF BOOK-ENTRY INTERESTS MUST BE EFFECTED BY BOOK-ENTRY TRANSFER AS DESCRIBED UNDER "--BOOK-ENTRY TRANSFER." THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO THE ISSUER.

PROCEDURES FOR TENDERING DEFINITIVE REGISTERED NOTES

    Only registered holders of Definitive Registered Notes may tender such Original Notes in the Exchange Offer. Each Holder of Definitive Registered Notes who wishes to tender such Definitive Registered Notes for exchange pursuant to the Exchange Offer must transmit to the Exchange Agent on or prior to the Expiration Date a properly completed and duly executed Letter of Transmittal or a facsimile thereof, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "--Exchange Agent." In addition, in order to deliver Definitive Registered Notes
(i) the certificates representing such Definitive Registered Notes must be received by the Exchange Agent prior to the Expiration Date or (ii) the Holder must comply with the guaranteed delivery procedures described below.

    The tender by a Holder (not withdrawn prior to Expiration Date) will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF THE DEFINITIVE REGISTERED NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR CERTIFICATES FOR DEFINITIVE REGISTERED NOTES

SHOULD BE SENT TO THE ISSUER. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.

PROCEDURES APPLICABLE TO ALL HOLDERS

    Any beneficial owner of Book-Entry Interests whose name does not appear on a security position listing of DTC as a holder of such Book-Entry Interests and any beneficial owner of Definitive Registered Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Book-Entry Interests or Definitive Registered Notes in the Exchange Offer should contact such person in whose name such Book-Entry Interests or Definitive Registered Notes are registered promptly and instruct such Holder to tender on such beneficial owner's behalf.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Original Notes surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Original Notes who has not completed the box entitled "Special Issuance Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions").

    If the Letter of Transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of its authority to so act must be submitted.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the Original Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of the Original Notes, none of the Issuer, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed to have been made until any and all such defects or irregularities have been cured or waived.

    While the Issuer has no present plan to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes that are not tendered in the Exchange Offer, the Issuer reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions of the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By transmitting an Agent's Message or executing a Letter of Transmittal, each Holder will represent to the Issuer and agree that, among other things, (i) the Exchange Notes or interests therein to be acquired by such Holder and any beneficial owners thereof (the "Beneficial Owner(s)") in the Exchange Offer are being acquired by such Holder and any Beneficial Owner(s) in the ordinary course of business of the Holder and any such Beneficial Owner(s), (ii) the Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) the Holder and each Beneficial Owner acknowledge and agree that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes and any interest therein acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters (see "--Resales of the Exchange Notes"), (iv) the Holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above and any resales of the Exchange Notes and any interest therein obtained by such Holder in exchange for the Original Notes originally acquired by such Holder directly from the Issuer should be covered by an effective registration statement containing the selling security holder information required by Items 507 and 508, as applicable, of Regulation S-K of the SEC and (v) neither the Holder nor any Beneficial Owner(s) is an "affiliate," as defined in Rule 405 promulgated under the Securities Act, of the Issuer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes must represent that the Original Notes tendered in the Exchange Offer were acquired by such broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Original Notes where Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will accept, promptly after the Expiration Date, all Original Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Original Notes. See "--Conditions of the Exchange Offer." For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Original Notes for exchange when, as and if the Issuer has given oral or written notice thereof (oral notice being promptly confirmed in writing) to the Exchange Agent.

RETURN OF ORIGINAL NOTES

    If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn or are submitted for a greater principal amount than the Holders thereof desire to exchange, then such unaccepted, withdrawn or non-exchanged Original Notes will be returned without expense to the tendering Holder thereof. Under such circumstances, Book-Entry Interests in Original Notes will be credited to an account maintained with DTC as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will establish an account with respect to the Book-Entry Interests at DTC for purposes of the Exchange Offer promptly after the date of this Prospectus. All deliveries of Book-Entry Interests must be made by book-entry transfer to the account maintained by the Exchange Agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Book-

Entry Interests by causing DTC to transfer such Book-Entry Interests into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. Holders of Book-Entry Interests who are unable to deliver a Book-Entry Confirmation of the tender of their Book-Entry Interests into the Exchange Agent's account at DTC or all other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, must tender their Book-Entry Interests according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If a Holder of Original Notes desires to tender such Original Notes and time will not permit such Holder's required documents to reach the Exchange Agent, or the procedure for book-entry transfer cannot be completed or the certificates relating to Definitive Registered Notes cannot be delivered, in each case, on or prior to the Expiration Date, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (a) either a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent's Message and (b) a Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by facsimile transmission, mail or hand delivery), setting forth the name and address of such Holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation or the certificates relating to the Definitive Registered Notes and all other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation or the certificates relating to the Definitive Registered Notes and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

    A tender of Original Notes may be withdrawn any time prior to the Expiration Date.

    For a withdrawal to be effective, (i) a written notice must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" or
(ii) the appropriate procedures of DTC's ATOP system must be complied with. Any such notice of withdrawal with respect to Book-Entry Interests must (a) specify the name of the person having tendered the Original Notes to be withdrawn and identify the Original Notes to be withdrawn (including the principal amount of such Original Notes) and (b) specify the name and number of the account at DTC to be credited with the withdrawn Original Notes and otherwise comply with the procedures of DTC. Any such notice of withdrawal with respect to Definitive Registered Notes must (x) specify the name of the person having tendered the Definitive Registered Notes to be withdrawn and (y) identify the Definitive Registered Notes to be withdrawn (including the certificate number and principal amount of Original Notes). Any such written withdrawal must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, in its sole discretion and whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above at any time on or prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, the Issuer shall not be required to accept for exchange, or exchange Exchange Notes for, any Original Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Original Notes:

        (a) if, in the sole judgment of the Issuer, the Exchange Offer would violate any law, statute, rule or regulation or an interpretation thereof of the SEC staff; or

        (b) with respect to all Book-Entry Interests tendered, if on the Expiration Date, the Book-Entry Depositary does not present the Global Notes to The Chase Manhattan Bank, as trustee (the "Trustee").

    If the Issuer determines in its sole discretion that any of the conditions are not satisfied, the Issuer may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the Expiration Date, subject, however, to the rights of Holders to withdraw such Original Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuer will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders and the Issuer will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

TERMINATION OF CERTAIN RIGHTS

    All rights under the Registration Rights Agreement (including registration rights) of holders of the Original Notes will terminate upon consummation of the Exchange Offer except with respect to the Issuer's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Original Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Original Notes pursuant to Rule 144A, (iii) to use its reasonable best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Exchange Notes by broker-dealers for a period of 180 days from the date on which the Registration Statement is declared effective and (iv) to provide copies of the latest version of this Prospectus to broker-dealers upon their request for a period of 180 days from the date on which the Registration Statement is declared effective.

EXCHANGE AGENT

    The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

       BY REGISTERED OR CERTIFIED MAIL, BY OVERNIGHT COURIER OR BY HAND:

                            The Chase Manhattan Bank
                                   15th Floor
                               450 W. 33rd Street
                         New York, New York 10001-2697
                           Attention: James D. Heaney
                                       or

                                 BY FACSIMILE:

                            The Chase Manhattan Bank
                           Attention: James D. Heaney
                     Facsimile Number: (212) 946-8161/8162

    In addition, Letters of Transmittal and any other required documentation should be sent to the Exchange Agent at the address set forth above, except where facsimile transmission is specifically authorized (E.G., withdrawals and Notices of Guaranteed Delivery). DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Issuer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Issuer and its affiliates.

    The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket expenses in connection therewith.

    The Issuer will pay all transfer taxes ,if any, applicable to the exchange of the Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Original Notes may be resold only (i) to the Issuer or any subsidiary thereof, (ii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) outside the United States to non-U.S. persons in an offshore transaction in compliance with Rule 904 under the Securities Act, (iv) pursuant to an exemption from registration in accordance with Rule 144 (if available), (v) to an institutional "accredited investor" that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the registration of transfer of the Original Notes and, if such transfer is in respect of a principal amount of Original Notes as the time of transfer of less than $250,000, an opinion of counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act and (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the Trustee being met. The liquidity of the Original Notes could be adversely affected by the Exchange Offer. See "Risk Factors--Consequences of Failure to Exchange." Following the consummation of the Exchange Offer, holders of the Original Notes will have no further registration rights under the Registration Rights Agreement except as described herein under "--Termination of Certain Rights."

RESALES OF THE EXCHANGE NOTES

    Based on an interpretation by the staff of the SEC set forth in certain no-action letters issued to third parties, the Issuer believes that the Exchange Notes or interests therein issued pursuant to the Exchange Offer in exchange for Original Notes or interests therein may be offered for resale, resold and otherwise transferred by a Holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Issuer within the meaning of Rule 405 under the

Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, PROVIDED that the Holder is acquiring the Exchange Notes in the ordinary course of its business and not participating, and had no arrangement or understanding with any person to participate, in the distribution of Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes must represent that the Original Notes tendered in the Exchange Offer were acquired by such broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time or time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

                                USE OF PROCEEDS

    The Exchange Offer is being effected to satisfy the Company's obligations under the Original Notes, the Indenture and the Registration Rights Agreement. The Company will not receive any cash proceeds from the Exchange Offer. In consideration of issuing the Exchange Notes in the Exchange Offer, the Issuer will receive an equal principal amount of Original Notes. Original Notes that are properly tendered in the Exchange Offer and not validly withdrawn will be accepted, cancelled and retired and cannot be reissued.

    The net proceeds to the Company from the Private Offering were approximately $289.0 million, after deducting commissions and other expenses paid by the Company.

    The Company has used the proceeds as follows: (i) approximately $102.8 million in connection with the purchase of the Pledged Securities, which will be used to make the first six scheduled interest payments on the Notes and as security for the repayment of the principle amount of the Notes, (ii) approximately $10.5 million in connection with the ITG 1996 Acquisition and the purchase of all remaining minority interests in Cyberlink and Cyberlink Communications Europe, Ltd. ("Cyberlink Europe"), (iii) approximately $10.5 million to purchase the Company's 75% ownership interest in Belnet, (iv) approximately $1.5 million in settlement of legal claims, (v) approximately $2.0 million in connection with the purchase of a customer base for the Company's Australian operations, (vi) to fund operating losses and capital expenditures of its existing Local Operators, and (vii) to fund the start-up operating losses and capital expenditures of new operations, which include start-up operations in Denmark and Australia. The Company believes it will use the remaining proceeds to fund other potential acquisitions, strategic alliances or start-up of its own operations in additional countries and for working capital and general corporate purposes. The Company has invested such remaining proceeds in short-term, interest-bearing, investment grade securities. See "Business-Targeted Operations."

    The net proceeds from the Private Offering, together with borrowings under the Revolving Credit Facility and vendor financing, are expected to fund the Company's planned expansion of its existing operations and operating losses for 18 to 24 months; however, this is a forward-looking statement and there can be no assurance in this regard. If the Company's plans or assumptions change, if its assumptions prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds for the Private Offering together with the proceeds of the Revolving Credit Facility and such vendor financing otherwise prove to be insufficient, the Company may be required to seek additional capital sooner than currently anticipated.

                                 CAPITALIZATION

    The following table sets forth the consolidated cash and capitalization of the Guarantor as of December 31, 1996. The table should be read in conjunction with the Company's Consolidated Financial Statements, and the related notes thereto, and the other information included elsewhere in this Prospectus. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Consolidated Statements of Operations."

                                                                          AS OF DECEMBER 31,
                                                                                 1996
                                                                        ----------------------
Cash and cash equivalents.............................................        $  104,068
                                                                                --------
                                                                                --------
Restricted marketable securities......................................        $  104,370
                                                                                --------
                                                                                --------
Short-term debt and current portion of long-term debt and current
  portion of capital lease obligations................................        $    6,974
Long-term debt and capital lease obligation:
  Capital leases......................................................            12,393
  12 1/4% Senior Notes due 2006 (net of unamortized discount of $4.0
    million)..........................................................           296,000
  Other long-term debt................................................             6,032
                                                                                --------
    Total long-term debt and capital lease obligations................        $  321,399
                                                                                --------
                                                                                --------
Shareholders' equity:
  Common shares, $.01 par value; 20,000,000 shares authorized;
    4,807,711 shares Class B shares outstanding.......................        $       48
  Preferred stock, $.01 par value; 20,000,000 shares authorized;
    9,243,866 shares outstanding......................................                93
  Warrants-Common Stock...............................................             5,544
  Additional paid-in capital..........................................            65,064
  Accumulated deficit.................................................           (47,740)
  Foreign currency translation adjustment.............................              (622)
  Deferred financing costs............................................            (1,544)
                                                                                --------
    Total shareholders' equity........................................            20,843
                                                                                --------
      Total capitalization............................................        $  342,242
                                                                                --------
                                                                                --------

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    The following unaudited Pro Forma Consolidated Statements of Operations present the Company's consolidated results of operations for the year ended December 31, 1996, after giving effect to the ITG 1996 Acquisition, the Sprint Acquisitions and the Belnet Acquisition and the financing thereof, and the other adjustments referred to herein, in each case as if these transactions had occurred on January 1, 1996. The pro forma data for the year ended December 31, 1996 does not give effect to the Private Offering and the application of a portion of the net proceeds thereof to repay certain indebtedness. Accordingly, the data set forth herein differs from the pro forma data set forth in the Summary Financial Data contained herein. The pro forma data are not necessarily indicative of the results that would have been achieved, nor are they indicative of the Company's future results.

 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
                                      1996

                                                          YEAR ENDED                                  YEAR ENDED
                                                         DECEMBER 31,   ACQUIRED                     DECEMBER 31,
                                                             1996       ENTITIES       PRO FORMA         1996
                                                          HISTORICAL       (1)      ADJUSTMENTS (2)   PRO FORMA
                                                         ------------  -----------  ---------------  ------------
                                                                  (IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...............................................   $  113,257    $  10,979      $      --      $  124,236
Cost of services.......................................      (98,461)      (7,696)            --        (106,157)
                                                         ------------  -----------       -------     ------------
Gross profit...........................................       14,796        3,283             --          18,079
Selling, general and administrative expense............      (38,893)      (2,807)            --         (41,700)
Depreciation and amortization..........................       (6,655)        (443)        (2,128)         (9,226)
                                                         ------------  -----------       -------     ------------
Loss from operations...................................      (30,752)          33         (2,128)        (32,847)
Interest income........................................        3,976           --             --           3,976
Interest expense.......................................      (11,359)          (1)          (732)        (12,092)
Other expense..........................................         (288)        (209)            --            (288)
Foreign currency transaction gain......................          758           --             --             758
Minority Interest......................................         (180)          --             --            (389)
Provision for Income taxes.............................         (395)          --             --            (395)
                                                         ------------  -----------       -------     ------------
Net loss attributable to Class B Common Stock..........   $  (38,240)   $    (177)     $  (2,860)     $  (41,277)
Loss per share of Class B Common Stock (3).............   $   (11.24)                                 $   (12.14)
Weighted average number of shares of Class B Common
  Stock outstanding....................................        3,401                                       3,401
OTHER FINANCIAL DATA:
  EBITDA (4)...........................................   $  (23,807)   $     267      $      --      $  (23,540)
  Capital expenditures (5).............................       24,097        2,065             --          26,162
  Ratio of earnings to fixed charges (6)...............           --           --             --              --
  Cash used in operating activities....................      (10,475)          --             --              --
  Cash used in investing activities....................     (225,000)          --             --              --
  Cash provided by financing activities................      335,031           --             --              --

                                              FOOTNOTES APPEAR ON FOLLOWING PAGE

                               REVENUES BY MARKET

    The following table describes the breakdown of the Company's unaudited pro forma revenues in each of its markets for the year ended December 31, 1996.

                                                                             FOR THE YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                        ----------------------------
                                                                             ($ IN
                                                                          THOUSANDS)        % OF
                                                                            AMOUNT          TOTAL
                                                                        ---------------     -----
United States.........................................................    $    85,843            69%
France................................................................         11,078             9
Germany...............................................................         11,705            10
Netherlands...........................................................          7,857             6
United Kingdom........................................................          6,260             5
Others................................................................          1,493             1
                                                                        ---------------         ---
                                                                          $   124,236           100%
                                                                        ---------------         ---
                                                                        ---------------         ---

------------------------

(1) The pro forma data for the year ended December 31, 1996 includes the results of operations for (i) Sprint France and Sprint Germany from January 1, 1996 to April 30, 1996 and (ii) Belnet from January 1, 1996 to September 30, 1996, each of which is prior to the Company's acquisition of such entities.

(2) Pro forma depreciation and amortization expense reflects approximately $2.1 million of amortization expense on the goodwill recognized in connection with the acquired entities (see note(1)) had such acquisitions occurred on January 1, 1996. Goodwill is amortized over a period of 15 years.

    Pro forma interest expense reflects $732,000 of interest for the year ended December 31, 1996 for interest expense that would have been recognized for indebtedness incurred with respect to the Company's acquisition of the acquired entities as if all such acquisitions had occurred on January 1, 1996.

(3) Loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding stock options and warrants are not included in the loss per share calculation as their effect is anti-dilutive. Class B common shares, par value $.01 per share (the "Class B Common Stock"), of the Guarantor are the only outstanding shares of common stock of the Guarantor.

(4) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

(5) Capital expenditures include assets acquired through capital lease financing and other debt.

(6) The ratio of earnings to fixed charges is computed by dividing the loss from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges by approximately $37.7 million. On a pro forma basis, earnings would have been insufficient to cover fixed charges by $40.5 million for 1996.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below with respect to the years ended December 31, 1996 and 1995 has been derived from the Company's Consolidated Financial Statements. The information as of and for the year ended December 31, 1994 has been derived from the financial statements of the predecessor entity, International Telecommunications Group, Ltd. The information set forth below is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                           YEAR ENDED
                                                                                          DECEMBER 31,
                                                                               -----------------------------------
                                                                                                       PREDECESSOR
                                                                                  1996        1995        1994
                                                                               ----------  ----------  -----------

                                                                                 (IN THOUSANDS, EXCEPT LOSS PER
                                                                                             SHARE)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenues...................................................................  $  113,257  $   18,617   $   4,702
  Cost of services...........................................................     (98,461)    (17,510)     (4,923)
                                                                               ----------  ----------  -----------
  Gross profit (loss)........................................................      14,796       1,107        (221)
  Selling, general and administrative expense................................     (38,893)     (9,639)     (2,395)
  Depreciation and amortization..............................................      (6,655)       (849)       (240)
                                                                               ----------  ----------  -----------
  Loss from operations.......................................................     (30,752)     (9,381)     (2,856)
  Interest income............................................................       3,976         173      --
  Interest expense...........................................................     (11,359)       (194)       (225)
  Other expense..............................................................        (288)     --          --
  Foreign currency transaction gain..........................................         758      --          --
  Minority interest..........................................................        (180)     --          --
  Income taxes...............................................................        (395)     --          --
                                                                               ----------  ----------  -----------
  Net loss...................................................................  $  (38,240) $   (9,402)  $  (3,081)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------
Loss per share(1)............................................................  $   (11.24) $    (3.65)  $  (15.41)
Weighted average number of shares of Common Stock outstanding................       3,401       2,576         200
OTHER FINANCIAL DATA:
  EBITDA(2)..................................................................  $  (23,807) $   (8,532)  $  (2,616)
  Capital expenditures (3)...................................................      24,097       6,074       1,126
  Ratio of earnings to fixed charges (4).....................................      --          --          --
  Cash (used in) provided by operating activities............................     (10,475)      3,554      (1,987)
  Cash used in investing activities..........................................    (225,000)    (16,537)       (478)
  Cash provided by financing activities......................................     335,031      18,143       2,888

                                                                                        AS OF DECEMBER 31
                                                                               -----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  -----------

                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..................................................  $  104,068  $    5,163   $     452
  Restricted marketable securities...........................................     104,370      --          --
  Total assets...............................................................     427,969      53,072       3,682
  Short-term debt and current portion of capital lease obligations...........       6,974       5,506       2,645
  Long-term debt and capital lease obligation................................     314,425       6,648       1,404
  Shareholders' equity (deficiency)..........................................      20,843       5,705      (3,651)

------------------------

(1) Loss per share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive.

(2) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to use by other companies of different financial statement components in calculating EBITDA.

(3) Capital expenditures include assets acquired through capital lease financing and other debt.

(4) The ratio of earnings to fixed charges is computed by dividing the loss from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest. For the years 1996, 1995 and 1994, earnings were insufficient to cover fixed charges by approximately $37.7 million, $9.4 million and $3.1 million, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS, INCLUDING, BUT NOT LIMITED TO, CONTINUED DEVELOPMENT OF THE COMPANY'S BUSINESS, ACTIONS OF REGULATORY AUTHORITIES AND COMPETITORS AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS."

OVERVIEW

    GENERAL

    The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services, including long distance calling to over 200 countries, calling card, private line and value-added services. The Company focuses on providing international long distance voice service to small and medium-sized businesses in strategic markets. The Company currently has operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, the Netherlands, Denmark and Australia. In 1995, approximately 53.0% of all international long distance telecommunications minutes originated in these markets. The Company is expanding its operations and network into additional strategic markets which account for a significant portion of the remaining international traffic. The Company's consolidated pro forma revenues for the year ended December 31, 1996 were $124.2 million.

    The Company's initial operations were established in the United States in 1995 through the acquisition of interests in Cyberlink and Cyberlink Europe in September and November 1995 (the "Cyberlink Acquisitions") and the acquisition of interests in ITG in 1995 (the "ITG 1995 Acquisition"). ITG and Cyberlink had growing businesses in New York and California, respectively, each with an established customer base and sales channels, but both had operational problems which prevented these entities from realizing their profit potential. These problems included costly capacity arrangements, vendor disputes and inadequate credit and pricing policies. Each of ITG and Cyberlink was also unable to obtain funding for working capital which limited their ability to purchase capacity on a cost-efficient basis which, coupled with the foregoing problems, limited their operating performance.

    Following the Company's acquisition of interests in ITG in 1996 (the "ITG 1996 Acquisition"), which brought the Company's ownership in ITG to 87% the Company obtained full operational control and took further steps to streamline and improve operations, including finance, network provisioning, pricing and selling functions.

    Following the Company's consummation of the Cyberlink Acquisition and the ITG 1995 Acquisition, the Company implemented solutions designed to improve ITG's and Cyberlink's operations, including adding key members of management. The Company has negotiated and continues to negotiate rate reductions and more appropriate capacity arrangements based on the Company's current and anticipated capacity requirements. The Company improved vendor relations by paying bills on a more timely basis and has implemented stricter financial controls, including ongoing customer credit reviews and managerial procedures to reduce credit exposure. The Company has also settled certain disputes and claims with certain of its vendors.

    As a result of the Company's efforts to improve the operational deficiencies of ITG and Cyberlink, the Company's pro forma gross margins increased 5.3% to 14.6% for the year ended December 31, 1996. The Company expects that its gross margin will continue to improve as a result of the operational efficiencies to be derived from continued growth, the continued development of RSL-NET and the resulting economies of scale. However, the foregoing is a forward-looking statement and there can be no assurance that the Company will be able to continue to improve its gross margins. Factors which could affect such statement include (i) changes to or the Company's inability to effect its growth strategy,
(ii) regulatory actions or
inactions which adversely affect the Company's existing operations or ability to expand outside of the U.S. and (iii) changes in the competitive and economic environments in each of the Company's existing and new markets. See "Risk Factors--Low Gross Margins."

SCHEDULE OF ACQUISITIONS AND PURCHASE PRICE ALLOCATION

    The following table provides a chronology of all of the material acquisitions, purchase price allocations and the total purchase price of the Company's acquisitions.

                                                                       COMPONENT COST AND              TOTAL RECORDED
ACQUISITION                           DATES ACQUIRED              PURCHASE PRICE ALLOCATION(1)        PURCHASE PRICE(2)
------------------------------  ---------------------------  ---------------------------------------  -----------------
                                                                         ($ IN MILLIONS)               ($ IN MILLIONS)
ITG (Predecessor) (3).........  March 1995--September 1996   Assets acquired:                             $    26.8
                                                               Cash and cash equivalents of $7.4
                                                                 Accounts receivable of $6.7
                                                                 Telecommunications equipment of
                                                                 $1.9
                                                                 Deposits and others of $1.3
                                                                 Intangible assets--Goodwill of
                                                                 $26.8
                                                             Liabilities assumed:
                                                               Accounts payable of $42.0
                                                                 Long term debt of $2.1
Cyberlink.....................  September 1995--March 1997   Assets acquired:                                  30.6
                                                               Accounts receivable of $2.2
                                                                 Telecommunications equipment of
                                                                 $2.6
                                                                 Deposits and others of $0.7
                                                                 Intangible assets--Goodwill of
                                                                 $30.6
                                                             Liabilities assumed:
                                                               Accounts payable of $33.5
                                                                 Long term debt of $2.6

Cyberlink Europe..............  November 1995--March 1997    Assets acquired:                                   5.2
                                                               Accounts receivable of $0.2
                                                                 Intangible assets--Goodwill of $2.9
                                                             Liabilities assumed:
                                                               Accounts payable of $3.1

Belnet(1).....................  October 1996                 Assets acquired:                                  10.5
                                                               Cash of $2.3
                                                                 Accounts receivable of $0.6
                                                                 Telecommunications equipment of
                                                                 $1.2
                                                                 Deposits and others of $0.3
                                                                 Intangible assets--Goodwill of $8.5
                                                             Liabilities assumed:
                                                               Accounts payable of $2.4

Other Acquisitions............  May--August 1996             Assets acquired:                                  13.8
                                                               Telecommunications equipment of $1.0
                                                                 Intangible assets--Goodwill of
                                                                 $11.7
                                                             Liabilities assumed:
                                                               Lease commitment of $2.4

------------------------------

(1) Purchase Price Allocation represents the results of the Company's fair value analysis and resulting valuation attributable to the assets purchased, liabilities assumed and goodwill allocated with respect to each of the Company's acquisitions.

(2) Total recorded purchase price consists of cash paid in connection with each respective acquisition and assumed net liabilities recorded as accrued expenses and other liabilities--non current in the Company's December 31, 1996 consolidated balance sheet.

(3) In connection with certain stock purchase agreements that the Company has with the former majority shareholders of both ITG and Belnet, the Company has provided such shareholders with the right to sell their respective remaining shareholdings in such subsidiary to the Company at such time, if any, that the Company consummates an initial public offering. The Company will account for the effects of these transactions in the period, if ever, in which these transactions occur. Furthermore, the Company does not have any contingent payment liabilities, options or any other commitments, other than that which exists under such certain stock purchase agreements, as noted above, to any selling stockholders of acquired entities.

ACQUISITION ACCOUNTING

    Since its formation in 1994, the Company has expanded its revenues, customer base and network through internal growth and acquisitions. All of its acquisitions were negotiated on an arm's length basis with unaffiliated third parties. The Company accounted for all of its acquisitions of controlling interests using the purchase method of accounting and, accordingly, the respective purchase prices have been allocated to the assets acquired and liabilities assumed based on their estimated fair values at their dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is being amortized over a 15-year period. For periods prior to April 1, 1996, the Company had included 100% of the losses of its loss generating subsidiaries in its results of operations because the book value of the minority interests in these subsidiaries has been reduced to below zero. Effective April 1, 1997, the Company owns 100% of its loss generating subsidiaries. The Company does however record minority interest for another entity's ownership interest in Belnet. The Company's non-U.S. subsidiaries denominate revenues, costs, assets and liabilities for the most part in local currencies. All of the subsidiaries, however, report their financial results in U.S. dollars pursuant to U.S. GAAP. See "--Currency."

    The following table sets forth the Company's recorded acquisition value for material acquisitions completed by the Company:

                                                                                                        CUMULATIVE
ACQUISITION                                                   DATE            ACQUISITION VALUE (1)     OWNERSHIP %
---------------------------------------------------  ----------------------  -----------------------  ---------------
                                                                                 ($ IN MILLIONS)
ITG Acquisitions:
  Initial Investment(2)............................  March 1995                           4.8                   25
  First Step-up....................................  April 1995                           2.4                   35
  Second Step-up...................................  September 1995 (3)                   8.1                   50
  Third Step-up....................................  September 1996                      11.5                   87(4)

Cyberlink Acquisitions: (5)
  Cyberlink........................................  September 1995                      15.6                   51
                                                     August 1996                          2.0                   63
                                                     December 1996                       12.2                   94
                                                     March 1997                            .8                  100
  Cyberlink Europe.................................  November 1995                        2.2                   51
                                                     August 1996 (6)                      1.0                   74
                                                     December 1996                        1.1                   91
                                                     March 1997                            .9                  100

Sprint Acquisitions:
  Sprint France....................................  May 1996                              (7)                 100
  Sprint Germany...................................  May 1996                              (7)                 100

  Incom Acquisition................................  August 1996(8)                       3.8                  100

  Belnet Acquisition...............................  October 1996(9)                     10.5                   75

------------------------

(1) Acquisition value represents the Company's recorded values under U.S. GAAP and includes cash paid plus the assumption of net liabilities.

(2) The Company's initial investment in ITG was $4.75 million, $3.0 million of which was paid in 1995 and $1.75 million of which was paid in 1996.

(3) The Company began to consolidate ITG's operations effective with its acquisition of a majority equity interest in ITG on September 30, 1995. From March 1995 to September 30, 1995, the Company accounted for its investment in ITG using the equity method of accounting.

(4) The Company acquired 38% of ITG's shares in the third step-up and caused ITG to issue additional shares in connection with the Incom Acquisition (as defined herein), thereby diluting the Company's interest in ITG to 87%.

(5) In connection with the acquisitions of Cyberlink and Cyberlink Europe, the Company paid approximately $1.5 million and approximately $2.2 million (approximately $900,000 in 1995 and $1.3 million in 1996), respectively, and assumed net liabilities of approximately $14.1 million and $1.0 million, respectively. In early 1996, the Company paid an additional approximately $2.1 million for Cyberlink. Such additional amount resulted from certain contingent 1995 events. In August 1996, the Company purchased approximately 12% and 9% of Cyberlink and Cyberlink Europe, respectively, from the former president of such companies. The Company purchased approximately 37% and 26% of Cyberlink and Cyberlink Europe, respectively, from several minority shareholders during the period from August 1996 through March 1997.

(6) Cyberlink Europe issued additional shares pursuant to capital calls in May and August 1996. The Company's subscription to these capital calls increased the Company's ownership in Cyberlink Europe by approximately 14% (in addition to the approximately 9% of Cyberlink Europe purchased from the President of Cyberlink). See Footnote 5.

(7) Pursuant to the applicable asset purchase agreements, the Company cannot disclose the acquisition values.

(8) In August 1996, the Company acquired the assets and assumed certain limited liabilities of Incom (UK) Limited ("Incom"), a United Kingdom reseller, for $500,000 plus 3,954 non-voting shares of ITG (the "Purchased Shares"). In addition, 3,333 voting shares of ITG currently held by Incom were exchanged for an equal number of non-voting shares. The Company has also entered into a consulting agreement with an affiliate of Incom calling for payments of $10,000 per month for seven years and has paid such affiliate $280,000 for its agreement not to compete for a period of seven years and has agreed to make a $660,000, seven-year loan to such affiliate, bearing interest at a rate of 7% per annum. In connection with this acquisition, the Company recorded approximately $2,400,000 of goodwill.

(9) In October 1996, the Company acquired 38,710 shares of Belnet, representing 75% of Belnet's outstanding capital stock, for $10.5 million. In connection with the Belnet Acquisition, the Company recorded approximately $8.5 million of goodwill.

REVENUES

    The Company provides both domestic and international long distance services and derives its revenues principally from the provision of international long distance voice telecommunication services. Revenues are derived from the number of minutes of use (or fractions thereof) billed by the Company ("revenue minutes") and are recorded upon completion of calls. In addition, the Company derives revenues from prepaid calling cards. These revenues are recognized at the time of usage or upon expiration of the card. The Company maintains local market pricing structures for its services and generally prices its services at a discount to the prices charged by the local PTTs and major carriers. The relatively high prices charged by these PTTs and major carriers enable the Company to offer attractive pricing to its customers. The Company has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increasing competition in telecommunications, which it expects will be offset by increased minute volumes and decreased operating costs per minute. See "Risk Factors--Risks Associated With Rapidly Changing Industry" and "Risk Factors--Competition."

    To date, the Company's revenues have been primarily derived from its operations within the United States and have resulted primarily from the sale of long distance voice services on a wholesale basis to other carriers. The Company has, and expects to experience further significant month to month changes in revenues generated by its carrier customers. The Company believes such carrier customers will, on occasion, react to temporary price fluctuations and spot market availability that will impact the Company's carrier revenues. The Company has shifted its marketing focus in the United States to small and medium-sized businesses and has restructured its pricing of wholesale services to other carriers. In connection with this shift in marketing focus, the Company determined in December 1995 that certain carrier customers provided the Company with margins below its targeted levels for margin contribution. Accordingly, the Company established new pricing structures and terminated service to the low or zero margin customers which did not agree to the new pricing structures. In addition, the Company terminated service in February 1996 to its largest wholesale customer because of such customer's inability to pay for past services. This customer represented approximately 11% of ITG's revenues in 1995. The Company has commenced legal proceedings to recover amounts owed to the Company by such customer. The Company has also instituted stricter credit criteria to reduce its bad debt exposure.

    To compensate for the loss of such revenues, the Company accelerated its U.S. sales efforts to small and medium-sized businesses during 1996, resulting in increased sales to this segment.

    An increasing portion of the Company's revenues are derived from the provision of services to residential customers. As a result of intense competition for U.S. residential customers, the Company experiences significant churn (customer attrition) in this segment. For example, the Company believes that in excess of 75% of residential customers brought on through past telemarketing efforts did not remain customers of the Company beyond one year. Because of such churn rates, sustained growth in this segment may be more difficult to achieve. Significant changes in the Company's selling strategies have been implemented, including the termination of its telemarketing efforts in favor of agent and prepaid phone card sales, in order to decrease such historical churn rates.

    The Company has recently commenced European operations with the introduction of operations in the United Kingdom, Finland and Sweden in the second quarter of 1996. In addition, the Company acquired operations in France and Germany during that quarter and acquired operations in the Netherlands in the fourth quarter of 1996. Each of the countries in which the Company operates has experienced different levels of deregulation and, as a result, the level of competition in each country varies. Therefore, the Company believes that as it pursues its strategic growth strategy it will continue to encounter various degrees of start-up time. Accordingly, the Company does not expect comparable start-up revenues and believes it may experience greater costs for most of its new operations.

    Substantially all revenues from the Company's European operations are derived from commercial sales to end-users, achieving a higher gross profit than wholesale sales to carriers. Sales are targeted at small and medium-sized corporate customers in addition to niche ethnic customers and certain other individuals. To reduce its credit risk, the Company targets its niche ethnic customers with prepaid products. As revenues from European operations grow in proportion to the Company's overall revenue, the Company anticipates higher margins in the future. The foregoing is a forward-looking statement and there can be no assurance in this regard. Factors which could affect such statement include (i) changes to or the Company's inability to effect its growth strategy,
(ii) regulatory actions or inactions which adversely affect the Company's existing operations or ability to expand outside of the U.S. and (iii) changes in the competitive and economic environments in each of the Company's existing and new markets.

COST OF SERVICES

    The Company's cost of services is comprised of costs associated with gaining local access and the transport and termination of calls over RSL-NET. A majority of the Company's cost of services is variable, including local access charges and capacity leased on a per-minute basis. The Company expects that an increasing amount of its total operating costs will be fixed in the future, as the volume of the Company's calls carried over its IRUs, MIUs and point-to-point fixed cost leases increases. The depreciation expense with respect to the Company's MIUs and IRUs is not accounted for in cost of services. In addition, the Company intends to lower its variable cost of termination as a percentage of revenues by carrying traffic pursuant to more of its existing operating agreements and by negotiating additional operating agreements on strategic routes. The Company has directly linked its Local Operators in Europe and the United States utilizing lines leased on a fixed cost point to point basis and MIUs and IRUs. To the extent traffic can be transported between two Local Operators over MIUs or IRUs, there is almost no marginal cost to the Company with respect to the international portion of a call other than the fixed lease payment on the up front cost of acquiring the MIUs or IRUs. The Company's cost of transport and termination will decrease to the extent that it is able to bypass the settlement rates associated with the transport of international traffic. By integrating its operations in this manner, the Company expects to continue to improve its gross margins. For a discussion of important factors that adversely affect the Company's gross margins see "Risk Factors--Low Gross Margins" and "Business--Network Strategy." However, the Company does not intend to purchase or construct its own intra-national transmission facilities in any of its markets. Accordingly, variable costs will continue to be a majority of the Company's cost of services for the foreseeable future.

    The Company's cost of services is affected by the volume of traffic relative to its owned facilities and facilities leased on a point-to-point fixed cost basis and capacity leased on a per minute basis with volume discounts. To the extent that volume exceeds capacity on leased facilities that have been arranged for in advance, the Company is forced to acquire capacity from alternative carriers on a spot rate per-minute ("overflow") basis at a higher cost. Acquiring capacity on an overflow basis has a negative impact on margins, but enables the Company to maintain uninterrupted service to its customers. See "Risk Factors-- Low Gross Margins."

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    The Company's selling, general and administrative expenses consist of costs incurred to support the continued expansion of RSL-NET, the introduction of new services and the provision of ongoing customer service. These costs are principally comprised of costs associated with employee compensation, occupancy, insurance, professional fees, sales and marketing (including sales commissions) and bad debt expenses. In addition, as the Company commences operations in different countries, it incurs significant start up costs, particularly for hiring, training and retention of personnel, leasing of office space and advertising. In addition, the Company's selling, general and administrative expense includes the settlement of various claims and disputes relating to pre-acquisition periods.

    The Company has grown and intends to continue to grow by establishing operations in countries that are in the process of being deregulated and that originate and terminate large volumes of international traffic or offer other strategic benefits. Each of the Company's operations is in a different stage of development. The early stages of development of a new operation involve substantial start-up costs in advance of revenues. Upon the commencement of such operations, the Company generally incurs additional fixed costs to facilitate growth. The Company expects that during periods of significant expansion, selling, general and administrative expenses will increase materially. Accordingly, the Company's consolidated results of operations will vary depending on the timing of the Company's expansion strategy and, during a period of rapid expansion, will not necessarily reflect the performance of the more established Local Operators.

FOREIGN EXCHANGE

    The Company is exposed to fluctuations in foreign currencies relative to the U.S. dollar, as its revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. The results of operations of the Company's subsidiaries, as reported in U.S. dollars, may be significantly affected by fluctuations in the value of the local currencies in which the Company transacts business.

    The Company incurs settlement costs when it exchanges traffic via operating agreements with foreign correspondents. These costs currently represent a small portion of total costs; however, as the Company's international operations increase, it expects that these costs will become a more significant portion of its cost of services. Such costs are settled by utilizing a net settlement process with the Company's foreign correspondents comprised of special drawing rights ("SDRs"). SDRs are the established method of settlement among international telecommunications carriers. The SDRs are valued based upon a basket of foreign currencies and the Company believes that this mitigates, to some extent, its foreign currency exposure. As the Company establishes operations in countries the currencies of which are not represented in SDRs, the Company will consider the implementation of hedging policies, as appropriate.

    Since payments of principal and interest on the Notes will be made in U.S. dollars and a substantial portion of the cash flow used to service these payments will be denominated in local currencies, the Notes will increase the Company's exposure to exchange rate fluctuations. The Company has monitored and will continue to monitor its currency exposure. See "Risk Factors--Devaluation and Currency Risks."

              PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (1)

                (UNAUDITED; IN THOUSANDS, EXCEPT LOSS PER SHARE)

                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1996
                                                                                                 -----------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues.......................................................................................     $   124,236
Cost of services...............................................................................        (106,157)
                                                                                                 -----------------
Gross profit...................................................................................          18,079
Selling, general and administrative expense....................................................         (41,700)
Depreciation and amortization..................................................................          (9,226)
                                                                                                 -----------------
Loss from operations...........................................................................         (32,847)
Interest income................................................................................           3,976
Interest expense...............................................................................         (12,092)
Other expense..................................................................................            (288)
Foreign currency transaction gain..............................................................             758
Minority interest..............................................................................            (389)
Income taxes...................................................................................            (395)
                                                                                                 -----------------
Net loss attributable to Class B Common Stock..................................................     $   (41,277)
                                                                                                 -----------------
                                                                                                 -----------------
Loss per share of Class B Common Stock (2).....................................................     $    (12.14)
Weighted average number of shares of Class B Common Stock outstanding..........................           3,401

OTHER FINANCIAL DATA:
EBITDA (3).....................................................................................     $   (23,540)
Capital expenditures (4).......................................................................          26,162
Ratio of earnings to fixed charges (5).........................................................              --

------------------------

(1) See the Pro Forma Consolidated Statements of Operations and the notes thereto included elsewhere in this Prospectus.

(2) Loss per share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive. Shares of Class B Common Stock are the only outstanding shares of the Guarantor's common stock.

(3) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to use by other companies of different financial statement components in calculating EBITDA.

(4) Capital expenditures include assets acquired through capital lease financing and other debt.

(5) The ratio of earnings to fixed charges is computed by dividing the loss from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges by approximately $37.7 million. On a pro forma basis, earnings would have been insufficient to cover fixed charges by $40.5 million for 1996.

RESULTS OF OPERATIONS

    The Company had no operations in 1994 other than insignificant salary expense. The Company's predecessor, ITG, had less than $2.8 million of revenue and a net loss of $250,000 for the year ended December 31, 1993. In 1995, the Company had virtually no operations other than its initial investments in its U.S. operations and an investment in Cyberlink Europe, which had no material operations. The majority of these investments (in terms of acquisition value) were made at the end of the third quarter of 1996. Therefore, a comparison of historical results for 1995 compared to 1994 would not be meaningful. Accordingly, the discussion set forth below focuses on the historical information for the years ended December 31, 1995 and 1996.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996
COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues increased to $113.3 million for the year ended December 31, 1996 from $18.6 million for the year ended December 31, 1995, an increase of 509%. This increase is due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. The Company experienced an increase in commercial customers at each of the Company's operations. The Company's Swedish, Finnish and U.K. operations began generating revenues in May 1996 and contributed approximately $7.8 million to 1996 revenues. The Company purchased Sprint France and Sprint Germany in May 1996. These operations contributed approximately $13.1 million to 1996 revenues. The Company's European operations did not generate any revenues in 1995. For the year ended December 31, 1996, approximately 24% of the Company's revenues were generated from the Company's European operations. The Company expects European operations to increase as a percentage of its total consolidated revenues as the Company proceeds with its expansion of its operations in geographic areas outside the U.S. The Company anticipates that U.S. revenues will continue to decline as a percentage of its total consolidated revenues. The foregoing is a forward-looking statement and there can be no assurance in this regard. Factors which could affect such statement include (i) changes to or the Company's inability to effect its growth strategy, (ii) regulatory actions or inactions which adversely affect the Company's existing operations or ability to expand outside of the U.S. and (iii) changes in the competitive and economic environments in each of the Company's existing and new markets.

    COST OF SERVICES. Cost of services increased to $98.5 million for the year ended December 31, 1996 from $17.5 million for the year ended December 31, 1995, an increase of 463%. This increase is due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. As a percentage of revenues, cost of services decreased to 86.9% for the year ended December 31, 1996 from 94% for the year ended December 31, 1995. The decrease in cost of services as a percentage of revenues is primarily attributable to the Company's growing European revenues which generate greater gross margins (21.3% in 1996) than the Company's U.S. operations (10.4% in 1996) and, to a lesser extent, to a decrease in overflow traffic and increased utilization of the Company's operating agreements. The Company is currently seeking to purchase additional capacity on routes on which it has experienced, or anticipates experiencing, overflow traffic. In addition, the Company's prices to customers utilizing these routes are often adjusted to take into account an increased expectation of overflow traffic.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1996 increased to $38.9 million from $9.6 million for the year ended December 31, 1995. This increase is primarily attributable to the reasons previously provided for revenues and cost of services above. Costs for start-up and expansion of the Company's U.K., Dutch, Finnish and Swedish Local Operators represented 30% and 6.3% of the Company's total selling, general and administrative expense for the years ended December 31, 1996 and 1995, respectively, although they only accounted for 24.2% and

1% of the Company's total revenues for the same periods. Selling, general and administrative expense as a percentage of revenues will vary from period to period as a result of new Local Operators' start-up costs. For existing Local Operators however, such costs are not expected to increase in proportion to revenues.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 689% to $6.7 million for the year ended December 31, 1996 from $849,000 for the year ended December 31, 1995, an increase of $5.9 million. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of acquisitions. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets. The Company depreciates its switches over a five- to seven-year life, office equipment is depreciated over their estimated useful lives which range from three to seven years and its investments in MIUs and IRUs are depreciated over a 15-year life. Goodwill is amortized over 15 years.

    INTEREST INCOME. Interest income increased to $4.0 million for the year ended December 31, 1996 from $173,000 for the year ended December 31, 1995, primarily as a result of interest earned on the net proceeds from the Private Offering.

    INTEREST EXPENSE. Interest expense increased to $11.4 million for the year ended December 31, 1996 from $194,000 for the year ended December 31, 1995, an increase of approximately $11.2 million, as a result of interest related to the Notes ($9.2 million) and borrowings under the Revolving Credit Facility ($748,000) and the remaining amounts due to interest related to capital leases. Interest expense will increase substantially in future periods due to the interest payments on the Notes.

    NET LOSS. Net loss increased to $38.2 million for the year ended December 31, 1996 from $9.4 million for the year ended December 31, 1995 due to increased costs and expenses, as described above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has incurred significant operating and net losses, due in large part to the start-up and development of the Company's operations and RSL-NET. The Company expects that such losses will increase as the Company implements its growth strategy. Historically, the Company has funded its operating losses and capital expenditures through capital contributions, borrowings and a portion of the net proceeds of the Private Offering. Cash provided by operating activities for 1995 and cash used in operating activities for the year ended December 31, 1996 equaled $3.6 million and $10.5 million, respectively. Capital expenditures for 1995 and the year ended December 31, 1996 were $6.1 million and $24.1 million, respectively. Funds expended for acquisitions during 1995 and the year ended December 31, 1996 were $15.4 million and $38.6 million, respectively. During 1995, the Company funded such operating losses, capital expenditures and acquisitions with short-term borrowings of $3.0 million, capital contributions of $15.2 million, the assumption of a capital lease obligation of $5.0 million and increases in accounts payable, accrued expenses and other liabilities, of $12.2 million. During 1996, the Company funded such operating losses, capital expenditures and acquisitions with borrowings of $44.5 million and a portion of the net proceeds of the Private Offering. At December 31, 1996, the Company had $125.0 million of working capital as compared to a working capital deficiency of $19.6 million at December 31, 1995.

    Capital expenditures for 1996 were $24.1 million. These capital expenditures are principally for switches and related telecommunications equipment. The Company is contractually committed to the purchase of three international gateway and two domestic switches. This commitment amounts to approximately $8.0 million, all of which is being financed under the Company's existing $50.0 million facility provided by one of the Company's primary equipment vendors.

    During the period from July 1996 to March 1997, the Company made payments totalling $7.5 million to a carrier vendor to repay payables which were accrued in association with services rendered to ITG's then largest customer. This customer defaulted on its obligation to ITG and was subsequently terminated.

    Prior to the Cyberlink Acquisition, Cyberlink entered into a contract with a carrier vendor that requires Cyberlink to lease capacity on a per minute basis with minimum dollar commitments. The contract provides that Cyberlink must pay for capacity in an amount equal to $2.3 million per month in July, August and September 1996, $2.5 million per month for October 1996 through February 1997 and $3.0 million per month thereafter through August 1997. Cyberlink is required to pay these amounts even if it does not use the leased capacity. Cyberlink has not utilized this much capacity from this carrier vendor to date due primarily to quality and service problems encountered throughout 1995 and 1996. The Company is still utilizing this carrier and negotiations to either modify or terminate the existing contract are ongoing. The Company has accrued approximately $8.0 million, which, when combined with payments made on account to this carrier vendor, represents 100% of the Company's contractual 1996 liabilities with respect to such currently contested vendor liabilities. This carrier vendor has not required full payment of contested amounts to date and the Company expects that it will be able to come to a comprehensive settlement with respect to these matters. The Company does not believe it will incur any losses to be recognized in any future periods with respect to the amendment or subsequent termination of these leases. However, there can be no assurance that an acceptable settlement will be reached.

    The Company is continuously reviewing and considering acquisition opportunities. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations. Accordingly, such acquisitions and investments, if consummated, could use a material portion of the Company's financial resources and may accelerate the need for raising additional capital in the future.

    On October 3, 1996, the Issuer issued 300,000 units, each unit consisting of one Original Note and one Warrant to purchase 1.815 shares of Class A Common Stock which expires 10 years after the Closing Date.

    The Notes, which are guaranteed by the Guarantor, are redeemable, at the Issuer's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003.

    The Indenture contains certain restrictive covenants which impose limitations on the Guarantor and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness, (ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries,
(iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and
(viii) sell assets.

    Pursuant to the Registration Rights Agreement, if the Exchange Offer is not completed on or prior to June 1, 1997, the interest rate on the Notes will increase to 12 3/4%.

    The Company has a $15.0 million Revolving Credit Facility and a $35.0 million subordinated Shareholder Standby Facility. The Company was not utilizing either of these facilities at December 31, 1996 and as of the date of this Prospectus, the full amount of each of these facilities was available. In October 1996, the Company paid $44.0 million to repay cumulative borrowings under the Revolving Credit Facility, which at the time had a $50.0 million commitment. Simultaneously with such repayment, the commitment was reduced to $15.0 million. The Revolving Credit Facility is payable on April 1, 1998 and accrues interest, at the Company's option, at (i) the lender's prime rate per annum or (ii) LIBOR plus 1% per annum. The Company's Chairman has provided a guarantee in connection with the Company's borrowings under the Revolving Credit Facility. In September 1996, the Company borrowed the $35.0 million Subordinated Shareholder Loan from Ronald S. Lauder. In connection with the subsequent prepayment of the Subordinated Shareholder Loan, Mr. Lauder has agreed to provide (or arrange for a bank to provide) the Guarantor with up to $35.0 million of subordinated debt (the "Shareholder Standby Facility"). See "Management--Compensation Committee Interlocks and Insider Participation" and "Description of Certain Indebtedness."

    Cyberlink has a $5.0 million line of credit to finance its accounts receivable, as well as an additional $2.0 million line of credit from the same lender to finance its capital expenditures. At December 31, 1996, $4.3 million and $1.4 million, respectively, of such lines of credit were available. The interest rate applicable to such commitments is 2.25% and 2.5% over the prime rate, respectively. The Company's borrowings from this lender are payable on August 31, 1998 and are collateralized by a security interest in substantially all of the assets of Cyberlink. See "Description of Certain Indebtedness."

    One of the Company's primary equipment vendors has also provided to the Company $50 million in vendor financing to fund the purchase of additional switching and related telecommunications capital equipment. At December 31, 1996, approximately $39 million was available under this facility. Borrowings from this equipment vendor accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased. See "Description of Certain Indebtedness."

    The Company's planned network facilities expansion is comprised primarily of both international gateway and domestic switches projected to require approximately $25 million of the currently available $39 million under the Company's vendor financing facility. The Company is contractually committed to the purchase of three international gateway and two domestic switches. This commitment amounts to approximately $8.0 million, all of which is being financed under the Company's vendor financing facility. The Company has no commitment to purchase IRU's or MIU's. The Company will consider whether to purchase or lease such international facilities when traffic volume increases. The Company believes that such costs, if incurred, will not be material to the liquidity and capital resources of the Company.

    The Company anticipates that it will enter 11 new markets over the next few years. The costs related to commencing operations in these 11 markets are projected to range from $500,000 to $1.5 million per market exclusive of costs related to switching and network equipment that are expected to be vendor financed; however, this is a forward looking statement and there can be no assurance in this regard.

    The Company reinvested a portion of the net proceeds of the Private Offering in short-term, interest-bearing investment-grade securities until such funds are applied to the capital investments and operating needs of the Company's business and to fund operating losses.

    The Company is currently investigating the extent to which its customers will require "value added services." It is the Company's belief, however, that when such value added services are offered, amounts invested to enable the Company to provide such services will not be material since significantly all of the material costs would have been previously incurred and financed with the purchase of basic switching facilities.

    In connection with the issuance of the Notes, the Company is required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the Notes. Such restricted marketable securities amounted to $104,370,011 at December 31, 1996.

    In connection with the September 1996 purchase of additional shares of ITG's common stock, the Company issued secured notes totaling approximately $9,328,000. Such notes and interest are secured by the common stock acquired, are payable in three semiannual installments, and bear interest at the rate of 6%.

    The remaining net proceeds of the Private Offering, together with borrowings under the Revolving Credit Facility and vendor financing, are expected to fund the Company's planned expansion of its existing operations and operating losses for 18 to 24 months; however, this is a forward-looking statement and there can be no assurance in this regard. If the Company's plans or assumptions change, if its assumptions prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the Private Offering together with the proceeds of the Revolving Credit Facility and such vendor financing otherwise prove to be insufficient, the Company may be required to seek additional capital sooner than currently anticipated. See "Risk Factors--Refinancing Risk."

INFLATION

    The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

SEASONALITY

    The Company's European operations experience seasonality during July and August, December and January, and, to a lesser extent, March, as these months are traditional holiday months in most European countries and many European businesses, which are the Company's principal European customers, are closed during portions of these months.

CURRENCY

    In this Prospectus, references to "dollars" and "$" are to United States dollars.

    The revenues and expenses of the Company's foreign operations are denominated in numerous foreign currencies. Therefore, results of operations as stated in local currencies, and the Company's business practices and plans with respect to a particular country are not significantly affected by exchange rate fluctuations. However, such results of operations as reported in U.S. dollars may be significantly affected by fluctuations in the value of the local currencies in which the Company transacts business in relation to the U.S. dollars. Amounts shown herein are denominated in U.S. dollars. Conversions of foreign currencies to U.S. dollars in the pro forma and historical financial information included herein have been calculated, for purposes of the statements of operations, on the basis of average exchange rates over the periods presented. For purposes of the balance sheet data included in this Prospectus, conversions of foreign currencies to U.S. dollars have been calculated on the basis of exchange rates in effect on the balance sheet dates. Exchange rates per United States dollar as of certain dates for certain currencies are set forth below.

                                                                  RATE AS OF            RATE AS OF           RATE AS OF
CURRENCY                                                       DECEMBER 31,1995      DECEMBER 31, 1996      MARCH 19,1997
------------------------------------------------------------  -------------------  ---------------------  -----------------
Australian Dollar...........................................              (1)                 1.26                 1.27
British Pound...............................................             .65                   .58                  .63
Dutch Guilders..............................................              (1)                 1.74                 1.89
Finnish Markka..............................................            4.37                  4.60                 5.06
French Franc................................................            4.95                  5.19                 5.67
German Mark.................................................            1.44                  1.54                 1.68
Swedish Krona...............................................            6.64                  6.89                 7.68

------------------------

(1) The Company had no business activity in these countries during the period indicated.

                                    BUSINESS

COMPANY OVERVIEW

    The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services, including long distance calling to over 200 countries, calling card, private line and value-added services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in strategic markets. The Company currently has operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, the Netherlands, Denmark and Australia. In 1995, approximately 53.0% of all international long distance telecommunications minutes originated in these markets. The Company is expanding its operations and network into additional strategic markets which account for a significant portion of the remaining international traffic.

    The core of the Company's operations is RSL-NET, its integrated digital telecommunications network. RSL-NET is comprised of (i) the Company's owned facilities, which consist of MIUs, IRUs and international and domestic switches,
(ii) operating agreements between the Company and foreign telecommunications carriers in other countries to exchange traffic between countries and (iii) transmission capacity leased from other carriers and satellite providers. RSL-NET is being developed to employ least cost routing techniques, leveraging the cost structure of its operations in each country. By linking points of presence on portions of both the originating and terminating segments of a call, RSL-NET allows the Company to avoid the high costs associated with transporting the international portion of a call through a third party carrier.

INDUSTRY OVERVIEW

    International telecommunications involves the transmission of voice and data information from the domestic telephone network of one country to that of another. According to industry sources, international long distance switched telecommunications traffic worldwide increased from 28 billion minutes in 1989 to 60 billion minutes in 1995 and is projected to reach between 99 and 151 billion minutes by the year 2000. The market for these services is highly concentrated in more developed countries, with Europe and the United States accounting for approximately 43.1% and 25.9%, respectively, of the industry's 1995 total worldwide minutes of use.

    International telecommunications is one of the fastest growing and most profitable segments of the long distance industry, having experienced a compounded growth in total minutes of 13.4% per annum from 1989 to 1995. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services worldwide. Forecasts by the International Telecommunications Union (the "ITU"), a worldwide telecommunications organization under the auspices of the United Nations, and Analysys Ltd., a telecommunications industry consulting group, project this trend to continue with an annual growth rate of approximately 11% and approximately 17%, respectively, through the year 2000.

    The size of each market in which the Company currently operates is set forth below.

                                                               COUNTRY'S
                                                              1995 MARKET        COUNTRY'S %
COUNTRY OF                                                      SIZE IN        OF 1995 GLOBAL
  OPERATION                                                   MINUTES (1)   INTERNATIONAL TRAFFIC
-----------------------------------------------------------  -------------  ---------------------
USA........................................................       15,623               25.9
Germany....................................................        5,244                8.7
UK.........................................................        4,016                6.7
France.....................................................        2,805                4.7
Netherlands................................................        1,459                2.4
Australia..................................................        1,024                1.7
Sweden.....................................................          900                1.5
Denmark....................................................          533                 .9
Finland....................................................          315                 .5
                                                                  ------                ---
                                                                  31,919               53.0%

------------------------

(1) Represents total public switched minutes originated in the country, in millions. Source: Federal Communications Commission and Telegeography, Inc.

    The increasing pace of deregulation in telecommunications is evidenced by the recent World Trade Organization's Group on Basic Telecommunications Agreement (the "GBT Agreement"). The GBT Agreement, signed by 69 countries, calls for relaxed restrictions on foreign ownership and a commitment to deregulate telecommunications and allow competition. Of the 69 signatories to the GBT Agreement, 65 have agreed to adopt certain regulatory principles which call for deregulation of telecommunications markets and the initiation of competition based on the following actions: (i) pro-competitive regulation; (ii) creation of favorable interconnect terms, (iii) standard licensing criteria,
(iv) establishment of an independent regulator, and (v) non-discriminatory allocation of scarce resources (I.E., rights of way, frequencies, telephone numbers). Each signatory nation has accepted these principles to varying degrees and has set a different timetable for the enactment of such principles although there can be no assurance of such enactment.

    Deregulation has coincided with technological innovation in the telephone industry. New technologies include fiber optic cable and improvements in computer software, digital compression and processing technology. Fiber optic cable, which has widely replaced traditional wire lines, has dramatically increased the capacity, speed and flexibility of telephone lines. Such technological innovation has resulted in lack of capacity being a less significant barrier to entry for new international telephone companies. In part as a result of these technological innovations, the transmission costs per minute of an international call have decreased substantially.

    Deregulation and privatization of telecommunications services and the onset of competition have also resulted in (i) the broadening of service offerings, including advanced and enhanced services (such as global voicemail, faxmail and electronic mail, itemized and multicurrency billing and the ability to allow customers to pay for long distance calls made from any telephone using a single account (E.G., calling cards)) and (ii) lower end-user prices. These factors have contributed to an increase in the volume of both inbound and outbound call traffic. Despite falling prices, the overall market for international long distance traffic has been growing and the decline in prices generally has been more than offset by an increase in telecommunications usage.

[Bar graph showing projected growth of international long distance voice traffic for Europe, USA & Canada, Asia/Pacific Rim and all other regions of the world for the years 1995 to 2000.]

Source: Analysys Ltd.

* Prices have declined and are expected to continue to decline. Accordingly, growth in revenues will be substantially less than growth in minutes. The data presented above constitutes a forward-looking statement. Important factors that could cause actual minutes of use to differ materially from the forward-looking data above are noted below.

    UNITED STATES INTERNATIONAL LONG DISTANCE MARKET

    The United States international long distance market accounted for approximately 26% of global international long distance call originations in 1995 based on minutes of use. The industry is large and growing, with revenues for U.S.-originated international long distance telephone services rising from approximately $6.9 billion (6.8 billion minutes) in 1989 to approximately $14.2 billion (16.1 billion minutes) in 1995. The growth of the U.S.-originated international long distance market was initially attributable to deregulation and the decrease in prices which accompanied the onset of competition. Deregulation and the resulting competition also led to improvement in service offerings and customer service. More recently, the growth of the U.S.-originated international long distance market has been attributable to (i) the deregulation of other telecommunications markets throughout the world, (ii) the privatization of PTTs, (iii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iv) the expansion of telecommunications infrastructure and (v) the globalization of the world's economies and expansion of free trade.

    The profitability of the U.S.-originated international long distance market is principally driven by the difference between settlement rates (I.E., the rates paid to other carriers to terminate an international call) and billed revenues. Increased competition arising from deregulation and privatization and pressure arising from increased global trade have brought about reductions in settlement rates and end-user prices, reducing termination costs for United States based carriers. Based on FCC data for the period 1989 through 1995, per minute settlement payments by United States based carriers to foreign PTTs fell 33%, from $.70 per minute to $.47 per minute. However, over this same period, per minute international billed revenues fell only 14%, from $1.02 in 1989 to $.88 in 1995. As a result, gross profit per outbound international minute (before local access charges) grew from $.32 in 1989 to $.41 in 1995, a 25% increase. The FCC has issued benchmark levels in an effort to reduce the settlement rates charged and paid by U.S. carriers. Such benchmark rates are substantially lower than the current settlement rates. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute, although there can be no assurance in this regard.

    Although the Company focuses on the international telecommunications market, it also provides domestic long distance services to many of its customers. According to the FCC, the U.S. domestic long distance market grew in total minutes at an annual compound rate of approximately 8.1% from 1989 to 1995 while the U.S.-originated international long distance market grew in total minutes at an annual compound rate of approximately 15.4% during the same period. Although the domestic market is much larger, the profit per minute of use for international traffic has generally been higher than for domestic traffic. See "--U.S. Operations."

    EUROPEAN INTERNATIONAL LONG DISTANCE MARKET

    The European international long distance market is the largest in the world, accounting for approximately 26 billion minutes or 43% of worldwide minute originations in 1995 based on minutes. Of the total minutes, 72.4% were generated from calls between European nations and 7.2% were terminated in the United States.

    The European PTTs have historically had monopolies on providing telephone services, making the cost of international telephone calls from Europe much higher than similar calls from the United States. In addition, the Company believes that many PTTs have used profits from international traffic to subsidize domestic calling. Customers in many European markets are not able to obtain a number of value-added features taken for granted in the United States, such as itemized billing, touch tone dialing, voice mail and other enhanced services. Deregulation, together with significant advances in technology that have decreased the cost of providing services and allowed the provision of more sophisticated value-added features, have made it possible for other telephone companies to compete with the PTTs in providing international voice telecommunications services.

    A 1990 EC directive (the "Directive") required each EU member state to liberalize by 1991 all telephony services offered over its local public switched telecommunications network ("PSTN"), with the exception of basic "voice telephony." The effect of the Directive was that value-added services and the delivery of voice telephony to closed user groups (I.E., to a specified group of people) were liberalized to the extent that they do not come within the Directive's definition of basic "voice telephony." Different interpretations as to whether a service should be regarded as a value-added service or as a basic "voice telephony" service, and as to what constitutes a closed user group, have led to variations among the EU member states as to what services may be delivered and the manner in which they can be provided. In addition, certain EU member states have delayed the enactment of legislation implementing the Directive, which has created further regulatory uncertainty. The Company believes that political agreement has been reached in the Council of the EU, which is made up of ministers from the national governments of the member states, that all voice telephony services should be deregulated by January 1, 1998 in most of the EU member states. As a condition to the FCC granting approval for the Global One joint venture, the regulatory authorities of France and Germany agreed to implement legislation to deregulate their respective markets by January 1998. However, there can be no assurance regarding the timing or extent of deregulation in any particular country or the EU in general. See "--European Operations" for a more detailed discussion of the Directive and related regulatory matters.

    In response to these European regulatory changes, a number of different competitors, including the Company, are emerging to compete with the European PTTs. At one end of the scale, the large U.S. telecommunications service providers and European PTTs have begun to form "mega-carrier" alliances to compete in offering value-added services and the resale of calling services across Europe. At the other end of the scale, a number of competitors have emerged that primarily provide long distance telephone service with call back access. Other companies are developing networks in Europe to service specific markets.

    The Company believes, along with many industry observers, that the deregulation currently underway in many countries in continental Europe will lead to market developments similar to those that occurred in the United States and the United Kingdom upon deregulation of long distance telecommunications services. Such deregulation in the United States and the United Kingdom has resulted in an increase in call traffic and the emergence of multiple new telecommunications services providers of varying sizes. In addition, significant reductions in prices, particularly for domestic long distance calls, as well as improvement in both the services offered and the level of overall responsiveness to customers, have occurred. Although pricing has become competitive in both countries, pricing levels continue to permit services to be profitably provided. There can be no assurance, however, that this will continue to be the case.

    OTHER MARKETS

    Deregulation is spreading throughout many of the major markets in Asia, the Pacific Rim and Latin America. A significant number of countries in these regions are signatories of the GBT Agreement and have committed to open their markets to competition. The Philippines and New Zealand have already opened their markets to full competition and Hong Kong, Indonesia, Japan, South Korea and Malaysia have legalized the provision of value added services. Hong Kong has also recently licensed three new carriers to provide local service. Japan is expected to legalize resale of international facilities by the end of

1997. Australia is in the process of deregulating its market and currently allows licensed carriers to resell international minutes. In addition, licenses for the provision of facilities-based international services in Australia are expected to be granted in mid-1997. In Latin America, several countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors. Colombia is scheduled to license two international service providers in addition to its PTT soon. In addition, several Latin American countries have completely or partially privatized their national carriers, including Venezuela and Argentina. Venezuela has also legalized value-added services and has targeted January 1, 2000 as the date for full deregulation. Brazil has adopted a constitutional amendment requiring the privatization of its PTT, the establishment of an independent regulator and the opening of the telecommunications market to competition. In Mexico, the former PTT has been privatized and its exclusive long distance concession expired in August 1996. It has also been obligated to interconnect with the networks of competitors since January 1997. Competition in Mexico has been initiated and an independent regulator has been established.

    Despite the growth and deregulatory trends in the global telecommunications market, the pace of change and emergence of competition in many countries, particularly in parts of Africa, remains slow, with domestic and international traffic still dominated by the government-controlled PTTs. The Company believes that international carriers, such as itself, which have already established, or are in negotiations to establish, operating agreements with the PTTs in many such countries will be well-positioned to capture the benefits of increasing traffic flows as the telecommunications infrastructure in these countries is expanded.

    The Company believes that the trend towards deregulation creates numerous opportunities for international carriers such as itself to increase their access to developing telecommunications markets and to increase their market share for calls both into and out of these emerging markets. The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures with other international carriers to expand their global networks and that the size of many of the markets may lead them to seek alliances with carriers like the Company as opposed to the mega-carriers, such as Uniworld, Concert and Global One. Although there is a general trend towards deregulation worldwide, there can be no assurance regarding the timing or the nature of deregulation, whether any deregulation will occur at all or whether any trend towards deregulation will not be reversed in any particular country.

INTERNATIONAL LONG DISTANCE MECHANICS

    A long distance telephone call generally consists of three segments--origination, transport and termination.

[Graphic depicting the three segments (origination, transport and termination) of a long distance telephone call.]

    A typical international long distance call originates on a local exchange network or private line and is carried to the international gateway switch of a long distance carrier. The call is then transported along a fiber optic cable or a satellite connection to an international gateway switch in the terminating country and finally to another local exchange network or private line where the call is terminated. A domestic long distance call is similar to an international long distance call, but typically involves only one long distance carrier, which transports the call on fiber, microwave radio or via a satellite connection within the country of origination and termination. Generally, only a small number of carriers are licensed by a foreign country for international long distance and, in many countries, only the PTT is licensed to provide international long distance service. The Company is licensed or otherwise permitted (or not prohibited) to operate as an international long distance carrier in all nine of its current markets. Any carrier that desires to transport switched calls to or from a particular country must, in addition to obtaining a license or other permission

(if required), enter into operating agreements or other arrangements with the PTT or another international carrier in that country or lease capacity from a carrier that already has such arrangements.

    ORIGINATION

    The Company can originate calls in all countries where it currently operates and route them to its local switch through a dedicated telephone line between the customer and the Company's switch (commonly known as "direct access"). In addition, depending on local regulations, the Company can originate calls by using the PSTN. In the United States, all licensed long distance carriers are provided with "equal access" which allows such carriers to directly interconnect with the PSTN on the same basis. As a result of equal access, all long distance calls from a customer are routed directly to the Company's local switch without requiring the customer to dial any special access numbers. This is accomplished by the local telephone company in the customer's territory programming its network to direct all of the Company's customers' long distance calls to the selected switch. Outside the United States, certain restrictions require the Company to utilize either direct access or one of the following methods to originate a call via the PSTN.

    PREFIX DIALING. Prefix dialing allows a customer to access the Company's switch via the PSTN by dialing a three to five digit access code (the "prefix") assigned to the Company prior to dialing the destination telephone number. Prefix dialing requires direct interconnection with the operator of the PSTN, typically the PTT or other major carrier, in order to allow the PSTN to recognize the prefix and direct the call to the Company's switch. In order to make the use of prefix dialing service transparent to the customer, the Company can either program the customer's telephone system or install an auto-dialer device to automatically dial the prefix on behalf of the customer when appropriate. The auto-dialer device is purchased, installed and maintained by the Company.

    In Europe, prefix dialing is currently provided only by the Company's operations in the United Kingdom, Sweden and Finland because prefix dialing service requires interconnection with the PSTN, which is not currently permitted in France, Germany or the Netherlands. Prefix dialing is expected to be provided in the remainder of the EU in January 1998, when deregulation is scheduled to be complete. See "Risk Factors--Government Regulatory Restrictions." Prefix dialing requires the Company to incur a substantial up-front fixed fee that is payable to the PTT or other operator of the PSTN for interconnection. The Company is then charged a variable local access charge to route each call to the Company's switch. Despite such fees, for customers generating relatively low volumes of calls or in remote locations, prefix dialing is a more cost-effective form of call origination than through a direct access line.

    DIRECT ACCESS. Direct access allows a customer to connect its phone system directly to the Company's switch utilizing a dedicated phone line. Dedicated phone lines are leased on a monthly or longer-term fixed cost basis from the PTT or other local exchange carrier. This method of origination is only cost-effective for those customers which generate substantial volumes of international traffic, given the fixed cost of leasing a dedicated line.

    DIAL-IN. In countries where interconnection with the PTT or other operator of the PSTN is currently not available, the Company can provide dial-in services to closed user groups by allowing the customer to directly call the Company's switch via the PSTN by dialing a pre-assigned telephone number (local or toll-free), followed by a pin-code (which allows the switch to recognize the customer) and the destination telephone number. The mechanics of this service are substantially similar to calling card services currently provided by the Company and other carriers in the United States. What constitutes a closed user group has been the subject of a fair degree of interpretation among EU member states, but is generally interpreted as meaning that the customer can only call a limited predetermined group of destinations. As with prefix dialing, the Company can make this service more transparent to the customer by programming the customer's telephone system or installing an auto-dialer, subject to local regulation. Given the greater number of digits required to be dialed by the customer, however, a slight delay in placing a call cannot be avoided by this service. Dial-in service involves a variable local access charge to route the call to the Company's switch.

    TRANSPORT

    The transport of telephone calls is accomplished via land-based cables or undersea cables, which are usually fiber optic, or by microwave radios or satellites. A carrier can obtain half circuits on cable systems through MIUs, IRUs or leases. In instances where a carrier has not purchased interests in a cable prior to the time when the cable was placed in service, the carrier is only permitted to acquire capacity on the cable through the purchase, by way of a lump sum payment, of an IRU. The fundamental difference between an IRU holder and an owner of MIUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. Between two countries, a carrier from each country owns a "half-circuit" of a cable, essentially dividing the ownership of the cable into two equal components. In the event that the Company commences utilizing its remaining operating agreements, it will have to either invest in additional IRUs or MIUs, or acquire satellite capacity, to enable it to connect to a carrier in such countries. Additionally, any carrier may generally lease circuits on a cable from another carrier with an MIU or IRU. Satellite circuits are also obtained on a leased basis.

    Traditionally, international long distance traffic is exchanged under bilateral operating agreements between international carriers which own MIUs or IRUs on the same fiber optic cable system in two countries or through leased satellite capacity. Operating agreements provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at negotiated accounting rates. Operating agreements typically provide that carriers will return to their correspondents a percentage of the minutes received from such correspondents ("return traffic"). In the United States this percentage is set by the FCC to be the relative ratio of U.S. inbound traffic to U.S. outbound traffic to each country. In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers.

    Accounting rates are reciprocal between each party to an operating agreement. For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. All U.S. carriers face the same accounting rates for each country.

    The term "settlement" rates arises because carriers pay each other for traffic exchanged utilizing the accounting rate structure on a net basis determined by the difference between inbound and outbound traffic between them. Settlement rates differ between countries. For example, a U.S. carrier may have a settlement rate of $.30 to terminate a call in one country and $.35 in another country while a U.K. carrier may have settlement rates of $.45 and $.40 to terminate calls in the same countries. By linking its Local Operators over owned and leased facilities, the Company bypasses this traditional settlement process and lowers its cost of transporting its international traffic.

    The FCC has established a policy that effectively prohibits foreign carriers from discriminating among U.S. carriers (the "International Settlements Policy"). The International Settlements Policy requires: (1) the equal division of accounting rates; (2) non-discriminatory treatment of U.S. carriers; and (3) proportionate return of inbound traffic. In December 1996, the FCC modified its rules to allow alternative payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective competitive opportunities test, if the U.S. carrier can demonstrate that deviation from the International Settlements Policy will promote market-oriented pricing and competition while precluding abuse of market power by the foreign correspondent.

    A carrier which does not have an operating agreement with a carrier in a particular country is able to provide international service to that country by leasing capacity from a carrier which does. Until recently, in many foreign countries there was only one operating agreement in place between that country's PTT and a foreign based international carrier as a result of monopolies held by such PTTs. For example, in the United States, before the deregulation of telecommunications services, AT&T was the only carrier that had operating agreements with foreign carriers. However, after deregulation, MCI and Sprint, over a period of years, each negotiated its own operating agreements with foreign carriers. Since then, a limited number of other U.S.-based companies, including the Company, have been able to secure operating agreements with foreign carriers. Operating agreements are expected to become increasingly available as international markets deregulate and new carriers that are seeking business partners emerge in countries previously subject to a PTT monopoly or other limited competition market. See "Risk Factors--Risks Associated with Rapidly Changing Industry" and "Risk Factors--Risk of Loss, or Diminution of Value of, Operating Agreements."

    For an international long distance company without operating agreements or its own international network, the profitability of originating international traffic is a function of, among other things, the difference between its billing rates and the rates it must pay another carrier to transport and terminate such traffic.

    For a company with operating agreements that provide for return traffic, the profitability of originating international traffic will be a function of, among other things, the volume of its originating traffic and its billing rates, as well as the relative volume of its originating and return traffic minutes. Under the settlement process, a carrier which originates more traffic than it receives, will, on a net basis, make payments to the corresponding carrier, while a carrier which receives more traffic than it originates will receive payments from the corresponding carrier. If the incoming and outgoing flows of traffic are equal in the number of minutes transmitted, there is no net settlement payment to either carrier. Therefore, in addition to all of the other factors that can influence the profitability of a long distance carrier, the profitability of an international carrier is dependent on its relative flows of incoming and outgoing traffic.

    Return traffic can be more profitable than outgoing traffic when there is a significant disparity in the cost of terminating traffic between the two countries that are party to an operating agreement. This is particularly true for a U.S. carrier because the actual cost for a U.S. carrier to terminate a call in the United States generally is less expensive than the settlement cost under an operating agreement with any foreign carrier and return traffic does not involve any origination costs. The receipt of more profitable return traffic reduces the aggregate cost to a carrier to transport traffic pursuant to an operating agreement, and carriers with significant levels of return traffic can price their international transport and termination services at a discount to the settlement cost and recover the discount on the return traffic.

    TERMINATION

    The termination of an international call occurs after the call has been transported to an international carrier in the destination country. The international carrier then transports the call to a local exchange network where it is then terminated. In many countries, only the PTT is licensed to provide international long distance service and local exchange services.

COMPANY STRATEGY

    The Company's strategic objective is to become a significant provider of high quality international voice services to small and medium-sized businesses in strategic markets while developing a competitive cost structure. The key elements of the Company's strategy to achieve this objective are as follows.

    FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICE

    The international long distance telecommunications market generated an estimated $55 billion in revenue and 60 billion minutes in 1995 with minutes of use projected to grow at a rate of between approximately 11% and approximately 17% per annum through the year 2000. Although prices are expected to decline, resulting in substantially slower growth in revenues, the international long distance switched telecommunications market is one of the fastest growing and most profitable segments of the long distance industry. The Company provides a broad array of international and domestic services but focuses on end users which generate significant calling traffic between countries to capitalize on
(i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers. If any of the factors contributing to the growth of traffic or the pricing scheme by the PTTs and other major carriers should cease to apply, growth and profitability in the international market and the Company's prospects would be negatively impacted. The United States market, one of the most deregulated and competitive market in the world, illustrates the greater profitability of international traffic versus domestic traffic. Based on FCC statistics and other available information, the Company estimates that industry-wide gross profit (before access charges) in 1995 for

U.S.-originated traffic averaged $.41 per minute of international use, compared to $.08 per minute of domestic use, although the actual gross profit per minute of use may vary significantly depending on the destination, route and time of day of a particular call. From 1989 to 1995, per minute settlement payments by United States based carriers to foreign PTTs fell approximately 33% from $.70 to $.47. However, over this same period, per minute international billed revenues fell only about 14%, from $1.02 in 1989 to $.88 in 1995. Therefore, gross profit per international minute (before local access charges) grew from $.32 in 1989 to $.41 in 1994, a 25% increase. Despite declining costs, dominant carriers and PTTs have maintained high end-user rates for international long distance services, allowing them to provide domestic services at lower rates. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute. See "--Industry Overview."

    ESTABLISH OPERATIONS IN STRATEGIC MARKETS

    The Company establishes operations in strategic markets that (i) originate or terminate significant levels of international traffic and (ii) are, or are in the process of being, deregulated. The Company has structured its operations in each country to be managed independently and to be separately profitable, while benefiting from centralized strategic and network support provided by the Company. The Local Operators are each developed to be stand-alone operations shaped by local market conditions and preferences. The Company currently provides each Local Operator with centralized business development, financial, and marketing support and has commenced a plan of operation to provide billing and network management. See "--Headquarter Operations." The Company currently operates in nine markets that, in the aggregate, account for 53% of the international telecommunications market. By expanding its operations into additional strategic markets, in which significant volumes of international traffic are originated and terminate and which are in the process of deregulation, the Company seeks to rapidly establish a broad market coverage. The Company currently plans to initiate operations in an additional 11 countries which, together with the markets in which the Company currently operates, accounted for 70% of the 1995 worldwide international long distance minutes of use.

    The Company enters additional countries primarily by acquiring a controlling interest in existing companies that are either operating in or are in the process of establishing operations in the international telecommunications industry in that country or by means of a start-up operation which the Company funds and manages on its own or together with a local strategic partner. In the case of an acquisition, the Company seeks to acquire an international carrier which matches the criteria set forth below. In the case of the establishment of new operations, the Company identifies an experienced and professional management team to develop the new operation. In the formation of a joint venture, the Company identifies a local strategic partner with a good reputation and knowledge of the local marketplace.

    ENTER MARKETS EARLY

    The Company seeks to enter new markets ahead of full deregulation to provide it with advantages over carriers which attempt to enter a market after deregulation is complete. These advantages include (i) the establishment of a customer base prior to widespread competition, (ii) the early acquisition of scarce technical and marketing personnel and distribution channels and (iii) the achievement of name recognition as one of the early competitors to the incumbent higher priced PTTs.

    The Company further believes that its early entry into deregulating markets will provide it with an advantage in obtaining licenses as they become available over carriers which attempt to enter the market after deregulation is complete. The securing of necessary licenses, which is limited in some circumstances to a small number of entrants into the deregulating market, is essential to the Company's strategy and the Company will endeavor to enter into arrangements with a licensee to gain access to such market if the Company cannot secure successfully the license.

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
    In countries that are in the process of deregulating, competition is often restricted to a limited number of specific services. The Company takes advantage of current market conditions and, within the context of its established strategy and service offerings, provides the fullest range of services permissible under local regulation. The Company thereby gains an early toehold in the market, affording it the opportunity to become a recognized international carrier and to begin to build its own marketing channels and customer base prior to the opening of markets to full competition. As deregulation permits, the Company expands its service offerings thereby giving the Company the opportunity to increase the amount of business it does with its existing customers and to increase its market penetration by building on its name recognition, marketing channels and expanded service offerings to attract additional customers.

    DEVELOP A COST COMPETITIVE GLOBAL NETWORK

    All of the Local Operators, with the exception of those in Australia and Denmark, have network switching facilities to establish POPs to provide international voice services in their markets. The Company presently has an international gateway or domestic switch located in each of New York, Los Angeles, London, Paris, Frankfurt, Rotterdam, Amsterdam, Stockholm and Helsinki. The Company has entered into an agreement to purchase an international gateway switch for installation in Sidney and domestic switches in Melbourne and Brisbane. Installation is expected by June 1997. POPs will be linked together via owned international facilities or leased capacity to form a meshed network for international telecommunications. By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its network, thereby bypassing the high costs associated with traditional international settlement policies. This is expected to enable the Company to significantly reduce its cost structure for calls originating and terminating in markets in which the Company has Local Operators. See "--Network" and "--Network Strategy."

    GROW THROUGH ACQUISITIONS AND STRATEGIC ALLIANCES

    The Company intends to enter new markets and expand its operations through acquisitions, strategic alliances and the establishment of new operations. The Company is continuously reviewing acquisition and strategic alliance opportunities and seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier and/or experienced management. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations by providing the Company with the opportunity to enter additional strategic markets or to strengthen its operations in an existing market. The Company believes that its senior management team's extensive operational, technical, financial and regulatory expertise enables the Company to identify and rapidly complete acquisitions and strategic alliances. No specific acquisition is currently contemplated except as described in this section under the sub-heading "--Targeted Operations."

    The Company believes that many of the emerging carriers in developing countries as well as certain recently privatized PTTs are likely to seek alliances, partnerships or joint ventures to compete more effectively in their local markets and abroad. The Company actively seeks out opportunities for alliances with such carriers to expand the scope of its network and improve its competitive abilities. The Company believes that it is uniquely positioned as an attractive alternative strategic partner for such carriers as opposed to the mega-carriers such as Uniworld, Concert and Global One.

    MANAGE NETWORK GROWTH

    The Company pursues a flexible, incremental capital expenditure program. The Company transmits traffic on capacity leased on a variable cost per minute basis until it believes that an investment in owned facilities or fixed cost lease arrangements between countries or on a particular route is warranted and that the Company's financial resources should be utilized for that purpose.

    TARGET SMALL AND MEDIUM-SIZED BUSINESSES

    The Company intends to focus on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 in international telephone calls per month. The Company believes that this segment offers significant market opportunities because it traditionally has been underserved by the major global telecommunications carriers and the PTTs, which offer their lowest rates and best services primarily to higher volume multinational business customers. The Company believes that in most markets small and medium-sized businesses account for a significant percentage of international calling traffic. The Company believes that this market segment will continue to provide ample opportunity for the Company to compete profitably in the future.

    Small and medium-sized businesses account for the vast majority of all businesses. For example, the EU estimates that there are 15 million small and medium-sized businesses in the EU and that the businesses that employ fewer than 100 workers in the aggregate account for more than one half of all EU employment, almost half of all business revenue. In addition, these businesses are estimated to produce total telecommunications revenue of about $30 billion per year. For the year ended December 31, 1996, approximately 44% of the Company's revenues on a pro forma basis were derived from sales to other carriers.

NETWORK

    RSL-NET is an integrated digital telecommunications network that is being developed to employ least cost routing techniques, leveraging the cost structure of its operations in each country.

    OWNED FACILITIES

    The Company's owned facilities include switches and interests in international fiber optic cable systems. The Company's five international gateway switches are located in New York, Los Angeles, London, Stockholm and Helsinki. In addition, the Company operates domestic switches in Rotterdam, Amsterdam, Paris, Frankfurt, New York and London. The Company's switches in Paris and Frankfurt are currently in the process of being upgraded to international gateway switches which are expected to be completed by the third quarter of 1997. The Company has entered into an agreement to purchase an international gateway switch for installation in Sidney and domestic switches for installation in Melbourne and Brisbane which will be directly linked to each other. Installation is expected by May 1997. The Company's existing international gateway switches conform to international signaling and transmission standards provided for in International Telegraph and Telephone Consultative Committee ("CCITT") recommendations and allow the Company to interconnect its network to existing PTT and carrier networks around the world while maintaining quality and dependable services. The Company's equipment purchases have been financed by one of its vendors and the Company believes it has developed a favorable working relationship with this vendor which will enable the Company to benefit from financing for future purchases, although there can be no assurance that this will be the case. See "Risk Factors--Dependence on Equipment Supplier. " The Company's switching facilities are easily expandable to accommodate growth.

    The Company also owns capacity on certain international digital fiber optic cable systems. The Company's United States operations currently own IRUs on three undersea fiber optic cable systems, which are CANUS-1, CANTAT-3 and PTAT-1 and owns MIUs on four undersea fiber optic cable systems, which are Antillas I (which is under construction), Odin, Rioja and the TAT-12/TAT-13 systems (TAT-13 is under construction). The Company also plans to purchase IRUs for its United States operations on the Columbus II, TPC-5, America's One, T-C and Eurafrica Systems and on APCN, Pacrim East, Tasman 2, Ariadne-2 and Aphrodite undersea fiber optic cable systems. The Company's Swedish operation owns IRUs on the CANTAT-3 and MIUs on the KATTEGAT-1 transoceanic cables. The Company's United Kingdom operation owns IRUs on the UK-NL 14 undersea fiber optic cable system.

    OPERATING AGREEMENTS

    The Company's operating agreements provide the Company with the ability to transmit traffic directly to foreign carriers over jointly-owned facilities rather than utilizing leased capacity. The Company's U.S. operations currently hold 14 operating agreements, which provide potential direct access to Australia, Bolivia, Chile, Denmark, the Dominican Republic, Finland, Japan, Jordan, New Zealand, Norway, Russia, Sweden, Suriname and the United Kingdom. The Company currently transmits and terminates traffic pursuant to the agreements in Bolivia, the Dominican Republic, the United Kingdom, Denmark and Norway. The Company believes that these agreements constitute significant assets and that the Company is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with non-U.S. carriers. The Company's Swedish operation currently utilizes two operating agreements which enable it to exchange traffic with Denmark and Norway. Operating agreements lower the cost of transmitting traffic by allowing the Company to utilize its MIUs and IRUs to correspond directly with its foreign carriers, thereby eliminating the cost of transmitting a call through leased capacity. In addition, if the Company can develop sufficient traffic into another country, it can potentially develop an additional source of revenue through return traffic or other settlement arrangements with the PTT or other carriers in that country.

    LEASED CAPACITY

    For all routes where the Company does not own facilities or utilize operating agreements, the Company utilizes leased capacity. In addition, the Company has arrangements with local carriers in each country in which it originates traffic to transmit domestic calls from its end-users to its switch. The Company does not own or intend to own intra-national transmission facilities networks due to the general availability of such facilities for lease and the high cost associated with the development and operation of a transmission line infrastructure. Leased capacity is typically obtained on a per minute basis or a point-to-point fixed cost basis. The Company utilizes leased satellite facilities for traffic to and from those countries where digital undersea fiber optic cables are not available or cost-effective. Leased satellite facilities are also used for redundancy when digital undersea cable service is temporarily interrupted.

    NETWORK MANAGEMENT SYSTEMS

    The Company generally utilizes redundant, highly automated state-of-the-art telecommunications equipment in its network and can, in cases of component or facility failure, use the network management facilities to redirect calls to another carrier's facilities. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability to its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of service problems. The Company maintains separate network management facilities for its U.S. and European operations which maintain separate least cost routing systems. U.S. network management is operated from the Company's facilities in New York and Los Angeles. European network management for the United Kingdom, Sweden and Finland is operated centrally from the Company's switching center in London. The Company expects that France and Germany will be monitored from this facility by the third quarter of 1997.

NETWORK STRATEGY

    The Company has switches in each of the countries in which it operates with the exception of Australia and Denmark. The Company has connected its current switches and expects to connect its future switches by investing in IRUs and MIUs or fixed point to point leases, subject to local regulatory conditions. In each market it enters the Company seeks to install its own switching facilities which are then integrated into RSL-NET to improve the Company's overall cost structure. The Company transmits traffic from its Local Operators on capacity leased on a variable cost per minute basis until it believes an investment in owned facilities or fixed cost lease arrangements between countries or on a particular route is warranted. To the extent traffic can be transported between two Local Operators over MIUs and IRUs

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
or lines leased on a fixed cost point-to-point basis, there is almost no marginal cost to the Company. In such cases, the Company will be able to bypass the traditional settlement process for the transport and termination of international traffic. The settlement rates for international correspondence are based on negotiated rates which often are substantially higher than the actual cost. The Company expects that it will realize significant cost savings by routing an increasing portion of its international traffic over its owned and leased facilities as opposed to corresponding via operating agreements. In addition, each of the Local Operators maintains an independent cost structure for all other traffic. By directly linking its operations the Company will be able to implement a least cost routing system which utilizes the lowest cost available to the Company as a whole. See "--International Long Distance Mechanics."

    For calls to countries where the Company does not have a Local Operator, the Company seeks to establish and utilize an operating agreement with a local carrier. While this method generates higher costs than transporting calls between the Local Operators, it has the potential to generate higher margin return minutes. The Company has not generated significant return minutes to date. In addition, by strategically establishing its Local Operators and obtaining operating agreements, the Company will seek to arbitrage the differential in settlement rates between countries.

    Origination and termination of traffic is accomplished through transmission capacity leased on a per minute basis, except where the Company provides private line service. As the Company's operations in a given country grow, the Company will install additional switches or nodes and lease transmission capacity (on a point-to-point fixed cost basis) to connect the new switch or node to its international gateway switch. This will enable the Company to reduce its dependence on relatively high cost-per-minute leases by reducing the distance calls will travel over capacity leased on that basis.

PRODUCTS AND SERVICES

    The Company offers a variety of long distance products and services to its customers, as well as certain value-added services. Although the Company focuses on providing international service, it also provides domestic long distance services to accommodate customer demands.

    The Company provides the services described below to the extent permitted by local regulation in each of its markets. See "Risk Factors--Government Regulatory Restrictions," "--Industry Overview," "--International Long Distance Mechanics," "--U.S. Operations" and "--European Operations."

    LONG DISTANCE SERVICES

    The Company provides domestic and international long distance service to its customers. Currently, the Company provides domestic services in the United States, the United Kingdom, Sweden and Finland. In the United States, the Company is certified and tariffed or otherwise authorized to originate calls from 16 states and can terminate calls throughout the United States.

    PRIVATE LINE SERVICE

    The Company provides dedicated point-to-point connections to businesses requiring dedicated private telephone lines for high volumes of voice and data between the customer's offices.

    CALLING CARDS

    The Company's calling cards are either prepaid cards or cards for which calls are billed in arrears. The Company's calling cards provide international call access to or between all countries that have direct dial service with the United States. Prepaid calling cards are similar products to other calling cards, but differ in marketing focus as well as the method of payment. A customer purchases a prepaid card that entitles the customer to make phone calls on the card up to some limit. The Company also offers prepaid calling cards that are rechargeable. In all cases, the card number is proprietary to the customer and is secured by means of a personal identification number. The Company currently offers these products only in the United States, the United Kingdom and the Netherlands but plans to offer these products in the rest of its European operations in 1997, to the extent permitted under the laws and regulations of each market.

    VALUE-ADDED SERVICES

    The Company currently offers facsimile services in all of its operations, toll-free dialing in the United States, the United Kingdom and Sweden and Internet access in Sweden and expects to offer these services in all markets where it is allowed to do so. The Company intends to introduce the following services: (i) voice mail, (ii) video- teleconferencing and (iii) international directory assistance.

    INTERNATIONAL TERMINATION AND TRANSIT

    International termination on a wholesale basis involves the sale of long distance services to another long distance company that resells the services to its customers. Reselling to other carriers generates traffic sufficient to allow the Company to obtain volume discounts when it leases capacity on a per-minute basis and allows it to generate revenues from otherwise unused capacity on its MIUs, IRUs and point-to-point leases. See "Risk Factors--Dependence On Carrier Customers." Transit traffic originates and terminates outside a particular country, but is transported through that country on a carrier's network to take advantage of lower costs.

MARKETING AND SALES

    The Company markets its services on a retail basis to commercial customers and residential customers and on a wholesale basis to other carriers and resellers. The Company targets small to medium-sized businesses with significant international telephone usage. The Company markets its products and services utilizing its direct sales forces, networks of independent agents, networks of distributors and direct and independent telemarketing force. The Company's services are currently marketed independently by the Local Operators without significant coordination. The Company is in the process of developing a universal brand name for each product and service which it offers to provide uniformity of image and brand and to create worldwide name recognition for the Company.

    CUSTOMERS

    SMALL AND MEDIUM-SIZED BUSINESSES. The Company's target customers are small and medium-sized businesses. The Company has focused on industries which traditionally have significant volumes of international traffic. The Company believes that this segment of the telecommunications market has been underserved by the major global telecommunications carriers and the PTTs, which have focused on offering their lowest rates and best services primarily to higher volume multinational business customers. The Company offers these companies significantly discounted international calling rates as compared to the standard rates charged by the major carriers and PTTs.

    Small and medium-sized businesses account for the vast majority of all businesses and the Company believes that in most markets they account for a significant percentage of the international long distance traffic originated in those markets. For example, the EU estimates that in 1996 there were 15 million small and medium-sized businesses in the EU and that businesses that employ fewer than 100 workers account for more than one half of all EU employment in 1996, almost half of all business revenue and about $30 billion per year in total telecommunications revenue. Consistent with that, it is estimated that in the United Kingdom, companies employing fewer than 250 people spend about $6 billion to $7 billion per year on telecommunications services as compared to about $8 billion to $9 billion per year for businesses employing in excess of 250 people and only $3 billion to $4 billion per year for the multinationals.

    LARGE CORPORATIONS. The Company services a number of large corporations through its French and German operations and the Company intends to continue to target large corporations on those routes where the Company's cost structure allows it to compete. These customers were acquired as part of the Sprint Acquisitions.

    RESIDENTIAL CUSTOMERS. The Company targets customers with high international calling patterns. The Company intends to capitalize on global immigration patterns to target immigrant ethnic communities. This segment has grown rapidly as shown by international calling patterns. The Company primarily targets this market for its prepaid calling cards and phone shops.

    CARRIERS. The Company offers international termination and transit traffic services to other carriers, including resellers, on a wholesale basis, as a "carriers' carrier."

    SALES CHANNELS

    The Company markets its services through a variety of channels, including direct sales by the Company's own sales force, indirect sales through independent agents, sales through distributors and telemarketing sales by Company personnel, and outside agents, depending on local business practices and business environment. Residential customers are targeted in neighborhoods with large immigrant populations, utilizing resource materials and third party market research companies, among other things, as resources for this information. Carriers typically approach the Company directly to inquire about the Company's transit and termination rates.

    DIRECT SALES. Each Local Operator maintains its own direct sales force. Each sales representative is compensated on a commission basis. The Company intends to expand its direct sales force as it expands existing operations and commences additional operations.

    INDEPENDENT AGENTS. The Company also markets its services through an indirect sales force comprised of independent agents. These agents include, among others, companies which have a sales force or individuals marketing related services such as telephone systems, copiers, fax machines or other office machines to the Company's targeted customer segments. The Company's indirect sales forces will be an important contributor in providing the Company with access to and information regarding the local market.

    DISTRIBUTORS. The Company has relationships with a small number of distributors in the United States as well as the Netherlands for the sale of prepaid cards and will seek such arrangements in its other markets.

    TELEMARKETING SALES. The Company maintains or plans to maintain telemarketing sales forces in each of its markets. Telemarketing sales are targeted to cover small to medium-sized business and niche residential customers. Commercial customers are offered long distance services while residential customers are offered long distance services and a blend of prepaid and similar products.

    CUSTOMER MANAGEMENT

    The Company strives to provide competitive pricing, high quality services and superior customer service and believes that these factors are important to its ability to compete effectively. The Company works closely with its customers to develop competitively priced telecommunications and value-added services (such as customized billing) that are tailored to their needs. In addition, each of the Local Operators has customer service and engineering personnel available to address service and technical problems as they arise.

HEADQUARTER OPERATIONS

    The Guarantor directs the Company's operations, including managing the growth of current operations, expansion of operations into new markets, forming potential joint ventures and strategic alliances and executing acquisitions. The Guarantor also identifies strategic markets, determining the vehicles through which, as well as the manner in which, the Company will enter such markets and overseeing the implementation of these plans. The Company is continuously reviewing and considering investment and acquisition opportunities. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations. All such acquisitions will be identified, negotiated and consummated through the Guarantor. In addition, the Guarantor seeks out alliances with carriers to expand the scope of the Company's network and improve its competitive abilities.

    The Guarantor currently provides centralized financial services for all of the Local Operators including financial planning and analysis, cost control and network management. The Guarantor attempts to coordinate the acquisition of additional transmission capacity (either leased or purchased) with the growth of traffic volumes of each Local Operator. The Guarantor assists in securing financing and discounts for these expenditures as well as other capital expenditures through its arrangements with particular vendors. The Guarantor also maintains global treasury functions including managing cash flows between the Local Operators for the transmission of traffic between them as well as the allocation of working capital.

    The Guarantor will assume global responsibility for the Company's billing. All of the Company's switching facilities will be linked to a central billing system administered by the Guarantor. The Guarantor will provide the billing information to Local Operators which will then invoice the customers directly. The invoice will be branded with the Guarantor's name and will be payable to a Guarantor account in the Local Operator's country.

    The Guarantor manages the expansion of RSL-NET, including the acquisition of additional capacity for existing operations and the integration of developing and new Local Operators into RSL-NET. The Guarantor will coordinate the routing of traffic on RSL-NET to effect routing on a least cost basis. To facilitate the implementation of least cost routing on RSL-NET, the Guarantor will maintain an international tariff database which will serve to advise Local Operators as to the least expensive routes for calls.

    The Guarantor is in the process of coordinating the marketing activities of the Local Operators and defining its own unique approach to branding and marketing its services on a global basis. In addition, the Guarantor will direct the service offerings of the Local Operators to enable the Company to provide services to a single customer in more than one country. The Guarantor would then provide the customer with a single bill and designate a primary customer service representative to address the customer's overall needs.

U.S. OPERATIONS

    In this Prospectus, the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

    OVERVIEW

    The United States is the largest market in terms of international long distance call terminations and originations. The top seven destinations for U.S.-originated calls in 1995 were: Canada, Mexico, the United Kingdom, Germany, Japan, France and the Dominican Republic. The Company initiated its U.S. operations in March 1995, with its investment in ITG and has grown the business significantly since then. The Company operates in the United States as a full service international long distance carrier with multiple "214" licenses issued under the Communications Act, which permit it to provide international telecommunications services. The Company currently has offices located in New York, Los Angeles and the Miami/ Fort Lauderdale metropolitan region.

    The Company operates in the United States through ITG, an international carrier which operates through its 98% owned subsidiary, RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ("RSL USA"), and its 95% owned subsidiary, RSL COM PrimeCall, Inc. (formerly known as Intelco, Global Information Services, Ltd.). The Company acquired a 25% equity interest in ITG in March 1995. The Company increased its ownership in ITG from 25% to 35% in April 1995. In September 1995, corresponding to ITG's investment in Cyberlink, the Company increased its ownership in ITG from 35% to just in excess of 50%. In September 1996, the Company raised its interest in ITG to approximately 87% by purchasing additional interests from ITG's other shareholders. The Company also has the right to acquire from one of the other ITG shareholders, upon the occurrence of certain events, an additional 5% interest in ITG.

    In September 1995, the Company acquired a 51% interest on a fully diluted basis in Cyberlink, through an investment made by ITG. From August 1996, the Company purchased approximately 12.2% of the outstanding capital stock of Cyberlink from its former President and, during the period September 1996 through March 1997, the Company purchased the remaining 36.8% of Cyberlink's outstanding capital stock from certain minority shareholders. In March 1997, ITG's equity ownership interest in Cyberlink was 100%.

    The Company's operations in the United States have shown considerable growth. Revenues for ITG and Cyberlink on a consolidated basis were approximately $18.5 million for the year ended December 31, 1995 and $85.9 million for the year ended December 31, 1996. International traffic carried by ITG has experienced substantial growth from 3.6 million minutes in December 1995 to 14.6 million minutes in December 1996. The Company's U.S. operations have grown from a total of 24 employees in December 1994 to 148 employees in February 1997.

    During 1996, the Company initiated a program focused on enhancing profitability, revenues and the quality of services to its customers. The Company shifted the marketing focus of its U.S. operations from wholesale "carrier's carrier" business to higher margin services targeted at end-user customers in an effort to increase operating margins. In connection with this effort, the Company determined that the rates offered to certain customers provided the Company with inadequate margins. Accordingly, the Company increased rates to these customers and, as a result, these customers either accepted the rate increases or terminated their arrangements with the Company, thus reducing the Company's exposure to low or negative margin business. In the fourth quarter of 1996, the Company restructured its U.S. operations and recorded a charge of $750,000 in connection with such restructuring. Operational, managerial and technical functions were consolidated under a single organization. Under the Company's direction, ITG has hired experienced management, implemented new managerial and financial controls, and introduced a new marketing focus and plan. These activities, in conjunction with ITG's investment in MIUs, IRUs and switches, obtaining of multiple international operating agreements and focus on customer service, have resulted in rapid growth of the business.

    SERVICES AND CUSTOMERS

    The Company offers its customers in the United States international and domestic long distance, private line, calling card and value added services. Since the first quarter of 1996, the Company has been refocusing its U.S. operations from providing international long distance services to other carriers to providing international and domestic long distance services to small and medium-sized businesses as well as certain residential markets. As of December 31, 1996, the Company had 29 carrier customers, approximately 7,200 commercial customers and approximately 11,100 residential customers.

    In addition, through RSL COM PrimeCall, Inc. the Company specializes in the provision of prepaid calling cards for niche ethnic and immigrant markets and for promotional use by large corporate subscribers in entertainment, retail, banking and other industries.

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    MARKETING AND SALES

    The Company markets its services and products in the United States through a variety of channels, including direct sales, indirect sales through independent agents and sales by distributors. As of December 31, 1996, the Company's U.S. operations employed 28 sales and marketing employees and had relationships with approximately 350 master agents with an underlying network in excess of 2,200 independent agents and six distributors. In addition, the Company employs two sales professionals dedicated to the sale of promotional prepaid card products to major corporate accounts. The Company intends to expand its direct sales force as a part of its growth strategy by adding sales representatives to its New York City, Los Angeles and Fort Lauderdale sales offices and opening an additional sales office in Miami. The Company believes that, due to the existence of a competitive marketplace in the United States for over a decade, it can hire capable, experienced sales representatives and managers and that use of a direct sales force is the most efficient means for it to grow its business.

    U.S. NETWORK ARCHITECTURE

    The Company operates two international gateway switches in the United States, an Ericsson AXE-10 located in New York and a Northern Telecom DMS 250/300 located in Los Angeles. The Company's New York international gateway switch and Los Angeles international gateway switch are connected to each other via leased lines on a fixed cost, point-to-point basis. The Company also operates a domestic switch and a prepaid card switch in New York. The Company utilized this domestic switch until the Ericsson international gateway switch was installed in the second quarter of 1996, enabling the Company to use its operating agreements in certain countries where there had been an incompatibility problem with the domestic switch. The Company experienced delays in installing the New York Ericsson international gateway switch because significant improvements had to be made to the floor housing the switch to provide adequate support and cooling systems for the switch. The international gateway switches conform to CCITT recommendations and are directly connected to each other by leased fiber optic cable. The Company is developing a plan for installation of switches in strategic sites throughout the United States, which may include a third international gateway switch in Florida. Traffic to Asia and the Pacific Rim is generally routed via the Company's Los Angeles international gateway switch and traffic to Europe, Africa and Latin America is generally routed via the Company's New York international gateway switch.

    The Company currently has investments in IRUs in three undersea fiber optic cable systems which are CANUS-1, CANTAT-3, and PTAT-1 and owns MIUs on four undersea fiber optic cable systems, which are Antillas I (which is under construction) Odin, Rioja and the TAT-12/TAT-13 systems (TAT-13 is under construction). The Company also plans to purchase IRUs for its United States operations on the Columbus II, TPC-5, America's One, T-C and Eurafrica systems and on the APCN, Pacrim East, Tasman 2, Ariadne-2 and Aphrodite undersea fiber optic cable systems.

    The Company currently is a party to 14 operating agreements, which provide potential direct access to Australia, Bolivia, Chile, Denmark, the Dominican Republic, Finland, Japan, Jordan, New Zealand, Norway, Russia, Sweden, Suriname and the United Kingdom. The Company believes that it is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with carriers outside the United States. The Company currently only transmits and terminates traffic pursuant to the agreements in Bolivia, the Dominican Republic, the United Kingdom, Denmark and Norway. The Company transmits call traffic bound for all other destinations through leased capacity. Some of the operating agreements have been inactive because of the delays caused by the incompatibility of the New York domestic switch with the corresponding carrier's equipment and the subsequent delay in installing the New York international gateway switch. These agreements are expected to become active in the near future. The remaining operating agreements are inactive because the Company has not yet invested in international transmission capacity for those routes, in certain cases because call volume on such routes does not warrant such an investment. By activating these operating agreements as well as any additional agreements it may obtain, the Company will be able to significantly

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lower its costs of terminating international traffic. The Company's failure to begin transmitting traffic pursuant to any such operating agreement could lead to the termination of the agreement. See "Risk Factors--Risk of Loss, or Diminution of Value, of Operating Agreements."

    The Company's New York switch site also includes the network management facilities from which the Company administers and monitors the Company's New York facilities and provides customer service, 24-hour network monitoring, trouble reporting and response procedures, service implementation and billing assistance. The Company designates a specific customer service representative for each commercial customer to oversee the installation and maintenance of the phone equipment, the start-up of service and problem resolution.

    INFORMATION SYSTEMS AND BILLING

    ITG currently outsources its billing services to a third party provider and is in the process of integrating its billing into Cyberlink's system. Cyberlink operates an Electronic Data Systems ("EDS") IXPlus System. The Company expects that the EDS system will be utilized to: (i) provide sophisticated billing information that can be tailored to meet a specific customer's requirements,
(ii) provide high quality customer service, (iii) detect and reduce fraud and
(iv) integrate additions to its customer base. The Company's information systems are important to its operations as they allow the Company to assess and determine quickly customer billing and collection problems, production by and compensation or commissions owed to agents, sales representatives and distributors, proper pricing for the Company's services and other matters which are important to the operation of the Company. The IXPlus System is operated and maintained by EDS pursuant to the five year agreement with EDS that commenced at Cyberlink in January 1995 (the "EDS Agreement"). Under the EDS Agreement, EDS supplies, operates and maintains this hardware system, and is responsible for providing back-up facilities and implementing a contingency plan upon the occurrence of certain events, including natural disasters. In 1995, one of the carrier customers of the Company's U.S. operation failed to route properly its international traffic to the Company's Los Angeles switch and to provide the Company with proper billing information. See "Risk Factors--Dependence on Effective Information Systems."

    COMPETITION

    The Company competes with AT&T, MCI, Sprint, WorldCom and other United States-based and foreign carriers, many of which have considerably greater financial and other resources than the Company. Certain of the larger United States based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, certain foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the United States market, creating greater competitive pressures on the Company. The Company believes that its services are competitive in terms of price and quality with the service offerings of its U.S. competitors.

    REGULATORY ENVIRONMENT

    The Company's United States operations are subject to extensive federal and state regulation. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company.

    FEDERAL. The FCC currently regulates the Company as a non-dominant carrier with respect to both its domestic and international long distance services. Generally, the FCC has chosen not to exercise its

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statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulation requirements on the Company and to change its regulatory classification. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's domestic service offerings. With respect to the Company's international services, however, it is possible that the FCC could classify the Company as dominant for the provision of services on specific international routes on the basis of the Company's foreign ownership or a determination that the Company had the ability to discriminate against U.S. competitors. Recently, for example, the FCC classified Sprint as a dominant carrier for the provision of U.S. international services on the U.S.-France and U.S.-Germany routes in connection with investments in Sprint by France Telecom and Deutsche Telekom.

    Among domestic carriers, local exchange carriers ("LECs") are currently classified as dominant carriers with respect to the local exchange services they provide, and no interstate, interexchange carriers, including RBOCs which are permitted to offer long distance service outside their service areas, are classified as dominant. Until recently, AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate, interexchange and international markets. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated, likely making AT&T's prices more competitive than the Company's. Nonetheless, the FCC placed certain conditions on AT&T's reclassification to promote the development of vigorous competition in the international services marketplace.

    The Company has the authority to provide domestic, interstate telecommunications services. The Company has also been granted authority by the FCC to provide switched international telecommunications services through the resale of switched services of United States facilities based carriers, to generally resell international private lines not connected to the PSTN or which are connected to the PSTN in Canada, Sweden or the United Kingdom, and to provide international telecommunication services by acquiring circuits on various undersea cables or leasing satellite facilities. The FCC reserves the right to condition, modify or revoke such domestic and international authority for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder. Although the Company believes the probability to be remote, a rescission by the FCC of the Company's domestic or international authority or a refusal by the FCC to grant additional international authority would have a material adverse effect on the Company.

    Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. The Company must file tariffs containing detailed actual rate schedules. In reliance on the FCC's past relaxed tariff filing requirements for non-dominant domestic carriers, the Company and most of its competitors did not maintain detailed rate schedules for domestic offerings in their tariffs, as the FCC's rules currently require. Until the two year statute of limitations expires, the Company could be held liable for damages for its past failure to file tariffs containing actual rate schedules. The Company believes that such an outcome is remote and would not have a material adverse effect on its financial condition or results of operations. The Company has always been required to include detailed rate schedules in its international tariffs.

    In February 1996, the Telecommunications Act of 1996 was signed into law. Under the Telecommunications Act the RBOCs will be permitted to provide long distance services in competition with the Company. The law includes safeguards against anti-competitive conduct which could result from a RBOC having access to all customers on its existing network as well as its ability to cross-subsidize its services and discriminate in its favor against its competitors.

    Except with respect to transit agreements, authorizations held under Section 214 of the Communications Act (such as those held by the Company) for international services are limited to providing services or using facilities between the United States and countries specified in the authorizations. The Company

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holds all necessary Section 214 authorizations for conducting its present business but may need additional authority in the future. Additionally, carriers may not lease private lines between the United States and an international point for the purpose of offering switched services unless the FCC has first determined that the foreign country affords resale opportunities to United States carriers equivalent to those available under United States law. The FCC has made such a determination with respect to New Zealand, Canada, Sweden and the United Kingdom and the Company is authorized to resell international private lines to these points for the provision of basic services interconnected to the PSTN.

    The FCC has promulgated certain rules governing the offering of international switched telecommunications. Such calls typically involve a bilateral, correspondent relationship between a carrier in the United States and a carrier in the foreign country. Until recently, the United States was one of a few countries to allow multiple carriers to handle international calls; almost all foreign countries authorized only a single carrier, often a state-owned monopoly, to provide telecommunication services. In light of the disparate bargaining positions of the United States carriers, the FCC imposed certain requirements to try to minimize the opportunities that dominant foreign telecommunications providers would have to favor one United States carrier over another. These policies include provisions of the International Settlement Policy, which requires that return minutes from a foreign carrier must be proportional to the traffic that the United States carrier terminates to a foreign carrier. In December 1996, the FCC modified its rules to allow payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective opportunities test if the U.S. carrier can demonstrate that deviation from the International Settlement Policy will promote market-oriented pricing and competition, while precluding abuse of market power by the foreign correspondent. The Company has numerous agreements with foreign carriers providing for the handling of switched calls.

    Additionally, the FCC enforces certain requirements which derive from the regulations of the ITU. These regulations may further circumscribe the correspondent relationships described above. In addition to settlement rates, these regulations govern certain aspects of transit arrangements, wherein the originating carrier may contract with an interim carrier in a second country to terminate service in a third country. The Company has transit agreements with foreign carriers. Such agreements may allow the Company to pay less than the full accounting rate it would have to pay if it had a direct operating agreement with the terminating country. However, the Company is unaware of any instance in which a terminating country has objected with respect to any of the Company's traffic. If a terminating country objects in the future to such transit arrangements, the Company may be required to secure alternative arrangements.

    STATE. The intrastate, long distance telecommunications operations of the Company are also subject to various state laws, regulations, rules and policies. Currently, the Company is certified and tariffed or otherwise authorized to provide service in 16 states and uses a third party carrier to originate calls in states where it needs, but does not have, authorization to provide services. Additionally, the Company provides service in states where it requires but does not have certification or registration of any form. Ultimately, the Company intends to apply for authorization in substantially all of the states that require certification or registration. See "Risk Factors--Government Regulatory Restrictions."

    The vast majority of states require carriers to apply for certification to provide telecommunications services before commencing intrastate service and to file and maintain detailed tariffs listing the rates for intrastate service. Many states also impose various reporting requirements and require prior approval for all transfers of control of certified carriers, assignments of carrier assets, carrier stock offerings and the incurrence by carriers of certain debt obligations. In some states, regulatory approval may be required for acquisitions of telecommunications operations. In the past, the Company has sought and successfully obtained such approval for its acquisitions.

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EUROPEAN OPERATIONS

    OVERVIEW

    RSL COM Europe, Ltd. ("RSL Europe") is a United Kingdom limited liability company and a wholly-owned subsidiary of the Issuer. RSL Europe was formed in March 1995 to implement the Company's pan-European strategy. In November 1995, RSL Europe acquired a 51% interest of Cyberlink Europe, an affiliate of Cyberlink. Cyberlink Europe has three wholly owned international telecommunications subsidiaries: (i) RSL COM Sweden AB (formerly known as Cyberlink Sweden AB), a Swedish corporation ("RSL Sweden"); (ii) RSL COM Finland OY, a Finnish corporation (formerly known as Cyberlink Finland Oy) ("RSL Finland"); and (iii) Cyberlink International Telesystem GmbH, a German corporation ("Cyberlink Germany"). In May 1996, RSL Europe increased its ownership percentage of Cyberlink Europe by approximately 14% when it was issued additional shares pursuant to capital calls, and in August 1996, RSL Europe purchased an additional 9.3% of Cyberlink Europe stock from its former President. These transactions resulted in RSL Europe owning 74% of the outstanding shares of Cyberlink Europe. During the period beginning September 1996 through March 1997, the Company purchased the remaining 26% of the outstanding shares of Cyberlink Europe.

    In March 1996, the Company was the successful bidder to acquire the international long distance voice businesses of Sprint in France and Germany through its wholly owned subsidiaries RSL COM France S.A., a French corporation ("RSL France"), and RSL COM Deutschland GmbH, a German limited liability company ("RSL Germany"). These transactions were consummated in May 1996. The Company did not enter into any non-compete agreements with Sprint or any of Sprint's affiliates in connection with the Sprint Acquisitions. RSL COM UK, Ltd., a United Kingdom limited liability company and a wholly owned subsidiary of RSL Europe ("RSL UK"), was formed to serve as the Company's Local Operator in the United Kingdom, and began generating revenues in May 1996, although its predecessors had been active in the United Kingdom since August 1995.

    In August 1996, the Company acquired (the "Incom Acquisition") the assets and assumed certain limited liabilities of Incom for $500,000 plus 3,954 non-voting shares of ITG (the "Purchased Shares"). The delivery of the Purchased Shares is contingent upon the exchange of 3,333 voting shares of ITG currently held by Incom for an equal number of non-voting shares. In addition, the Company also contributed its 50% interest in International Telecommunications Europe, Inc. (while assuming its past liabilities) to Incom in exchange for Incom's release of the Company's assignment to Incom of the Company's rights to an IRU on PTAT and an operating agreement between RSL USA and Mercury. The Company has also entered into a consulting agreement with an affiliate of Incom calling for payments of $10,000 per month for seven years, has paid such affiliate $280,000 for its agreement not to compete and has agreed to make a $660,000, seven-year loan to such affiliate, bearing interest at a rate of 7% per annum.

    In October 1996, RSL Europe acquired a 75% interest in the operations of Belnet, an international reseller which had been operating in the Netherlands since October 1995. Belnet commenced operations in Denmark in March 1997.

    In connection with the Belnet Acquisition, RSL COM Europe entered into a shareholders' agreement (the "Belnet Shareholders' Agreement") with Belnet and Gerard A. van Leest, the founder, general manager and minority shareholder of Belnet. Under the Belnet Shareholders' Agreement, in the event of an underwritten public offering of the Guarantor pursuant to an effective registration statement covering the public offering of common stock of the Guarantor (a "Guarantor Equity Offering"), Mr. van Leest was granted the right to exchange 12,903 shares of Belnet owned by him with shares of common stock of the Guarantor of equivalent value. The value of the shares of Mr. van Leest in Belnet would be determined by the managing underwriter of the offering.

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    In April 1997, RSL Europe and its subsidiaries entered into an agreement
(the "PrimeCall Europe Agreement") with Mr. van Leest and The First Worldwide Network Management & Consultant N.V. ("FWN"), a corporation wholly-owned by Mr. van Leest, pursuant to which RSL Europe and its subsidiaries will jointly develop, market and distribute a prepaid calling card product targeted at select customers throughout Europe. The Company will organize local companies located in select markets throughout Europe (the "PrimeCall Local Operators") to conduct such business. The PrimeCall Local Operators will be 87.75% owned by the Company's Local Operator within such market and 12.25% owned by FWN. All technical services and facilities will be provided to the PrimeCall Local Operators by a wholly-owned subsidiary of Belnet.

    Under the PrimeCall Europe Agreement, in the event of a Guarantor Equity Offering, FWN was granted the right to exchange its shares in each of the PrimeCall Local Operators with shares of common stock of the Guarantor of equivalent value. The value of the shares of FWN would be determined by the managing underwriter of the Guarantor Equity Offering.

    As of March 31, 1997, the Company had 158 employees in Europe.

    INFORMATION SERVICES, SYSTEMS AND BILLING

    RSL Europe has developed its own proprietary information and billing system employing a Hewlett Packard 9000 UNIX server and a Sybase, Inc. ("Sybase") developed customized software package (collectively, the "System"). The System provides for billing, customer service, management information, financial reporting and related functions. The Company has invested significant resources into the development of the System and the Company's management worked closely with Sybase to develop software which reflects the experiences of the Company's management in the telecommunications industry. The System has been designed to be easily integrated into the operations of each of its current, planned and future European Local Operators and may ultimately be used as the centralized information system for the Company. The System currently provides centralized billing, customer service, and information systems to the Company's United Kingdom, Sweden and Finland operations, with France and Germany expected to be brought online by the end of 1997. The Company believes that the System is a key asset of the Company and an important advantage in the management of its growth.

    The System provides for sophisticated, automatic, itemized billing that can be tailored to meet each customer's specific requirements, including customized tariffs and discount schemes. The Company expects that the System will also facilitate integration and central oversight of its European operations through automated data entry by its Local Operators and through easily generated financial status, sales information, performance and sales commission reports.

    REGULATORY ENVIRONMENT

    Most EU member states are in the initial stages of deregulation. Deregulation in these countries may occur either because the member state decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the European Commission ("EC") through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each member state, calling for such legislative body to implement such directive through the passage of national legislation.

    Since most European countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Europe. The first step is to take advantage of current market conditions and, within the parameters of the Company's established service offerings, to provide the fullest range of services permissible under local regulation. The Company thereby seeks to become a recognized international carrier in the targeted countries as its operations grow. The second step, as deregulation permits, is to build on its name recognition, marketing channels and existing customer base in the market to expand its

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service offerings to both existing and new customers. By the time that the telecommunications markets throughout Europe are open to full competition, the Company intends to have established Local Operators in all major European telecommunications markets.

    The EC is currently expected to issue in 1997 an Interconnect Directive which was originally expected to be issued in 1996. The Interconnect Directive is expected to be implemented in 1998 and is expected to require the incumbent PTTs to interconnect to other carriers using CCITT C-7 signaling standards. Such connection will provide "Calling Line Identity" ("CLI"), also known as ANI or PIC, which will allow the Company's customers to access more easily the Company's local switch (E.G., through prefix dialing instead of dial-in access) and will remove the local access fee levied in addition to the Company's charge for the call. After interconnection, rates charged by the PTT for the PSTN portion of the call are expected to be incurred by carriers at wholesale rates and it is expected that carriers will be allowed to compete against the PTT in the domestic long distance market, as well as the international market. However, the implementation of this or any EC directive by member states is subject to substantial delay. See "Risk Factors--Government Regulatory Restrictions."

    Member states have the flexibility to interpret EC directives. If a member state determines that a member state's legislation implementing an EC directive does not adequately do so, the EC tests such interpretation through legal proceedings in a court of law. This process is time consuming. Accordingly, while a date has been set for the liberalization of voice telephony services within the EU, the actual date on which liberalization actually occurs could be months or years later. See "Risk Factors--Government Regulatory Restrictions."

    There also may be practical considerations in implementing a directive which could result in a delay of its implementation, as there are considerable doubts as to the preparedness of many EC countries for a wide-ranging change. For example, the negotiation of interconnection agreements can take a significant amount of time. Even after such agreements are negotiated and implemented, substantial ongoing disputes with the incumbent PTTs regarding prices and billing are to be expected.

    In an attempt to speed up the market entry of new operators despite the obstacles referred to above, the EC issued a directive allowing alternative entities to the PTTs (typically utility and cable television companies) to supply infrastructure, beginning July 1, 1996. This permits the Company to purchase cable capacity from companies other than the local PTTs as such companies build transmission facilities. To date, however, there has not been substantial construction of such facilities by competitors to the PTTs in EU countries, although several member states have enacted national legislation to adopt the foregoing directive.

    Although it is not expected that interconnect will be available and implemented in most countries of interest by January 1, 1998, the current regulatory scheme in Europe nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation when it occurs on or after January 1, 1998. The Company can provide value-added services before 1998 and, beginning in 1998 but prior to interconnection, the Company can provide dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See "--International Long Distance Mechanics."

U.K. OPERATIONS

    OVERVIEW

    The United Kingdom originated 4 billion minutes of international traffic in 1995. From August 1995 through March 1996, the Company applied for and obtained the necessary licenses, installed an Ericsson AXE-10 international gateway switch and necessary software, installed a customer service and billing system, entered into interconnect agreements and hired most members of senior management. The

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Company's UK operations began generating revenues in May 1996 and generated $6.3 million in revenues for the year ended December 31, 1996, its first year of operations.

    SERVICES AND CUSTOMERS

    The Company offers its customers in the United Kingdom international and domestic long distance services. Customers access these services by direct access, prefix dialing and dial-in. Direct access services are provided by connecting customers to the Company's London switches by means of lines leased from British Telecom or Mercury. Prefix dialing services are provided by means of access to the Company's London switches by way of the PSTN using the Company's access codes. As of December 31, 1996, the Company's customer base in the United Kingdom consisted of nine carriers and in excess of 1,500 commercial customers. The Company's current commercial customers include multinationals, large national companies, as well as small and medium-sized businesses. In addition, the Company, through a joint venture, operates approximately 100 phone shops, most of which were opened in June through August 1996 in neighborhoods with a high immigrant population.

    MARKETING AND SALES

    The Company markets its services in the United Kingdom through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. The Company has two sales professionals dedicated to marketing and to maintaining the Company's relationships with its carrier customers in addition to participating in and advertising at key industry trade shows. As of December 31, 1996, RSL UK employed eight other marketing employees in the United Kingdom dedicated to commercial and residential customers. RSL UK intends to expand its direct sales force as a part of its growth strategy by adding sales representatives to its London office as well as establishing additional sales offices in the United Kingdom. The Company relies heavily on its network of approximately 36 independent sales agents to sell its long distance calling services in the United Kingdom. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers.

    U.K. NETWORK ARCHITECTURE

    RSL UK operates two AXE-10 switches, one an international gateway switch, the other a domestic switch, located in London. Prior to December 1996, the Company was prohibited from owning interests in fiber optic cable coming in or out of the United Kingdom. As a result, the Company had been transmitting call traffic bound for all other international destinations through leased capacity provided by British Telecom and Mercury. The Company has since purchased IRUs on the UK-NL14 undersea fiber optic cable and continues to utilize leased capacity for all other international destinations. The Company expects to purchase additional IRUs from the United Kingdom as warranted.

    COMPETITION

    The Company's principal competitors in the United Kingdom are British Telecom, the dominant supplier of telecommunications services in the United Kingdom and Mercury. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as Energis, and from resellers including ACC Corporation, WorldCom, Esprit and Global One. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its UK competitors.

    REGULATORY ENVIRONMENT

    The Company was awarded an International Facilities Based Telecommunications License (an "IFBTL") in the United Kingdom in December 1996. An IFBTL entitles the Company to acquire IRUs and MIUs on international satellite and cable systems, resell international private lines, as well as interconnect with, and lease capacity at, wholesale rates from British Telecom and Mercury. In addition, the Company holds an International Simple Resale ("ISR") license in the United Kingdom. An ISR license allows the Company to resell international private lines, as well as interconnect with, and lease capacity at wholesale rates from, British Telecom and Mercury.

FRENCH OPERATIONS

    OVERVIEW

    France originated 2.8 billion minutes of international traffic in 1995. RSL France was formed in April 1996 for the purpose of acquiring Sprint's international voice business in France. Sprint was required to divest itself of its French and German international voice businesses under the terms of the Global One joint venture agreement.

    Sprint commenced its international voice business in France in 1994. Revenues for such operation for the years ended December 31, 1996 and 1995 were $11.1 million and $8.0 million, respectively.

    SERVICES AND CUSTOMERS

    The Company offers its customers in France international long distance services utilizing direct access over leased lines and restricted dial-in for customers in closed-user groups. Direct access is provided via a leased line connection between the customer's phone system and the RSL switch in Paris. Following deregulation, the Company plans to offer long distance services, restricted until January 1998 to closed user groups, with prefix dialing and value-added services. As of December 31, 1996, the Company's French customer base consisted of one carrier customer and 55 commercial customers. The Company's customers in France include multinationals, large and smaller businesses, as well as a government agency with heavy international calling patterns.

    MARKETING AND SALES

    The Company markets its services through a variety of channels, including direct sales and indirect sales through independent agents. As of February 1997, the Company's French operations employed 19 sales representatives and had relationships with six independent agents. The Company intends to expand its direct sales force and agent network as a part of its growth strategy.

    FRENCH NETWORK ARCHITECTURE

    RSL France operates a Northern Telecom Meridian domestic switch in its offices in Paris. An upgrade to an international gateway switch is currently underway and a new Ericson AXE-10 international gateway switch will be installed by the third quarter of 1997. RSL France intends to install POPs in major business centers outside Paris to lower its cost of providing services in these areas. French regulations currently do not allow the Company to purchase its own international transmission facilities and it is uncertain when or if the law will be changed. As a result, international transmission facilities are leased from France Telecom. In connection with the Company's acquisition of this business, the Company entered into various transition services agreements with Sprint, Global One and certain of their affiliates pursuant to which such entities provided the Company with termination, billing and certain other services until the end of March 1997. The Company has integrated these services into its own systems and made other arrangements to ensure that these services are provided to the Company beginning April 1997. The Company connected its French operations to RSL-NET in December 1996.

    COMPETITION

    The Company's principal competitor in France is France Telecom, the dominant supplier of telecommunications services in France, and its International Colisee program which offers discount long distance services to the largest commercial customers. The Company also faces competition from emerging licensed public telephone operators (who are constructing fiber networks in major metropolitan areas) such as CGE/Siris and WorldCom and from resellers including Esprit and Viatel, Inc. ("Viatel"). Upon deregulation in 1998, alternative networks currently under construction will become available to route and terminate traffic domestically. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its French market competitors.

    REGULATORY ENVIRONMENT

    The services currently provided by the Company in France do not require a license. The telecommunications market in France is scheduled to be liberalized on January 1, 1998 along with the markets of most other EU member states. Under the currently proposed law, new operators would be able to interconnect with France Telecom's PSTN starting on January 1, 1998. In accordance with the Telecommunications Laws passed in July 1996, the liberalization process is regulated by a new government authority, the French Authority for Registration of Telecommunications, which was established in January 1997. The Company has applied for a license which will permit it to provide international long distance services utilizing direct access or dial-in access. By the summer of 1997, the interconnection price with France Telecom is expected to be known. See "Risk Factors--Government Regulatory Restrictions."

GERMAN OPERATIONS

    OVERVIEW

    Germany originated 5.2 billion minutes of international traffic in 1995. RSL Germany was formed in April 1996 for the purpose of acquiring Sprint's international voice business in Germany. Sprint was required to divest itself of its German and French international voice businesses pursuant to the terms of the Global One joint venture agreement.

    Sprint commenced its German voice business in 1993. Revenues for such operation for the years ended December 31, 1996 and 1995 were $8.6 million and $6.4 million, respectively. The Company's German operations generated pro forma revenues of $11.7 million for the year ended December 31, 1996.

    SERVICES AND CUSTOMERS

    The Company offers its customers in Germany national and international long distance services utilizing direct access over leased lines and restricted dial-in for customers in closed-user groups. As of March 1997 the Company's customer base in Germany consisted of one reseller in Austria that provides international traffic from Austria to Germany and other countries, one German reseller and the largest German mobile phone service provider and 240 commercial customers. The Company's current customer base primarily consists of large national or multinational corporations due to the high cost of installing and leasing lines. See "--Products and Services." The Company intends to switch its marketing focus to small and medium-sized businesses.

    MARKETING AND SALES

    The Company currently has a limited sales force in Germany as a result of attrition attributable to Sprint's decision to sell its operations and the acquisition thereof by the Company. As of March 1997, the Company employed nine sales and marketing employees in Germany. RSL Germany is expanding its direct sales force as a part of its growth strategy by adding sales representatives. The Company is developing a network of independent sales agents to sell its international long distance services in Germany.

    GERMAN NETWORK ARCHITECTURE

    RSL Germany operates a Wyatts MRX-2000 domestic switch in its offices in Frankfurt. An upgrade to an Ericsson AXE-10 international gateway switch will be installed by the third quarter of 1997. The Company also plans to install POPs in additional German cities to lower its cost of providing services in these cities. International transmission facilities are leased from Deutsche Telekom. In connection with the acquisition of this business by the Company, the Company entered into various transition services agreements with Sprint, Global One and certain of their affiliates pursuant to which such entities were to provide the Company with termination and certain other services until the end of March 1997. The Company has integrated these services into its own systems and made such other arrangements to ensure these services are provided to the Company beginning April 1997. The Company has connected its German operations to RSL-NET.

    COMPETITION

    In Germany, the Company competes with facilities-based carriers and resellers. The Company's principal competitor in Germany is Deutsche Telekom, the dominant supplier of telecommunications services in Germany. The Company also faces competition from emerging public telephone operators (who are constructing their own facilities-based networks) such as WorldCom, ARCOR, the new alliance of Mannesmann and DBKom, and Otelo, the new alliance of RWE and VEBACOM, from resellers including BT/VIAG Interkom and Viatel and call-back providers such as Tele Passport and Kallback. Upon deregulation in 1998, alternative networks currently under construction will become available to route and terminate voice traffic. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its German competitors.

    REGULATORY ENVIRONMENT

    Currently, "voice telephony" may only be provided by Deutsche Telekom and the relevant German supervisory authorities regard the international direct dialing service currently offered by the Company as a service that does not fall within Deutsche Telekom's voice telephony monopoly. The German parliament has passed the German Telecommunications Act 1996, which became effective August 1, 1996, in order to liberalize the German telecommunications market. Under this new law, licenses for the offering of voice telephony services will be issued to an applicant for such licenses unless (i) such applicant fails to meet certain good standing requirements, (ii) such applicant lacks the competence to run a telecommunications business or (iii) the offering of telecommunications services by such applicant would be regarded as a danger to public safety. Under the German Telecommunications Act 1996, Deutsche Telekom is required to permit competitors to be interconnected to its network.

SWEDISH OPERATIONS

    OVERVIEW

    Sweden originated 900 million minutes of international traffic in 1995. The Company operates in Sweden through RSL Sweden, in which the Company acquired a majority interest in November 1995. RSL Sweden is licensed as an international carrier in Sweden, which permits it to transmit long distance services nationally and internationally. The Company's Swedish operations began operating and generating revenues in May 1996 and generated approximately $895,000 for the year ended December 31, 1996, its first full year of operations.

    SERVICES AND CUSTOMERS

    The Company offers long distance and value added services to its customers in Sweden. Customers access the Company's switch utilizing prefix dialing and direct access. As of December 31, 1996, the Company's customer base in Sweden consisted of 800 commercial customers and 1,700 residential customers as well as an agreement to terminate international traffic for a mobile service provider in Sweden.

    MARKETING AND SALES

    The Company's Swedish operation markets its services through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. As of December 31, 1996, the Company employed five full-time sales and marketing employees in Sweden, although the Company intends to expand its direct sales force as a part of its growth strategy. The Company primarily relies on its network of approximately 25 independent sales agents to sell its long distance calling services in Sweden. In addition, the Company sells its services through a chain of 62 independent telecommunications stores with locations throughout Sweden, as well as through a large association comprised of individuals and businesses. The Company believes that many of its agents have existing relationships with businesses in the Company's target market which better position them to identify, and sell services to, prospective customers.

    SWEDISH NETWORK ARCHITECTURE

    In Sweden, the Company operates an Ericsson AXE-10 international gateway switch from its offices outside of Stockholm. RSL Sweden is connected to RSL-NET by leased facilities. RSL Sweden utilizes its IRUs on the CANTAT-3 transoceanic cable and resells services from WorldCom and Telia (the former monopoly PTT in Sweden). RSL Sweden currently has operating agreements with carriers in Denmark and Norway, as well as direct connections to the Company's operations in the United Kingdom, United States and Finland.

    COMPETITION

    The Company's principal competitor in Sweden is Telia, the dominant supplier of telecommunications services in Sweden. The Company also faces competition from emerging licensed public telephone operators (which are constructing their own fiber networks) such as Tele2 and WorldCom, and from resellers including Telenordia, Telecom Finland and Tele 8. Upon the completion of the construction of the new fiber networks, the Company will have alternative means of routing and terminating calls. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its Swedish competitors.

    REGULATORY ENVIRONMENT

    All types of telecommunication services were liberalized in Sweden in 1993. Through RSL Sweden, the Company holds an unrestricted license to provide national and international telephony in the Swedish market. As a licensed carrier, the Company may buy IRUs or lease fixed capacity from other providers, or utilize the former PTT network to originate and terminate its traffic. The Company's services are accessed primarily by prefix dialing. It is generally believed that the Swedish Parliament will amend the Swedish Telecom Act to facilitate equal access for all carriers after 1998.

FINNISH OPERATIONS

    OVERVIEW

    Finland originated 315 million minutes of international traffic in 1995 and is an important market because it serves as a gateway to Russia. The Company operates in Finland through RSL Finland, in which the Company acquired a majority interest in November 1995. RSL Finland is a fully licensed international long distance carrier in Finland. The Company's Finnish operations began operating and generating revenues in May 1996 and generated approximately $598,000 in revenues for the year ended December 31, 1996, its first full year of operations.

    SERVICES AND CUSTOMERS

    The Company offers its customers in Finland international and domestic long distance services utilizing direct access, prefix dialing and dial-in access. As of February 28, 1997, the Company's customer base in Finland consisted of approximately 1300 commercial customers and 700 residential customers.

    MARKETING AND SALES

    The Company markets its services in Finland through a variety of channels, including direct sales and indirect sales through independent agents. As of February 1997, the Company employed seven sales and marketing employees in Finland. The Company relies heavily on its network of approximately 30 independent sales agents to sell its long distance calling services in Finland. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers.

    FINNISH NETWORK ARCHITECTURE

    In Finland, the Company operates an Ericsson AXE-10 international gateway switch in its offices in Helsinki. RSL Finland primarily utilizes RSL Europe's network for international termination. International termination is also achieved by RSL Finland through the resale of Telefinland's and other carriers' international circuits.

    COMPETITION

    The Company's principal competitor in Finland is TeleFinland, the dominant supplier of telecommunications services in Finland. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as Global One, Finnet and Telivo, and from resellers including Telel. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its Finnish competitors.

    REGULATORY ENVIRONMENT

    There are two classes of operators in Finland, (i) network operators, which have their own network of domestic transmission lines, and (ii) service operators, which cannot own domestic transmission lines or IRUs, but can have their own switching facilities. As a service operator, the Company offers international and domestic long distance services without restrictions. RSL Finland was granted a license to provide services as a network operator in March 1997. Finnish law requires that network operators connect service operators into the network operators' transmission network.

    The Finnish telecom law was amended in August 1996 to remove restrictions applicable to telecommunications. As a result of these amendments, companies will not need to hold a license in order to provide services as a service operator.

NETHERLANDS OPERATIONS

    OVERVIEW

    The Netherlands originated 1.5 billion minutes of international traffic in 1995. The Company operates in the Netherlands through Belnet, in which the Company acquired a 75% interest in October 1996. Belnet is an international carrier with switches installed in Rotterdam and Amsterdam.

    Belnet initiated operations in October 1995 and generated approximately $7.9 million in revenues for the year ended December 31, 1996, its first full year of operations, a gross margin of approximately 47%, and a pretax profit of approximately $2.0 million.

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
    SERVICES AND CUSTOMERS

    The Company offers its customers in the Netherlands international long distance services utilizing direct access, prefix dialing and dial-in access, and prepaid calling cards. As of December 31, 1996, the Company's customer base in the Netherlands consisted of approximately 1,200 commercial customers.

    MARKETING AND SALES

    The Company markets its services in the Netherlands through a variety of channels, including indirect sales through independent agents and an external telemarketing company. The Company relies primarily on a network of approximately 20 independent sales agents to sell its long distance calling services in the Netherlands. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company sells its prepaid calling card through seven independent distributors.

    NETHERLANDS NETWORK ARCHITECTURE

    In the Netherlands, the Company operates two Nortel Meridian switches, directly linked by leased capacity, from its offices in Rotterdam and Amsterdam. Belnet is linked directly to the Company's London gateway by leased facilities and resells the services of British Telecom and Global One on all routes where it is economical to do so.

    COMPETITION

    The Company's principal competitor in the Netherlands is PTT Telecom Netherlands, the dominant supplier of telecommunications services in the Netherlands. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as WorldCom, and from mega-carriers including Concert and Global One. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its competitors in the Netherlands.

    REGULATORY ENVIRONMENT

    Currently, "voice telephony" may only be provided in the Netherlands by the Dutch PTT. The Company believes that the current services offered by Belnet do not conflict with the monopoly of the Dutch PTT.

    Two licenses to operate a telecommunications network over the existing cable infrastructure have been granted in the Netherlands, one to Telfort, a joint venture between British Telecom and Dutch Railways, and one to Enertel a consortium of Dutch Gas Companies and a large television cable company. In reliance on the Dutch government's past relaxed regulation of the telecommunications market, the Company and most of its competitors currently provide services in the Netherlands without a license. The Dutch government is expected to enact regulations that will liberalize the Netherlands' telecommunications market in 1997 and full liberalization is expected in the beginning of 1998 along with the liberalization of the telecommunications markets of most other EU member states. Until such liberalization takes place, the Company may be required to apply for a license in the Netherlands. The Company believes that such an outcome will not occur and would not have a material adverse effect on its financial condition or results of operations.

    The Netherlands has already initiated the process of deregulation and pending legislation is expected to liberalize telecommunications by June 1997. However, the legislative process may be lengthy.

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
    DENMARK OFFICE

    In February 1997, Belnet opened an office in Copenhagen to commence the provision of international telecommunications services in Denmark through RSL COM Denmark N.V. The Company currently offers international long distance services in Denmark utilizing prefix dialing. The Company sells such services through three direct sales personnel. The Company expects to begin generating revenues in Denmark in May 1997, however, this is a forward-looking statement and, accordingly, there can be no assurance in this regard.

    All calls from customers in Denmark will be routed through the Company's facilities in the Netherlands by facilities leased from TeleDanmark. Calls will then be switched to their ultimate destination utilizing the Netherlands network architecture.

AUSTRALIA OPERATIONS

    OVERVIEW

    Australia originated 1.0 billion minutes of international traffic in 1995. The Company operates in Australia through RSL COM Australia Pty Ltd. ("RSL Australia"), a wholly-owned subsidiary of RSL COM Asia Ltd. The Company began generating revenues in Australia in April 1997.

    SERVICES AND CUSTOMERS

    In April 1997, the Company entered into an agreement with Pacific Star Communications Limited ("Pac Star"), an Australian based switchless reseller, pursuant to which the Company acquired substantially all of the commercial customer contracts of Pac Star. As a result of such transaction, the Company's customer base in Australia currently consists of approximately 1,700 commercial customers. The Company offers these customers local services and domestic and international long distance services.

    MARKETING AND SALES

    The Company plans to market its services in Australia through a variety of channels, including direct sales and indirect sales through independent agents.

    AUSTRALIAN PROPOSED NETWORK STRUCTURE

    The Company has entered into an agreement to purchase an international gateway switch for installation in Sidney and domestic switches for installation in Melbourne and Brisbane which will be directly linked to each other. Installation is expected during May 1997. The Company expects to have other critical network facilities in place by the end of the second quarter of 1997. Currently, the Company provides services to its customers by reselling the services of the PTT and other major carriers in Australia.

    COMPETITION

    The Company's principal competitors in Australia are the two licensed general carriers Telstra Corporation Limited (the former PTT) and Optus Communications Pty. Limited. Each of these competitors provide a bundle of services including mobile, local, and domestic and international long distance. In addition the Company faces competition from switch-based and switchless resellers such as Spectrum Network Systems Limited, Axicorp Pty. Limited, Call Australia Pty. Limited, and AAPT Pty. Limited.

    REGULATORY ENVIRONMENT

    RSL Australia is enrolled with the Australian Telecommunications Authority ("Austel") under the provisions of the International Service Providers Class License as a provider of services with double-ended interconnection. The Telecommunications Act 1991 allows enrollment as a provider of services with double-ended interconnection, provided that Austel is satisfied that the services to be offered are in the public interest. Double-ended interconnection allows the Company to interconnect with the Australian PSTN, to resell general carrier services, and to transmit international calls over owned international transmission facilities. Customers are able to access the Company's network from the PSTN utilizing a four digit prefix code issued by Austel. International long distance services may be provided by the use of satellite based facilities or international cable capacity. Full deregulation of the Australian telecommunications market is scheduled to occur in July 1997, at which time full carrier status will be available to the Company, although there can be assurance in this regard.

TARGETED OPERATIONS

    The Company has identified 11 markets in which it plans to initiate operations over the next several years. Five are in Europe, three are in Latin America, and two are in the Pacific Rim. The Company is seeking potential joint venture partners and acquisition targets and has developed specific business plans for its entrance into, and operations in each of these markets. See "Risk Factors--Risks Associated with Anticipated Growth and Acquisitions."

    ASIA AND PACIFIC RIM

    RSL COM Asia, Ltd. ("RSL Asia") is a wholly-owned subsidiary of the Guarantor, based in Hong Kong. RSL Asia was formed to expand the Company's operations into the Asian/Pacific Rim market and, in March 1997, the Company incorporated RSL COM Japan K.K. to initiate the Company's operations in Japan. RSL Asia intends to capitalize on the trend toward deregulation within the region to establish operations in key countries. The Company is currently seeking a Regional Manager to oversee and develop RSL Asia's operations. RSL Asia has applied for a Private Non-Exclusive Telecommunications Services License to provide value added services in Hong Kong.

    LATIN AMERICA

    The Company is in the process of negotiating a joint venture with a strategic partner in order to expand the Company's operations into Latin America. The Company will incorporate RSL COM Latin America ("RSL Latin America") to initiate the Company's operations in Latin America. The Company intends to capitalize on the trend toward deregulation within the region to establish operations in key countries. The Company is currently seeking a Regional Manager to oversee and develop RSL Latin America's operations.

EMPLOYEES

    At December 31, 1996, the Company employed 326 people, including officers, administrative and selling personnel. The Company considers its relationship with its employees to be good.

PROPERTIES

    The Company maintains executive and administrative offices at 767 Fifth Avenue, New York, New York, where the Company occupies 2,670 square feet under a lease which expires on December 31, 1997. The lease provides for annual lease payments of $180,225.

    The Company maintains additional offices at 767 Fifth Avenue, New York, New York, where the Company occupies 2,589 square feet under a lease which expires on January 31, 2002, although the Company has the option to terminate such lease beginning in February 1998. The lease provides for annual lease payments of $110,032.

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
    The Company maintains a 3,040 square foot office at 60 Hudson Street, New York, New York which houses the Company's international gateway and domestic switches located in New York. The lease extends until September 30, 1997 and provides for annual lease payments of $261,804.

    The Company maintains an office at Churchill House, 142-146 Old Street, London, England which is used as the location for the London international gateway switch and the London domestic switch. The lease extends until October 1, 2005 and provides for annual lease payments of $83,138 until March 1998 and may be increased thereafter.

    The Company, through its direct and indirect subsidiaries, also leases additional office spaces for its operations.

LEGAL PROCEEDINGS

    The Company is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company is not presently a party to any such litigation that the Company believes could reasonably be expected to have a material adverse effect on its business or results of operations.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

    The Issuer is a United Kingdom corporation and the Guarantor is a Bermuda corporation. Certain of their directors and officers, and certain of the experts named herein, are not residents of the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgements obtained in the United States courts. The Guarantor has been advised by its legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. Federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions. The Issuer has been advised by its legal counsel in the United Kingdom, Levinson Gray, that it is doubtful whether an English court would accept jurisdiction and impose civil liability if proceedings are commenced in England predicated upon U.S. Federal securities laws. However, subject to a number of factors and conditions, a final judgment for payment given by any federal or state court in the United States, and based on civil liability, may be enforceable in England in proceedings initiated by way of a common law action.

    The Guarantor and the Issuer have each expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of the offering of the notes and other securities sold at the time of the Private Offering and have each appointed RSL Communications, N. America, Inc., 767 Fifth Avenue, Suite 4300, New York, New York 10153, to accept service of process in any such action.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Certain information concerning directors and executive officers of the Guarantor and certain of the subsidiaries of the Guarantor is set forth below:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Ronald S. Lauder.......................          53   Director and Chairman of the Board
Itzhak Fisher..........................          41   Director, President and Chief Executive Officer
Andrew Gaspar..........................          49   Director and Vice Chairman of the Board
Jacob Z. Schuster......................          48   Director, Chief Financial Officer, Assistant Secretary and
                                                      Treasurer
Richard E. Williams....................          45   President and Chief Executive Officer of RSL Europe
Karen van de Vrande....................          46   Vice President of Marketing
Nir Tarlovsky..........................          30   Director and Vice President of Business Development
Nesim N. Bildirici.....................          30   Director and Vice President of Mergers and Acquisitions
Mark J. Hirschhorn.....................          32   Global Controller, Assistant Secretary
Paul G. Black..........................          40   President and Chief Operating Officer of RSL USA
Gustavo A. Cisneros....................          51   Director
Leonard A. Lauder......................          64   Director
Eugene Sekulow.........................          55   Director
Nicolas G. Trollope....................          49   Director
Tucker Hall............................          41   Secretary

    The directors listed above, other than Messrs. L. Lauder, Cisneros and Trollope, are also directors of the Issuer. Each of the executive officers of the Guarantor listed above are executive officers of, and hold the same offices with, the Issuer except that Jacob Z. Schuster is Secretary of the Issuer and Tucker Hall is not an officer of the Issuer. All directors hold office, subject to death, removal or resignation, until the next annual meeting of shareholders and thereafter until their successors have been elected and qualified. Officers of the Guarantor and the Issuer serve at the pleasure of their respective Boards of Directors, subject to any written arrangements with the Company. See "--Employment Arrangements." Set forth below is certain information with respect to the directors, executive officers and other senior management of the Company.

    RONALD S. LAUDER has been Chairman of the Board of Directors of the Guarantor since 1994 and of the Issuer since August 1996. Mr. Lauder is a principal shareholder of Estee Lauder Companies, Inc. and has served as Chairman of Estee Lauder International since 1992 and Chairman of Clinique, an Estee Lauder division, since 1992. Mr. Lauder has also served as Chairman of the Board of Central European Media Enterprises Ltd. ("CME"), an owner and operator of Central and Eastern European television stations since June 1994, and as Chairman of Central European Development Corporation ("CEDC"), an investment and development company operating in Central Europe since 1990. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria, having previously served as Deputy Assistant Secretary of Defense for European and NATO Policy. Mr. Lauder currently serves as a director of Estee Lauder, Inc. and The International Society for Yad Vashem and is the Chairman of The Museum of Modern Art in New York City. Mr. Lauder is also the President of the Jewish National Fund.

    ITZHAK FISHER has been a director, President and Chief Executive Officer of the Guarantor since its inception in 1994 and of the Issuer since August 1996. Mr. Fisher is also the President and Vice Chairman of ITG, the Vice Chairman of RSL USA and the Chairman of RSL COM Europe, Ltd. From 1992 to 1994, Mr. Fisher served as General Manager of Clalcom, the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation ("Clal"). Prior to joining Clalcom, Mr. Fisher served as a Special Consultant to the President of Bezeq, Israel's national telecommunications company, from 1993 to

1994. In 1993, he founded Aurec Goldnet, a company that provides on-line data and electronic mail services in Israel. In 1991, Mr. Fisher founded Medic Media, a company engaged in the business of renting telephone and television systems in hospitals throughout Israel. Prior to 1991, Mr. Fisher served in various management capacities at Mobil Oil and at IBM.

    ANDREW GASPAR has served as a director and Vice Chairman of the Board of the Guarantor since its inception in 1994 and of the Issuer since August 1996. Mr. Gaspar has been (through a limited liability company) the managing member of Lauder Gaspar Venture LLC ("LGV") since its inception in September 1996. Mr. Gaspar has been President of the corporate general partner of R.S. Lauder, Gaspar & Co., L.P. ("RSLAG"), a venture capital company which Mr. Gaspar formed with Mr. Lauder, since 1991. RSLAG is the largest shareholder of the Company. Mr. Gaspar has also been Secretary and a director of CME since June 1994 and Vice Chairman of CEDC since 1991. From 1982 until 1991, Mr. Gaspar was a partner of Warburg, Pincus & Co., a venture capital firm, in which Mr. Gaspar specialized in start-up ventures in the telecommunications industry. From 1973 until 1981, Mr. Gaspar served in various executive capacities at RCA Global Communications, Inc. and its affiliates. Mr. Gaspar is Chairman of Auto Info Inc., a financial services company. The degree of Mr. Gaspar's involvement in the activities of the Company varies from time to time based on the then current needs of the Company but, generally, Mr. Gaspar devotes a majority of his business time on matters unrelated to the business and affairs of the Company.

    JACOB Z. SCHUSTER has been a director, Secretary or Assistant Secretary and Treasurer of the Guarantor since 1994 and of the Issuer since August 1996 and has been the Chief Financial Officer of both the Guarantor and the Issuer since February 1997. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. Mr. Schuster has been Executive Vice President of RSL Investments Corporation since March 1994. Mr. Schuster joined Goldman, Sachs & Co. in 1980, served as Treasurer of the firm from 1985 until his retirement from the firm in 1992 and was made a General Partner in 1986. In 1993, Mr. Schuster served as a consultant to Goldman, Sachs.

    RICHARD E. WILLIAMS has served as President and Chief Executive Officer of RSL Europe since August 1995 and as a director of the Issuer since August 1996. From 1992 through 1994, Mr. Williams served as a director of IDB WorldCom, with responsibility for sales and marketing. From 1990 to 1992, Mr. Williams served as Managing Director and Vice President of Operations (Europe, Africa and Middle
East) of WICAT Systems, a computer systems company. From 1968 to 1990, Mr. Williams served in various technical, research, sales, and management capacities at British Telecom, most recently serving as a General Manager from 1988 to 1990.

    KAREN VAN DE VRANDE has been Vice President of Marketing of the Guarantor since March 1996 and of the Issuer since August 1996. From March 1993 to February 1996, Ms. van de Vrande served as Managing Director of AT&T's Consumer Communications Services for Europe, the Middle East and Africa. From 1990 to 1993, Ms. van de Vrande served as Managing Director of AT&T's Israeli operations. She served in various marketing and sales capacities at AT&T from 1981 to 1990.

    NIR TARLOVSKY has been a director and Vice President of Business Development of the Guarantor since April 1995 and of the Issuer since August 1996. Mr. Tarlovsky is also Vice President of ITG. From 1992 to March 1995, Mr. Tarlovsky served as Senior Economist of Clal, Ltd., where he was responsible for oversight of the operations and budgets of 150 of Clal subsidiaries. While at Clal, he was also responsible for the development of new international telecommunications ventures. Prior to 1992, Mr. Tarlovsky served as an officer in the Israeli Army, where he was responsible for management and financial oversight of international research and development projects.

    NESIM N. BILDIRICI has been a director of the Guarantor since 1994 and Vice President of Mergers and Acquisitions of the Guarantor since 1995. Mr. Bildirici has also been a director and Vice President of Mergers and Acquisitions of the Issuer since August 1996. Mr. Bildirici is also Managing Director of RSLAG where he has been employed since 1993. Prior to joining RSLAG, Mr. Bildirici was an investment banker at Morgan Stanley & Co. Incorporated from 1989 to 1991. From 1991 to 1993, Mr. Bildirici was a graduate student at Harvard Business School, where he received his MBA.

    MARK J. HIRSCHHORN has been Global Controller of the Guarantor since January 1996 and of the Issuer since August 1996. Mr. Hirschhorn has also served as the Assistant Secretary of both the Guarantor and the Issuer since September 1996. From October 1987 to December 1995, Mr. Hirschhorn was employed at Deloitte & Touche LLP, most recently as a Senior Manager specializing in emerging business and multinational consumer product companies.

    PAUL G. BLACK has been the President and Chief Operating Officer of RSL USA since March 1997. Mr. Black joined the Company as President and Chief Executive Officer of Cyberlink in November 1996. From 1995 to 1996, Mr. Black served as Vice President, International Business Development of Pacific Gateway Exchange, Inc. From 1993 through 1995, Mr. Black was President of SERSA/GEOCOMM, a provider of dedicated international communications services. From 1990 to 1993, Mr. Black was Manager, Western Region for GTE Spacenet (now known as GTE Telecom).

    GUSTAVO A. CISNEROS has been a director of the Guarantor since March 1997. Mr. Cisneros, together with other members of his family, owns a controlling interest in Venevision as well as interests in a wide variety of other business enterprises. For more than five years, Mr. Cisneros has been a direct or indirect beneficial owner of interests in and a director of certain of the companies that own or are engaged in a number of diverse commercial enterprises principally in Venezuela, the United States, Brazil, Chile and Mexico. Mr. Cisneros, together with other members of his family, indirectly beneficially owns Venevision. Mr. Cisneros is the Chairman of the Board of Directors of Pueblo Xtra International, Inc. and a Director of Univision Communications Inc.

    LEONARD A. LAUDER has been a director of the Guarantor since March 1997. Mr. Lauder has served as Chief Executive Officer of the Estee Lauder Companies, Inc. ("Estee Lauder") since 1982 and as President of Estee Lauder from 1972 until 1995. He became Chairman of the Board of Directors of Estee Lauder in 1995. He has been a director of Estee Lauder since 1958. Mr. Lauder formally joined Estee Lauder in 1958 after serving as an officer in the United States Navy. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

    EUGENE SEKULOW has been a director of the Guarantor since September 1995 and of the Issuer since August 1996. From December 1991 until his retirement in December 1993, Mr. Sekulow served as Executive Vice President-International of NYNEX Corporation, having served as President of NYNEX International Company from 1986 to 1991. Prior to joining NYNEX International Company, Mr. Sekulow had served as President of RCA International, Ltd. since 1973. Mr. Sekulow previously served as a member of the United States State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe.

    NICOLAS G. TROLLOPE, a director of the Guarantor since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991.

    TUCKER HALL, Secretary of the Guarantor since March 1997, has been a manager of Codan Services Limited, Hamilton, Bermuda, since 1989.

    Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any director or executive officer of the Guarantor and/or the Issuer.

COMMITTEES OF THE BOARD

    The Guarantor's Board of Directors has an Executive Committee (the "Executive Committee") and a Compensation Committee (the "Compensation Committee").

    The Executive Committee is composed of Ronald S. Lauder, Andrew Gaspar and Itzhak Fisher. The Executive Committee must unanimously approve any of the following items before the Guarantor's full Board of Directors may consider any such matter: (i) all investments and borrowing commitments in excess of $100,000 and the entering into of any agreement requiring payment by the Guarantor of an amount in excess of $100,000 or that is otherwise material to the business and operations of the Guarantor; (ii) all potential acquisitions and mergers of the Guarantor or acquisitions or dispositions of material assets; (iii) budget approval; (iv) nomination and election of all officers; (v) all amendments to the Guarantor's Memorandum of Association and Bye-laws (which also require shareholder approval); (vi) all major strategic decisions (such as entering additional markets and providing new services, etc.); and (vii) all decisions of the Guarantor with respect to raising additional capital from the Guarantor's stockholders generally and, in connection therewith, the valuation of the Guarantor at such time.

    The Compensation Committee is composed of Ronald S. Lauder, Andrew Gaspar and Itzhak Fisher. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the 1995 Stock Option Plan, including granting options and setting the terms thereof pursuant to such plan.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Guarantor's Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, whose total annual salary and bonus exceed $100,000 and who were serving as executive officers at the end of the Guarantor's last fiscal year (together, the "Named Executive Officers"), for services rendered in all capacities to the Company for the year ended December 31, 1996. The Issuer does not separately pay any salaries to its officers nor does it have any employees.

                                                                                                          LONG-TERM
                                                                                         ANNUAL         COMPENSATION
                                                                                      COMPENSATION         AWARDS
                                                                                  --------------------  -------------
                                                                                   SALARY      BONUS       OPTIONS
NAME AND PRINCIPAL POSITION                                              YEAR         $          $            #
---------------------------------------------------------------------  ---------  ---------  ---------  -------------
Itzhak Fisher
  President and Chief Executive Officer..............................       1996    350,000    150,000            0
Nir Tarlovsky
  Vice President of Business Development.............................       1996    178,000     75,000            0
Richard E. Williams (2)
  President and Chief Executive Officer of
  RSL Europe.........................................................       1996    172,000     50,000            0
Charles M. Piluso
  Chairman of ITG....................................................       1996    230,000          0            0
Mark Hirschhorn
  Global Controller..................................................       1996    140,000     50,000       42,600
Karen van de Vrande
  Vice President of Marketing........................................       1996    120,000     50,000            0

------------------------

(1) Mr. Tarlovsky's options to acquire Class A Common Stock vest such that he will not be able to exercise options to acquire more than 2% of the outstanding capital stock as of the date on which his current employment agreement expires.

(2) Mr. Williams' salary has been converted to U.S. dollars for the purposes of this table based upon the average exchange rate of British Pounds to U.S. Dollars for the periods covered.

(3) Mr. Piluso, the former President of ITG and RSL USA, has not, since November 1996, served as an executive officer of the Company.

    No other annual compensation, restricted stock awards, stock appreciation rights or long-term incentive plan payouts or other compensation (all as defined in the proxy regulations of the SEC) were awarded to, earned by, or paid to the Named Executive Officers during 1996.

STOCK OPTION PLAN

    In April 1995, the Board of Directors of the Guarantor authorized, and the shareholders of the Guarantor approved, the 1995 Stock Option Plan. Under the 1995 Stock Option Plan, the Guarantor's Compensation Committee is authorized to grant options for up to 1,000,000 shares of the Guarantor's Class A Common Stock. As of December 31, 1996, the Guarantor had granted options to purchase 779,600 shares of the Guarantor's Class A Common Stock under the 1995 Stock Option Plan. In general, options granted under the 1995 Stock Option Plan terminate on the tenth anniversary of the date of grant. The 1995 Stock Option Plan was developed to provide incentives to employees of the Company and to attract new employees and non-employee directors.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to grants of stock options to purchase shares of Class A Common Stock pursuant to the Guarantor's 1995 Stock Option Plan granted to the Named Executive Officers during the year ended December 31, 1996. No stock appreciation rights have been granted by the Guarantor. The Issuer does not have a stock option plan nor has it granted any stock appreciation rights.

                                                    INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------------------
                                                               PERCENT OF TOTAL
                                                    OPTIONS     OPTIONS GRANTED    EXERCISE                   GRANT DATE
                                                    GRANTED     TO EMPLOYEES IN      PRICE     EXPIRATION   PRESENT VALUE
NAME                                                   #          FISCAL YEAR        $/SH         DATE            $
------------------------------------------------  -----------  -----------------  -----------  -----------  --------------
Itzhak Fisher...................................           0          --              --           --             --
Nir Tarlovsky...................................           0          --              --           --             --
Richard E. Williams.............................           0          --              --           --             --
Charles M. Piluso...............................           0          --              --           --             --
Mark Hirschhorn.................................      42,600            33.6%      $    3.50      1/01/06     $   25,000
Karen van de Vrande.............................      60,000            46.3%      $    3.50      4/01/06     $   35,000

                         FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to the value at December 31, 1996 of unexercised stock options held by the Named Executive Officers. No stock appreciation rights have been granted by the Company and no stock options were exercised during the fiscal year ended December 31, 1996 by the Named Executive Officers.

                                             NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT FISCAL      OPTIONS IN-THE-MONEY AT
                                                    YEAR-END            FISCAL YEAR-END(1)
                                            ------------------------  -----------------------
                                                                           EXERCISABLE/
                                            EXERCISABLE/UNEXERCISABLE      UNEXERCISABLE
NAME                                                   #                         $
------------------------------------------  ------------------------  -----------------------
Itzhak Fisher.............................                   0/0                         0/0
Nir Tarlovsky(2)..........................        40,571/359,429         1,078,742/9,556,858
Richard E. Williams.......................                   0/0                         0/0
Charles M. Piluso.........................                   0/0                         0/0
Mark Hirschhorn...........................              0/42,600                   0/983,634
Karen van de Vrande.......................              0/60,000                 0/1,385,900

------------------------

(1) Fair market value of securities underlying the options at fiscal year-end minus the exercise price of the options.

(2) Mr. Tarlovsky's options to acquire Class A Common Stock vest such that he will not be able to exercise options to acquire more than 2% of the outstanding capital stock as of the date on which his current employment agreement expires.

COMPENSATION OF DIRECTORS

    Neither the Guarantor nor the Issuer compensates directors who are not their employees for their services as directors.

KEY MAN LIFE INSURANCE

    The Company maintains $5.0 million key man life insurance policies on the lives of each of Itzhak Fisher and Richard E. Williams. The Company is the sole beneficiary of such policies.

EMPLOYMENT ARRANGEMENTS

    The Guarantor and ITG have entered into Employment Agreements, dated as of September 15, 1995, with Itzhak Fisher, the President and Chief Executive Officer of the Guarantor and the President and Vice Chairman of ITG, the initial terms of which expire on December 31, 1998. The term of the agreements will be automatically extended for successive one-year periods unless they are terminated (i) by either party by September 30, 1998 or September 30 of any subsequent year, (ii) for cause pursuant to a majority vote of the Guarantor's and ITG's Board of Directors, respectively, or (iii) or by Mr. Fisher for good reason upon 30 days' notice. The employment agreements provide that Mr. Fisher's aggregate initial base salary shall be $350,000 per annum, which amount may be increased at the sole discretion of the respective Board of Directors of each of the Guarantor and ITG. The agreements contain non-compete covenants having a term of one year following the termination of the agreements and a confidentiality covenant. The agreement with the Guarantor relates to services to be provided by Mr. Fisher solely outside of the United States, while the agreement with ITG relates to services to be provided by Mr. Fisher solely within the United States.

    The Guarantor and ITG have also entered into Employment Agreements, dated as of April 1, 1995, with Nir Tarlovsky, the Vice President of Business Development of the Guarantor and a Vice President of

ITG, the terms of which expire on March 31, 1998. Mr. Tarlovsky's employment agreements provide that his aggregate initial base salary will be $150,000 per annum, which amount may be increased at the sole discretion of the respective Board of Directors. Pursuant to the agreement with the Guarantor, the Guarantor granted to Mr. Tarlovsky options under its 1995 Stock Option Plan to acquire up to 400,000 shares of the Class A Common Stock. Mr. Tarlovsky's options to acquire shares of Class A Common Stock vest in an amount no greater than 2% of the outstanding shares of capital stock as of the date on which his current employment agreement expires. The agreements contain non-compete covenants having a term of one year following the termination of the agreements and a confidentiality covenant. The agreement with the Guarantor relates to services to be provided by Mr. Tarlovsky solely outside of the United States, while the agreement with ITG relates to services to be provided by Mr. Tarlovsky solely within the United States.

    RSL Europe has entered into an employment agreement with Richard E. Williams, the Chief Executive Officer of RSL Europe, the term of which expires in August 1998. The employment agreement provides that Mr. Williams' base salary shall be L100,000 (approximately $160,000) per annum, which amount may be increased at the sole discretion of RSL Europe's Board of Directors. Pursuant to the agreement RSL Europe granted to Mr. Williams the option to purchase shares of capital stock of RSL Europe equal to up to 2% of the outstanding capital stock of RSL Europe. Such option vests as follows: 1/3% on each of the first and second anniversaries of the grant and 1 1/3% on the third anniversary of the grant. In addition, Mr. Williams is, under circumstances more fully described in the agreement, entitled to receive certain annual bonus payments. The agreement contains a non-compete covenant having a term of nine months following the termination of the agreement and a confidentiality covenant.

    The Company has also entered into, or is in the process of entering into, employment agreements with the country managers of its Local Operators in the United States, the United Kingdom, France, Germany, Sweden, Finland, Australia and the Netherlands.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee for the fiscal year ended December 31, 1995 were Ronald S. Lauder, Andrew Gaspar and Itzhak Fisher. Since 1994, Mr. Fisher has served as the President and Chief Executive Officer of the Guarantor.

    RSL Management Corporation ("RSL Management"), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of each of the Guarantor and the Issuer and the principal shareholder of the Guarantor, leases an aggregate of 2,670 square feet of office space to the Company at an annual rent of $180,000 per annum. In addition, RSL Management provides payroll and benefits services to the Company for an annual fee of $6,000.

    In September 1996, the Guarantor borrowed $35.0 million from Ronald S. Lauder, the Chairman of the Board of each of the Issuer and the Guarantor and the principal shareholder of the Guarantor, bearing interest at the rate of 11% per annum (the "Subordinated Shareholder Loan"). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).

    The Company used the proceeds of the Subordinated Shareholder Loan to repay $35.0 million of the amounts outstanding under the Revolving Credit Facility and reduced the outstanding commitment amount under the Revolving Credit Facility to $15.0 million. The Revolving Credit Facility is personally guaranteed by Ronald
S. Lauder, the Chairman of the Board of each of the Issuer and the Guarantor and the principal shareholder of the Guarantor.

    Prior to the closing of the Private Offering, Ronald S. Lauder, the Chairman of the Board of both the Issuer and the Guarantor and the principal shareholder of the Guarantor, Leonard A. Lauder, a director of the Guarantor and Ronald S. Lauder's brother, and LGV, an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly owned company) of which is Andrew Gaspar, a director of each of the Guarantor and the Issuer, purchased an aggregate of 1,880,147 shares of Class B Common Stock (approximately 11.6% of the outstanding common shares of the Guarantor on a fully diluted basis) for $50.0 million (the "Shareholder Equity Investment"). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares. The Guarantor has applied the proceeds of the Shareholder Equity Investment to the repayment in full of the Subordinated Shareholder Loan, together with accrued interest.

    In addition, Ronald S. Lauder will, upon the request of the Guarantor, provide (or arrange for a bank to provide) the Guarantor with the Shareholder Standby Facility. If this facility is provided by a bank, Mr. Lauder will personally guarantee the Guarantor's obligations under the facility up to $35.0 million. Under the terms of the Indenture, the Guarantor may borrow, repay, and reborrow any amounts under the Shareholder Standby Facility at any time or from time to time. However, the lender will be obligated to make loans thereunder at the request of the Guarantor up to $35.0 million, without conditions and regardless of any default thereunder, until such time as the Guarantor has received $35.0 million of net cash proceeds from the issuance of common shares of the Guarantor (the "Common Stock"). The Shareholder Standby Facility will expire on the earlier of December 15, 2006 or the receipt of $35.0 million of net cash proceeds from the issuance of Common Stock and will provide that interest may not be paid in cash until December 15, 2001. Mr. Lauder's obligations under the Shareholder Standby Facility may, under applicable law, terminate upon his demise. As of the date of this Prospectus, the Shareholder Standby Facility has not been utilized.

    As consideration for the Shareholders Standby Facility and Mr. Lauder's continuing guarantee of the Revolving Credit Facility, Mr. Lauder received, in the aggregate, warrants to purchase 210,000 shares of Class B Common Stock, of the Guarantor. The exercise price, exercise period and other terms of the warrants issued to Mr. Lauder are substantially the same as the terms of the Warrants other than with respect to the class of stock which will be issued upon their exercise.

    Nesim N. Bildirici, a director and the Vice President of Mergers and Acquisitions of the Guarantor and the Issuer, is an employee of both the Guarantor and RSLAG, a venture capital company owned and controlled by Ronald S. Lauder and Andrew Gaspar. Mr. Bildirici's salary is paid by RSLAG and the Company reimburses RSLAG each year for the services Mr. Bildirici provides to the Company. In 1996, the Company reimbursed RSLAG approximately $130,000 for Mr. Bildirici's services. Mr. Bildirici currently dedicates substantially all of his business time to the business of the Company and is expected to continue to do so for the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Guarantor entered into a consulting agreement as of September 1, 1995 with Eugene Sekulow, a director of the Guarantor and the Issuer, the current term of which expires August 31, 1997 and which renews automatically for successive one-year periods. The consulting agreement provides that Mr. Sekulow is to receive a $24,000 annual fee, as well as an annual grant of options to purchase 10,000 shares of the Guarantor's Class A Common Stock, for services rendered as a consultant to the Company.

    The law firm of Conyers, Dill & Pearman, of which Nicolas Trollope is a partner, was engaged as the Company's counsel in Bermuda for the fiscal year ended December 31, 1996 and will continue to be so engaged for the fiscal year ending December 31, 1997.

    For additional disclosure with respect to certain transactions between the Company and certain of its directors, see "Management--Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of preferred shares of the Guarantor (the "Preferred Stock"), Class A Common Stock and Class B Common Stock as of December 31, 1996 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either the Preferred Stock, Class A Common Stock or Class B Common Stock, (ii) each director of the Issuer and the Guarantor and each Named Executive Officer who owns shares of any class of the Guarantor's capital stock and (iii) the directors and executive officers as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person. The Guarantor also is authorized to issue Class C common shares (the "Class C Common Stock"). As of December 31, 1996, there were no shares of Class C Common Stock issued or outstanding.

                                                   BENEFICIAL OWNERSHIP
                                                            OF               BENEFICIAL OWNERSHIP
                                                          CLASS A                 OF CLASS B
                                                       COMMON STOCK+             COMMON STOCK+         PREFERRED STOCK (1)
                                                 -------------------------  -----------------------  -----------------------
NAME AND ADDRESS                                    NUMBER                    NUMBER                   NUMBER
  OF BENEFICIAL OWNER                             OF SHARES      PERCENT    OF SHARES     PERCENT    OF SHARES     PERCENT
-----------------------------------------------  ------------  -----------  ----------  -----------  ----------  -----------
Ronald S. Lauder(2)(3)(4)(5)...................       --           --        1,891,547        39.3%   8,268,278        89.4%
Andrew Gaspar (2)(3)(4)(6).....................       --           --        1,362,204        28.3    7,170,442        77.6
R.S. Lauder, Gaspar & Co., L.P. (2)(4).........       --           --          422,130         8.8    7,170,442        77.6
Itzhak Fisher (2)..............................       --           --        2,013,179        41.9      243,964         2.3
Leonard A. Lauder (2)(3)(4)(7).................       --           --        1,410,110        29.3       --          --
Lauder Gaspar Ventures LLC (2)(3)..............       --           --          940,073        19.6       --          --
Jacob Z. Schuster (2)(8).......................       --           --          419,770         8.7      365,946         4.0
Nir Tarlovsky (2)(9)...........................        40,571        38.5%      13,179       *          243,964         2.6
Nesim N. Bildirici (2)(10).....................        40,571        38.5       --          --          121,714         1.3
Mark J. Hirschhorn (2)(11).....................        14,200        13.5       --          --           --          --
Eugene Sekulow (12)(13)........................        10,000         9.5       --          --           --          --
All directors and executive officers as a group
  (13 persons).................................    105,342(14)      100.0%   4,807,711       100.0%   9,243,866       100.0%

------------------------

+ Does not include shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a share-for-share basis.

+ Does not include shares of Class B Common Stock issuable upon conversion of shares of Preferred Stock.

*   Less than 1%.

(1) Shares of Preferred Stock are convertible at any time into shares of Class B Common Stock and are mandatorily convertible into such shares immediately upon the closing of a firm commitment underwriting of the Guarantor's equity in an initial public offering with proceeds of not less than $25 million.

(2) The business address of each of the indicated holders of the Company's securities is 767 Fifth Avenue, New York, New York 10153.

(3) Andrew Gaspar (through a limited liability company) is the managing member of LGV, Ronald S. Lauder and Leonard A. Lauder are both members with substantial ownership interests in LGV, and as such each may be deemed to beneficially own all of the shares of Class B Common Stock owned by LGV. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares.

(4) Andrew Gaspar is president of the corporate General Partner of RSLAG, and Ronald S. Lauder is directly and indirectly the owner of a majority of the limited partnership interests in RSLAG, and as such each may be deemed to beneficially own all of the shares of Class B Common Stock and Preferred Stock owned by RSLAG. In addition, Leonard A. Lauder owns limited partnership interests in RSLAG. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares.

(5) Includes 1,362,204 shares of Class B Common Stock owned by RSLAG and LGV (see notes 3 and 4), 529,343 shares of Class B Common Stock owned directly by Ronald S. Lauder, 7,170,442 shares of Preferred Stock owned by RSLAG (see note 4) and 1,097,836 shares of Preferred Stock owned directly by Ronald S. Lauder.

(6) Includes 7,170,442 shares of Preferred Stock owned by RSLAG (see note 4) and an aggregate of 1,362,204 shares of Class B Common Stock owned by RSLAG and LGV (see notes 3 and 4).

(7) Includes 1,362,204 shares of Class B Common Stock owned by RSLAG and LGV (see notes 3 and 4), 47,907 shares of Class B Common Stock owned directly by Leonard A. Lauder and 7,170,442 shares of Preferred Stock owned by RSLAG (see note 4).

(8) Such shares are owned by Schuster Family Partners I, L.P., a New York limited partnership, of which Jacob Z. Schuster is the sole general partner and the limited partners of which are certain of Mr. Schuster's children. Mr. Schuster disclaims beneficial ownership of such shares.

(9) Consists of 40,571 shares of Class A Common Stock issuable upon exercise of an equal number of presently exercisable options granted to Mr. Tarlovsky under the Company's 1995 Stock Option Plan.

(10) Consists of 40,571 shares of Class A Common Stock issuable upon exercise of an equal number of presently exercisable options granted to Mr. Bildirici under the Company's 1995 Stock Option Plan.

(11) Consists of 14,200 shares of Class A Common Stock issuable upon exercise of an equal number of presently exercisable options granted to Mr. Hirschhorn under the Company's 1995 Stock Option Plan.

(12) The business address of Mr. Sekulow is Westchester Financial Center, 50 Main Street, 10th Floor, White Plains, New York 10606.

(13) Consists of 10,000 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Sekulow.

(14) Consists solely of shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options.

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Exchange Notes will be issued under the Indenture. The Exchange Notes are subject to all of the terms of the Indenture and the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. The term "Note" or "Notes" includes the Original Notes and the Exchange Notes. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

    The Notes are unsubordinated obligations of the Issuer, limited to $300.0 million aggregate principal amount, and will mature on November 15, 2006. Interest on the Notes accrues at the rate of 12 1/4% per annum from the most recent interest payment date on which interest has been paid or provided for or, if no interest has been paid or provided for, from the Closing Date, payable semiannually (to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date) on May 15 and November 15 of each year, commencing May 15, 1997. Holders whose Original Notes are accepted in the Exchange Offer will be deemed to have waived their right to receive accrued interest on the Original Notes.

    The principal of, premium on, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, the City of New York (which agency initially will be the corporate trust office of the Trustee at 450 West 33rd Street 15th Floor, New York, New York 10001).

    The Exchange Notes will be initially represented by three or more global securities in bearer form. See "--Book-Entry; Delivery and Form."

OPTIONAL REDEMPTION

    The Notes will be redeemable, at the Issuer's option, in whole or in part, at any time or from time to time, on or after November 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holders' last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing November 15, of the years set forth below:

                                                                         REDEMPTION
YEAR                                                                        PRICE
-----------------------------------------------------------------------  -----------
2001...................................................................    106.1250%
2002...................................................................    103.0625%
2003 and thereafter....................................................    100.0000%

    In addition, at any time and from time to time prior to November 15, 1999, the Issuer may redeem Notes having a principal amount of up to $90.0 million with the Net Cash Proceeds that are (A) actually received by the Issuer (including such proceeds received by the Guarantor and contributed to the Issuer) from one or more Public Equity Offerings following which a Public Market occurs and (B) not used to repay Indebtedness of the Guarantor under the Shareholder Standby Facility, at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of

112.25%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that (1) at least $210.0 million aggregate principal amount of Notes remains outstanding after each such redemption and (2) each such redemption occurs within 180 days of the related Public Equity Offering.

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a PRO RATA basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

    In the event that (i) the Guarantor or the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts (as defined herein) as a result of certain changes affecting withholding tax laws and (ii) the Guarantor and the Issuer cannot reasonably arrange for another obligor to make such payment so as to avoid the requirement to pay such Additional Amounts, then the Issuer may redeem all, but not less than all of the Exchange Notes at any time at 100% of the principal amount thereof on the redemption date, together with accrued interest thereon, if any, to the redemption date. See "--Additional Amounts."

SECURITY

    In accordance with the Indenture, the Issuer has purchased and pledged to the Trustee for the benefit of the Holders of the Notes the Pledged Securities. The Pledged Securities have been pledged by the Issuer to the Trustee for the benefit of the Holders of the Notes pursuant to the Pledge Agreement and are being held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date on the Notes, the Issuer may either deposit with the Trustee from funds otherwise available to the Issuer cash sufficient to pay the interest scheduled to be paid on such date or the Issuer may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Notes. In the event that the Issuer exercises the former option, the Issuer may thereafter direct the Trustee to release to the Issuer proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Issuer to pay interest on the Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

    Interest earned on the Pledged Securities is added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment), the Trustee will be permitted to release to the Issuer at the Issuer's request any such excess amount. The Notes are secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account also secure repayment of the principal amount of the Notes to the extent of such security.

    Under the Pledge Agreement, assuming that the Issuer makes the first six scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will be released from the Pledge Account and thereafter the Notes will be secured only by the Note Guarantee.

REGISTRATION RIGHTS

    There will be no registration rights with respect to the Exchange Notes. Certain brokers or dealers registered under the Exchange Act who may be deemed to be "underwriters" with respect to the Exchange Notes may be entitled to continuing registration rights which the Issuer granted with respect to the Original Notes. See "Plan of Distribution."

RANKING

    The Notes and the Note Guarantee are unsubordinated Indebtedness of the Issuer and the Guarantor, respectively, and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Issuer and the Guarantor and senior in right of payment to all existing and future subordinated indebtedness of the Issuer and the Guarantor, respectively. As of December 31, 1996, on an unconsolidated basis, there was indebtedness (other than the Notes and the Note Guarantee) outstanding consisting of $9.3 million of secured indebtedness of the Issuer and no Indebtedness of the Guarantor. The Notes are effectively subordinated to such security interests to the extent of such security interests. In addition, all existing and future liabilities (including trade payables) of the subsidiaries of the Guarantor will be effectively senior to the Notes and at December 31, 1996 such subsidiaries had $111.1 million of liabilities (excluding inter-company payables to the Guarantor, the Issuer or other Restricted Subsidiaries).

GUARANTEE

    The Issuer's obligations under the Notes are fully and unconditionally guaranteed on an unsubordinated basis by the Guarantor; provided that the Note Guarantee shall not be enforceable against the Guarantor in an amount in excess of the net worth of the Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such Note Guarantee. Such net worth shall include any claim of the Guarantor against the Issuer for reimbursement.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided. For purposes of these definitions, the term "Notes" shall mean the Original Notes and the Exchange Notes.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Indebtedness.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Guarantor and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Guarantor or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Guarantor or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Guarantor or any of its

Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Guarantor or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Guarantor or any Restricted Subsidiary owned by Persons other than the Guarantor and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Guarantor and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Guarantor and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Guarantor and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (i) an investment by the Guarantor or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Guarantor or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Guarantor or any of its Restricted Subsidiaries of the property and assets of any Person other than the Guarantor or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by the Guarantor or any of its Restricted Subsidiaries (other than to the Guarantor or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Guarantor or (ii) all or substantially all of the assets that constitute a division or line of business of the Guarantor or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Guarantor or any of its Restricted Subsidiaries to any Person other than the Guarantor or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Guarantor or any of its Restricted Subsidiaries or (iii) any other property and assets of the Guarantor or any of its Restricted Subsidiaries outside the ordinary course of business of the Guarantor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Guarantor; PROVIDED that "Asset Sale" shall not include
(a) sales or other dispositions of inventory, receivables and other current assets or obsolete or outdated equipment; provided that each such sale or other disposition or series of such sales or other dispositions shall not involve assets that are material to the business of the Guarantor and its Restricted Subsidiaries, taken as a whole, (b) transfers of up to 25% of the Common Stock of RSLC Prepaid, Inc. to Marvin Josephson and transfers of up to 15% of the Common Stock of RSL COM PrimeCall, Inc. (formerly known as Intelco, Global Information Systems, Ltd.), in each case provided that the consideration received has a value equal to the fair market value of the Common Stock so transferred, (c) a transfer of assets to the extent the consideration received (A) is equal to the fair market value of the assets transferred and (B) takes the form of Investments described in clause (iv) of the definition of Permitted Investment or (d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received consists of assets used or useful in the telecommunications business and would satisfy clause (B) of the "Limitation on Asset Sales" covenant.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

    "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or group " (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Guarantor, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Guarantor on a fully diluted basis and such ownership is greater than the amount of voting power of the Voting Stock of the Guarantor, on a fully diluted basis, held by the Existing Stockholders and their Affiliates on such date; (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Guarantor's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the Common Stock of the Issuer is not beneficially owned by the Guarantor.

    "Closing Date" means October 3, 1996, the date on which the Original Notes were initially issued under the Indenture.

    "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),

(iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Guarantor and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Guarantor or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Guarantor or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Guarantor and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Guarantor and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Guarantor have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that (A) PRO FORMA effect shall be given to (x) any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), to the extent such Indebtedness is outstanding on the Transaction Date and (y) any Indebtedness that was outstanding during such Reference Period but that is not outstanding or is to be repaid on the Transaction Date; (B) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Guarantor or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is, in the good faith opinion of the Board of Directors of the Guarantor, available.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Guarantor and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Guarantor or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below.

    "Existing Stockholders" means (A) R.S. Lauder, Gaspar & Co., L.P., ("LGC"),
(B) partners in LGC and Lauder Gaspar Ventures LLC and their Affiliates, in each case as of the Closing Date, (C) Itzhak Fisher, Ronald S. Lauder, Leonard Lauder, Jacob Z. Schuster, Nir Tarlovsky, Nesim N. Bildirici, Andrew Gaspar and Eugene Sekulow, (D) family members of any of the foregoing, (E) trusts, the only beneficiaries of which are persons or entities described in clauses (A) through
(D) above and (F) partnerships which are controlled by the persons or entities described in clauses (A) through (D) above.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except

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as otherwise provided, the amortization of any amounts required or permitted by
Accounting Principles Board Opinion Nos. 16.

    "Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guarantor" means RSL Communications, Ltd. and its successors and assigns.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Guarantor; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness,
(B) that "Indebtedness" shall not include any amount of money borrowed, at the time of the Incurrence of the related Indebtedness, for the purpose of pre-funding any interest payable on such related Indebtedness and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Guarantor or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Guarantor or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Guarantor or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Guarantor or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing an acquisition of assets (including, without limitation, Capital Stock or rights to acquire Capital Stock) by the Guarantor or any of its Restricted Subsidiaries shall be deemed not to be an Investment to the extent that the consideration therefor consists of Common Stock of the Guarantor.

    "ITG" means International Telecommunications Group, Ltd., a Delaware corporation and its successors.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Guarantor or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Guarantor and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Guarantor or any Restricted Subsidiary of the Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Guarantor or any Restricted Subsidiary of the

Guarantor) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Note Guarantee" means the Guarantee of the Notes by the Guarantor as provided for in the Indenture.

    "Offer to Purchase" means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a PRO RATA basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. On the Payment Date, the Issuer shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase.

    "Permitted Investment" means (i) an Investment in the Guarantor or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Guarantor or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) notes and other evidences of Indebtedness, not to exceed $2 million at any one time outstanding; and (v) stock, obligations or securities received in satisfaction of judgments.

    "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Guarantor or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property or any other asset acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (2) to refinance any Indebtedness so secured, or (3) as Interest Rate Agreements and Currency Agreements relating solely to the Indebtedness described in clauses (1) or (2) above, (b) the principal amount of the Indebtedness secured by such Lien as of the time of the Incurrence thereof does not exceed 100% of such cost and (c) any such Lien does not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Guarantor and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Guarantor or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Guarantor or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Guarantor or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Guarantor or any Restricted Subsidiary of the Guarantor that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Guarantor or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Guarantor and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

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    "Pledge Account" means the account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Issuer with a portion of the proceeds from the sale of the Original Notes.

    "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of October 3, 1996, made by the Issuer in favor of the Trustee, governing the disbursement of funds from the Pledge Account, as such Agreement may be amended, restated, supplemented or otherwise modified from time to time.

    "Pledged Securities" means the securities originally purchased by the Issuer with a portion of the proceeds from the sale of the Original Notes, which consists of Government Securities, deposited in the Pledge Account, all in accordance with the terms of the Pledge Agreement.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Issuer or the Guarantor pursuant to an effective registration statement under the Securities Act.

    A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Issuer or the Guarantor has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Guarantor, accounted for more than 10% of the consolidated revenues of the Guarantor and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Guarantor and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Guarantor for such fiscal year.

    "S&P" means Standard & Poor's Ratings Group and its successors.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as

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of which any investment therein is made of P-1 (or higher) according to Moody's or A-1 (or higher) according to S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's and (vi) time deposits, certificates of deposit, bank promissory notes and bankers' acceptances maturing not more than 180 days after the acquisition thereof and guaranteed or issued by any of the ten largest banks (based on assets as of the immediately preceding December 31) organized under the laws of any jurisdiction in which one of the Restricted Subsidiaries does business and which are not under intervention, bankruptcy or similar proceeding, not to exceed $10 million outstanding at any one time.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Guarantor or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Guarantor or any Restricted Subsidiary; provided that (A) any Guarantee by the Guarantor or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Guarantor or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Guarantor could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Warrants" means the warrants to purchase Class A Common Stock of the Guarantor issued as part of a unit with the Notes.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

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COVENANTS

    The Indenture contains, among others, the following covenants.

    LIMITATION ON INDEBTEDNESS

    (a) The Guarantor will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantee and Indebtedness existing on the Closing Date); provided that the Guarantor and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the pro forma Consolidated Leverage Ratio would be greater than zero and less than 5 to 1; provided that no more than 50% of the Indebtedness Incurred under this clause may be incurred by Restricted Subsidiaries other than the Issuer.

    Notwithstanding the foregoing, the Guarantor and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $225 million and (B) Consolidated EBITDA for the preceding four quarters for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant, in each case less any amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below, provided that the aggregate amount of Indebtedness of Restricted Subsidiaries (other than the Issuer) outstanding at any one time under this clause (i) shall not exceed one-half of the greater of the amounts referred to in clause (A) and clause (B) above; (ii) Indebtedness
(A) to the Guarantor evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (including, without limitation, the Notes and the Note Guarantee), other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (viii), (ix) or (x) of this paragraph (which clauses provide for the refinancing of Indebtedness Incurred thereunder), and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes or the Note Guarantee shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Notes or the Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Notes or Note Guarantee, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or the Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantee, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded (assuming such Indebtedness had a final Stated Maturity three months later than its actual final stated maturity); and provided further that in no event may Indebtedness of the Guarantor or the Issuer be refinanced by means of any Indebtedness of any Restricted Subsidiary (other than the Issuer) pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business,
(B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Guarantor or its Subsidiaries against fluctuations in

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foreign currency exchange rates or interest rates and (b) do not increase the
Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Issuer (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Issuer for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Guarantor or the Issuer, to the extent the net proceeds thereof are promptly
(A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes or Guarantees of Indebtedness of the Guarantor or the Issuer by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) secured Indebtedness Incurred to finance the cost (including the cost of design, development, construction, installation or integration) of equipment, inventory or ownership rights with respect to indefeasible rights of use or minimum investment units (or similar ownership interests) in transnational fiber optic cable or other transmission facilities, in each case acquired by the Guarantor or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Guarantor or the Issuer not to exceed, at any one time outstanding, two times the Net Cash Proceeds (less the amount of such proceeds applied as provided in clause (ii) or (iii) of the second paragraph of the "Limitation on Restricted Payments" covenant or applied to repay Indebtedness of the Guarantor or the Issuer under the Shareholder Standby Facility) received by the Guarantor or the Issuer (or any other Restricted Subsidiary that Guarantees the Notes in accordance with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant; provided that the Company delivers to the Trustee an Opinion of Counsel to the effect (subject to customary caveats) that such Guarantee is enforceable and provided further that such Capital Stock is not subsequently repurchased by the Guarantor or any Restricted Subsidiary) after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock), to a Person that is not a Subsidiary of the Guarantor; provided that such Indebtedness matures after the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Indebtedness of the Guarantor, the Issuer and each other Restricted Subsidiary, not to exceed in aggregate at any one time outstanding, 60% of the accounts receivable (net of accounts more than 60 days past due, reserves and allowances for doubtful accounts, determined in accordance with GAAP) of the Guarantor and its Restricted Subsidiaries on a consolidated basis as set forth on the balance sheet of the Guarantor most recently filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant; provided that any such Indebtedness of any Restricted Subsidiary (other than the Issuer) is not Guaranteed by the Guarantor or the Issuer; and (x) Indebtedness of any Restricted Subsidiary, not to exceed at any one time outstanding, the amount of the commitment to lend to such Restricted Subsidiary by any Person not an Affiliate thereof on the Closing Date (and refinancings of such Indebtedness).
(b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Guarantor or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in interest rates or the exchange rates of currencies. (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Issuer,

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in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON RESTRICTED PAYMENTS

    The Guarantor will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) PRO RATA dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Guarantor or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Guarantor or the Issuer, any Person that has sold Capital Stock which allows the Company or the Guarantor or such Person to Incur Indebtedness under clause
(viii) of the second paragraph of the "Limitation on Indebtedness" covenant or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Guarantor (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Guarantor, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, prior to the scheduled maturity, of Indebtedness of the Guarantor or the Issuer that is subordinated in right of payment to the Notes or the Note Guarantee (other than the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to Investments, the Guarantor could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Guarantor or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Guarantor or the Issuer after the Closing Date from the issuance and sale permitted by the Indenture of Capital Stock of the Guarantor or the Issuer (other than Disqualified Stock), to a Person who is not a Subsidiary of the Guarantor or from the issuance to a Person who is not a Subsidiary of the Guarantor of any options, warrants or other rights to acquire Capital Stock of the Issuer or the Guarantor (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Guarantor or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Guarantor or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

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    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Guarantor or the Issuer (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Guarantor or the Issuer; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Guarantor or the Issuer which is subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Guarantor or the Issuer (other than Disqualified Stock); (v) the declaration or payment of dividends on the Common Stock of the Guarantor or the Issuer following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Guarantor or the Issuer, as the case may be, in such Public Equity Offering;
(vi) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Guarantor; (vii) any Investments described in clause
(A), (B) or (C) below, provided that the sum of such Investments does not exceed $25 million at any one time outstanding: (A) Investments that the Board of Directors of the Guarantor has determined in good faith will enable the Guarantor or any of its Restricted Subsidiaries to obtain additional business that it might not be able to obtain without making such Investment; (B) any Investments; and (C) Investments in entities the principal function of which is to perform research and development with respect to products and services that may be used or useful in the telecommunications business; provided that the Guarantor or one of its Restricted Subsidiaries will obtain rights to such products or services as a result of such Investment; (viii) acquisitions of a minority equity interest in entities engaged in the telecommunications business; provided that (A) the acquisition of a majority equity interest in such entities is not then permitted or practicable under applicable law without regulatory consent, (B) the Board of Directors of the Guarantor determines in good faith that there is a substantial probability that such approval will be obtained, (C) the Guarantor or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of regulatory consent and does acquire such Voting Stock reasonably promptly upon receipt of such consent and (D) in the event that such consent has not been obtained within 18 months of funding such Investment, the Guarantor or one of its Restricted Subsidiaries has the right to sell such minority equity interest to the Person from whom it acquired such interest, for consideration consisting of the consideration originally paid by the Guarantor and its Restricted Subsidiaries for such minority equity interest; (ix) purchases or other acquisitions of Capital Stock of ITG in compliance with the terms of written agreements in effect on the Closing Date, as amended; (x) cash payments in lieu of the issuance of fractional shares upon the exercise of the Warrants; provided that the Board of Directors determines that each such amendment is not adverse to the interests of any Holder; or (xi) repayment of Indebtedness Incurred under the Shareholder Standby Facility, as long as the commitment of Ronald S. Lauder thereunder remains in effect; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Guarantor and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

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    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof, the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv) and the amount of any payment pursuant to clause (xi) thereof), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Guarantor are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than the Issuer) to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Guarantor or any other Restricted Subsidiary,
(ii) pay any Indebtedness owed to the Guarantor or any other Restricted Subsidiary, (iii) make loans or advances to the Guarantor or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Guarantor or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law, rule or regulation or, to the extent not material to the Guarantor, at the behest of regulatory authorities; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Guarantor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Guarantor or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Guarantor or any Restricted Subsidiary in any manner material to the Guarantor or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) with respect to Restricted Subsidiaries in which, on and subsequent to the Closing Date, the Guarantor and its Restricted Subsidiaries only make Investments that are evidenced by unsubordinated promissory notes that bear a reasonable rate of interest and are payable prior to the Stated Maturity of the Notes; provided that such encumbrances and restrictions expressly allow the payment of interest and principal on such promissory notes; or (vii) encumbrances or restrictions solely of the type referred to in clause (iii) or
(iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant that are contained in any stockholders' agreement, joint venture agreement or similar agreement among owners of Common Stock of a

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Restricted Subsidiary; provided that such restrictions consist solely of requirements that transactions between such Restricted Subsidiaries and affiliates thereof (including the Guarantor and its Restricted Subsidiaries) be on fair and reasonable terms no less favorable to such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with a Person that is not such an affiliate. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Guarantor or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Guarantor or any of its Restricted Subsidiaries that secure Indebtedness of the Guarantor or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Guarantor will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Guarantor or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to non-U.S. nationals of shares of Capital Stock of non-U.S. Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; (iv) issuances or sales of Common Stock, the Net Cash Proceeds of which are promptly applied pursuant to clause A) or (B) of the "Limitation on Asset Sales" covenant; (v) issuances and sales of up to 6% of the Common Stock of each Restricted Subsidiary in connection with employee benefit plans or arrangements and (vi) the issuance of 3,954 non-voting shares of common stock of ITG (and subsequent anti-dilution issuances with respect thereto) to Incom (U.K.) Limited.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Guarantor will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Guarantor or the Issuer which is PARI PASSU with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Guarantor, the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU with the Notes or the Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes or the Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Note Guarantee, as the case may be.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Guarantor, of all of the Guarantor's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the

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Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

    The Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Guarantor or with any Affiliate of the Guarantor or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Guarantor or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm (or a subsidiary or affiliate thereof) in the United States stating that the transaction is fair to the Guarantor or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Guarantor and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Guarantor or the Issuer who are not employees of the Guarantor or the Issuer; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Guarantor and any other Person with which the Guarantor files a consolidated tax return or with which the Guarantor is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; or (vi) the Shareholder Standby Facility, as in effect on the Closing Date. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

    LIMITATION ON LIENS

    The Guarantor will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes or the Note Guarantee, prior to) the obligation or liability secured by such Lien.

    The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Issuer or its Restricted Subsidiaries created in favor of the Holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Guarantor or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Guarantor or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Guarantor or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Permitted Liens; (vi) (A) Liens securing obligations not in excess of $2 million and (B) Liens on assets having a fair market value not in excess of $2 million at the time of incurrence of such Liens; or (vii) Liens on stock of ITG acquired from Charles Piluso or

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Richard Rebetti prior to the Closing Date or pursuant to written agreements, as in effect on the Closing Date.

    LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    The Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Guarantor or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Guarantor or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

    The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Guarantor and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Guarantor or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ASSET SALES

    The Guarantor will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Guarantor or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Guarantor and its subsidiaries have been filed pursuant to the "Commission Reports and Reports to Holders" covenant), then the Guarantor or the Issuer shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Guarantor or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Guarantor or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Guarantor and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the twelve-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

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    If, as of the first day of any calendar month, the aggregate amount of
Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Issuer must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes on the relevant Payment Date equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

LIMITATION ON THE SHAREHOLDER STANDBY FACILITY

    The Guarantor will not, and will not permit any Subsidiary to, (i) pay interest in cash on the Shareholder Standby Facility prior to December 15, 2001,
(ii) amend the terms of the Shareholder Standby Facility in any manner that, in the good faith opinion of the Board of Directors, would be materially adverse to the interests of holders of the Notes, (iii) make any payment with respect to the Shareholder Standby Facility at any time when a Default exists under the Indenture or (iv) allow the commitment of Ronald S. Lauder under the Shareholder Standby Facility to expire prior to December 15, 2006 unless amounts outstanding under such facility were prepaid with the proceeds of an equity offering having net proceeds to the Guarantor of at least $35 million. In addition, the Guarantor agrees that it will not merge or enter into any similar transaction with the Issuer unless the lenders, if any, with respect to the Shareholder Standby Facility agree that the Shareholder Standby Facility will be subordinated to the Notes to the same extent that it is subordinated to the Note Guarantee.

    As used herein, "Shareholder Standby Facility" means the contractual obligation of Ronald S. Lauder, pursuant to a written agreement dated as of the Closing Date, to lend $35 million to the Guarantor or cause a bank to lend $35 million to the Guarantor and to personally guarantee such bank loan and also means such loan.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    The Issuer must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. The Issuer will comply with any applicable tender offer rules or other applicable securities laws in connection with any such repurchase.

    There can be no assurance that the Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Issuer which might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless consents are obtained, require the Issuer to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    At all times from and after the commencement of the Exchange Offer, the Guarantor and the Issuer shall file with the Commission all such reports and other information as they would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if they were subject thereto, it being understood that separate reports and other information for the Issuer are not required by this covenant unless they would be required by the Commission if the Guarantor and the Issuer were subject to Sections 13(a) or 15(d) under the Exchange Act. The Issuer shall supply the Trustee and each Holder or shall supply

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to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

    The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the Notes in a timely manner will constitute an Event of Default with no grace or cure period; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Guarantor and the Issuer or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Guarantor or the Issuer defaults in the performance of or breaches any other covenant or agreement of the Guarantor or the Issuer, as the case may be, in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Guarantor, the Issuer or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Guarantor, the Issuer or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Guarantor, the Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Guarantor, the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Guarantor, the Issuer or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Guarantor, the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Guarantor, the Issuer or any Significant Subsidiary
(A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Guarantor, the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Guarantor, the Issuer or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

    If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Guarantor or the Issuer) occurs and is continuing under the Indenture, the Trustee or

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the Holders of at least 25% in aggregate principal amount at maturity of the
Notes, then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal amount of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Guarantor, the Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(g) or (h) above occurs with respect to the Guarantor or the Issuer, the principal amount of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount at maturity of the outstanding Notes by written notice to the Issuer and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount at maturity of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount at maturity of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

    The Indenture requires certain officers of the Guarantor and the Issuer to certify, on or before a date not more than 90 days after the end of each fiscal year of the Guarantor, that a review has been conducted of the activities of the Guarantor or the Issuer, as the case may be, and its Restricted Subsidiaries and the Guarantor's or the Issuer's and its Restricted Subsidiaries' performance under the Indenture and that the Guarantor and the Issuer has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Guarantor and the Issuer are also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

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CONSOLIDATION, MERGER AND SALE OF ASSETS

    Neither the Guarantor nor the Issuer will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Issuer or the Guarantor unless:
(i) the Guarantor or the Issuer shall be the continuing Person, or the Person (if other than the Guarantor or the Issuer) formed by such consolidation or into which the Guarantor or the Issuer is merged or that acquired or leased such property and assets of the Guarantor or the Issuer shall be a corporation organized and validly existing under the laws of the jurisdiction of incorporation of the Guarantor or the Issuer immediately prior to such transaction, the United States of America, the British Virgin Islands, the Cayman Islands, the Netherlands, the Netherlands Antilles, Ireland or Jersey or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Guarantor or the Issuer, as the case may be, on all of the Notes and under the Indenture; provided that, with respect to any such transaction immediately subsequent to which the continuing Person is incorporated in a jurisdiction other than the United States or the jurisdiction in which such Person was incorporated immediately prior to such transaction, (A) the Issuer delivers to the Trustee an Opinion of Counsel stating that the obligations of the continuing Person under the Indenture are enforceable under the laws of the new jurisdiction of its incorporation to the same extent as the obligations of the Issuer or the Guarantor, as the case may be, under the Indenture immediately prior to such transaction; (B) the continuing Person agrees in writing to submit to jurisdiction and appoints an agent for the service of process, each under terms substantially similar to the terms contained in the Indenture with respect to the Issuer or the Guarantor, as the case may be; (C) the continuing Person agrees in writing to pay "additional amounts" as provided under the Indenture with respect to the Issuer or the Guarantor, as the case may be, except that such "additional amounts" shall relate to any withholding tax whatsoever regardless of any change of law (subject to exceptions substantially similar to those contained in the Indenture and described under "Additional Amounts"); (D) the Board of Directors of the Guarantor determines in good faith that such transaction will have no material adverse effect on any Holder and a Board Resolution to that effect is delivered to the Trustee; and (E) the principal purpose of such transaction is to obtain tax benefits for the Guarantor, the Issuer, their direct and indirect stockholders or the Noteholders; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Guarantor or the Issuer, as the case may be, or any Person becoming the successor obligor of the Notes or the Note Guarantee, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Guarantor or the Issuer, as the case may be, immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis, the Guarantor or the Issuer, as the case may be, or any Person becoming the successor obligor of the Notes or the Note Guarantee, as the case may be, would have a Consolidated Leverage Ratio no higher (or, if negative, no lower) than the Consolidated Leverage Ratio of the Guarantor or the Issuer, as the case may be, immediately prior to such transaction; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person, the Guarantor or the Issuer) shall be issued or distributed to the stockholders of the Guarantor or the Issuer, as the case may be; and (v) the Issuer delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Guarantor, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state or jurisdiction of incorporation of the Guarantor or the Issuer; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

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DEFEASANCE

    DEFEASANCE AND DISCHARGE

    The Indenture provides that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such principal or interest or upon earlier redemption in accordance with the terms of the Indenture and the Notes,
(B) the Issuer has delivered to the Trustee either (i) a ruling based on relevant law and practice at the time directed to the Trustee from the Inland Revenue or other relevant tax authority to the effect that the Holders will not recognize income, gain or loss for U.K. income tax or other tax purposes as a result of the Issuer's exercise, disregarding income tax on any amounts that would have been received but for such exercise of its option under this "Defeasance" provision and will be subject to income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised or (ii) an Opinion of Counsel to the same effect as the ruling described in clause (i) above; (C) the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.K. income tax or other tax purposes as a result of the Issuer's exercise of its option under this "Defeasance" provision and will be subject to income tax on the sane amount and in the same manner and at the same time as would have been the case if such option had not been exercised, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling published by the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (D) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default, or event that after the giving of notice or lapse of time or both would become a Default or an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (E) if at such time the Notes are listed on a national securities exchange, the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of the Issuer's exercise of its option under this "Defeasance" provision, and (F) the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that all the above conditions precedent have been complied with.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

    The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants

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described herein under "Covenants," clauses (c) and (d) under "Events of
Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

    In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments and the Note Guarantee with respect to such payments will remain in effect.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) reduce the percentage or aggregate principal amount at maturity of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) release the Guarantor from its Note Guarantee.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or the Guarantor in the Indenture, the Pledge Agreement or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or the Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

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CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuer or the Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

ADDITIONAL AMOUNTS

    In the event of any change in the laws of England or Bermuda or of any political subdivision or taxing authority thereof or therein or any change in the interpretation or administration thereof, the effect of which is to require the withholding or deduction by the Issuer or the Guarantor pursuant to the Notes or the Note Guarantee, respectively, of any amount for taxes, the Issuer or the Guarantor will pay, to the extent it may then lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and interest on the Notes, after deduction for withholding for or on account of any future tax, assessment or other governmental charge will not be less than the amount provided for in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply in respect of:

        (a) any tax, withholding, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and England or Bermuda or any political subdivision or taxing authority thereof including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Note or a Note Guarantee (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

        (b) any estate, inheritance, gift, sale, transfer or personal property tax;

        (c) any tax, assessment or other governmental charge that is withheld by reason of the failure to timely comply by the holder or the beneficial owner of the Note or a Note Guarantee with a request in writing of the Issuer or the Guarantor (i) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing or domicile jurisdiction as a precondition to exemption from or reduction of all or part of such tax, assessment or other governmental charge; provided, however, that this clause (c) shall not apply to limit the Issuer's or Guarantor's obligation to pay Additional Amounts if the completing and filing of the information described in subclause (i) or the declaration or other claim described in subclause (ii) would be materially more onerous in form, in procedure or in substance of information disclosed, in comparison to the information reporting requirements imposed under U.S. tax law with respect to Forms 1001, W-8 and W-9; or

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        (d) any combination of items (a), (b) and (c) above; nor shall
    Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Note or Note Guarantee to any holder who is not the sole beneficial owner of such Note or Note Guarantee or is a fiduciary or partnership, but only to the extent that a beneficial owner, a beneficiary or a settlor with respect to a fiduciary or a member of the partnership would not have been entitled to the payment of the Additional Amount had the beneficial owner, beneficiary, settlor or member of such partnership received directly its beneficial or distributive share of the payment.

    In the opinion of Levinson Gray, U.K. counsel for the Issuer, under English law and Inland Revenue practice as applied and interpreted on the date of this Prospectus and on the basis of the United Kingdom/ United States Double Taxation Treaty currently in force (and assuming that appropriate claims are validly made thereunder), no taxes, levies, imposts or charges of the United Kingdom or any political subdivision or taxing authority thereof or therein would be required to be deducted or withheld from any payment to a resident of the United States (who is not also a resident of the United Kingdom) made by the Issuer pursuant to the Notes.

    In the opinion of Conyers, Dill & Pearman, Bermuda counsel for the Guarantor, under Bermuda law no withholding tax would be payable in Bermuda in respect of any payment that may be required under the Note Guarantee.

    At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or the Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or the Guarantor will deliver to the Trustee an Officer's Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the Indenture or in this Prospectus there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. See "--Optional Redemption."

CONSENT TO JURISDICTION AND SERVICE

    Each of the Guarantor and the Issuer has appointed RSL Communications, N. America, Inc. as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and the Note Guarantee and for actions brought under federal or state securities laws brought in any federal or state court located in the City of New York and will agree to submit to such jurisdiction.

BOOK-ENTRY; DELIVERY AND FORM

    GENERAL

    The Exchange Notes will initially be represented by three or more global securities in bearer form without interest coupons (the "Global Exchange Notes") which will be issued in denominations equal to the outstanding principal amount of the Notes represented thereby. The Global Notes will be deposited with the Book-Entry Depositary pursuant to the terms of a Note Deposit Agreement, dated as of October 3, 1996 (the "Deposit Agreement"), between the Issuer, for the limited purposes set forth therein, and the Book-Entry Depositary.

    The Book-Entry Depositary will issue a Depositary Interest for each Global Exchange Note, representing a 100% interest in the respective underlying Global Exchange Note, to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as a nominee of DTC. Book-Entry Interests in the Global Exchange Notes will be shown on, and transfers thereof will be

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effected only through, records maintained in book-entry form by DTC (with respect to its participants) and its participants. See "--Description of Book-Entry System."

    Except in the limited circumstance described below, owners of Book-Entry Interests in the Global Exchange Notes will not be entitled to receive physical delivery of Definitive Registered Exchange Notes (defined below).

    DEFINITIVE REGISTERED EXCHANGE NOTES

    Under the terms of the Deposit Agreement and the Indenture, owners of Book-Entry Interests in the Global Exchange Notes will receive definitive Exchange Notes in registered form ("Definitive Registered Exchange Notes") (i) if DTC notifies the Issuer in writing that it (or its nominee) is unwilling or unable to continue to act as Depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Issuer within 90 days, (ii) at any time after consummation of the Exchange Offer, if an Event of Default under the Indenture occurs, upon the request delivered in writing to DTC of the owner of a Book-Entry Interest, (iii) at any time if the Issuer in its sole discretion determines that the Global Exchange Notes (in whole but not in part) should be exchanged for Definitive Registered Exchange Notes, (iv) at any time after the consummation of the Exchange Offer, if the owner of a Book-Entry Interest requests such exchange in writing delivered to DTC and through DTC to the Book-Entry Depositary and the Trustee or
(v) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Issuer within 90 days.

    In no event will definitive securities in bearer form be issued. Any Definitive Registered Exchange Notes will be issued in fully registered form in denominations of $1,000 principal amount and integral multiples thereof. Any Definitive Registered Exchange Notes will be registered in such name or names as DTC shall instruct the Trustee, through the Book-Entry Depositary. It is expected that DTC's instructions will be based upon directions received by DTC from its participants (including Euroclear and Cedel Bank) reflecting the beneficial ownership of Book-Entry Interests. To the extent permitted by law, the Issuer, the Trustee and any paying agent shall be entitled to treat the person in whose name any Definitive Registered Exchange Note is registered as the absolute owner thereof. While any Global Exchange Note is outstanding, holders of Definitive Registered Exchange Notes may exchange their Definitive Registered Exchange Notes for a corresponding Book-Entry Interest in such Global Exchange Note by surrendering their Definitive Registered Exchange Notes to the Book-Entry Depositary and providing the certificates and opinions required by the Indenture. The Book-Entry Depositary will make the appropriate adjustments to the Global Exchange Note underlying such Book-Entry Interest to reflect any issue or surrender of Definitive Registered Exchange Notes. The Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of Definitive Registered Exchange Notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each Definitive Registered Exchange Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

    U.S. HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED EXCHANGE NOTES SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED EXCHANGE NOTES AS SET FORTH UNDER "CERTAIN UNITED KINGDOM TAX CONSIDERATIONS FOR U.S. HOLDERS OF NOTES." A U.S. HOLDER OF DEFINITIVE REGISTERED EXCHANGE NOTES WILL, TO THE EXTENT DESCRIBED ABOVE UNDER "A ADDITIONAL AMOUNTS," BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE REGISTERED EXCHANGE NOTES. ADDITIONAL AMOUNTS WILL NOT BE PAYABLE IF SUCH DEFINITIVE REGISTERED EXCHANGE NOTES WERE ISSUED AT THE REQUEST OF A HOLDER (INCLUDING FOLLOWING AN EVENT OF DEFAULT) AND IF AT THE TIME OF

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THE PAYMENT IN QUESTION DEFINITIVE REGISTERED EXCHANGE NOTES HAVE NOT BEEN
ISSUED IN EXCHANGE FOR THE ENTIRE PRINCIPAL AMOUNT OF NOTES THEN OUTSTANDING. HOWEVER, A U.S. HOLDER OF DEFINITIVE REGISTERED EXCHANGE NOTES MAY BE ENTITLED TO RECEIVE A REFUND OF WITHHELD AMOUNTS FROM THE INLAND REVENUE IN CERTAIN CIRCUMSTANCES.

DESCRIPTION OF BOOK-ENTRY SYSTEM

    GENERAL

    Upon receipt of the Global Exchange Notes, the Book-Entry Depositary will issue a Depositary Interest for each such Global Exchange Note, representing a 100% interest in the respective underlying Global Note, to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC. Ownership of Book-Entry Interests will be limited to persons who have accounts with DTC, including Euroclear and Cedel Bank ("participants"), or persons who have accounts through participants ("indirect participants"). Upon such issuance of interests in such Global Exchange Notes to DTC, DTC will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by such participants. Ownership of Book-Entry Interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of indirect participants).

    The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the Book-Entry Interests in the Global Exchange Notes.

    So long as the Book-Entry Depositary, or its nominee, is the holder of the Global Exchange Notes, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of such Global Exchange Notes for all purposes under the Indenture and the Notes. Except as set forth above under "--Book-Entry; Delivery and Form," participants or indirect participants will not be entitled to have Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of Notes or Book-Entry Interests in definitive bearer or registered form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC, Euroclear and Cedel Bank and, if such person is an indirect participant in DTC, on the procedures of the participant in DTC through which such person owns its interest, to exercise any rights and remedies of a holder under the Indenture. See "--Action by Owners of Book-Entry Interests." If any definitive Notes are issued to participants or indirect participants, they will be issued in registered form, as described under "--Book-Entry; Delivery and Form." Unless and until Book-Entry Interests are exchanged for Definitive Registered Exchange Notes, the certificateless interest held by DTC may not be transferred except as a whole between DTC and a nominee of DTC, between nominees of DTC or by DTC or any such nominee to a successor of DTC or a successor of such nominee.

    PAYMENTS ON THE GLOBAL EXCHANGE NOTES

    Payments of any amounts owing in respect of the Global Exchange Notes will be made through one or more paying agents appointed under the Indenture (which initially will include The Chase Manhattan Bank, as paying agent for the Notes) to the Book-Entry Depositary as the holder of the Global Exchange Notes. All such amounts will be payable in U.S. dollars. Upon receipt of any such amounts in respect of the Global Exchange Notes, the Book-Entry Depositary will pay such amounts to DTC in proportion to their respective interests, as shown on the Book-Entry Depositary's records.

    The Company expects that DTC or its nominee, upon receipt of any payment made in respect of the Global Exchange Notes, will credit its participants' accounts with such payments in amounts proportionate

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to their respective interest in the principal amount of such Global Exchange
Note as shown on the records of DTC or its nominee. The Issuer expects that payments by participants to owners of Book-Entry Interests held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Distribution with respect to ownership of Book-Entry Interests held through Euroclear or Cedel Bank will be credited to the cash accounts of Euroclear participants or Cedel Bank participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary.

    Payments of all such amounts made with respect to the Notes will be made without deduction or withholding for or on account of any present or future Taxes of whatever nature except as may be required by law, and if any such deduction or withholding is required to be made by any law or regulation of the U.K. or of any other jurisdiction in which the Guarantor and the Issuer are engaged in business for tax purposes then, only to the extent described under "--Additional Amounts," the Guarantor and the Issuer have agreed pursuant to the Indenture that such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of a Global Exchange Note or owner of a Book-Entry Interest after such deduction or withholding will equal the net amounts that such holder or owner would have otherwise received in respect of such Global Exchange Note or Book-Entry Interest, as the case may be, absent such withholding or deduction.

    None of Guarantor, the Issuer, the Book-Entry Depositary or any paying agent, has any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests or beneficial ownership interests.

    REDEMPTION OF GLOBAL EXCHANGE NOTES

    In the event any Global Exchange Note (or any portion thereof) is redeemed, the Book-Entry Depositary will, through DTC, redeem, from the amount received by it in respect of the redemption of such Global Exchange Note, an equal amount of the Book-Entry Interest in such Global Exchange Note. The redemption price payable in connection with the redemption of such Book-Entry Interest will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of such Global Exchange Note (or any portion thereof). The Issuer understands that under existing DTC practices, if fewer than all of the Exchange Notes are to be redeemed at any time, DTC will credit participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC deems fair and appropriate; provided that no beneficial interests of less than $1,000 principal amount may be redeemed in part.

    TRANSFERS

    Pursuant to the Deposit Agreement, the Global Exchange Notes may be transferred only to a successor to the Book-Entry Depositary. All transfers of Book-Entry Interests between participants in DTC will be effected by DTC pursuant to customary procedures established by DTC and its participants. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Holders of Exchange Notes may, at their option, obtain Definitive Registered Exchange Notes as set forth under "--Book Entry; Delivery and Form --Definitive Registered Exchange Notes."

    ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

    As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of Notes, or of any offer to purchase the

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Notes with Excess Proceeds or upon a Change of Control (as defined in this section under the subheading "--Certain Definitions"), the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in the notice received by the Book-Entry Depositary, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to such Notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Book-Entry Depositary will forward to DTC all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of such Notes in accordance with any instructions set forth in such request. DTC may grant proxies or otherwise authorize DTC participants or indirect participants to provide such instructions to the Book-Entry Depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the Indenture. Under its usual procedures, DTC would mail an omnibus proxy to the Guarantor, the Issuer and the Book-Entry Depositary assigning Euroclear's and Cedel Bank's consenting or voting rights to those DTC participants to whose accounts such Book-Entry Interests are credited on a record date as soon as possible after such record date. Euroclear or Cedel Bank, as the case may be, will take any action permitted to be taken by a holder under the Indenture on behalf of a Euroclear participant or Cedel Bank participant only in accordance with its relevant rules and procedures and subject to its Depositary's ability to effect such actions on its behalf through DTC. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Indenture.

    DTC has advised the Guarantor and the Issuer that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more participants to whose account the DTC interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

    REPORTS

    The Book-Entry Depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to the Guarantor, the Issuer, the Notes or the Book-Entry Interests.

    ACTION BY BOOK-ENTRY DEPOSITARY

    Upon the occurrence of a Default with respect to the Notes, or in connection with any other right of the holder of a Global Exchange Note under the Indenture, if requested in writing by DTC, the Book-Entry Depositary will take any such action as shall be requested in such notice; provided that the Book-Entry Depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of Book-Entry Interests.

    RESIGNATION OF BOOK-ENTRY DEPOSITARY

    The Book-Entry Depositary may at any time resign as Book-Entry Depositary by written notice to the Issuer and DTC, such resignation to become effective upon the appointment of a successor book-entry Depositary, in which case the Global Notes shall be delivered to that successor. If no such successor has been so appointed by the Issuer within 90 days, the Book-Entry Depositary may request the Issuer to issue Definitive Registered Notes as described above.

    If at any time DTC is unwilling or unable to continue as a Depositary for the Global Exchange Notes and a successor Depositary is not appointed by the Guarantor and the Issuer within 90 days, DTC may request that the Guarantor and the Issuer issue Definitive Registered Exchange Notes in exchange therefor.

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
    EXPENSES OF BOOK-ENTRY DEPOSITARY

    The Issuer has agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it and pay the charges of the Book-Entry Depositary as agreed between the Issuer and the Book-Entry Depositary.

    AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The Deposit Agreement may be amended by the Issuer and the Book-Entry Depositary without notice to or consent of DTC or any owner of a Book-Entry
Interest: (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC or any holder of Book-Entry Interests, (b) to evidence the succession of another person to the Issuer (when a similar amendment with respect to the Indenture is being executed) and the assumption by any such successor of the covenants of the Issuer herein, (c) to evidence or provide for a successor Book-Entry Depositary,
(d) to make any amendment, change or supplement that does not adversely affect DTC or any owner of Book-Entry Interests, (e) to add to the covenants of the Issuer or the Book-Entry Depositary, (f) to add a guarantor when a guarantor is made a party to the Indenture pursuant to the Indenture or (g) to comply with the United States federal and English securities laws. Except as provided in the Deposit Agreement, no amendment that adversely affects DTC may be made to the Deposit Agreement without the consent of DTC, and no amendment that adversely affects the holders of Book-Entry Interests may be made without the consent of a majority of the aggregate principal amount of Book-Entry Interests outstanding. Upon the issuance of Definitive Registered Exchange Notes in exchange for Book-Entry Interests constituting the entire principal amount of Notes, the Deposit Agreement will terminate. The Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 90 days as set forth under Resignation of Book-Entry Depositary.

    INFORMATION CONCERNING DTC, EUROCLEAR AND CEDEL BANK

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Placement Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the Global Exchange Notes only through DTC participants.

    Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants,

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
among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with domestic securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly.

    GLOBAL CLEARANCE AND SETTLEMENT UNDER BOOK-ENTRY SYSTEM

    INITIAL SETTLEMENT. Holders of Exchange Notes electing to own their Book-Entry Interest through DTC (other than through accounts at Euroclear or Cedel Bank) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be created with their holdings against payment in same day funds on the settlement date.

    Holders of Exchange Notes electing to own their Book-Entry Interests through Euroclear or Cedel Bank accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Cedel Bank holders on the business day following the settlement date against payment for value on the settlement date.

    SECONDARY MARKET TRADING. The Book-Entry Interests will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such Book-Entry Interests will, therefore, settle in same-day funds.

    Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

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                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Guarantor is qualified in its entirety by reference to the provisions of the Guarantor's Memorandum of Association and Bye-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    The Guarantor is authorized to issue 20,000,000 shares of Preferred Stock and 20,000,000 common shares, which may be issued as shares of Class A Common Stock, Class B Common Stock or Class C Common Stock. The Guarantor has in the past used and intends in the future to use shares of its capital stock to pay for acquisitions.

PREFERRED STOCK

    As of the date of this Prospectus, there were six holders of record of Preferred Stock and 9,243,866 shares of Preferred Stock were outstanding. Dividends accrue on the Preferred Stock on a cumulative basis at a rate of 8% of the liquidation preference amount per share per annum. Cumulative dividends are not payable and are to be deemed cancelled and waived upon conversion of the shares of preferred stock.

    Each holder of Preferred Stock is entitled to the number of votes per share equal to the number of votes to which the shares of Class B Common Stock into which each share of Preferred Stock is convertible would be entitled. Holders of the Preferred Stock vote together with the holders of Class A Common Stock and Class B Common Stock as a single class on all matters subject to shareholder approval, except that the holders of the Preferred Stock vote as a separate class on any matter requiring class voting by the Companies Act 1981 of Bermuda.

    In the event of the liquidation, dissolution or winding up of the Guarantor, holders of Preferred Stock are entitled to receive $1,000 per share (to the extent a share is paid up) plus an amount per share equal to the accrued and unpaid dividends thereon. Each share of Preferred Stock is convertible into one share of Class B Common Stock at the option of the holder, and each share of Preferred Stock is automatically convertible into one share of Class B Common Stock on a one-for-one basis in the event of a firm commitment underwritten public offering of the shares of Class A Common Stock which has aggregate net proceeds to the Guarantor of at least $25 million.

CLASS A COMMON STOCK

    As of the date of this Prospectus, no shares of Class A Common Stock had been issued. The holders of the Class A Common Stock are entitled to one vote per share and are entitled to vote as a single class together with the holders of the Class B Common Stock and the Preferred Stock on all matters subject to shareholder approval, except that the holders of the Class A Common Stock will vote as a separate class on any matter requiring class voting by The Companies Act 1981 of Bermuda. The holders of the outstanding shares of Class A Common Stock are entitled to receive dividends as and when declared by the Board of Directors, PARI PASSU with the holders of the Class B Common Stock and the Class C Common Stock, out of funds legally available therefor after the payment of any dividends declared but unpaid on any shares of Preferred Stock then outstanding. The holders of the Class A Common Stock have no preemptive or cumulative voting rights and no rights to convert their shares of Class A Common Stock into any other securities. On liquidation, dissolution or winding up of the Guarantor, the holders of Class A Common Stock are entitled to receive, PARI PASSU with the holders of Class B Common Stock and the Class C Common Stock, pro rata the net assets of the Guarantor remaining after preferential distribution to holders of Preferred Stock and the payment of all creditors and liquidation preferences, if any.

CLASS B COMMON STOCK

    As of the date of this Prospectus, there were seven holders of Class B Common Stock and 4,807,711 shares of Class B Common Stock were issued and outstanding. The holders of the Class B Common Stock

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are entitled to 10 votes per share and are entitled to vote as a single class together with the holders of the Class A Common Stock and the Preferred Stock on all matters subject to shareholder approval, except that the holders of the Class B Common Stock vote as a separate class on any matter requiring class voting by The Companies Act 1981 of Bermuda. The holders of the outstanding shares of Class B Common Stock are entitled to receive dividends as and when declared by the Board of Directors, PARI PASSU with the holders of Class A Common Stock and the Class C Common Stock, out of funds legally available therefor. The holders of the Class B Common Stock can convert their shares of Class B Common Stock on a share-for-share basis into Class A Common Stock. Shares of Class B Common Stock may be transferred only to other original holders of Class B Common Stock or to members of the family of the original holder by gift, devise or otherwise through laws of inheritance, descent, distribution or to a trust established by the holder for the holder's family members, to corporations the majority of beneficial owners of which are or will be owned by the holders of Class B Common Stock and from corporations or partnerships which are the holders of Class B Common Stock, to their shareholders or partners, as the case may be (each a "Permitted Transferee"). Any other transfer of Class B Common Stock is void, although the Class B Common Stock may be converted at any time into Class A Common Stock on a one to one basis and then sold, subject to the conditions and restrictions of Rule 144.

    On liquidation or winding up of the Guarantor, the holders of the Class B Common Stock are entitled to share ratably, PARI PASSU with the holders of Class A Common Stock and the Class C Common Stock, the assets remaining after payment of all debts and other liabilities and after distribution in full of the preferential amounts to be distributed to the holders of Preferred Stock.

CLASS C COMMON STOCK

    As of the date of this Prospectus, no shares of Class C Common Stock had been issued. The holders of the Class C Common Stock are not entitled to any votes in respect of such Class C Common Stock, except as may otherwise be provided by law. The holders of the outstanding shares of Class C Common Stock are entitled to receive dividends as and when declared by the Board of Directors, PARI PASSU with the holders of Class A Common Stock and the Class B Common Stock, out of funds legally available therefor. Each share of Class C Common Stock shall be convertible into Class A Common Stock on such terms and conditions, if any, as the Board of Directors of the Guarantor may determine. On liquidation or winding up of the Guarantor, the holders of the Class C Common Stock are entitled to share ratably, PARI PASSU with the holders of Class A Common Stock and the Class B Common Stock, the assets remaining after payment of all debts and other liabilities and after distribution in full of the preferential amounts to be distributed to the holders of Preferred Stock.

WARRANTS

    The Guarantor issued an aggregate of 300,000 Warrants to the purchasers of the units in the Private Offering. The Warrants were issued pursuant to the Warrant Agreement (the "Warrant Agreement"), dated the Closing Date, between the Guarantor and The Chase Manhattan Bank, as the warrant agent (the "Warrant Agent"). The Exchange Offer does not apply to the Warrants.

    The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement, including the definitions of certain terms therein. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Each Warrant is evidenced by a certificate which entitles the holder thereof to purchase 1.815 shares of Class A Common Stock from the Guarantor at a price (the "Exercise Price") of $.01 per share, subject to adjustment as provided in the Warrant Agreement. The Warrants may be exercised at any time beginning one year after the Closing Date and prior to the close of business on the tenth anniversary thereof. Warrants that are not exercised by such date will expire. The Warrants became separately transferable from the Notes on April 1, 1997.

    The aggregate number of shares of Class A Common Stock issuable upon exercise of the Warrants is equal to approximately 3.35% of the outstanding shares of Common Stock, on a fully diluted basis, as of the date of this Prospectus.

CERTAIN TERMS

    ANTI-DILUTION PROVISIONS

    The Warrant Agreement contains provisions adjusting the Exercise Price and the number of shares of Class A Common Stock or other securities issuable upon exercise of a Warrant in the event of (i) a division, consolidation or reclassification of the shares of Class A Common Stock, (ii) the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of shares of Class A Common Stock entitling such holders to subscribe for or purchase shares of Class A Common Stock at a price per share which is lower than the then current value per share of Class A Common Stock, subject to certain exceptions, (iii) the issuance of shares of Class A Common Stock at a price per share that is lower than the then current value of such shares, except for issuances in connection with an acquisition, merger or similar transaction with a third party, (iv) certain distributions to all holders of shares of Class A Common Stock of evidences of indebtedness or assets and (v) in the discretion of the Guarantor's Board of Directors, in certain other circumstances. No adjustment in the number of shares of Class A Common Stock purchasable upon exercise of the Warrants is required, however, for grants (or exercises) of options or other rights to purchase (or the exercise thereof) granted to employees of the Company under the Guarantor's 1995 Stock Option Plan or otherwise, for issuances of shares of Class A Common Stock to employees of the Company, for grants (or exercises) of options, warrants or other agreements or rights to purchase capital stock of the Guarantor entered into prior to the date of the issuance of the Warrants and in certain other circumstances, or unless such adjustment would require an increase or decrease of at least one percent in the number of shares of Class A Common Stock purchasable upon the exercise of a Warrant and such anti-dilution provisions will not apply to certain additional limited exceptions.

    NO RIGHTS AS SHAREHOLDERS

    The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions, receive notice of any meeting of the shareholders, consent to any action of the shareholders, receive notice of any other stockholder proceedings, or to any other rights as shareholders of the Guarantor.

    MERGERS, CONSOLIDATIONS, ETC.

    Except as provided below, if the Guarantor consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of Class A Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Guarantor merges or consolidates with, or sells all or substantially all of the property and assets of the Guarantor to, another person and, in connection therewith, consideration to the holders of Class A Common Stock in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of the Guarantor, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Class A Common Stock or other securities issuable upon exercise of the Warrants assuming the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. In case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Guarantor, the Guarantor must deposit promptly with the Warrant Agent the funds, if any, necessary to pay to the holders of the Warrants. After such funds and the surrendered Warrant Certificate are received, the Warrant Agent must make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person or persons as it may be directed in writing by the holders surrendering such Warrants.

ANTI-TAKEOVER PROTECTIONS

    The voting provisions of the Class A Common Stock, Class B Common Stock and the Preferred Stock could substantially impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Guarantor. As a result, such provision may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including attempts that might result in a premium over the market price for the Class A Common Stock held by shareholders.

DIFFERENCES IN CORPORATE LAW

    The Companies Act 1981 of Bermuda differs in certain respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of The Companies Act (including any modifications adopted pursuant to the Guarantor's bye-laws) applicable to the Guarantor, which differ in certain respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to the Guarantor and its shareholders.

    INTERESTED DIRECTORS

    A director who, directly or indirectly, is interested in a contract or proposed contract or arrangement with the Guarantor must disclose the nature of such interest as required by The Companies Act 1981 of Bermuda. Following disclosure and unless disqualified by the chairman of the relevant Board meeting, a director may vote in respect of any contract or arrangement in which such director is interested and may be counted in the quorum of such meeting. Under Delaware law no such transaction would be voidable if (i) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

    MERGER AND SIMILAR ARRANGEMENTS

    The Guarantor may acquire the business of another Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carry on such business when it is within the objects of its Memorandum of Association. The Guarantor may amalgamate only with another Bermuda company or with a company incorporated in another jurisdiction which permits such a company to amalgamate with a Bermuda company, subject to shareholder approval. A shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

    TAKEOVERS

    Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

    SHAREHOLDERS' RIGHTS

    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action to remedy a wrong done by the Guarantor where the act complained of is alleged to be beyond the corporate power of the Guarantor or is illegal or would result in the violation of the Guarantor's Memorandum of Association and Bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the Guarantor's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

    INDEMNIFICATION OF DIRECTORS

    The Guarantor may indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the Guarantor other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

    INSPECTION OF CORPORATE RECORDS

    Members of the general public have the right to inspect the public documents of the Guarantor available at the office of the Registrar of Companies in Bermuda which will include documents relating to an increase or reduction of authorized capital. The shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of the Guarantor, which must be presented to the annual general meeting of shareholders. The register of shareholders of the Guarantor is also open to inspection by shareholders without charge, and to members of the public for a fee. The Guarantor is required to maintain its share register in Bermuda. The Guarantor is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation's stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder.

CERTAIN PROVISIONS OF BERMUDA LAW

    The Guarantor has been designated as a non-resident under the Exchange Control Act of 1972 (the "Control Act") by the Bermuda Monetary Authority whose permission for the issuance of shares of Class A Common Stock has been obtained. This designation allows the Guarantor to engage in transactions in currencies other than the Bermuda dollar.

    The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the issuance of shares after the completion of the Private Offering to or by such persons may be effected without specific consent under the Control Act and regulations thereunder. Issues and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Control Act.

    Non-Bermuda owners of shares of Class A Common Stock are not restricted in the exercise of the rights to hold or vote their shares. Because the Guarantor has been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of Class A Common Stock, other than in respect of local Bermuda currency.

    In accordance with Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity the Guarantor is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

    The Guarantor will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.

    As an "exempted company", the Guarantor is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company the Guarantor may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Guarantor carried on outside Bermuda or with the permission of, or under a license granted by, the Minister of Finance of Bermuda.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK REVOLVING CREDIT FACILITY

    On October 5, 1995, The Chase Manhattan Bank, N.A. (the "Bank") extended a $10 million revolving credit facility (the "Revolving Credit Facility") to Ronald S. Lauder, Chairman of the Board of each of the Issuer and the Guarantor and the principal shareholder of the Guarantor. On June 26, 1996, the Bank replaced the original Revolving Credit Facility, which had been increased to $25 million, by extending a $40 million Revolving Credit Facility directly to the Company which was increased to $50 million in August 1996. Pursuant to the Subordinated Shareholder Loan, $35 million of this facility was repaid and the Revolving Credit Facility was reduced to $15 million. The remaining outstanding amounts under the Revolving Credit Facility were repaid with a portion of the proceeds of the Shareholder Equity Investment. The Company intends to maintain the Revolving Credit Facility and, accordingly, such amounts may be subsequently reborrowed. Mr. Lauder has guaranteed the Company's obligations under the Revolving Credit Facility. The Revolving Credit Facility accrues interest on all amounts outstanding at the Company's option at either (i) the Bank's publicly announced prime rate per annum or (ii) LIBOR plus 1% per annum, with such interest rate to be determined by the Company. As of December 31, 1996, the full amount of the Revolving Credit Facility was available to the Company. The Revolving Credit Facility is payable on demand or is otherwise due and payable by the Company on April 1, 1997.

CYBERLINK CREDIT LINE

    Cyberlink has entered into a credit agreement pursuant to which Cyberlink may borrow up to $5 million to finance its accounts receivable. Interest accrues on all amounts outstanding at the rate of prime plus 2.25% per annum. Pursuant to such credit agreement, Cyberlink may also borrow up to $2 million under a second credit line for capital expenditures. Borrowings under this second line of credit accrue interest at an annual rate of prime plus 2.5%. At December 31, 1996, $4.3 million and $1.4 million of such vendor financing was available, respectively. All of the assets of Cyberlink, including Cyberlink's stock in its subsidiaries, and of Cyberlink's subsidiaries have been pledged as collateral to secure the borrowings under this credit agreement. Under the terms of such agreement, Cyberlink is prohibited, without the bank's prior written consent, from paying or declaring any dividends. The Company's borrowings from such banks are payable prior to August 31, 1998 and are personally guaranteed by the former President of Cyberlink, who is not an officer of the Company. The former President of Cyberlink resigned effective as of July 15, 1996. The agreement with this bank provides that the bank may, in its sole discretion, declare all amounts outstanding under such credit agreement immediately due and payable in the event that the former President of Cyberlink disavows his guarantee.

VENDOR FINANCING

    One of the Company's primary equipment vendors has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in vendor financing commitments to fund the purchase of additional capital equipment. At December 31, 1996, approximately $39 million was available. Borrowings from this equipment vendor will accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased.

SHAREHOLDER STANDBY FACILITY

    Ronald S. Lauder, Chairman of the Board of each of the Issuer and the Guarantor and the principal shareholder of the Guarantor, has agreed, upon the Guarantor's request, to provide (or arrange for a bank to provide) the Guarantor with the $35.0 million subordinated Shareholder Standby Facility. If the Shareholder Standby Facility is provided by a bank, Mr. Lauder will personally guarantee the Guarantor's obligations under the facility up to $35.0 million. Under the terms of the Indenture, the Guarantor may borrow, repay and reborrow any amounts under the Shareholder Standby Facility at any time and from time to time. However, the lender will be obligated to make loans thereunder at the request of the Guarantor up to $35.0 million, without conditions and regardless of any default thereunder, until such time as the Guarantor has received $35.0 million of net cash proceeds from the issuance of Common Stock. The Shareholder Standby Facility will expire on the earlier of December 15, 2006 or the receipt of $35.0 million of net cash proceeds from the issuance of Common Stock and will provide that interest may not be paid in cash until December 15, 2001. Mr. Lauder's obligations under the Shareholder Standby Facility may, under applicable law, terminate upon his demise. The Shareholder Standby Facility is in addition to Mr. Lauder's guarantee of the Revolving Credit Facility. As of the date of this Prospectus, the Shareholder Standby Facility has not been utilized.

      CERTAIN UNITED KINGDOM TAX CONSIDERATIONS FOR U.S. HOLDERS OF NOTES

    In the opinion of Levinson Gray, UK counsel to the Company, the following reflects the material UK income tax consequences expected to result to holders whose Original Notes are exchanged for Exchange Notes in the Exchange Offer. The signed opinion of Levinson Gray is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Such opinion is based on current UK law and Inland Revenue practice which may change prospectively or retrospectively. There can be no assurance that the UK Inland Revenue would not take a contrary view and no ruling from the UK Inland Revenue has been or will be sought.

    For UK tax purposes, the exchange of the Original Notes for the Exchange Notes will have no UK tax consequences for a U.S. holder who is neither resident nor ordinarily resident in the UK, nor carries on a trade, profession or vocation in the UK through a branch or agency to which the Notes are attributable.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Rosenman & Colin LLP, U.S. counsel to the Company, the following summary describes the material United States federal income tax consequences of the exchange of Original Notes for Exchange Notes as of the date hereof. Such opinion is not binding on any taxing authority or the courts, and no U.S. tax ruling has been or will be sought. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

    The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Original Notes. As a result, there should be no material U.S. federal income tax consequences to a holder exchanging Original Notes for the Exchange Notes pursuant to the Exchange Offer.

    EACH HOLDER OF ORIGINAL NOTES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION

    Reference is made to "The Exchange Offer," above, for a description of the Exchange Offer, including the purpose of the Exchange Offer, the basis upon which the Exchange Notes are offered and expenses incurred in connection with the Exchange Offer.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus with any resale of such Original Notes. This Prospectus as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Original Notes received in exchange for Original Notes where such Original Notes were acquired as a result of marketmaking activities or other trading activities. The Company will, for a period of 180 days from the date the Registration Statement is declared effective, make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    Neither the Company nor any of its affiliates has entered into any arrangement or understanding with any broker-dealer to distribute the Exchange Notes and will not receive any proceeds from any sale of Exchange Notes by any broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchaser of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be an underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed in the Registration Rights Agreement to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the Exchange Notes.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Exchange Notes being offered hereby are being passed upon for the Company by Rosenman & Colin LLP, New York, New York and Levinson Gray, London, United Kingdom. Certain legal matters with respect to the Guarantee are being passed upon for the Company by Conyers, Dill & Pearman, Hamilton, Bermuda.

                                    EXPERTS

    The Consolidated Financial Statements of RSL Communications, Ltd. as of and for the years ended December 31, 1995 and December 31, 1996, and International Telecommunications Group, Ltd. as of and for the year ended December 31, 1994 and as of and for the nine months ended September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The Consolidated Financial Statements of Cyberlink, Inc. as of August 31, 1995 and for the eight months then ended, included in this Prospectus, have been audited by Brown, Leifer, Slatkin + Berns, independent auditors, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

RSL COMMUNICATIONS, LTD.

INDEPENDENT AUDITORS' REPORT.........................................................        F-2

CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheets as of December 31, 1996 and 1995.......................        F-3

  Consolidated Statements of Operations for the Years Ended December 31, 1996 and
    1995.............................................................................        F-4

  Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
    1996 and 1995....................................................................        F-5

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and
    1995.............................................................................        F-6

  Notes to Consolidated Financial Statements.........................................        F-7

INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.

INDEPENDENT AUDITORS' REPORT.........................................................       F-22

CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

  Consolidated Statement of Operations and Accumulated Deficit for the Nine Months
    Ended September 30, 1995.........................................................       F-23

  Consolidated Statement of Cash Flows for the Nine Months Ended September 30,
    1995.............................................................................       F-24

  Notes to Consolidated Financial Statements.........................................       F-25

INDEPENDENT AUDITORS' REPORT.........................................................       F-30

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1994

  Consolidated Statement of Operations and Accumulated Deficit for the Year Ended
    December 31, 1994................................................................       F-31

  Consolidated Statement of Cash Flows for the Year Ended December 31, 1994..........       F-32

  Notes to Consolidated Financial Statements.........................................       F-33

CYBERLINK, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT.........................................................       F-38

CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheet as of August 31, 1995...................................       F-39

  Consolidated Statement of Operations for the Eight Month Period Ended August 31,
    1995.............................................................................       F-40

  Consolidated Statement of Cash Flows for the Eight Month Period Ended August 31,
    1995.............................................................................       F-41

  Notes to Consolidated Financial Statements.........................................       F-42

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
RSL Communications, Ltd.

    We have audited the accompanying consolidated balance sheets of RSL Communications, Ltd., a Bermuda corporation, and its subsidiaries (together, the "Company"), as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. Our audits also included the financial statement schedules listed in the Index at Item 21(b). These financial statements and the financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP
New York, New York
March 7, 1997

                            RSL COMMUNICATIONS, LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,    DECEMBER 31,
                                                                                                    1996            1995
                                                                                               --------------   ------------
                                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents....................................................................  $ 104,067,604    $ 5,163,087
Accounts receivable..........................................................................     26,479,190      6,140,222
Marketable securities--available for sale....................................................     67,828,360        --
Prepaid expenses and other current assets....................................................      3,968,928        855,589
                                                                                               --------------   ------------
    Total current assets.....................................................................    202,344,082     12,158,898
                                                                                               --------------   ------------
MARKETABLE SECURITIES--Held to maturity......................................................    104,370,011        --
                                                                                               --------------   ------------
PROPERTY AND EQUIPMENT:
Telecommunications equipment.................................................................     29,924,892      9,844,196
Furniture, fixtures and other................................................................      5,926,462        988,898
                                                                                               --------------   ------------
                                                                                                  35,851,354     10,833,094
Less accumulated depreciation................................................................     (3,513,449)      (302,022)
                                                                                               --------------   ------------
Property and equipment--net..................................................................     32,337,905     10,531,072
                                                                                               --------------   ------------
GOODWILL--and other intangible assets net of accumulated amortization........................     87,605,112     29,397,768
                                                                                               --------------   ------------
DEPOSITS AND OTHER ASSETS....................................................................      1,311,923        984,441
                                                                                               --------------   ------------
TOTAL ASSETS.................................................................................  $ 427,969,033    $53,072,179
                                                                                               --------------   ------------
                                                                                               --------------   ------------
                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.............................................................................  $  49,369,564    $20,788,142
Accrued expenses.............................................................................     12,701,543      2,276,649
Notes payable................................................................................      6,537,853      5,235,967
Deferred revenue.............................................................................      3,569,853        744,985
Other liabilities............................................................................      5,235,961      2,712,054
                                                                                               --------------   ------------
    Total current liabilities................................................................     77,414,774     31,757,797
                                                                                               --------------   ------------
OTHER LIABILITIES--noncurrent................................................................     15,286,340      8,961,909
                                                                                               --------------   ------------
LONG-TERM DEBT--less current portion.........................................................      6,032,123      1,604,123
                                                                                               --------------   ------------
SENIOR NOTES, 12 % due 2006, net of unamortized discount of $4,000,000.......................    296,000,000        --
                                                                                               --------------   ------------
CAPITAL LEASE OBLIGATIONS--less current portion..............................................     12,392,699      5,043,498
                                                                                               --------------   ------------
TOTAL LIABILITIES............................................................................    407,125,936     47,367,327
                                                                                               --------------   ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, Class A--par value $.01; no shares authorized, none issued...................       --              --
  Common stock, Class B--par value $.01; 4,807,711 and 2,927,564 issued and outstanding at
    December 31, 1996 and 1995, respectively.................................................         48,077         29,275
  Common Stock Class C--par value $.01; no shares issued.....................................       --              --
  Preferred stock par value $.01; 20,000,000 shares authorized, 9,243,866 shares issued and
    outstanding at December 31, 1996 and 1995, respectively..................................         92,439         92,439
  Warrants--Common Stock, exercise price of $.01.............................................      5,543,500        --
  Additional paid-in capital.................................................................     65,064,284     15,083,086
  Accumulated deficit........................................................................    (47,739,777)    (9,499,948)
  Foreign currency translation adjustment....................................................       (621,926)       --
  Deferred financing costs...................................................................     (1,543,500)       --
                                                                                               --------------   ------------
  Total shareholders' equity.................................................................     20,843,097      5,704,852
                                                                                               --------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................................................  $ 427,969,033    $53,072,179
                                                                                               --------------   ------------
                                                                                               --------------   ------------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED     YEAR ENDED
                                                                 DECEMBER 31,   DECEMBER 31,
                                                                     1996           1995
                                                                --------------  -------------
REVENUES......................................................  $  113,257,340  $  18,616,684
COST OF SERVICES..............................................      98,461,406     17,510,041
                                                                --------------  -------------
  Gross profit................................................      14,795,934      1,106,643
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..................      38,892,751      9,638,997
DEPRECIATION AND AMORTIZATION.................................       6,655,192        848,658
                                                                --------------  -------------
LOSS FROM OPERATIONS..........................................     (30,752,009)    (9,381,012)
INTEREST INCOME...............................................       3,975,922        172,922
INTEREST EXPENSE..............................................     (11,358,796)      (193,838)
OTHER EXPENSE.................................................        (287,986)      --
FOREIGN CURRENCY TRANSACTION GAIN.............................         757,696       --
MINORITY INTEREST.............................................        (180,100)      --
INCOME TAXES..................................................        (394,556)      --
                                                                --------------  -------------
NET LOSS......................................................  $  (38,239,829) $  (9,401,928)
                                                                --------------  -------------
                                                                --------------  -------------
LOSS PER SHARE OF CLASS B COMMON STOCK........................  $       (11.24) $       (3.65)
WEIGHTED AVERAGE NUMBER OF SHARES OF CLASS B COMMON STOCK
  OUTSTANDING.................................................       3,401,464      2,575,855

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                     CLASS B
                                ------------------
                                                                           COMMON STOCK
                                   COMMON STOCK      PREFERRED STOCK         WARRANTS         DEFERRED
                                ------------------  ------------------  -------------------   FINANCING
                                 SHARES    AMOUNT    SHARES    AMOUNT   SHARES     AMOUNT       COSTS
                                ---------  -------  ---------  -------  -------  ----------  -----------
BALANCE, JANUARY 1, 1995......     --      $ --        --      $ --       --     $   --      $   --

Issuance of Preferred Stock...     --        --     9,243,866  92,439     --         --          --
Issuance of Common Stock......  2,927,564  29,275      --        --       --         --          --
Net loss......................     --        --        --        --       --         --          --
                                ---------  -------  ---------  -------  -------  ----------  -----------

BALANCE, DECEMBER 31, 1995....  2,927,564  29,275   9,243,866  92,439     --         --          --
Issuance of warrants in
  connection with Notes
  Offering....................     --        --        --        --     300,000   4,000,000      --
Issuance of warrants in
  connection with shareholder
  standby facility and
  revolving credit facility...     --        --        --        --     210,000   1,543,500   (1,543,500)

Issuance of Common Stock......  1,880,147  18,802      --        --       --         --          --
Foreign Currency Translation
  Adjustment..................     --        --        --        --       --         --          --
Net loss......................     --        --        --        --       --         --          --
                                ---------  -------  ---------  -------  -------  ----------  -----------
BALANCE, DECEMBER 31, 1996....  4,807,711  $48,077  9,243,866  $92,439  510,000  $5,543,500  $(1,543,500)
                                ---------  -------  ---------  -------  -------  ----------  -----------
                                ---------  -------  ---------  -------  -------  ----------  -----------


                                                                 FOREIGN
                                                                 CURRENCY
                                  ADDITIONAL      ACCUMULATED   TRANSLATION
                                PAID-IN CAPITAL     DEFICIT     ADJUSTMENT      TOTAL
                                ---------------   ------------  ----------   ------------
BALANCE, JANUARY 1, 1995......    $  --           $   (98,020 )* $  --       $    (98,020)
Issuance of Preferred Stock...     13,261,087         --           --          13,353,526
Issuance of Common Stock......      1,821,999         --           --           1,851,274
Net loss......................       --            (9,401,928 )    --          (9,401,928)
                                ---------------   ------------  ----------   ------------
BALANCE, DECEMBER 31, 1995....     15,083,086      (9,499,948 )    --           5,704,852
Issuance of warrants in
  connection with Notes
  Offering....................       --               --           --           4,000,000
Issuance of warrants in
  connection with shareholder
  standby facility and
  revolving credit facility...       --               --           --             --
Issuance of Common Stock......     49,981,198         --           --          50,000,000
Foreign Currency Translation
  Adjustment..................       --               --         (621,926)       (621,926)
Net loss......................       --           (38,239,829 )    --         (38,239,829)
                                ---------------   ------------  ----------   ------------
BALANCE, DECEMBER 31, 1996....    $65,064,284     $(47,739,777) $(621,926)   $ 20,843,097
                                ---------------   ------------  ----------   ------------
                                ---------------   ------------  ----------   ------------

*   Deficit at January 1, 1995 consists of pre-operating expenses.

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEAR ENDED       YEAR ENDED
                                                                                      DECEMBER 31,     DECEMBER 31,
                                                                                          1996             1995
                                                                                     ---------------  --------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss...........................................................................  $   (38,239,829) $   (9,401,928)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities, net of effects of purchase of subsidiaries Accretion of interest
  receivable on restricted marketable securities...................................       (1,562,359)       --
Depreciation and amortization......................................................        6,655,192         848,658
Foreign currency transaction gain..................................................         (787,696)       --
Loss on disposal of fixed assets...................................................          367,658        --
Provision for losses on accounts receivable........................................        2,829,578         148,690
Changes in assets and liabilities:
      Increase in accounts receivable..............................................      (17,033,664)     (2,453,396)
      (Increase) decrease in deposits and other current assets.....................       (3,249,197)        366,210
      (Increase) decrease in prepaid expenses and other current assets.............         (925,424)        296,867
      Increase in accounts payable and accrued expenses............................       44,243,136       3,510,899
      Increase in deferred revenue and other current liabilities...................        4,279,292       1,501,400
      (Decrease) increase in other liabilities.....................................       (7,051,860)      8,736,770
                                                                                     ---------------  --------------
      Net cash provided by (used in) operating activities..........................      (10,475,173)      3,554,170
                                                                                     ---------------  --------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Acquisition of subsidiaries........................................................      (38,552,408)    (15,413,080)
Purchase of marketable securities..................................................      (82,529,263)       --
Proceeds from marketable securities................................................       14,700,903        --
Purchase of restricted marketable securities.......................................     (102,807,652)       --
Purchase of property and equipment.................................................      (15,983,227)     (1,123,539)
Proceeds from sale of equipment....................................................          171,367        --
                                                                                     ---------------  --------------
      Net cash used in investing activities........................................     (225,000,280)    (16,536,619)
                                                                                     ---------------  --------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from issuance of common and preferred stock and Warrants..................       50,000,000      15,204,800
Proceeds from notes payable........................................................        --              3,000,000
Payment of notes payable...........................................................       (3,000,000)       --
Proceeds from issuance of 12 % Senior Notes and Warrants...........................      300,000,000        --
Payments of offering costs.........................................................      (10,988,423)       --
Proceeds from long-term debt--net..................................................       44,000,000        --
Payments of long-term debt.........................................................      (44,598,280)       --
Principal payments under capital lease obligations.................................         (382,181)        (61,799)
                                                                                     ---------------  --------------
      Net cash provided by financing activities....................................      335,031,116      18,143,001
                                                                                     ---------------  --------------
INCREASE IN CASH AND CASH EQUIVALENTS..............................................       99,555,663       5,160,552
EFFECTS OF FOREIGN CURRENCY EXCHANGE RATES ON CASH.................................         (651,146)       --
CASH AND CASH EQUIVALENTS AT JANUARY 1.............................................        5,163,087           2,535
                                                                                     ---------------  --------------
CASH AND CASH EQUIVALENTS AT DECEMBER 31...........................................  $   104,067,604  $    5,163,087
                                                                                     ---------------  --------------
                                                                                     ---------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for:
Interest...........................................................................  $     1,639,351  $       30,606
                                                                                     ---------------  --------------
                                                                                     ---------------  --------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES -
Assets acquired under capital lease obligations....................................  $     7,897,041  $    4,950,333
                                                                                     ---------------  --------------
                                                                                     ---------------  --------------
Issuance of notes to acquire stock.................................................  $     9,328,166  $     --
                                                                                     ---------------  --------------
                                                                                     ---------------  --------------
Issuance of Warrants for shareholder standby facility..............................  $     1,543,500  $     --
                                                                                     ---------------  --------------
                                                                                     ---------------  --------------

                See notes to consolidated financial statements.

                                       F6

                            RSL COMMUNICATIONS, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

    RSL Communications, Ltd. ("RSL"), a Bermuda corporation, is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation, which is the successor in interest to RSL Communications, Inc., a Delaware corporation. RSL, together with its direct and indirect subsidiaries are referred to herein as the "Company." The Company is a multinational telecommunications company which provides an array of international and domestic telephone services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in strategic markets. The Company currently has operations and provides services in the United States, the United Kingdom, France, Germany, the Netherlands, Sweden and Finland. In 1995, approximately 52% of the world's international long distance telecommunications minutes originated in these markets.

2. ACQUISITIONS

    On March 10, 1995, the Company entered into a stock purchase agreement (the "Agreement") with International Telecommunications Group, Ltd. ("ITG") and RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ("RSL USA"), pursuant to which the Company initially purchased from ITG 66,667 shares of ITG's Series A convertible preferred stock (which represented 25% of ITG's then outstanding stock, including common and preferred shares) for $3,000,000, subject to increase, to a maximum of $4,750,000. Such increase was predicated upon the attainment of certain financial targets and ratios. Based on the terms of the Agreement, the adjusted purchase price of the shares totaled $4,750,000. The Company subsequently purchased additional shares of ITG's common stock at various times during 1995 and 1996 for a total purchase price of cash and secured notes aggregating $12,870,000 and $26,725,000 at December 31, 1995 and 1996, respectively and the assumption of net liabilities resulting in recorded goodwill of $26,780,000. At December 31, 1996, the Company's investment in ITG was $54,204,000, which represented in excess of 87% of the outstanding shares of ITG.

    Effective September 1, 1995, ITG's subsidiary RSL USA, purchased 51% of the capital stock of Cyberlink, Inc. ("Cyberlink"). During the period August 1996 through December 1996, RSL USA purchased 1,023,807 shares of the capital stock of Cyberlink for approximately $7,200,000. In addition, through March 1997, the Company acquired the remaining outstanding shares.

    The total purchase price consisted of approximately $11,509,000, and assumption of net liabilities of $21,131,000. In connection with the purchase of Cyberlink, the Company recorded approximately $32,640,000 of goodwill.

    In November 1995, the Company, through its wholly-owned subsidiary RSL COM Europe, Ltd. ("RSL COM Europe") completed the acquisition of 51% of Cyberlink Communications Europe Ltd. ("Cyberlink Europe"). Cyberlink Europe is a holding company which owned 100% of the shares of RSL COM Sweden AB, Cyberlink International Telesystems Germany GmbH and RSL COM Finland OY. During the period August 1996 through March 1997, RSL COM Europe purchased the remaining 49% of the Cyberlink Europe shares for approximately $2,062,000. The total cash paid was approximately $3,805,000 at December 31, 1996. The Company recorded approximately $2,457,000 of goodwill in connection with this purchase.

    In May 1996, the Company acquired the net assets, principally telecommunications equipment and facilities, constituting the international long distance voice businesses of Sprint in France and Germany through its wholly owned subsidiaries RSL COM France S.A., a French corporation ("RSL France"), and RSL COM Deutschland GmbH, a German limited liability company ("RSL Germany").

                            RSL COMMUNICATIONS, LTD.

2. ACQUISITIONS (CONTINUED)
    Pursuant to the applicable asset purchase agreements, the Company can not disclose the purchase price of the net assets. In connection with this transaction, the Company recorded approximately $7,905,000 of goodwill.

    In October 1996, the Company acquired 38,710 shares of Belnet Nederland B.V. ("Belnet/RSL"), representing 75% of the outstanding stock for $10,000,000. In connection with the purchase of Belnet/ RSL, the Company recorded approximately $8,000,000 of goodwill.

    In August 1996, the Company acquired the assets and assumed certain limited liabilities of Incom (UK) Limited ("Incom"), a United Kingdom reseller, for $500,000 plus 3,954 non-voting shares of ITG (the "Purchased Shares"). In addition, 3,333 voting shares of ITG currently held by Incom were exchanged for an equal number of non-voting shares. The Company has also entered into a consulting agreement with an affiliate of Incom calling for payments of $10,000 per month for seven years and has paid such affiliate $280,000 for its agreement not to compete for a period of 7 years and has agreed to make a $660,000, seven-year loan to such affiliate, bearing interest at a rate of 7% per annum. In connection with this acquisition, the Company recorded approximately $3,840,000 of goodwill. The Company will fully evaluate the acquired assets prior to August 1997. The Company does not expect any material changes to its recorded asset values as a result of such evaluation.

    The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired, primarily fixed assets and accounts receivable, and liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is amortized over fifteen years.

    The December 31, 1995 consolidated statements of operations, shareholders' equity and cash flows include the results of ITG, Cyberlink and Cyberlink Europe from their dates of acquisition, respectively, through December 31, 1995. The December 31, 1996 consolidated statements of operations, shareholders equity and cash flows also include the results of RSL COM France and RSL COM Germany as of May 1996 (date of commencement of operations), Incom as of August 1996, and Belnet/RSL from October 1996 (date of acquisition) through December 31, 1996.

    The following presents the unaudited pro forma consolidated statement of operations of the Company for the years ended December 31, 1996 and 1995 as though the acquisitions of ITG, Cyberlink, Cyberlink Europe, RSL COM France, RSL COM Germany and Belnet/RSL had occurred on January 1, 1995. The acquisition of Incom is excluded as it is not significant. The consolidated statement does not necessarily represent what the Company's results of operations would have been had such acquisitions actually occurred on such date.

                                                            YEAR ENDED         YEAR ENDED
                                                         DECEMBER 31, 1996  DECEMBER 31, 1995
                                                         -----------------  -----------------
                                                                     (UNAUDITED)
Revenues...............................................   $   124,235,934    $    72,777,643
                                                         -----------------  -----------------
                                                         -----------------  -----------------
Net loss...............................................   $   (41,277,456)   $   (38,008,282)
                                                         -----------------  -----------------
                                                         -----------------  -----------------
Net loss per share.....................................   $        (12.14)   $        (14.76)

                            RSL COMMUNICATIONS, LTD.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION--The consolidated financial statements include the accounts of RSL Communications, Ltd. and its majority-owned subsidiaries: its 87% owned subsidiary ITG and its 94% owned subsidiary, Cyberlink, Inc. and RSL COM Europe and its 91% owned subsidiary Cyberlink Communications Europe Ltd. and Belnet/RSL a 75% owned subsidiary of RSL COM Europe. The Company has included 100% of its subsidiaries' operating losses since the minority interests' investments have been reduced to zero. Minority interest represents another entity's ownership interest in Belnet/RSL at December 31, 1996. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' years end December 31.

    MANAGEMENT ASSUMPTIONS--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for other claims. Actual results could differ from these estimates.

    FOREIGN CURRENCY TRANSLATION--Assets and liabilities of foreign entities have been translated into United States dollars using the exchange rates in effect at the balance sheet dates. Results of operations of foreign entities are translated using the average exchange rates prevailing throughout the period. Local currencies are considered the functional currencies of the Company's foreign operating entities. The Company utilizes a net settlement process with its correspondents comprised of special drawing rights ("SDRs"). SDRs are the established method of settlements among international telecommunications carriers. The SDRs are valued based upon the values of a basket of foreign currencies. Translation effects are accumulated as part of the cumulative foreign currency translation adjustment in equity which at December 31, 1995 were not significant. Gains and losses from foreign currency transactions are included in the consolidated statements of operations for each respective period.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE--Accounts receivable are stated net of the allowance for doubtful accounts of $3,900,000 and $1,600,000 at December 31, 1996 and 1995, respectively. The Company recorded bad debt expense of $2,829,578 and $148,690 for the years ended December 31, 1996 and 1995, respectively.

    ACCRUED EXPENSES--Accrued expenses for the years ended December 31, 1996 and 1995 consist primarily of accrued interest. Accrued interest for the years ended December 31, 1996 and 1995 were $9,447,000 and $92,000, respectively.

    MARKETABLE SECURITIES--Marketable securities consist principally of US. Treasury bills, commercial paper and corporate notes with a maturity date greater than three months when purchased. Available for sale securities are stated at market and the held to maturity securities are stated at amortized costs. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. Marketable securities are defined as either available for sale or held to maturity securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", depending on the security.

    PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the

                            RSL COMMUNICATIONS, LTD.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred.

    GOODWILL--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

    DEFERRED FINANCING COSTS--The deferral financing costs incurred in connection with the Senior Notes are being amortized on a straight line basis over ten years.

    DEPOSITS--Deposits consist principally of amounts paid to the Company's carrier vendors.

    REVENUE RECOGNITION AND DEFERRED REVENUE--The Company records revenue based on minutes (or fractions thereof) of customer usage.

    The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided.

    COSTS OF SERVICES--Costs of services is comprised primarily of transmission costs.

    SELLING EXPENSES--Selling costs such as commissions, marketing costs, and other customer acquisition costs are treated as period costs. Such costs are recorded in selling, general and administrative costs in the Company's statement of operations.

    INCOME TAXES--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. The Company's foreign subsidiaries file separate income tax returns in the jurisdiction of their operations. The Company's United States subsidiaries file stand-alone United States income tax returns.

    LOSS PER COMMON SHARE--Loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding common stock options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive.

    NEW ACCOUNTING STANDARDS--During 1995, the Company adopted SFAS No. 121, Impairment of Long-Lived Assets. There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

                            RSL COMMUNICATIONS, LTD.

4. CONCENTRATION OF CREDIT RISK

    The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable, cash and cash equivalents, and marketable securities. The Company's US subsidiaries sell a significant portion of their services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected.

    The Company now performs ongoing credit evaluations of its customers' financial condition and requires collateral in the form of deposits in certain circumstances.

    The Company maintains its cash with high quality credit institutions, and its cash equivalents and marketable securities are in high quality securities.

5. MARKETABLE SECURITIES

    A summary of the Company's available for sale marketable securities at December 31, 1996 is as follows:

                                                                AMORTIZED COST  MARKET VALUE
                                                                --------------  -------------
Corporate notes...............................................   $ 40,728,408   $  40,677,564
Medium term notes.............................................     10,950,557      10,938,389
Commercial paper..............................................     10,260,965      10,256,634
Federal agency notes..........................................      5,888,430       5,884,481
                                                                --------------  -------------
                                                                 $ 67,828,360   $  67,757,068
                                                                --------------  -------------
                                                                --------------  -------------

    The Company has recorded its available for sale marketable securities at amortized cost as the difference between amortized cost and market value is immaterial to the consolidated financial statements.

    The carrying value of the available for sale marketable securities by maturity date as of December 31, 1996 is as follows:

Matures in one year............................................  $57,548,581
Matures after one year through three years.....................  10,279,779
                                                                 ----------
Total..........................................................  $67,828,360
                                                                 ----------
                                                                 ----------

    Proceeds from the sale of available for sale marketable securities during 1996 were $14,700,903. Gross gains of $56,302 were realized on these sales in 1996.

    Securities classified as held to maturity, which are comprised of Federal agency notes, are stated at amortized cost. Such securities are restricted in order to make the first six scheduled interest payments on the 12 % Senior Notes. The held to maturity securities at December 31,1996 are as follows:

                                                               AMORTIZED COST   MARKET VALUE
                                                               --------------  --------------
Matures in one year..........................................  $   39,692,258  $   39,738,512
Matures after one year through three years...................      64,677,753      65,001,563
                                                               --------------  --------------
Total........................................................  $  104,370,011  $  104,740,075
                                                               --------------  --------------
                                                               --------------  --------------

                            RSL COMMUNICATIONS, LTD.

6. INCOME TAXES

    The Company has incurred losses since inception for both book and tax purposes. The Company's Netherlands subsidiary recorded approximately $395,000 in income tax expense. For the years ended December 31, 1996 and 1995, the Company had net operating loss carryforwards generated primarily in the United States of approximately $47,000,000. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2012 if not utilized.

    In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as of December 31, 1996 and 1995 is as follows:

                                                                       1996           1995
                                                                   -------------  ------------
Deferred tax assets..............................................  $  18,800,000  $  6,900,000
Less valuation allowance.........................................    (18,800,000)   (6,900,000)
                                                                   -------------  ------------
Net deferred tax assets..........................................  $    --        $    --
                                                                   -------------  ------------
                                                                   -------------  ------------

    The Company's net operating losses and legal reserves generated the deferred tax assets. At December 31, 1996 and 1995, a valuation allowance of $18,800,000 and $6,900,000, respectively, is provided as the realization of the deferred tax benefits are not likely.

7. NOTES PAYABLE AND LONG-TERM DEBT

    On October 3, 1996, RSL Communications PLC ("RSL PLC"), a wholly owned subsidiary of RSL, issued (the "Private Offering") 300,000 Units, each consisting of an aggregate of one $1,000 Senior Note (collectively, the "Notes") due 2006 bearing interest at the rate of 12 1/4% and one warrant to purchase
1.815 Class A common shares which expire in ten years (collectively, the "Warrants"). The exercise price of such Warrants is $.01.

    The value ascribed to the Warrants was $4,000,000. The unamortized discount of $4,000,000 is recorded as a reduction against the face value of the Notes, and is amortized over the life of the Notes.

    The Notes, which are guaranteed by RSL, are redeemable, at RSL PLC's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003.

    The indenture pursuant to which the Notes were issued contains certain restrictive covenants which impose limitations on RSL and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets.

    At December 31, 1996, the Company is in compliance with the above restrictive covenants.

    The Company is obligated to register the Notes with the Securities and Exchange Commission on or prior to June 1, 1997. If the Notes are not registered on or prior to June 1, 1997, the interest rate on the Notes will increase to 12 3/4%.

    In connection with the issuance of the Notes, the Company is required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the Notes. Such restricted marketable securities amounted to $104,370,011 at December 31, 1996.

                            RSL COMMUNICATIONS, LTD.

7. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    At December 31, 1996, the Company had a $35,000,000 shareholder standby facility with the Company's Chairman and a $15,000,000 revolving credit facility with a bank (the "Revolving Credit Facility"), guaranteed by the Company's Chairman, all of which was available.

    The shareholder standby facility bears interest at the rate of 11% per annum. In connection with this facility and the Company's Chairman's personal guarantee of the Revolving Credit Facility, the Company's Chairman received warrants, which vest over one year, to purchase 210,000 Class B common shares of the Company (the "Class B Common Stock"). The Company recorded $1,543,500 as the value of the warrants at the time of their issuance. At December 31, 1996, the deferred financing costs recorded will be amortized, over the vesting period, through October 3, 1997. The revolving credit facility bears interest at the rate of LIBOR plus 1%.

    The warrants become exercisable on October 3, 1997 at an exercise price of $.01 per share and expire in October 2006.

    In connection with the September 1996 purchase of additional shares of ITG's common stock, the Company issued secured notes totaling approximately $9,328,000. Such notes and interest are secured by the common stock acquired, and are payable in quarterly annual installments, and bear interest at the rate of 6%.

    During August 1996, the Company obtained a $50,000,000 revolving credit facility with a bank, guaranteed by the Company's Chairman, and utilized this facility to repay the bank for all amounts due under the previously outstanding revolving loan facility provided by the bank and guaranteed by the Company's Chairman, which was $44,000,000 at the time of repayment. Immediately prior to the Private Offering, the Company repaid $35,000,000 of the $44,000,000 borrowed under the Revolving Credit Facility with the proceeds of the Subordinated Shareholder Loan (see Note 11) and reduced the outstanding commitment under the Revolving Credit Facility to $15,000,000.

    At December 31, 1996 RSL USA has a series of current notes payable to different vendors in the amount of $213,086, which bear interest at the rates from 8% to 14.5%. At December 31, 1995, such amount was $698,652, of which $564,529 was current.

    Cyberlink has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8.25% at December 31, 1996). A second credit line provides for up to $2,000,000 in capital expenditure financing. Interest on this line is payable at 2 1/2% over the prime rate of interest. The total amounts outstanding at December 31, 1996 from the above credit lines were $679,784 and $605,600, respectively, and $1,566,000 and $470,000, at December 31, 1995, respectively. The credit lines terminate on August 31, 1998. Borrowings under both of these credit lines are collateralized by a security interest in substantially all of Cyberlink's assets.

    Cyberlink has a long-term note payable to a vendor in the amount of $1,743,000 which bears interest at the rate of 10%, commencing January 1, 1997.

    One of the Company's primary equipment vendors has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in vendor financing commitments to fund the purchase of additional capital equipment. At December 31, 1996, approximately $39.0 million was available. Borrowings under this agreement are recorded as capital lease obligations.

                            RSL COMMUNICATIONS, LTD.

7. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    Long-term debt matures as follows:

1997..........................................................  $ 6,537,853
1998..........................................................    3,099,349
1999..........................................................    2,932,774
2000..........................................................      --
2001..........................................................      --
2002 and thereafter...........................................  300,000,000
                                                                -----------

Total.........................................................  312,569,976
Less current maturities.......................................   (6,537,853)
                                                                -----------
Long Term Debt and 12 1/4% Senior Notes.......................  $306,032,123
                                                                -----------
                                                                -----------

    RSL's notes payable had fair values that approximated their carrying amounts.

    Interest expense on the above notes was approximately $10,456,869 and $461,000 for the years ended December 31, 1996 and 1995, respectively.

8. GOODWILL AND OTHER INTANGIBLE ASSETS

    Intangible assets at December 31, 1996 and 1995 consist of the following:

                                                                     1996           1995
                                                                 -------------  -------------
Goodwill.......................................................  $  79,731,497  $  29,425,093
Deferred financing costs.......................................     10,988,423       --
Organization costs and others..................................        625,820        521,086
                                                                 -------------  -------------
                                                                    91,345,740     29,946,179
Less accumulated amortization..................................     (3,740,628)      (548,411)
                                                                 -------------  -------------
Intangible assets-net..........................................  $  87,605,112  $  29,397,768
                                                                 -------------  -------------
                                                                 -------------  -------------

    Amortization expense for the years ended December 31, 1996 and 1995 was $3,192,217 and $548,411, respectively.

9. SHAREHOLDERS' EQUITY

    COMMON STOCK

    During 1996, the Company issued 1,880,147 shares of Class B Common Stock for cash aggregating $50,000,000. During 1995, 2,927,564 shares were issued for $1,851,274. The Company is authorized to issue 20,000,000 shares in aggregate of its common stock.

    PREFERRED STOCK

    During 1995, the Company issued 9,243,866 shares of its preferred stock to the holders of its Class B common stock for cash of $13,353,526. The preferred stock ranks senior to the Company's common stock as to dividends and a liquidation preference of $1,000 per share. Each share is convertible at the holder's option into one share of Class B Common Stock. All preferred shares will be automatically converted into

                            RSL COMMUNICATIONS, LTD.

9. SHAREHOLDERS' EQUITY (CONTINUED)
the Company's Class B Common Stock in the event of the consummation of a public offering that yields proceeds in excess of $25,000,000. Dividends, at the rate of 8%, are cumulative. Upon conversion of the shares of the preferred stock, the cumulative dividends are not payable and are to be deemed cancelled and waived. The cumulative amount of such dividends is approximately $16,000.

10. CAPITAL LEASE OBLIGATIONS

    Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1996 are as follows:

1997...........................................................  $1,237,477
1998...........................................................   2,852,380
1999...........................................................   4,355,684
2000...........................................................   3,691,498
2001...........................................................   2,626,885
2002 and thereafter............................................   3,769,417
                                                                 ----------

Total minimum lease obligations................................  18,533,341
Less interest..................................................  (5,704,476)
                                                                 ----------

Present value of future minimum lease obligations..............  12,828,865
Less current portion, included in other current liabilities....    (436,166)
                                                                 ----------

Long-term lease obligations at December 31, 1996...............  $12,392,699
                                                                 ----------
                                                                 ----------

    The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9% to 11% per annum.

    Assets held under capital leases aggregated $13,224,507 and $5,325,771 at December 31, 1996 and 1995, respectively. The related accumulated depreciation was $824,933 and $82,077, respectively.

11. RELATED PARTY TRANSACTIONS

    In September 1996, the Company borrowed $35,000,000 from Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, bearing interest at the rate of 11% per annum (the "Subordinated Shareholder Loan"). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).

    The Company used the proceeds of the Subordinated Shareholder Loan to repay $35,000,000 of the amounts outstanding under the Revolving Credit Facility available in August 1996 (see Note 7) and reduced the outstanding commitment amount under the Revolving Credit Facility to $15,000,000. The Revolving Credit Facility is personally guaranteed by the Company's Chairman.

    Prior to the closing of the Private Offering, Ronald S. Lauder, the Company's Chairman, Leonard A. Lauder, a director of the Company and Ronald S. Lauder's brother, and Lauder Gaspar Venture LLC ("LGV"), an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly owned company) of which is Andrew Gaspar, a director of the Company, purchased an aggregate of 1,880,147 shares of Class B Common Stock (approximately 11.6% of the outstanding common shares of the Company on a fully diluted basis) for

                            RSL COMMUNICATIONS, LTD.

11. RELATED PARTY TRANSACTIONS (CONTINUED)
$50,000,000 (the "Shareholder Equity Investment"). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares.

    In addition, Ronald S. Lauder will, upon the request of the Company, provide (or arrange for a bank to provide) the Company with the Shareholder Standby Facility (see Note 7). If this facility is provided by a bank, Mr. Lauder will personally guarantee the Company's obligations under the facility up to $35,000,000. Under the terms of the indenture which governs the Notes, the Company may borrow, repay, and reborrow any amounts under the Shareholder Standby Facility at any time or from time to time. However, the lender will be obligated to make loans thereunder at the request of the Company up to $35,000,000, without conditions and regardless of any default thereunder, until such time as the Company has received $35,000,000 of net cash proceeds from the issuance of common shares of the Company (the "Common Stock"). The Shareholder Standby Facility will expire on the earlier of December 15, 2006 or the receipt of $35,000,000 of net cash proceeds from the issuance of Common Stock and will provide that interest may not be paid in cash until December 15, 2001.

    Nesim N. Bildirici, a director and the Vice President of Mergers and Acquisitions of the Company, is an employee of both the Company and R.S. Lauder, Gaspar & Co., L.P. ("RSLAG"), a venture capital company owned and controlled by Ronald S. Lauder and Andrew Gaspar. Mr. Bildirici's salary is paid by RSLAG and the Company reimburses RSLAG each year for the services Mr. Bildirici provides to the Company. In 1996, the Company reimbursed RSLAG approximately $130,000 for Mr. Bildirici's services. Mr. Bildirici currently dedicates substantially all of his business time to the business of the Company and is expected to continue to do so for the foreseeable future.

    RSL Management Corporation (RSL Management"), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, leases an aggregate of 2,670 square feet of office space to the Company at an annual rent of $180,000 per annum. In addition, RSL Management provides payroll and benefit services to the Company for an annual fee of $6,000.

    The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through May 2000 unless terminated earlier by the executive or the Company, and provide for annual salaries and bonuses based on the performance of the Company. Salary expense for these officers was approximately $1,419,000 and $646,250 for the years ended December 31, 1996 and 1995, respectively. The aggregate commitment for annual future salaries at December 31, 1996, excluding bonuses, is approximately $1,727,500, $1,051,000, $447,875 and $66,667 for 1997, 1998, 1999 and 2000, respectively.

12. DEFINED CONTRIBUTION PLAN

    In 1996, the Company instituted a defined contribution plan which provides retirement benefits for most of its domestic employees. The Company's contributions to the defined contribution which are based on a percentage of the employee's annual compensation subject to certain limitations, were not significant for 1996.

13. STOCK INCENTIVE PLAN

    In April 1995, the Company established an Incentive Stock Option Plan (the "Plan") to reward employees, nonemployee consultants and directors for service to the Company and to provide incentives

                            RSL COMMUNICATIONS, LTD.

13. STOCK INCENTIVE PLAN (CONTINUED)
for future service and enhancement of shareholder value. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee consists of three members of the Board of Directors. The Plan provides for awards of up to 1,000,000 shares of Class B common stock of the Company.

    The options granted in 1995 vest over a period of three years commencing on the first anniversary of the date of grant such that the option holder may not acquire more than 2% of the outstanding capital stock as of the date upon which the related employment agreement expires. The options granted in 1996 vest in one-third increments on each of the first, second and third anniversaries of the grant date.

                                                                       NUMBER OF     EXERCISE     WEIGHTED AVERAGE
                                                                        OPTIONS        PRICE       EXERCISE PRICE
                                                                      -----------  -------------  -----------------
Outstanding at January 1, 1995
Granted.............................................................     650,000      $0.001             $0.001
Exercised...........................................................      --
Rescinded/Canceled..................................................      --            --
                                                                      -----------  -------------     ------
Outstanding at December 31, 1995....................................     650,000       0.001              0.001
Granted.............................................................     129,600     3.50-5.50            3.79
Exercised...........................................................      --
Rescinded/Canceled..................................................      --
                                                                      -----------
Outstanding at December 31, 1996....................................     779,600    $0.001-5.50          $0.63
                                                                      -----------  -------------     ------
                                                                      -----------  -------------     ------

                                                                                                       WEIGHTED
                                                                                                        AVERAGE
                                                                                      RESERVED FOR     EXERCISE
                                                                        EXERCISABLE   FUTURE GRANTS      PRICE
                                                                       -------------  -------------  -------------
December 31, 1996....................................................       81,142        220,400      $  0.001
December 31, 1995....................................................       --            350,000         --

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. The Company has issued its options at fair market value at the date of grant. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    SFAS Statement No. 123 "Accounting for Stock Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and if fully adopted, changes the methods for recognition of costs on plans similar to those of the Company. Adoption of the recognition provisions of SFAS No. 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 is presented below.

    Under SFAS No. 123, options granted during 1996 and 1995, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. The fair value was estimated using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as there is no market for the Company's common stock in which to monitor stock price volatility.

                            RSL COMMUNICATIONS, LTD.

13. STOCK INCENTIVE PLAN (CONTINUED)
    The following weighted average assumptions were used in calculating the fair value of the options granted in 1996 and 1995, respectively: risk-free interest rates of 5.85%; no dividends are expected to be declared; expected life of the options are between 30 and 42 months and between 39 and 51 months, respectively; and a maximum contractual life of 10 years.

    For purposes of the pro forma disclosures the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                                          1996           1995
                                                                                     --------------  -------------
Net loss
      As reported..................................................................  $  (38,239,829) $  (9,401,928)
      Pro forma....................................................................  $  (38,314,829) $  (9,404,428)
Net loss per common share:
      As reported..................................................................  $       (11.24) $       (3.65)
      Pro forma....................................................................  $       (11.26) $       (3.65)

Weighted average fair value of options granted during the year.....................  $         0.58  $      0.0004

14. COMMITMENTS AND CONTINGENCIES

    At December 31, 1996, the Company was committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows:

YEAR ENDED
DECEMBER 31,
---------------------------------------------------------------------------------------------------
1997...............................................................................................  $   2,117,442
1998...............................................................................................      1,851,834
1999...............................................................................................      1,641,577
2000...............................................................................................      1,489,268
2001...............................................................................................      1,426,569
2002 and thereafter................................................................................      3,302,871
                                                                                                     -------------

                                                                                                     $  11,829,561
                                                                                                     -------------
                                                                                                     -------------

    Rent expense for the years ended December 31, 1996 and 1995 was $2,275,721 and $209,806, respectively.

    The Company is committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows:

YEAR ENDED
DECEMBER 31,
---------------------------------------------------------------------------------------------------
1997...............................................................................................  $  40,500,000
1998...............................................................................................      3,000,000
                                                                                                     -------------

                                                                                                     $  43,500,000
                                                                                                     -------------
                                                                                                     -------------

                            RSL COMMUNICATIONS, LTD.

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The minimum lease payments for the year ended December 31, 1996 were $21,500,000. The Company did not remit payments for this full amount. At December 31, 1996 and 1995, the Company had accrued approximately $8,000,000 and $5,900,000, respectively, as purchase accounting adjustments representing the unfavorable portion of such lease commitments. Concurrent with the consummation of the purchase of the capital stock of Cyberlink, the Company obtained transmission capacity. At December 31, 1995, the Company recorded what management believed to be its best estimate of the unfavorable portion related to the operating leases. Prior to December 31, 1996, the Company recorded what management believed to be its best estimate of the unfavorable portion related to the operating leases and the liabilities incurred in connection with the early termination or reconfiguration of the existing operating leases. Such purchase accounting accruals have been recorded under the captions "Goodwill" and "Other Liabilities--Noncurrent" in the accompanying consolidated balance sheets. When the Company ultimately terminates, settles or reconfigures its operating leases, the Company will recognize the difference between the approximately $8,000,000 recorded at December 31, 1996 and the actual cost incurred to terminate, settle or reconfigure the operating leases. Such amount will be recorded in the Company's consolidated statement of operations. The amount accrued, when combined with the payments remitted during the year ended December 31, 1996, aggregated approximately $21,500,000. The Company is currently negotiating the amendment or termination of these leases.

    COMMITMENTS AND CONTINGENCIES--The Company is involved in various claims that arose in the ordinary course of its acquired businesses prior to the Company's acquisition of such businesses. The expected settlements from these matters have been accrued and are recorded as "Other Liabilities." In management's opinion, the settlement of such claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

    LETTERS OF CREDIT--The Company has outstanding letters of credit aggregating $550,000 at December 31, 1996, expiring at various dates. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit, and are classified as current assets.

15. SIGNIFICANT CUSTOMER

    For the year ended December 31, 1996 no customer accounted for more than 10% of the Company's revenues. For the year ended December 31, 1995, one customer accounted for 26% of the Company's revenues.

                            RSL COMMUNICATIONS, LTD.

16. REVENUES BY GEOGRAPHIC AREA

    The following table provides certain geographic data on the Company's operations for the year ended December 31, 1996 and 1995.

                                                                                     OPERATING      IDENTIFIABLE
                                                                      REVENUE      INCOME (LOSS)       ASSETS
                                                                   --------------  --------------  --------------
1996
  US.............................................................  $   85,842,924  $  (12,146,118) $   54,509,115
  Germany........................................................       8,844,479      (2,249,834)      9,776,032
  France.........................................................       7,345,625        (886,119)     10,423,464
  UK.............................................................       6,260,032      (7,966,674)     18,994,422
  Netherlands....................................................       3,471,165       1,087,142       8,605,557
  Corporate and other............................................       1,493,115      (8,300,796)    325,660,443
                                                                   --------------  --------------  --------------
                                                                   $  113,257,340  $  (30,462,399) $  427,969,033
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

1995
  US.............................................................  $   18,460,486  $   (6,969,473) $   37,759,621
  Germany........................................................        --              --              --
  France.........................................................        --              --              --
  UK.............................................................        --              --              --
  Netherlands....................................................        --              --              --
  Corporate and other............................................         156,198      (2,411,539)     15,312,558
                                                                   --------------  --------------  --------------
                                                                   $   18,616,684  $   (9,381,012) $   53,072,179
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

    Intersegment and intergeographic revenue are not significant to the revenue of any business segment or geographic location. There is no export revenue from the United States. Corporate and other assets consist principally of cash and cash equivalents, and goodwill.

                            RSL COMMUNICATIONS, LTD.

17. SUMMARIZED FINANCIAL INFORMATION

    The following presents summarized financial information of RSL Communications PLC* ("RSL PLC") as of December 31, 1996. RSL PLC is a 100% wholly owned subsidiary of the Company. RSL PLC had no independent operations other than serving solely as a foreign holding company for the Company's U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by the Company. The Company's financial statements are, except for the Company's capitalization, corporate overhead expenses and available credit facilities, identical to the financial statements of RSL PLC.

                                         DECEMBER 31,
                                             1996
                                        --------------
Current Assets........................  $  201,734,395
Non-current Assets....................  $  225,131,081
Current Liabilities...................  $   74,949,341
Non-current Liabilities...............  $  394,555,559

                                          YEAR ENDED
                                         DECEMBER 31,
                                             1996
                                        --------------
Net Revenue...........................  $  113,257,340
Gross Profit..........................  $   14,795,934
Net Loss                                $  (34,309,127)

------------------------

*   Company incorporated in 1996

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
International Telecommunications Group Ltd. And Subsidiaries

    We have audited the consolidated statements of operations and accumulated deficit and of cash flows of International Telecommunications Group Ltd. and subsidiaries for the nine months ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements of International
Telecommunications Group Ltd. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York
March 14, 1997

          INTERNATIONAL TELECOMMUNICATIONS GROUP LTD. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

REVENUES.......................................................................  $26,351,634
COST OF SERVICES...............................................................   24,614,337
                                                                                 -----------
      Gross Profit.............................................................    1,737,297
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...................................    6,299,188
                                                                                 -----------
LOSS FROM OPERATIONS...........................................................   (4,561,891)
INTEREST INCOME................................................................       56,148
INTEREST EXPENSE...............................................................     (345,212)
                                                                                 -----------
NET LOSS.......................................................................   (4,850,955)
ACCUMULATED DEFICIT, JANUARY 1, 1995...........................................   (5,153,000)
                                                                                 -----------
ACCUMULATED DEFICIT, SEPTEMBER 30, 1995........................................  $(10,003,955)
                                                                                 -----------
                                                                                 -----------

                See notes to consolidated financial statements.

          INTERNATIONAL TELECOMMUNICATIONS GROUP LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................................................  $(4,850,955)
  Adjustments to reconcile net loss to net cash provided by operating activities, net of effects of purchase of subsidiaries:
    Depreciation and amortization...............................................     379,782
    Provision for losses on accounts receivable.................................   2,881,440
    Changes in operating assets and liabilities:
      Increase in accounts receivables..........................................  (9,204,455)
      Decrease in accounts receivables--affiliates..............................     111,434
      Increase in prepaid expenses and other current assets.....................    (325,013)
      Increase in deposits and other assets.....................................    (398,003)
      Increase in accounts payable and accrued expenses.........................  11,849,193
      Increase in other current liabilities.....................................     601,084
      Increase in other liabilities.............................................   1,355,703
      Decrease in due to affiliates.............................................    (534,941)
                                                                                  ----------
      Net cash provided by operating activities.................................   1,865,269
                                                                                  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of subsidiary, net of cash acquired...............................  (1,500,000)
  Purchase of marketable debt securities........................................  (2,200,000)
  Purchase of property and equipment............................................    (446,517)
                                                                                  ----------
      Net cash used in investing activities.....................................  (4,146,517)
                                                                                  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of short-term note payable..........................................  (1,000,000)
  Proceeds from issuance of common stock........................................   5,749,300
  Proceeds from issuance of preferred stock.....................................   3,000,000
  Principal payments under capital lease obligations............................    (100,166)
  Repayment of long-term debt...................................................    (241,080)
                                                                                  ----------
      Net cash provided by financing activities.................................   7,408,054
                                                                                  ----------
INCREASE IN CASH................................................................   5,126,806
CASH AT JANUARY 1, 1995.........................................................     451,865
                                                                                  ----------
CASH AT SEPTEMBER 30, 1995......................................................  $5,578,671
                                                                                  ----------
                                                                                  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Cash paid for:
    Interest....................................................................  $  185,996
                                                                                  ----------
                                                                                  ----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES-
  Assets acquired under capital lease obligation................................  $  443,710
                                                                                  ----------
                                                                                  ----------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

1. BUSINESS DESCRIPTION

    International Telecommunications Group Ltd. and its subsidiaries ("ITG") operate a domestic and international communications network which provides international and domestic long distance telephone services for businesses and individuals in the United States and abroad.

2. ACQUISITION

    Effective September 1, 1995, ITG's subsidiary International
Telecommunications Corporation ("RSL USA") (collectively, "ITG") consummated a stock purchase agreement with Cyberlink, Inc. ("Cyberlink") and Cyberlink's principal stockholder.

    The agreement provided for the purchase of 51% of the capital stock of Cyberlink. The purchase price consisted of $1,500,000 paid to Cyberlink and assumption of net liabilities of $14,131,000. In connection with the purchase of Cyberlink, the Company recorded approximately $15,631,000 of goodwill as of September 30, 1995.

    In connection with the acquisition of Cyberlink, the 49% minority stockholders of Cyberlink may sell their shares to RSL USA at fair market value if RSL USA consummates an initial public offering of its securities. RSL USA can call the 49% minority stockholders shares at any time after December 31, 1996 for a price equal to 49% of the sum of eight times Cyberlink's average monthly revenues of the last quarter prior to exercise date plus cash minus long-term liabilities.

    The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which will be amortized over fifteen years.

    The accompanying consolidated statements of operations and accumulated deficit and cash flows include the results of Cyberlink from its date of acquisition through September 30, 1995.

    The following presents the unaudited pro forma consolidated statement of operations of the Company for the nine months ended September 30, 1995, assuming the Company had purchased Cyberlink at January 1, 1995. The consolidated statement does not necessarily represent what the Company's results of operations would have been had such acquisition actually occurred on such date, or of results to be achieved in the future:

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

2. ACQUISITION (CONTINUED)

                                                                           PRO FORMA FOR THE
                                                                                 NINE
                                                                             MONTHS ENDED
                                                                          SEPTEMBER 30, 1995
                                                                         ---------------------
                                                                              (UNAUDITED)
Revenue................................................................     $    40,504,172
Cost of services.......................................................          37,087,243
                                                                         ---------------------
Gross Profit...........................................................           3,416,929
Selling, general and administrative expenses...........................          23,555,216
                                                                         ---------------------
Loss from operations...................................................         (20,138,287)
Interest income........................................................              56,148
Interest expense.......................................................            (738,496)
                                                                         ---------------------
Net loss...............................................................     $   (20,820,635)
                                                                         ---------------------
                                                                         ---------------------

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION--The consolidated financial statements include the accounts of International Telecommunications Group Ltd. and its majority-owned subsidiaries. The Company has included 100% of its subsidiaries' operating losses since the minority interests' investment has been reduced to zero. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' fiscal years end December 31.

    MANAGEMENT ASSUMPTIONS--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for litigation and other claims. Actual results could differ from these estimates.

    REVENUE RECOGNITION--The Company records revenue based on minutes (or fractions thereof) of customer usage.

    The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided. Deferred revenue is included in other current liabilities.

    GOODWILL--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

    PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Construction in progress represents costs incurred in connection with the building of a switch facility center.

    DEPOSITS--Deposits consist principally of amounts paid to the Company's providers of telephone access lines.

    INCOME TAXES--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

    NEW ACCOUNTING STANDARDS--During 1995, the Company adopted SFAS No. 121, IMPAIRMENT OF LONG-LIVED ASSETS. There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

    Amortization expense for the nine months ended September 30, 1996 was $86,838.

4. CONCENTRATION OF CREDIT RISK

    The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable. The Company sells a significant portion of its services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected. During 1995, one of the Company's customers, which represented approximately 18% of the Company's sales for the nine months ended September 30, 1995, failed to meet minimum payments schedules and, as a result, the Company terminated services to this customer. Consequently, the customer refused to pay outstanding receivable balances totaling approximately $4,653,000. At September 30, 1995, the Company had written off the entire $4,653,000. The Company has commenced legal proceedings to recover amounts owed to the Company.

    The Company now performs ongoing credit evaluations of its customer's financial condition and requires collateral in the form of deposits in certain circumstances.

5. INCOME TAXES

    No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of its operations in 1994. For the nine months ended September 30, 1995, the Company had net operating loss carryforwards generated primarily in the United States of approximately $10,000,000. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2010 if not utilized.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

5. INCOME TAXES (CONTINUED)
    In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

Deferred tax assets.............................................  $8,120,000
Less valuation allowance........................................  (8,120,000)
                                                                  ----------
Net deferred tax assets.........................................  $   --
                                                                  ----------
                                                                  ----------

    The Company's net operating losses and legal reserves generated the deferred tax assets. At September 30, 1995, a valuation allowance of $8,120,000 is provided as the realization of the deferred tax benefits are not likely.

6. NOTES PAYABLE AND LONG-TERM DEBT

    RSL USA has a series of notes payable to different vendors in the amount of $1,136,712 which bear interest at the rates from 8% to 14.5%, of which $874,066 is current.

    Cyberlink has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8.75% at September 30, 1995). A second credit line provides for up to $2,000,000 in capital expenditure financing with interest payable at 2 1/2% over the prime rate. The total amount outstanding at September 30, 1995 from the above credit lines are $1,713,296 and $0, respectively. The credit lines terminate on August 31, 1998.

    Cyberlink has a long-term note payable to a vendor in the amount of $1,000,000 which bears interest at the rate of 10%, commencing January 1, 1997.

    ITG's notes payable had fair values that approximated their carrying amounts.

    Interest expense on the above notes was approximately $190,603 for the nine months ended September 30, 1995.

7. EMPLOYMENT AGREEMENTS

    The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through May 2000 unless terminated earlier by the executive or the Company, and provides for an annual base salary. Salary expense for the officers was $253,750 for the nine months ended September 30, 1995. The aggregate commitment for annual future salaries at September 30, 1995, excluding bonuses, was approximately $453,750 for 1996, $454,500, $300,000, $200,000 and $116,667 for 1997, 1998, 1999 and 2000, respectively.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

8. COMMITMENTS AND CONTINGENCIES

    At September 30, 1995, the Company is committed to unrelated parties for the purchase of certain capital assets and the rental of office space under operating leases. Minimum annual lease payments with respect to the leases and capital commitment is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
--------------------------------------------------------------------------------
1996............................................................................  $    849,435
1997............................................................................       808,300
1998............................................................................       546,760
1999............................................................................       366,998
2000............................................................................       305,226
2001 and thereafter.............................................................       431,612
                                                                                  ------------
                                                                                  $  3,308,331
                                                                                  ------------
                                                                                  ------------

------------------------

    Rent expense for the nine months ended September 30, 1995 was $173,072.

    The Company is committed to the rental of transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
-------------------------------------------------------------------------------
1996...........................................................................  $  20,400,000
1997...........................................................................     38,000,000
1998...........................................................................      7,500,000
                                                                                 -------------
                                                                                 $  65,900,000
                                                                                 -------------
                                                                                 -------------

    The Company is currently negotiating the termination of these operating leases.

    LITIGATION AND OTHER CLAIMS--The Company is involved in various litigation and other claims that arose in the ordinary course of its acquired businesses prior to the Company's acquisition of such businesses. The expected settlements from these matters have been accrued and are recorded as "Other Liabilities." In management's opinion, the settlement of such litigation and claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

    LETTERS OF CREDIT--The Company has outstanding letters of credit aggregating approximately $76,000 at September 30, 1995, expiring at various dates between June 1, 1996 and August 8, 1996. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit and are classified as current assets.

9. SIGNIFICANT CUSTOMER

    For the nine months ended September 30, 1995, one customer accounted for 18% of the Company's revenues.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
International Telecommunications Group Ltd. And Subsidiaries

    We have audited the consolidated statements of operations and accumulated deficit and of cash flows of International Telecommunications Group Ltd. and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York
March 14, 1997

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
 AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                          YEAR ENDED DECEMBER 31, 1994

REVENUES........................................................................  $4,701,886
COST OF SERVICES................................................................   4,922,545
                                                                                  ----------
      Gross loss................................................................    (220,659)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....................................   2,635,115
                                                                                  ----------
LOSS FROM OPERATIONS............................................................  (2,855,774)
INTEREST EXPENSE-Net............................................................    (225,069)
                                                                                  ----------
NET LOSS........................................................................  (3,080,843)
ACCUMULATED DEFICIT, JANUARY 1, 1994............................................  (2,072,157)
                                                                                  ----------
ACCUMULATED DEFICIT, DECEMBER 31, 1994..........................................  $(5,153,000)
                                                                                  ----------
                                                                                  ----------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.

                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................................................  $(3,080,843)
  Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation..................................................................     239,663
  Gain on the sale of equipment.................................................      (6,781)
  Provision for losses on accounts receivable...................................      13,237
  Changes in operating assets and liabilities:
  Decrease in accounts receivables..............................................      75,785
  Increase in inventories.......................................................    (426,431)
  Decrease in prepaid expenses and other current assets.........................      41,271
  Decrease in due from affiliates...............................................     235,804
  Increase in employee loans....................................................    (209,596)
  Increase in deposits..........................................................     (71,395)
  Increase in accounts payable and accrued expenses.............................   1,183,149
  Increase in other current liabilities.........................................      19,108
                                                                                  ----------
      Net cash used in operating activities.....................................  (1,987,029)
                                                                                  ----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..................................     544,890
  Purchase of property and equipment............................................  (1,022,783)
                                                                                  ----------
      Net cash used in investing activities.....................................    (477,893)
                                                                                  ----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from long-term debt..................................................   1,454,094
  Payments of long-term debt....................................................    (686,868)
  Principal payments under capital lease obligations............................    (440,330)
  Due to affiliate..............................................................      60,913
  Proceeds from issuance of common stock........................................   1,499,700
  Proceeds from short-term note payable to RSL Communications, Inc..............   1,000,000
                                                                                  ----------
  Net cash provided by financing activities.....................................   2,887,509
                                                                                  ----------
INCREASE IN CASH................................................................     422,587
CASH AT JANUARY 1, 1994.........................................................      29,278
                                                                                  ----------
CASH AT DECEMBER 31, 1994.......................................................  $  451,865
                                                                                  ----------
                                                                                  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Cash paid for:
    Interest....................................................................  $  234,100
                                                                                  ----------
                                                                                  ----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
  Assets acquired under capital lease obligations...............................  $  103,230
                                                                                  ----------
                                                                                  ----------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1994

1. BUSINESS DESCRIPTION

    International Telecommunications Group Ltd. and its subsidiaries ("ITG") operate a domestic and international communications network which provides international and domestic long distance telephone services for businesses and individuals in the United States and abroad.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION--The consolidated financial statements include the accounts of International Telecommunications Group Ltd. and its majority-owned subsidiaries. The Company has included 100 percent of its subsidiaries' operating losses since the minority interests' investment has been reduced to zero. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' fiscal years end December 31.

    REVENUE RECOGNITION--The Company records revenue based on minutes (or fractions thereof) of customer usage.

    PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION--Property and equipment are stated at cost or in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred.

    DEPOSITS--Deposits consist principally of amounts paid to the Company's providers of telephone access lines.

    INCOME TAXES--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1994

3. RELATED PARTY TRANSACTIONS

    The Company engaged in certain transactions with certain companies in which stockholders of the Company are significant shareholders. Such transactions are in the normal course of business. For the year ended December 31, 1994, the Company had receivables with respect to those related parties as follows:

                                                                                    ACCOUNTS
AFFILIATES                                                                         RECEIVABLES
---------------------------------------------------------------------------------  -----------
Litco............................................................................  $     1,649
Income UK........................................................................      191,255
ITC America......................................................................       18,285
Intelco Europe, Ltd..............................................................      195,909
Intelco Russia...................................................................      295,270
Intelco Ukraine..................................................................      284,486
Interactive Telephone............................................................        4,565
                                                                                   -----------
Total............................................................................      991,419
Less provision for doubtful affiliate receivables................................     (776,417)
                                                                                   -----------
Due from affiliates-net..........................................................  $   215,002
                                                                                   -----------
                                                                                   -----------

    Due to affiliate, aggregating $60,913 at December 31, 1994, consists of a loan from Income UK.

4. INCOME TAXES

    No provision for Federal, state and local income taxes has been made because the Company has sustained cumulative losses since commencement of its operations. For the year ended December 31, 1994, the Company had net operating loss carryforward of approximately $4,266,000. Such net operating loss carryforwards begin expiring in 2006.

    In accordance with SFAS No.109, the Company has computed the components of deferred income taxes as follows:

Deferred tax benefit............................................  $1,500,000
Less valuation allowance........................................  (1,500,000)
                                                                  ---------
Net deferred tax benefit........................................  $  --
                                                                  ---------
                                                                  ---------

    At December 31, 1994, a valuation allowance of $1,500,000 is provided as the realization of the deferred tax benefits are not more likely than not. The Company's net operating losses, primarily generated the deferred tax benefits.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1994

5. LONG-TERM DEBT

    Notes payable at December 31, 1994 consists of the following:

Term note payable in monthly installments of $54,357 plus
  interest at 8.0 percent per annum through the date of
  maturity, January 15, 1996....................................  $ 674,728
Term note payable in monthly installments of $3,729 plus
  interest at 8.25 percent per annum through the date of
  maturity, July 1, 1996........................................     82,237
Term note payable in monthly installments of $4,628 plus
  interest at 8.25 percent per annum through the date of
  maturity, September 15, 1996..................................     64,795
Term note payable in monthly installments of $43,745 plus
  interest at 10.0 percent per annum through the date of
  maturity, June 1, 1996........................................  1,355,703
Term note payable in monthly installments of $23,750 plus
  interest at 14.5 percent per annum through date of maturity,
  January 12, 1997..............................................    517,575
Term note payable at 10.0 percent per annum due January 1, 1995       2,688
                                                                  ---------
Total...........................................................  $2,697,726
                                                                  ---------
                                                                  ---------

    The scheduled repayment of long-term debt from years subsequent to December 31, 1994 is as follows:

1995............................................................  $1,580,457
1996............................................................     805,522
1997............................................................     311,747
                                                                  ----------
                                                                   2,697,726
Less current maturities.........................................  (1,500,457)
                                                                  ----------
                                                                  $1,197,269
                                                                  ----------
                                                                  ----------

6. CAPITAL LEASE OBLIGATIONS

    FUTURE MINIMUM ANNUAL PAYMENTS APPLICABLE TO ASSETS HELD UNDER CAPITAL LEASE OBLIGATIONS FOR YEARS SUBSEQUENT TO DECEMBER 31, 1994 ARE AS FOLLOWS:

YEAR ENDED
DECEMBER 31,
---------------------------------------------------------------------------------
1995.............................................................................  $   181,447
1996.............................................................................      159,359
1997.............................................................................       66,399
                                                                                   -----------
Total minimum lease obligations..................................................      407,205
Less interest....................................................................      (55,930)
                                                                                   -----------
Present value of future minimum lease obligations................................      351,275
Less current portion.............................................................     (144,610)
                                                                                   -----------
Long-term lease obligations at December 31, 1994.................................  $   206,665
                                                                                   -----------
                                                                                   -----------

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1994

6. CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Assets held under capital leases aggregated $276,643 (net of accumulated depreciation of $201,679).

    The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9 percent to 11 percent per annum.

7. COMMITMENTS AND CONTINGENCIES

    At December 31, 1994, the Company is committed to the rental of office space under an operating lease. Minimum annual lease payments with respect to this lease are as follows:

YEAR ENDED
DECEMBER 31,
-------------
1995..............................................................................  $  115,927
1996..............................................................................     115,927
1997..............................................................................     115,927
1998..............................................................................     115,927
1999..............................................................................     115,927
Thereafter........................................................................     173,891
                                                                                    ----------
                                                                                    $  753,526
                                                                                    ----------
                                                                                    ----------

    Rent expense for the year ended December 31, 1994 was $106,049.

    The Company is currently in litigation with one of its vendors.The Company has provided for an amounts equal to the vendors original invoices, prior to the filing of this claim and has recorded such amounts in long-term debt. The Company has not made any payments on this debt since June 1994. ITG's subsidiary International Telecommunications Corporation ("RSL USA") outside counsel had advised RSL USA that at this time, the extent of RSL USA's liability, if any, is not determinable.

    The Company has outstanding letters of credit aggregating $167,772 at December 31, 1994, expiring at various dates during 1995. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit, such certificates of deposit are classified as long-term assets and included in the balance sheet caption "Deposits."

8. SUBSEQUENT EVENTS

    On March 10, 1995, International Telecommunications Group Ltd., sold 66,667 shares of its convertible preferred stock to RSL Communications Inc. (RSL) for $3,000,000 subject to increase to a maximum of $4,750,000, as provided for in the terms of the transactions. The convertible preferred stock is convertible at RSL's option into common stock, in a one-for-one basis. Additionally, RSL has the option of redeeming such preferred stock, at any time, through 1998 for $4,750,000. ITG utilized $1,000,000 of the proceeds from the transaction to repay the short term note payable to RSL subsequent to December 31, 1994.

    In conjunction with the March 10th sale of shares, ITG reorganized Intelco Russia and Ukraine; the ITG ownership in these two entities was transferred to the Chairman of the Company. The Company continues to do business with these two entities. Fair market value of these two entities was nominal.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1994

8. SUBSEQUENT EVENTS (CONTINUED)
    On September 1, 1995, ITG issued additional shares of common stock to RSL for $6,000,000.

    In September 1995, RSL USA purchased 51% of Cyberlink, Inc., a Delaware Corporation, for $6,000,000. Two percent of the total purchase price is held in escrow until certain requirements are satisfied by Cyberlink.

    RSL USA has begun the installation of new telecommunication switching facilities. In conjunction with these installations, RSL USA will enter into a long-term capital lease agreement for approximately $6,000,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Cyberlink, Inc. and Subsidiaries
Woodland Hills, California

    We have audited the accompanying consolidated balance sheet of Cyberlink, Inc. and subsidiaries as of August 31, 1995, and the related consolidated statements of operations and accumulated deficit, and cash flows for the eight months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberlink, Inc. and Subsidiaries as of August 31, 1995, and the results of its operations and cash flows for the eight months then ended in conformity with generally accepted accounting principles.

Brown, Leifer, Slatkin + Berns
August 30, 1996
Studio City, California

                        CYBERLINK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                AUGUST 31, 1995

                                           ASSETS

CURRENT ASSETS:
Cash...........................................................................  $     7,324
Accounts receivable, less allowance for doubtful accounts of $2,438,000........    2,195,483
Prepaid expenses...............................................................       71,430
                                                                                 -----------
    Total current assets.......................................................    2,274,237
                                                                                 -----------
Property and Equipment.........................................................    2,558,200
Other Assets...................................................................      671,302
                                                                                 -----------
                                                                                 $ 5,503,739
                                                                                 -----------
                                                                                 -----------

LIABILITIES AND NET SHAREHOLDER'S DEFICIT

CURRENT LIABILITIES:
Checks outstanding in excess of balance in bank................................  $   131,012
Advances under accounts receivable financing line..............................    1,472,889
Current maturities of long-term debt...........................................    1,226,168
Accounts payable...............................................................    7,541,228
Accrued expenses and other current liabilities.................................    9,994,564
Advances from stockholder......................................................      200,000
                                                                                 -----------
    Total current liabilities..................................................   20,565,861
                                                                                 -----------
LONG-TERM DEBT.................................................................    2,611,526
                                                                                 -----------

COMMITMENTS AND CONTINGENCIES (Note 7)
Net Stockholders' Deficit:
  Common stock, authorized 10,000,000 shares; issued and outstanding 1,000
    shares.....................................................................        1,200
  Additional paid-in capital...................................................      796,214
  Accumulated deficit..........................................................  (18,471,062)
                                                                                 -----------
(17,673,648)
                                                                                 -----------
                                                                                 $ 5,503,739
                                                                                 -----------
                                                                                 -----------

          See accompanying notes to consolidated financial statements.

                        CYBERLINK, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                   FOR THE EIGHT MONTHS ENDED AUGUST 31, 1995

REVENUE........................................................................  $14,152,538
COST OF REVENUE................................................................   12,472,906
                                                                                 -----------
GROSS PROFIT...................................................................    1,679,632
OPERATING EXPENSES:
    Selling....................................................................    2,356,714
    General and Administrative.................................................    6,117,255
                                                                                 -----------
                                                                                   8,473,969
                                                                                 -----------

LOSS FROM OPERATIONS...........................................................   (6,794,337)
OTHER EXPENSES:
    Interest...................................................................      405,875
    Reserve for lawsuits and contingencies.....................................    7,810,000
                                                                                 -----------
                                                                                   8,215,875
                                                                                 -----------

LOSS BEFORE PROVISION FOR INCOME TAXES.........................................  (15,010,212)
PROVISION FOR INCOME TAXES.....................................................        1,600
                                                                                 -----------
NET LOSS.......................................................................  (15,011,812)
ACCUMULATED DEFICIT, BEGINNING OF PERIOD.......................................   (3,459,250)
                                                                                 -----------
ACCUMULATED DEFICIT, END OF PERIOD.............................................  $(18,471,062)
                                                                                 -----------
                                                                                 -----------

          See accompanying notes to consolidated financial statements.

                        CYBERLINK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE EIGHT MONTHS ENDED AUGUST 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................................  $(15,011,812)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization.............................................      221,620
    Provision for uncollectible accounts......................................    1,528,938
    Increase in accounts receivable...........................................   (1,152,942)
    Increase in prepaid expenses..............................................      (71,430)
    Increase in accounts payable, accrued expenses, and other current
      liabilities.............................................................   13,436,607
                                                                                -----------
NET CASH USED BY OPERATING ACTIVITIES.........................................   (1,049,019)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures........................................................   (1,276,888)
  Deposits paid...............................................................     (142,764)
  Advances to affiliates......................................................     (500,000)
                                                                                -----------
NET CASH USED BY INVESTING ACTIVITIES.........................................   (1,919,652)
                                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on accounts receivable financing line........................      951,091
  Loans from officer/stockholder..............................................    1,600,000
  Principal payments on long-term debt........................................      (27,225)
  Other borrowings............................................................      131,012
                                                                                -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.....................................    2,654,878
                                                                                -----------
NET DECREASE IN CASH..........................................................     (313,793)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD................................      321,117
                                                                                -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD......................................  $     7,324
                                                                                -----------
                                                                                -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
  Cash paid during the period for:
    Interest..................................................................  $   293,991
                                                                                -----------
                                                                                -----------

    During the period, the Company incurred capital lease obligations in the amount of $131,595.

          See accompanying notes to consolidated financial statements.

                        CYBERLINK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                AUGUST 31, 1995

1. NATURE OF OPERATIONS

    Cyberlink, Inc. and its subsidiaries (the "Company") provide domestic common carrier service by leasing a mix of telephone services from a variety of underlying common carriers. In addition, the Company resells international switched and private line telecommunications services between the United States and various international points. The Company is also authorized to resell private line services to provide non-interconnected private line services to various foreign countries and to resell private line services to provide switched services to the United Kingdom. Furthermore, the Company is authorized to provide international data, voice and television services via satellite systems.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of Cyberlink, Inc. and its wholly-owned subsidiaries Cyberlink--Nevada, Inc. and Cyberlink-- California, Inc. All material intercompany transactions and balances have been eliminated in consolidation.

    CONCENTRATIONS OF CREDIT RISK -- Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and uninsured cash balances. Concentrations of credit risk with respect to accounts receivable are limited due to the number of customers comprising the Company's customer base and their geographic dispersion. The Company requires no collateral from its customers and performs ongoing credit evaluations.

    The Company places its cash deposits with high-credit quality financial institutions. At times, balances in the Company's cash accounts may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $100,000.

    PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Leasehold improvements............................................    4 years
Network equipment.................................................    7 years
Dialers...........................................................    4 years
Computer equipment................................................    5 years
Office furniture and equipment....................................    5 years
Equipment held under capital leases...............................  4-5 years

    Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized.

    CAPITAL LEASE OBLIGATIONS -- The Company capitalizes certain equipment under lease obligations which, by their terms, are equivalent to installment purchases.

    INCOME TAXES -- The Company has elected to be taxed as an S Corporation, whereby the entire Federal and California taxable income or loss of the Company is reportable by the stockholder. The Company will not be responsible for Federal income tax, but will incur a 1.5% California surtax.

    Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.

                        CYBERLINK, INC. AND SUBSIDIARIES

                                AUGUST 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Deferred income taxes are provided for temporary differences with respect to balance sheet items that result from different reporting practices for financial statements and income tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse.

    The principal source of temporary differences is the use of the cash method of accounting for income tax purposes which results in immaterial deferred income taxes. Consequently, the provision for income taxes consists of taxes currently payable (minimum state franchise taxes).

3. COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

    PROPERTY AND EQUIPMENT -

Leasehold improvements..........................................  $   3,818
Network equipment...............................................  1,761,277
Dialers.........................................................    564,499
Computer equipment..............................................    171,003
Office furniture and equipment..................................    142,956
Equipment held under capital leases.............................    267,452
                                                                  ---------
                                                                  2,911,005
Accumulated depreciation, including $44,264 for equipment held
  under capital leases..........................................   (352,805)
                                                                  ---------
                                                                  $2,558,200
                                                                  ---------
                                                                  ---------

    Depreciation expense charged to operations amounted to $221,620 including $25,768 for capital leases.

                        CYBERLINK, INC. AND SUBSIDIARIES

                                AUGUST 31, 1995

3. COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS (CONTINUED)
    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES -

Lawsuit and contingency reserves................................  $7,550,000
Utility taxes...................................................    990,742
Commissions.....................................................    640,965
Unearned revenue................................................    400,000
Other...........................................................    412,857
                                                                  ---------
                                                                  $9,994,564
                                                                  ---------
                                                                  ---------

    OTHER ASSETS -

Advances to European affiliates.................................  $ 500,000
Deposits........................................................    171,302
                                                                  ---------
                                                                  $ 671,302
                                                                  ---------
                                                                  ---------

4. ADVANCES UNDER ACCOUNTS RECEIVABLE FINANCING LINE

    The Company has a credit agreement with a factor for a revolving line of credit of up to $1,200,000 for financing of its accounts receivable. Advances are based on 60% of eligible accounts receivable and are secured by substantially all assets of the Company and the personal guarantee of the officer/stockholder. Interest is payable monthly at the rate of 2 3/4% per month.

5. ADVANCES FROM STOCKHOLDER

    Advances from stockholder represent a non-interest bearing advance, due on demand.

                        CYBERLINK, INC. AND SUBSIDIARIES

                                AUGUST 31, 1995

6. LONG-TERM DEBT

    Long-term debt consists of the following:

Note payable to officer/stockholder unsecured, interest payable quarterly at     $2,500,000
  the rate of 8% per annum with all principal and interest due December 15,
  1997. The repayment of the note may be accelerated upon the Company achieving a total stockholder's equity of at least $7,500,000. The note is subordinated to substantially all obligations of the Company and has been assigned as collateral by the officer/stockholder of the Company (See Notes 7 and 9).....
Demand note payable unsecured, non-interest bearing. The note is subordinated    1,150,000
  to the advances under the factoring agreement (Note 4) and is convertible into 187,254 shares of the Company's common stock (See Note 9)...............
Capital lease obligations, due in monthly installments aggregating $8,928          187,694
  including interest at rates ranging from 13% to 28.1%........................
                                                                                 ---------
                                                                                 3,837,694
Current maturities, including $45,000 for capital lease obligations............  1,226,168
                                                                                 ---------
                                                                                 $2,611,526
                                                                                 ---------
                                                                                 ---------

    The following is a schedule of aggregate annual maturities of long-term debt:

1996............................................................  $1,226,168
1997............................................................  2,550,860
1998............................................................     35,477
1999............................................................     16,670
2000............................................................      8,519
                                                                  ---------
                                                                  $3,837,694
                                                                  ---------
                                                                  ---------

                        CYBERLINK, INC. AND SUBSIDIARIES

                                AUGUST 31, 1995

7. COMMITMENTS AND CONTINGENCIES

    LEASES -- The Company leases its facilities and equipment under non-cancelable operating and capital leases expiring in various years through September 30, 2004 and is committed to minimum rental payments (exclusive of real estate taxes, maintenance, etc.) as follows:

                                                                                           OPERATING     CAPITAL
                                                                                             LEASES       LEASES
                                                                                          ------------  ----------
1996....................................................................................  $    783,361  $   96,006
1997....................................................................................       787,579      60,477
1998....................................................................................       551,350      36,826
1999....................................................................................       186,120      18,176
2000....................................................................................        89,220       6,708
Thereafter..............................................................................       364,315      --
                                                                                          ------------  ----------
Total minimum lease payments............................................................  $  2,761,945     218,193
                                                                                          ------------
                                                                                          ------------
Less amounts representing interest......................................................                    30,499
                                                                                                        ----------
Present value of net minimum lease payments.............................................                $  187,694
                                                                                                        ----------
                                                                                                        ----------

    Rent expense charged to operations amounted to $371,236 for the eight months ended August 31, 1995.

    SUBORDINATED NOTE PAYABLE TO OFFICER/STOCKHOLDER -- As described in Note 6, the Company is obligated under a note payable to the officer/stockholder of the Company, which has been assigned to collateralize a loan secured by the officer/stockholder. In connection with the underlying financing for the loan, the Company was required to enter into an agreement whereby it was required to adhere to various affirmative and negative covenants with respect to the operations of the Company, disposition of assets, issuance of stock, payment of dividends, conversion of debt and other actions as defined in the agreement. In addition, the Company was required to issue stock warrants as described in Note 8.

    LITIGATION -- On December 9, 1994 the Company filed suit against one of its suppliers for breach of contract and unfair business practices, damages to be proved at trial. A counterclaim in the approximate amount of $3,000,000 has been filed by the defendant alleging breach of contract and unfair business practices, among other allegations. Outside counsel for the Company have advised that at this stage in the proceedings settlement discussions are in progress and they cannot offer an opinion as to the probable outcome. The Company however, has provided a reserve in the amount of $4,500,000 in the accompanying financial statements.

    In addition to the litigation noted above, the Company is, from time to time, subject to routine litigation incidental to its business. The Company believes that adequate reserves have been provided where appropriate.

8. COMMON STOCK WARRANTS

    At August 31, 1995 Cyberlink, Inc. had outstanding warrants to purchase 33 1/3% of the outstanding shares of Cyberlink, Inc. common stock at $.10 per share. The warrants were subsequently cancelled as discussed in Note 9 to the financial statements.

                        CYBERLINK, INC. AND SUBSIDIARIES

                                AUGUST 31, 1995

9. SUBSEQUENT EVENTS

    ADDITIONAL FINANCING -- On September 8, 1995 the Company refinanced its factoring arrangement (Note 4) and entered into a credit facility providing a $5,000,000 revolving line of credit and a $2,000,000 equipment line. The term loan bears interest at prime plus 2 1/2%. Advances under the revolving line bear interest at prime plus 2 1/2%.

    CONVERSION OF SUBORDINATED DEBT -- On September 1, 1995 the officer/stockholder of the Company and the Company entered into an exchange agreement whereby notes payable aggregating $2,500,000 were exchanged for 349,837 shares of Cyberlink, Inc. common stock. In addition, the warrants, as described in Note 8 were cancelled.

    In addition, on September 1, 1995 the note payable in the amount of $1,150,000 was converted into 187,294 shares of Cyberlink, Inc. common stock.

    ISSUANCE OF COMMON STOCK -- On September 1, 1995, Cyberlink, Inc. sold 1,213,719 shares of its common stock for $1,500,000 plus an additional capital contribution of $2,029,397.

    In addition, on September 1, 1995 the Company issued 71,396 shares in exchange for services and cancellation of certain rights estimated at approximately $176,000. Warrants to purchase an additional 47,597 shares at $.001 per share were also issued for services and cancellation of certain rights at an estimated cost of approximately $118,000.

    TERMINATION OF S CORPORATION ELECTION -- Effective September 1, 1995 the Company's status as an S corporation was terminated when it sold 1,213,719 of its shares as described above. Consequently, the Company will be taxed as a C corporation and any deferred income taxes will be reinstated at the corporate level.

                            RSL COMMUNICATIONS, LTD.
                             RSL COMMUNICATIONS PLC

    All tendered Original Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                            ------------------------

                               THE EXCHANGE AGENT
                           FOR THE EXCHANGE OFFER IS:

                            THE CHASE MANHATTAN BANK

--------------------------------------------------------------------------------

       BY REGISTERED OR CERTIFIED MAIL, BY OVERNIGHT COURIER OR BY HAND:

                            The Chase Manhattan Bank
                               450 W. 33rd Street
                                   15th Floor
                         New York, New York 10001-2697
                           Attention: James D. Heaney

                                       or

                                 BY FACSIMILE:

                            The Chase Manhattan Bank
                           Attention: James D. Heaney
                     Facsimile Number: (212) 946-8161/8162

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the laws of the United Kingdom and the Issuer's Articles of Association, except in the case of fraud or misconduct, the directors and officers of the Issuer are indemnified out of the assets of the Issuer against all losses or liabilities which they may sustain or incur in or about the execution of the duties of their office or otherwise and no director or officer of the Issuer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Issuer in the execution of the duties of their office or in relation thereto.

    Under Bermuda law and the Guarantor's Memorandum of Association and bye-laws, the directors, officers, liquidators and trustees (if any) of the Guarantor and their heirs, executors and administrators are indemnified and held harmless out of the assets of the Guarantor from and against all actions, costs, charges, losses and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Guarantor shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Guarantor shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that they are not entitled to indemnification in respect of any fraud or dishonesty which may attach to them.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
      3.1    --Certificate of Incorporation of RSL Communications PLC, issued by the Registrar of Companies for
               England and Wales on July 25, 1996.
      3.2    --Memorandum of Association of RSL Communications PLC, filed with the Registrar of Companies for
               England and Wales on July 25, 1996.
      3.3    --Articles of Association of RSL Communications PLC, filed with the Registrar of Companies for
               England and Wales on July 25, 1996.
      3.4    --Certificate of Incorporation of RSL Communications, Ltd., issued by the Bermuda Registrar of
               Companies on March 14, 1996.
      3.5    --Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of
               Companies on March 14, 1996.
      3.6    --Bye-Laws of RSL Communications, Ltd.
      4.1    --Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL
               Communications, Ltd. and Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and Dillon Read &
               Co. Inc.
      4.2    --Indenture, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and
               The Chase Manhattan Bank, as Trustee, containing, as exhibits, specimens of 12 % Senior Notes due
               2006.
      4.3    --Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL Communications PLC,
               RSL Communications, Ltd. and the Placement Agents.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
      4.4    --Note Deposit Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL
               Communications, Ltd. and The Chase Manhattan Bank, as Book Entry Depositary.
      4.5    --Collateral Pledge and Security Agreement, dated October 3, 1996, by and among RSL Communications
               PLC and Trustee.
      4.6    --Form of Letter of Transmittal.
      5.1    --Opinion of Levinson Gray.
      5.2    --Opinion of Conyers, Dill and Pearman.
      8.1    --Opinion of Rosenman & Colin LLP.
      8.2    --Opinion of Levinson Gray (included in Exhibit 5.1 hereto).
     10.1    --Warrant Agreement, dated October 3, 1996, between RSL Communications, Ltd., as Issuer, and The
               Chase Manhattan Bank, as warrant agent.
     10.2    --Warrant Registration Rights Agreement, dated October 3, 1996, between RSL Communications, Ltd., as issuer, and The Chase Manhattan Bank, as warrant agent
     10.3    --Amendment to the Revolving Credit Facility, dated August 20, 1996, from The Chase Manhattan Bank to
               RSL Communications, Ltd.
     10.4    --Amendment to the Revolving Credit Facility, dated September 10, 1996, from The Chase Manhattan Bank to RSL Communications, Ltd.
     10.5    --Subordinated Promissory Note, dated September 10, 1996 from RSL Communications, Ltd. to Ronald S.
               Lauder.
     10.6    --Warrant for 210,000 shares of Class B Common Stock of RSL Communications, Ltd. issued to Ronald S.
               Lauder on September 10, 1996.
     10.7    --Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and
               Ronald S. Lauder.
     10.8    --Consulting Agreement, dated September 15, 1995, between Eugene Sekulow and RSL Inc.
     10.9    --Extension of Agreement, dated August 8, 1996, between Eugene Sekulow and RSL Inc.
     10.10   --RSL Communications, Ltd.'s 1995 Amended and Restated Stock Option Plan.
     10.11   --Employment Agreement, dated September 15, 1995, between Itzhak Fisher and International
               Telecommunications Group Ltd.
     10.12   --Employment Agreement, dated September 15, 1995, between Itzhak Fisher and RSL Communications Inc.
     10.13   --Employment Agreement, dated April 1, 1995, between Nir Tarlovsky and International
               Telecommunications Group Ltd.
     10.14   --Employment Agreement, dated April 1, 1995, between Nir Tarlovsky and RSL Communications Inc.
     10.15   --Employment Agreement, dated August 9, 1995, between RSL COM Europe Limited and Richard Williams.
     10.16   --Memorandum of Agreement, dated July 30, 1996, between International Telecommunications Corporation and Codetel.
     10.17   --General Purchase Agreement, dated September 14, 1995, between Ericsson Inc. and International
               Telecommunications Corporation.
     10.18   --Lease Agreement between AB LM Ericsson and International Telecommunications Corporation.
     10.19   --Lease Agreement, dated April 10, 1996, between RSL COM Europe Ltd. and AB LM Ericsson Finans.
     10.20   --Lease Agreement, dated December 30, 1996, between RSL COM Europe Ltd. and AB LM Ericsson Finans.
     10.21   --Loan and Security Agreement, dated September 8, 1995, between Cyberlink Inc. and CoastFed Business
               Credit Corporation.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
     10.22   --Accounts Collateral Security Agreement, dated September 8, 1995, between Cyberlink Inc. and
               CoastFed Business Credit.
     10.23   --Equipment Collateral Security Agreement, dated September 8, 1995, between Cyberlink Inc. and
               CoastFed Business Credit.
     10.24   --Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business Credit and
               Cyberlink Inc.
     10.25   --Security Agreement, dated September 8, 1995, between CoastFed Business Credit and
               Cyberlink-California Inc.
     10.26   --Security Agreement, dated September 8, 1995, between CoastFed Business Credit and Cyberlink-Nevada
               Inc.
    *10.27   --Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint
               Telecommunications France Inc.
    *10.28   --Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications France
               Inc., Sprint International France S.A. and RSL COM France S.A.
    *10.29   --Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P.
               and RSL COM France S.A.
    *10.30   --Amendment No. 1 to the Transition Services Agreement, effective as of May 8, 1996, among Sprint
               Communications Company L.P., Sprint International France S.A. and RSL COM France S.A.
    *10.31   --Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World
               Operations, Limited and RSL COM France S.A.
    *10.32   --Asset Purchase Agreement, dated as of May 8, 1996, by and among RSL COM Deutschland GmbH, Sprint
               Telecommunication Services GmbH and Sprint Fon Inc.
    *10.33   --Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication Services
               GmbH, Sprint Fon Inc. and RSL COM Deutschland GmbH.
    *10.34   --Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P.
               and RSL COM Deutschland GmbH.
    *10.35   --Amendment No. 1 to the Transition Services Agreement, effective as of May 8, 1996, among Sprint
               Communications Company L.P., Sprint Telecommunication Services GmbH and RSL COM Deutschland GmbH.
    *10.36   --Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World
               Operations, Limited and RSL COM Deutschland GmbH.
     10.37   --Asset Purchase Agreement, August 12, 1996, by and between RSL COM UK Limited and Incom (UK) Ltd.
     10.38   --Stock Purchase Agreement, dated July 3, 1996, between RSL Communications PLC and Charles Piluso.
     10.39   --Secured Promissory Note, dated September 9, 1996, from RSL Communications PLC to Charles Piluso.
     10.40   --Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications PLC,
               Charles Piluso and Fletcher, Heald & Hildreth, P.L.C.
     10.41   --Shareholders Agreement, dated as of September 9, 1996 among Charles Piluso, Jacqueline and Victoria
               Piluso, Richard Rebetti, RSL Communications PLC and RSL Communications, Ltd.
     10.42   --Stock Purchase Agreement, dated September 9, 1996, between RSL Communications PLC and Richard
               Rebetti.
     10.43   --Secured Promissory Note, dated September 9, 1996, from RSL Communications PLC to Richard Rebetti.
     10.44   --Stock Pledge and Security Agreement, dated September 9, 1996, between RSL Communications PLC,
               Richard Rebetti and Fletcher, Heald & Hildreth, P.L.C.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
     10.45   --Agreement and Plan of Reorganization, dated September 9, 1996, among RSL Communications PLC, RSL
               Communications, Ltd. and Charles Piluso.
     10.46   --Tax Agreement, dated September 9, 1996, between RSL Communications PLC, RSL Communications, Ltd.
               and Charles Piluso.
     10.47   --Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications Inc. and
               Charles Piluso.
     10.48   --Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL
               Communications Inc.
     10.49   --Amendment to the Stock Purchase Agreement, dated September 22, 1995, between and among
               International Telecommunications Group, Ltd., International Telecommunications Corporation and RSL
               Communications Inc.
     10.50   --Stock Purchase Agreement, dated March 10, 1995, between RSL Communications Ltd. and International
               Telecommunications Group, Ltd.
     10.51   --Amendment to Shareholder's Agreement, dated March 10, 1995, between and among Charles Piluso,
               Richard Rebetti, Incom (UK) Ltd., International Telecommunications Group, Ltd. and RSL
               Communications Inc.
     10.52   --Indemnity Agreement, dated March 10, 1995, between and among International Telecommunications
               Group, Ltd., International Telecommunications Corporation and RSL Communications Inc.
     10.53   --Sublease, dated July 18, 1996, between RSL Communications, Ltd. and RSL Management Corporation.
     10.54   --Lease, dated as of January 15, 1997, between Longstreet Associates, L.P. and RSL COM U.S.A., Inc.
     10.55   --Amendment of Lease, dated as of December 6, 1995, between Hudson Telegraph Associates and
               International Telecommunications Corporation.
     12.1    --Statement of Computation of the Ratios of Earnings to Fixed Charges.
     21.1    --Subsidiaries of the Company.
     23.1    --Consent of Deloitte & Touche LLP (included on page II-10).
     23.2    --Consent of Brown, Leifer, Slatkin + Berns (included on page II-11).
     23.3    --Consent of Rosenman & Colin LLP (included in Exhibit 8.1 hereto).
     23.4    --Consent of Levinson Gray (included in Exhibit 5.1 hereto).
     23.5    --Consent of Conyers, Dill & Pearman (included in Exhibit 5.2 hereto).
     24.1    --Powers of Attorney (included in the signature pages to the Registration Statement).
     25.1    --Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of The
               Chase Manhattan Bank.
     99.1    --Form of Notice of Guaranteed Delivery.

------------------------

* Confidential treatment has been requested with respect to certain information contained in this exhibit.

    (b) Financial Statement Schedules.

       For the year ended December 31, 1996.

       Schedule I--Condensed Financial Information of RSL Communications PLC (included at page S-1).

       Schedule II--Schedule of Valuation Allowances (included at page S-4).

ITEM 22. UNDERTAKINGS

    A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

        (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (6) That every prospectus: (i) that is filed pursuant to paragraph (3) immediately proceeding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (8) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on the 23rd day of April, 1997.

                                RSL COMMUNICATIONS PLC

                                By               /s/ ITZHAK FISHER
                                     -----------------------------------------
                                                   Itzhak Fisher
                                                PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    * /s/ RONALD S. LAUDER      Chairman of the Board and      April 23, 1997
------------------------------    Director
      (Ronald S. Lauder)

      /s/ ITZHAK FISHER         President, Chief Executive     April 23, 1997
------------------------------    Officer and Director
       (Itzhak Fisher)            (Principal Executive
                                  Officer)

     * /s/ ANDREW GASPAR        Vice Chairman and Director     April 23, 1997
------------------------------
       (Andrew Gaspar)

    * /s/ JACOB Z. SHUSTER      Chief Financial Officer,       April 23, 1997
------------------------------    Secretary, Treasurer and
      (Jacob Z. Shuster)          Director (Principal
                                  Financial Officer)

  * /s/ KAREN VAN DE VRANDE     Vice President of Marketing    April 23, 1997
------------------------------
    (Karen Van De Vrande)

     * /s/ NIR TARLOVSKY        Vice President of Business     April 23, 1997
------------------------------    Development, Director
       (Nir Tarlovsky)

   * /s/ NESIM N. BILDIRICI     Vice President of Mergers      April 23, 1997
------------------------------    and Acquisitions,
     (Nesim N. Bildirici)         Director

   * /s/ MARK J. HIRSCHHORN     Global Controller,             April 23, 1997
------------------------------    Assistant Secretary
     (Mark J. Hirschhorn)         (Principal Accounting
                                  Officer)

     * /s/ EUGENE SEKULOW       Director                       April 23, 1997
------------------------------
       (Eugene Sekulow)

*By: /s/ ITZHAK FISHER
     -------------------------------------
              NAME: Itzhak Fisher
            TITLE: ATTORNEY-IN-FACT

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on the 23rd day of April, 1997.

                                RSL COMMUNICATIONS, LTD.

                                By               /s/ ITZHAK FISHER
                                     -----------------------------------------
                                                   Itzhak Fisher
                                                PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    * /s/ RONALD S. LAUDER      Chairman of the Board and      April 23, 1997
------------------------------    Director
      (Ronald S. Lauder)

      /s/ ITZHAK FISHER         President, Chief Executive     April 23, 1997
------------------------------    Officer and Director
       (Itzhak Fisher)            (Principal Executive
                                  Officer)

     * /s/ ANDREW GASPAR        Vice Chairman and Director     April 23, 1997
------------------------------
       (Andrew Gaspar)

   * /s/ JACOB Z. SCHUSTER      Chief Financial Officer,       April 23, 1997
------------------------------    Assistant Secretary,
     (Jacob Z. Schuster)          Treasurer and Director
                                  (Principal Financial
                                  Officer)

  * /s/ KAREN VAN DE VRANDE     Vice President of Marketing    April 23, 1997
------------------------------
    (Karen Van De Vrande)

     * /s/ NIR TARLOVSKY        Vice President of Business     April 23, 1997
------------------------------    Development, Director
       (Nir Tarlovsky)

   * /s/ NESIM N. BILDIRICI     Vice President of Mergers      April 23, 1997
------------------------------    and Acquisitions,
     (Nesim N. Bildirici)         Director

   * /s/ MARK J. HIRSCHHORN     Global Controller,             April 23, 1997
------------------------------    Assistant Secretary
     (Mark J. Hirschhorn)         (Principal Accounting
                                  Officer)

      * /s/ TUCKER HALL         Secretary                      April 23, 1997
------------------------------
        (Tucker Hall)

    * /s/ GUSTAVO CISNEROS      Director                       April 23, 1997
------------------------------
      (Gustavo Cisneros)

   * /s/ LEONARD A. LAUDER      Director                       April 23, 1997
------------------------------
     (Leonard A. Lauder)

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
     * /s/ EUGENE SEKULOW       Director                       April 23, 1997
------------------------------
       (Eugene Sekulow)

  * /s/ NICOLAS G. TROLLOPE     Director                       April 23, 1997
------------------------------
    (Nicolas G. Trollope)

*By: /s/ ITZHAK FISHER
     -------------------------------------
              NAME: Itzhak Fisher
            TITLE: ATTORNEY-IN-FACT

                         INDEPENDENT AUDITOR'S CONSENT

    We consent to the use in this Registration Statement of RSL Communications PLC and RSL Communications, Ltd. on Form S-4 of our report dated March 7, 1997 relating to the financial statements of RSL Communications, Ltd. and of our reports dated March 14, 1997, relating to the financial statements of International Telecommunications Group, Ltd. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

    We also consent to the reference to us under the headings "Summary of Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Deloitte & Touche LLP
New York, New York
April 23, 1997

                         INDEPENDENT AUDITOR'S CONSENT

    We consent to the use in this Registration Statement of RSL Communications PLC and RSL Communications, Ltd. on Form S-4 of our report dated August 30, 1996 on Cyberlink, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

    We also consent to the reference to us under the heading "Experts" in such Prospectus.

Brown, Leifer, Slatkin + Berns
Studio City, California
April 23, 1997

SCHEDULE I

                       CONDENSED FINANCIAL INFORMATION OF
                             RSL COMMUNICATIONS PLC
                             RSL COMMUNICATIONS PLC
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                    ASSETS

Current Assets................................................................  $201,734,395

Marketable Securities--Held to maturity.......................................  104,370,011

Property and Equipment........................................................   31,941,441

Other Assets..................................................................   88,819,629
                                                                                -----------

      Total...................................................................  $426,865,476
                                                                                -----------
                                                                                -----------


                     LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities...........................................................  $74,949,341

Long Term Debt................................................................   94,555,559

Senior Notes, 12 1/4% Due 2006................................................  300,000,000

Shareholder's Equity..........................................................  (42,639,424)
                                                                                -----------

      Total...................................................................  $426,865,476
                                                                                -----------
                                                                                -----------

                             RSL COMMUNICATIONS PLC
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                    --------------

REVENUES..........................................................................................  $  113,257,340

COST OF SERVICES..................................................................................      98,461,406
                                                                                                    --------------

      Gross Profit................................................................................      14,795,934

EXPENSES..........................................................................................      41,618,912
                                                                                                    --------------

LOSS FROM OPERATIONS..............................................................................     (26,822,978)

INTEREST EXPENSE..................................................................................      (7,384,097)

OTHER EXPENSE-Net.................................................................................        (285,092)

FOREIGN CURRENCY TRANSACTION GAIN.................................................................         757,696

MINORITY INTEREST.................................................................................        (180,100)

INCOME TAXES......................................................................................        (394,556)
                                                                                                    --------------

NET LOSS..........................................................................................  $  (34,309,127)
                                                                                                    --------------
                                                                                                    --------------

                             RSL COMMUNICATIONS PLC
                       CONDENSED STATEMENT OF CASH FLOWS

                                                                                                       FOR THE
                                                                                                     YEAR ENDED
                                                                                                    DECEMBER 31,
                                                                                                        1996
                                                                                                   ---------------

Net Loss.........................................................................................  $   (34,309,127)

Depreciation and amortization....................................................................        6,617,788

Working capital change and other.................................................................       16,911,146
                                                                                                   ---------------

      Net cash used in operating activities......................................................      (10,780,193)
                                                                                                   ---------------

Purchases of Property and Equipment..............................................................      (15,983,227)

Acquisitions of Subsidiaries.....................................................................      (38,552,408)

Purchase of Marketable Securities................................................................      (82,529,263)

Proceeds from Sales of Marketable Securities.....................................................       14,700,903

Purchase of Restricted Marketable Securities.....................................................     (102,807,652)

Other............................................................................................          171,367
                                                                                                   ---------------

      Net cash used in investing activities......................................................     (225,000,280)
                                                                                                   ---------------

Proceeds from notes payable......................................................................      300,000,000

Advances from Parent.............................................................................       61,006,697

Offering Cost and Other..........................................................................      (11,968,884)

      Net cash provided by financing activities..................................................      349,037,813
                                                                                                   ---------------

      Net increase in cash.......................................................................      113,257,340

      Cash, January 1, 1996......................................................................        --
                                                                                                   ---------------

      Cash, December 31, 1996....................................................................  $   113,257,340
                                                                                                   ---------------
                                                                                                   ---------------

SCHEDULE II

                        SCHEDULE OF VALUATION ALLOWANCES

                                             BALANCE AT    CHARGED TO    CHARGED TO                  BALANCE AT
                                             JANUARY 1,    COSTS AND        OTHER                   DECEMBER 31,
                                                1996        EXPENSES      ACCOUNTS     DEDUCTIONS       1996
                                            ------------  ------------  -------------  -----------  -------------

Bad debt provision........................  $  1,595,766  $  2,829,578       --        $  (543,870) $   3,881,474

                                                 BALANCE AT     CHARGED TO     CHARGED TO                      BALANCE AT
                                                 JANUARY 1,      COSTS AND       OTHER                        DECEMBER31,
                                                    1995         EXPENSES     ACCOUNTS(1)      DEDUCTIONS         1995
                                               ---------------  -----------  --------------  ---------------  ------------

Bad debt provision...........................        --          $ 148,690    $  1,447,076         --          $1,595,766

------------------------

(1) The bad debt provision was previously recorded in the financial statements of RSL Communications, Ltds.'s (the "Company") predecessor, International Telecommunications Group, Ltd. ("ITG"). The Company began consolidating ITG effective with its acquisition of interests in ITG in September 1996.

                                 EXHIBIT INDEX

EXHIBIT NO.                                           DESCRIPTION                                               PAGE
-----------  ----------------------------------------------------------------------------------------------     -----
      3.1    --Certificate of Incorporation of RSL Communications PLC, issued by the Registrar of Companies for England and Wales on July 25, 1996.
      3.2    --Memorandum of Association of RSL Communications PLC, filed with the Registrar of Companies for England and Wales on July 25, 1996.
      3.3    --Articles of Association of RSL Communications PLC, filed with the Registrar of Companies for
               England and Wales on July 25, 1996.
      3.4    --Certificate of Incorporation of RSL Communications, Ltd., issued by the Bermuda Registrar of
               Companies on March 14, 1996.
      3.5    --Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of
               Companies on March 14, 1996.
      3.6    --Bye-Laws of RSL Communications, Ltd.
      4.1    --Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC,
               RSL Communications, Ltd. and Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and
               Dillon Read & Co. Inc.
      4.2    --Indenture, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications,
               Ltd. and The Chase Manhattan Bank, as Trustee, containing, as exhibits, specimens of 12 %
               Senior Notes due 2006.
      4.3    --Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL Communications
               PLC, RSL Communications, Ltd. and the Placement Agents.
      4.4    --Note Deposit Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL
               Communications, Ltd. and The Chase Manhattan Bank, as Book Entry Depositary.
      4.5    --Collateral Pledge and Security Agreement, dated October 3, 1996, by and among RSL
               Communications PLC and Trustee.
      4.6    --Form of Letter of Transmittal.
      5.1    --Opinion of Levinson Gray.
      5.2    --Opinion of Conyers, Dill and Pearman.
      8.1    --Opinion of Rosenman & Colin LLP.
      8.2    --Opinion of Levinson Gray (included in Exhibit 5.1 hereto).
     10.1    --Warrant Agreement, dated October 3, 1996, between RSL Communications, Ltd., as Issuer, and
               The Chase Manhattan Bank, as warrant agent.
     10.2    --Warrant Registration Rights Agreement, dated October 3, 1996, between RSL Communications,
               Ltd., as issuer, and The Chase Manhattan Bank, as warrant agent
     10.3    --Amendment to the Revolving Credit Facility, dated August 20, 1996, from The Chase Manhattan
               Bank to RSL Communications, Ltd.
     10.4    --Amendment to the Revolving Credit Facility, dated September 10, 1996, from The Chase
               Manhattan Bank to RSL Communications, Ltd.
     10.5    --Subordinated Promissory Note, dated September 10, 1996 from RSL Communications, Ltd. to
               Ronald S. Lauder.
     10.6    --Warrant for 210,000 shares of Class B Common Stock of RSL Communications, Ltd. issued to
               Ronald S. Lauder on September 10, 1996.
     10.7    --Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd.
               and Ronald S. Lauder.
     10.8    --Consulting Agreement, dated September 15, 1995, between Eugene Sekulow and RSL Inc.
     10.9    --Extension of Agreement, dated August 8, 1996, between Eugene Sekulow and RSL Inc.
     10.10   --RSL Communications, Ltd.'s 1995 Amended and Restated Stock Option Plan.
     10.11   --Employment Agreement, dated September 15, 1995, between Itzhak Fisher and International
               Telecommunications Group Ltd.
     10.12   --Employment Agreement, dated September 15, 1995, between Itzhak Fisher and RSL Communications
               Inc.
     10.13   --Employment Agreement, dated April 1, 1995, between Nir Tarlovsky and International
               Telecommunications Group Ltd.
     10.14   --Employment Agreement, dated April 1, 1995, between Nir Tarlovsky and RSL Communications Inc.

EXHIBIT NO.                                           DESCRIPTION                                               PAGE
-----------  ----------------------------------------------------------------------------------------------     -----
     10.15   --Employment Agreement, dated August 9, 1995, between RSL COM Europe Limited and Richard
               Williams.
     10.16   --Memorandum of Agreement, dated July 30, 1996, between International Telecommunications
               Corporation and Codetel.
     10.17   --General Purchase Agreement, dated September 14, 1995, between Ericsson Inc. and
               International Telecommunications Corporation.
     10.18   --Lease Agreement between AB LM Ericsson and International Telecommunications Corporation.
     10.19   --Lease Agreement, dated April 10, 1996, between RSL COM Europe Ltd. and AB LM Ericsson
               Finans.
     10.20   --Lease Agreement, dated December 30, 1996, between RSL COM Europe Ltd. and AB LM Ericsson
               Finans.
     10.21   --Loan and Security Agreement, dated September 8, 1995, between Cyberlink Inc. and CoastFed
               Business Credit Corporation.
     10.22   --Accounts Collateral Security Agreement, dated September 8, 1995, between Cyberlink Inc. and
               CoastFed Business Credit.
     10.23   --Equipment Collateral Security Agreement, dated September 8, 1995, between Cyberlink Inc. and
               CoastFed Business Credit.
     10.24   --Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business Credit and Cyberlink Inc.
     10.25   --Security Agreement, dated September 8, 1995, between CoastFed Business Credit and
               Cyberlink-California Inc.
     10.26   --Security Agreement, dated September 8, 1995, between CoastFed Business Credit and
               Cyberlink-Nevada Inc.
    *10.27   --Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and
               Sprint Telecommunications France Inc.
    *10.28   --Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications
               France Inc., Sprint International France S.A. and RSL COM France S.A.
    *10.29   --Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications
               Company L.P. and RSL COM France S.A.
    *10.30   --Amendment No. 1 to the Transition Services Agreement, effective as of May 8, 1996, among
               Sprint Communications Company L.P., Sprint International France S.A. and RSL COM France S.A.
    *10.31   --Transition Services Agreement, dated May 8, 1996, by and between Global One Communications
               World Operations, Limited and RSL COM France S.A.
    *10.32   --Asset Purchase Agreement, dated as of May 8, 1996, by and among RSL COM Deutschland GmbH,
               Sprint Telecommunication Services GmbH and Sprint Fon Inc.
    *10.33   --Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication
               Services GmbH, Sprint Fon Inc. and RSL COM Deutschland GmbH.
    *10.34   --Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications
               Company L.P. and RSL COM Deutschland GmbH.
    *10.35   --Amendment No. 1 to the Transition Services Agreement, effective as of May 8, 1996, among
               Sprint Communications Company L.P., Sprint Telecommunication Services GmbH and RSL COM
               Deutschland GmbH.
    *10.36   --Transition Services Agreement, dated May 8, 1996, by and between Global One Communications
               World Operations, Limited and RSL COM Deutschland GmbH.
     10.37   --Asset Purchase Agreement, August 12, 1996, by and between RSL COM UK Limited and Incom (UK)
               Ltd.
     10.38   --Stock Purchase Agreement, dated July 3, 1996, between RSL Communications PLC and Charles
               Piluso.
     10.39   --Secured Promissory Note, dated September 9, 1996, from RSL Communications PLC to Charles
               Piluso.
     10.40   --Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications PLC,
               Charles Piluso and Fletcher, Heald & Hildreth, P.L.C.
     10.41   --Shareholders Agreement, dated as of September 9, 1996 among Charles Piluso, Jacqueline and
               Victoria Piluso, Richard Rebetti, RSL Communications PLC and RSL Communications, Ltd.
     10.42   --Stock Purchase Agreement, dated September 9, 1996, between RSL Communications PLC and
               Richard Rebetti.

EXHIBIT NO.                                           DESCRIPTION                                               PAGE
-----------  ----------------------------------------------------------------------------------------------     -----
     10.43   --Secured Promissory Note, dated September 9, 1996, from RSL Communications PLC to Richard
               Rebetti.
     10.44   --Stock Pledge and Security Agreement, dated September 9, 1996, between RSL Communications
               PLC, Richard Rebetti and Fletcher, Heald & Hildreth, P.L.C.
     10.45   --Agreement and Plan of Reorganization, dated September 9, 1996, among RSL Communications PLC,
               RSL Communications, Ltd. and Charles Piluso.
     10.46   --Tax Agreement, dated September 9, 1996, between RSL Communications PLC, RSL Communications,
               Ltd. and Charles Piluso.
     10.47   --Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications Inc.
               and Charles Piluso.
     10.48   --Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL
               Communications Inc.
     10.49   --Amendment to the Stock Purchase Agreement, dated September 22, 1995, between and among
               International Telecommunications Group, Ltd., International Telecommunications Corporation
               and RSL Communications Inc.
     10.50   --Stock Purchase Agreement, dated March 10, 1995, between RSL Communications Ltd. and
               International Telecommunications Group, Ltd.
     10.51   --Amendment to Shareholder's Agreement, dated March 10, 1995, between and among Charles
               Piluso, Richard Rebetti, Incom (UK) Ltd., International Telecommunications Group, Ltd. and
               RSL Communications Inc.
     10.52   --Indemnity Agreement, dated March 10, 1995, between and among International
               Telecommunications Group, Ltd., International Telecommunications Corporation and RSL
               Communications Inc.
     10.53   --Sublease, dated July 18, 1996, between RSL Communications, Ltd. and RSL Management
               Corporation.
     10.54   --Lease, dated as of January 15, 1997, between Longstreet Associates, L.P. and RSL COM U.S.A.,
               Inc.
     10.55   --Amendment of Lease, dated as of December 6, 1995, between Hudson Telegraph Associates and
               International Telecommunications Corporation.
     12.1    --Statement of Computation of the Ratios of Earnings to Fixed Charges.
     21.1    --Subsidiaries of the Company.
     23.1    --Consent of Deloitte & Touche LLP (included on page II-10).
     23.2    --Consent of Brown, Leifer, Slatkin + Berns (included on page II-11).
     23.3    --Consent of Rosenman & Colin LLP (included in Exhibit 8.1 hereto).
     23.4    --Consent of Levinson Gray (included in Exhibit 5.1 hereto).
     23.5    --Consent of Conyers, Dill & Pearman (included in Exhibit 5.2 hereto).
     24.1    --Powers of Attorney (included in the signature pages to the Registration Statement).
     25.1    --Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of The Chase Manhattan Bank.
     99.1    --Form of Notice of Guaranteed Delivery.

------------------------

* Confidential treatment has been requested with respect to certain information contained in this exhibit.